UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Discovery Holding Company

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Discovery Holding Company Series A Common Stock, par value $.01 per share
Discovery Holding Company Series B Common Stock, par value $.01 per share
Discovery Communications, Inc. Series A Common Stock, par value $.01 per share
Discovery Communications, Inc. Series B Common Stock, par value $.01 per share
Discovery Communications, Inc. Series C Common Stock, par value $.01 per share
Discovery Communications, Inc. Series A Convertible Participating Preferred Stock, par value $.01 per share
Discovery Communications, Inc. Series C Convertible Participating Preferred Stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:
As of May 31, 2008, there were (1) 269,209,385 shares of DHC Series A Common Stock outstanding (which for this purpose includes shares subject to outstanding equity incentive awards), and (2) 14,866,221 shares of DHC Series B Common Stock outstanding (which for this purpose includes shares subject to outstanding equity incentive awards). Based on the foregoing, following the transaction, there would be outstanding (1) 134,604,693 shares of New Discovery Series A Common Stock (which for this purpose includes shares subject to outstanding equity incentive awards), (2) 7,433,111 shares of New Discovery Series B Common Stock (which for this purpose includes shares subject to outstanding equity incentive awards), and (3) 142,037,803 shares of New Discovery Series C Common Stock (which for this purpose includes shares subject to outstanding equity incentive awards). Based on the foregoing, 70,308,038 shares of New Discovery Series A Convertible Participating Preferred Stock and 70,308,038 shares of New Discovery Series C Convertible Participating Preferred Stock would be issued in the Transaction (exclusive of any shares that may subsequently be placed in escrow in favor of the preferred stockholders).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee is being calculated based upon an aggregate transaction value of $6,947,123,554.08, which is obtained by: (1) multiplying the number of outstanding shares of DHC Series A Common Stock and DHC Series B Common Stock listed above by the averages of the high and low prices reported for each series of DHC Common Stock on the Nasdaq Global Select Market on June 4, 2008 (which were $26.27 for the Series A and $26.05 for the Series B), (2) subtracting therefrom the book value ($654,919,000 as of March 31, 2008) of Ascent Media Corporation (which is currently included in the market capitalization of DHC but will not be part of the Transaction (as defined in the accompanying preliminary proxy statement/prospectus)), and (3) adding thereto the book value ($143,933,000 as of March 31, 2008) of the assets to be contributed by Advance/Newhouse in exchange for the issuance of the New Discovery convertible preferred stock.

(4)	Proposed maximum aggregate value of transaction:
$6,947,123,554.08

(5)	Total fee paid:
$273,021.96, estimated pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, on the basis of $39.30 per million of the estimated maximum aggregate value of the transaction.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2008

[          ], 2008

Dear Stockholders,

We are pleased to present for your consideration and approval two related proposals, which, if approved, would result in Discovery Communications, LLC (Discovery) becoming a wholly-owned subsidiary of our company. Today, Discovery is jointly owned by our company, with a 66 2/3% interest, and Advance/Newhouse Programming Partnership, with a 33 1/3% interest.

Pursuant to the first proposal, which we refer to as the merger proposal, our company will become a subsidiary of a new public holding company, Discovery Communications, Inc., which we refer to as New Discovery, in which you will be entitled to receive, for each share of Series A common stock or Series B common stock of our company owned by you, 0.50 of a share of the same series of common stock of New Discovery plus 0.50 of a share of Series C common stock of New Discovery. All three series of New Discovery common stock (Series A, B and C) will have the same rights, powers and preferences except as to voting, with Series B having 10 votes per share, Series A having one vote per share, and Series C not having any voting rights except as required by Delaware law.

Pursuant to the second proposal, which we refer to as the preferred stock issuance proposal, New Discovery will issue two series of New Discovery convertible preferred stock (Series A and Series C) to Advance/Newhouse, in exchange for its contribution to New Discovery of its entire interest in Discovery and its interest in Animal Planet, L.P. The convertible preferred stocks will initially be convertible, on an as-converted basis, into one-third of the common equity of New Discovery, with the Series A convertible preferred stock being convertible into shares of New Discovery Series A common stock and the Series C convertible preferred stock being convertible into shares of New Discovery Series C common stock. Advance/Newhouse will be entitled to additional shares of convertible preferred stock following the merger upon exercise of certain options and stock appreciation rights that will be outstanding immediately after the merger. The New Discovery convertible preferred stock will have certain class voting rights and will elect three members of New Discovery’s board of directors. Otherwise, the preferred stock will vote with the New Discovery common stock on an “as-converted” basis, except that it will not vote on directors elected by the holders of New Discovery common stock. We refer to our merger and the contribution by Advance/Newhouse of its interest in Discovery and Animal Planet, L.P. in exchange for the New Discovery convertible preferred stock as the Transaction.

Just prior to the Transaction, we will spin off to our current stockholders the businesses of our subsidiary Ascent Media Corporation. We are not seeking stockholder approval for the spin-off.

We believe that the Transaction, together with the spin-off, will create tremendous value for our stockholders by transforming our company into a pure-play high quality programming company. Your board of directors has approved the Transaction, believes it is in the best interests of our stockholders, and recommends that you vote in favor of the merger proposal and the preferred stock issuance proposal, which we refer to as the transaction proposals.

The vote on the transaction proposals will occur at our 2008 Annual Meeting of Stockholders, which will be held at the           in           on          , 2008. We will also be attending to annual business matters at the Annual Meeting, including a proposal to re-elect Messrs. John Malone and Robert Bennett as Class III directors, as explained in the accompanying Notice of Annual Meeting. Before voting on any of the proposals submitted for your consideration, please be sure to read the accompanying proxy statement/prospectus because it contains important information about the matters to be acted upon.

New Discovery will have an eleven-member board of directors after completion of the Transaction, which will initially be composed of the existing members of our board of directors, including Messrs. Malone and Bennett, a new independent director, two new directors who are current executives of Discovery and three additional directors who are to be elected by Advance/Newhouse pursuant to the terms of the New Discovery convertible preferred stock. Two of the initial electees of Advance/Newhouse will be Robert J. Miron, Chairman of Advance/Newhouse, and Steven A. Miron, the Chief Executive Officer of Advance/Newhouse. The management team of New Discovery will consist of the current management team of Discovery.

We expect to list the New Discovery Series A and Series B common stock on the Nasdaq Global Select Market under the symbols “DISCA” and “DISCB,” the same symbols under which our existing Series A and Series B common stock are listed, and the New Discovery Series C common stock to be listed on the Nasdaq Global Select Market under the symbol “DISCK.”

We are very excited about the proposed Transaction, and we look forward to obtaining your approval at the Annual Meeting. As discussed in the accompanying proxy statement/prospectus, the Transaction is subject to a number of conditions in addition to approval by our stockholders at the Annual Meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented.

Thank you for your continued support and interest in our company.

Sincerely,

John C. Malone
Chief Executive Officer and Chairman of the Board
Discovery Holding Company

This letter to stockholders also serves as the cover of the prospectus of New Discovery. Pursuant to the Registration Statement of which this proxy statement/prospectus forms a part, New Discovery will offer up to 134,604,693 shares of its Series A common stock, 7,433,111 shares of its Series B common stock, and 142,037,803 shares of its Series C common stock in the Transaction, based on the number of outstanding shares of DHC common stock as of May 31, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transaction or the securities being offered in the Transaction, has passed upon the merits of the Transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves risks. See Risk Factors beginning on page 23.

The accompanying proxy statement/prospectus is dated [          ], 2008 and is first being mailed on or about [          ], 2008 to our stockholders of record as of 5:00 p.m., New York City time, on [          ], 2008.

REFERENCES TO ADDITIONAL INFORMATION

Discovery Holding Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, DHC files periodic reports and other information with the Securities and Exchange Commission. In addition, this proxy statement/prospectus incorporates important business and financial information about DHC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents filed by DHC with the SEC, including the documents incorporated by reference in this proxy statement/prospectus, through the SEC website at http://www.sec.gov or by contacting DHC by writing or telephoning the office of Investor Relations:

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

If you would like to request any documents, please do so by [          ], 2008 in order to receive them before the Annual Meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

See “Additional Information — Where You Can Find More Information” beginning on page 146.

DISCOVERY HOLDING COMPANY
a Delaware Company

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held [          ], 2008

Dear Discovery Holding Company Stockholder:

You are cordially invited to attend, and notice is hereby given of, the 2008 Annual Meeting of Stockholders of Discovery Holding Company (DHC) to be held at [          ], on [          ], 2008 at [          ] a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2008, among DHC, Discovery Communications, Inc. (New Discovery) and Merger Sub, Inc. (Merger Sub), a wholly-owned subsidiary of New Discovery, pursuant to which, among other things, Merger Sub would merge with and into DHC, and each outstanding share of DHC Series A and Series B common stock would be exchanged for 0.50 of a share of the same series of New Discovery common stock plus 0.50 of a share of New Discovery Series C common stock. We refer to this proposal as the merger proposal.

2. To consider and vote upon a proposal to issue New Discovery Series A and Series C convertible preferred stock to Advance/Newhouse Programming Partnership in exchange for its contribution to New Discovery of its entire indirect interest in Discovery Communications, LLC and Animal Planet, L.P. (Animal Planet). We refer to this proposal as the preferred stock issuance proposal.

We refer to the merger proposal and the preferred stock issuance proposal together as the transaction proposals. Each of the merger proposal and the preferred stock issuance proposal is dependent on the other, and neither will be implemented unless they are both approved at the Annual Meeting.

In addition to the transaction proposals, at the Annual Meeting you will be asked:

3. To consider and vote upon a proposal to re-elect John C. Malone and Robert R. Bennett to serve as Class III members of our board of directors until the 2011 Annual Meeting of stockholders or until their successors are elected. We refer to this proposal as the election of directors proposal.

4. To consider and vote upon a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008. We refer to this proposal as the auditors ratification proposal.

We refer to the election of directors proposal and the auditors ratification proposal together as the annual business proposals. We will also transact such other business as may properly be presented at the Annual Meeting or any postponements or adjournments of the meeting.

We describe the transaction proposals and the annual business proposals in more detail in the accompanying proxy statement/prospectus. We encourage you to read the proxy statement/prospectus in its entirety before voting.

Holders of record of DHC common stock as of 5:00 p.m., New York City time, on [          ], 2008, the record date (record date) for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of both series of DHC common stock outstanding on the record date, voting together as a single class, is required to approve each of the transaction proposals. The affirmative vote of the holders of a plurality of the votes of the shares of both series of DHC common stock outstanding on the record date, voting as a single class, that are voted at the Annual Meeting, in person or by proxy, is required to re-elect each of Messrs. Malone and Bennett as a Class III member of our board of directors pursuant to the election of directors proposal. The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of both series of DHC common stock outstanding on the record date and present at the Annual Meeting, in person or by proxy, voting together as a single class, is required to approve the auditors ratification proposal. A list of stockholders entitled to vote at the Annual Meeting will be available at the office of DHC for review by any DHC stockholder, for any purpose germane to the Annual Meeting, for at least 10 days prior to the Annual Meeting.

The board of directors of DHC unanimously recommends that you vote “FOR” approval of the merger proposal and the preferred stock issuance proposal, “FOR” the re-election of Messrs. Malone and Bennett as Class III directors, and “FOR” the auditor ratification proposal.

Your vote is very important, regardless of the number of shares you own. To make sure your shares are represented at the Annual Meeting, please vote as soon as possible, whether or not you plan to attend the Annual Meeting. You may vote by proxy in any one of the following ways:

•	Use the toll-free telephone number shown on the proxy card;

•	Use the Internet website shown on the proxy card; or

•	Complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

Charles Y. Tanabe
Senior Vice President, General Counsel and
Secretary

Englewood, Colorado
[          ], 2008

PLEASE COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR OVER THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HAVE ANY QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR DHC SHARES, PLEASE CALL           AT          .

i

APPENDIX A:	Information Concerning Discovery Communications Holding, LLC Including
Its Wholly-Owned Subsidiary Discovery Communications, LLC
Part 1: Business Description
Part 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations
Part 3: Historical Consolidated Financial Statements
APPENDIX B:	Transaction Agreement, dated as of June 4, 2008, by and among Discovery Holding Company, Discovery Communications, Inc., DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and with respect to Section 5.14 only Advance Publications, Inc., and Newhouse Broadcasting Corporation
APPENDIX C:	Agreement and Plan of Merger, dated as of June 4, 2008, by and among Discovery Holding Company, Discovery Communications, Inc., and DHC Merger Sub, Inc.
APPENDIX D:	Form of Restated Certificate of Incorporation of Discovery Communications, Inc.
APPENDIX E:	Form of Bylaws of Discovery Communications, Inc.
APPENDIX F:	Ascent Media Corporation Audited Financial Statements

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus, including the appendices included herein, and the additional documents incorporated by reference in this proxy statement/prospectus to fully understand the matters being considered at the Annual Meeting.

Concerning the Transaction

Q:	What is the proposed Transaction?

A:	DHC and Advance/Newhouse have agreed to combine their interests in Discovery pursuant to the terms of a transaction agreement (Transaction Agreement). Advance/Newhouse will contribute its entire interest in Discovery and Animal Planet L.P. (Animal Planet) to a new parent company named Discovery Communications, Inc. (New Discovery), in exchange for two series of convertible preferred stock of New Discovery, and DHC will merge with a wholly-owned subsidiary of New Discovery. After the contribution by Advance/Newhouse in exchange for the convertible preferred stock and the merger of DHC, DHC stockholders and Advance/Newhouse will be stockholders of New Discovery and Discovery will be an indirect wholly-owned subsidiary of New Discovery.

Q:	What is the purpose of the Transaction?

A:	Currently, DHC holds a two-thirds equity interest in Discovery’s parent, Discovery Communications Holding, LLC (Discovery Communications Holding), and Advance/Newhouse holds the other one-third equity interest and special voting rights. As a result of these special voting rights, DHC is unable to consolidate Discovery for financial reporting purposes. DHC desired to structure a transaction with Advance/Newhouse that would allow DHC to consolidate Discovery for financial reporting and tax purposes while also preserving for its stockholders not less than the level of control over Discovery that DHC currently holds as a two-thirds owner of Discovery Communications Holding. Advance/Newhouse desired to structure a transaction with DHC that would enable Advance/Newhouse to obtain liquidity with respect to its interests in Discovery while also preserving its special voting rights (subject to mutually acceptable modifications appropriate for a public company). Advance/Newhouse also desired that Discovery’s ultimate parent company be a pure-play, programming company, which would require the divestiture (AMC spin-off) of DHC’s interests in Ascent Media Corporation (AMC), prior to the completion of the Transaction. At the time of the AMC spin-off, AMC would include all of DHC’s Ascent Media Group businesses other than certain businesses that provide sound, music, mixing, sound effects and other related post-production audio services (Ascent Media Sound). Lastly, both DHC and Advance/Newhouse desired that the Transaction be generally tax-free to each of DHC, DHC’s stockholders and Advance/Newhouse. The Transaction was structured to accomplish the foregoing goals.

Q:	What will holders of DHC common stock receive as a result of the Transaction?

A:	If the Transaction is completed, each share of DHC Series A common stock or DHC Series B common stock owned by a DHC stockholder at the effective time of the merger will be exchanged for 0.50 of a share of the same series of New Discovery common stock and 0.50 of a share of New Discovery Series C common stock. All three series of New Discovery common stock (Series A, B and C) will have the same rights, powers and preferences, except (1) the Series B common stock will be convertible into the Series A common stock and (2) the Series B will have 10 votes per share, the Series A will have one vote per share, and the Series C will not have any voting rights except as required by Delaware law.

Q:	Why will holders of DHC common stock receive Series C common stock of New Discovery?

A:	One of the anticipated benefits of the Transaction is the ability of New Discovery to issue equity on more favorable terms in connection with future acquisitions. Using a publicly traded, non-voting series of stock as acquisition currency will enable New Discovery to issue stock without diluting the voting rights of its existing stockholders, including the former DHC stockholders and Advance/Newhouse. Issuing Series C common stock of New Discovery in the Transaction will allow a market to develop in this stock prior to the need for its use in an acquisition.

Q:	What will Advance/Newhouse receive as a result of the Transaction?

A:	In exchange for its contribution to New Discovery of its entire indirect interest in Discovery and Animal Planet in accordance with the Transaction Agreement, Advance/Newhouse will receive shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock. The convertible preferred stocks will initially be convertible, on an as-converted basis, into one-third of the common equity of New Discovery. Accordingly, the Series A convertible preferred stock will be convertible into a number of shares of New Discovery Series A common stock equal to one-half of the aggregate number of shares of New Discovery Series A and Series B common stock issued in the merger, and the Series C convertible preferred stock will initially be convertible into a number of shares of New Discovery Series C common stock equal to one-half of the shares of New Discovery Series C common stock issued in the merger, in each case, subject to anti-dilution adjustments. Advance/Newhouse is receiving convertible preferred stock rather than shares of common stock because the convertible preferred stock will enable Advance/Newhouse to exercise its special voting rights through a separate class vote in its capacity as a stockholder of New Discovery, which reflects how Advance/Newhouse currently exercises its special voting rights with respect to Discovery.

Advance/Newhouse will also be entitled to additional shares of the same series of convertible preferred stock following the merger upon exercise of certain options and stock appreciation rights in respect of New Discovery common stock that will be outstanding immediately after the merger. These additional shares will be deposited by Advance/Newhouse into an escrow account upon closing for the benefit of Advance/Newhouse and released from escrow contingent upon any such exercise. The shares are being issued and escrowed to avoid dilution to Advance/Newhouse as a result of the rollover of outstanding equity awards at DHC.

The New Discovery preferred stock will vote as a single class with the holders of New Discovery common stock on all matters submitted for a vote to the common stockholders of New Discovery, except for the election of directors. The New Discovery convertible preferred stock will have the right to elect three members of New Discovery’s board of directors (who we refer to as the preferred stock directors) and will have the special voting rights referenced above on matters such as fundamental changes in the business of New Discovery, certain acquisitions and dispositions and future issuances of New Discovery capital stock.

Q:	How will the Transaction affect the proportionate equity interests of the existing stockholders of DHC in Discovery and AMC?

A:	Following the completion of the Transaction and the AMC spin-off, former DHC stockholders will own 66 2/3% of the equity of New Discovery (which will own 100% of the equity of Discovery and 100% of the equity of Ascent Media Sound) and 100% of the equity of AMC. Today, DHC owns 66 2/3% of the equity of Discovery, 100% of the equity of AMC and 100% of the equity of Ascent Media Sound. Following the completion of the Transaction and the AMC spin-off, Advance/Newhouse will own 33 1/3% of the equity of New Discovery, which will own 100% of the equity of Discovery and 100% of the equity of Ascent Media Sound. Today, Advance/Newhouse owns 33 1/3% of the equity of Discovery and no interest in AMC or Ascent Media Sound. For financial information on AMC, see its Audited Financial Statements included as Appendix F to this proxy statement/prospectus. Although no formal valuation was performed with respect to Ascent Media Sound, DHC believes that it would have an enterprise value of up to $50 million. As a result of the Transaction, the DHC stockholders’ equity interest in Ascent Media Sound will be diluted by 33 1/3%. The DHC board considered the dilutive effect on the DHC stockholders of retaining Ascent Media Sound at New Discovery but determined that the benefits to the Transaction of retaining Ascent Media Sound at New Discovery outweighed the dilution to the DHC stockholders.

Q:	How will the Transaction affect the proportionate voting interests of the existing stockholders of DHC?

A:	Following the completion of the Transaction, former DHC stockholders will hold 74% of the aggregate voting power of New Discovery (other than with respect to the election of directors), based upon the number of shares of DHC common stock outstanding on May 31, 2008, and former DHC stockholders will own 100% of the aggregate voting power of New Discovery with respect to the election of the eight directors that are not elected by the holders of the New Discovery convertible preferred stock.

Immediately following the completion of the Transaction, Advance/Newhouse will hold 26% of the aggregate voting power of New Discovery (other than with respect to the election of directors), based upon the number of shares of DHC common stock outstanding on May 31, 2008. In addition, the New Discovery convertible preferred stock will have the right to elect three directors and special voting rights on select matters for so long as Advance/Newhouse (or a permitted transferee) owns a specified minimum amount of Series A convertible preferred stock.

Although Advance/Newhouse will hold 33 1/3% of the equity of New Discovery, its aggregate voting power is less than this percentage (and, conversely, former DHC stockholders will hold 66 2/3% of the equity of New Discovery but their aggregate voting power will exceed this percentage) because the holders of DHC Series B common stock will receive shares of Series B common stock of New Discovery in the Transaction, which have the same per share voting rights as the DHC Series B shares.

Q:	Where will New Discovery common stock trade?

A:	We expect the New Discovery Series A and Series B common stock to be listed on the Nasdaq Global Select Market under “DISCA” and “DISCB,” the same symbols under which DHC Series A and Series B common stock currently trade, and the New Discovery Series C common stock to be listed on the Nasdaq Global Select Market under the symbol “DISCK”.

Q:	What stockholder approvals are required before the Transaction can be completed?

A:	In order for the Transaction to be completed, the DHC stockholders must approve both the merger proposal and the preferred stock issuance proposal at the Annual Meeting. If either proposal is not approved, then the Transaction will not happen. The approval of the transaction proposals require the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of both series of DHC common stock outstanding on the record date for the Annual Meeting, voting together as a single class.

Q:	What do I need to do to vote on the transaction proposals?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you should complete, sign, date and return the enclosed proxy card by mail, or vote by the telephone or through the Internet, in each case as soon as possible so that your shares are represented and voted at the Annual Meeting. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote via the Internet, have your proxy card available so you can input the required information from the card, and log into the Internet website address shown on the proxy card. When you log on to the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately.

Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You may change your vote at the Annual Meeting.

Q:	If my DHC shares are held in “street name” by a broker, bank or other nominee, will the broker, bank or other nominee vote those shares for me on the transaction proposals?

A:	If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the transaction proposals. Accordingly, your broker, bank or other nominee will vote your shares held in “street name” only if you provide instructions on how to vote. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to any proposal, these shares are considered “broker non-votes” and will have the same effect as a vote “AGAINST” the transaction proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares.

Q:	What if I do not vote on the transaction proposals?

A:	If you fail to respond with a vote on the transaction proposals, it will have the same effect as a vote “AGAINST” the transaction proposals. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the transaction proposals. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote “AGAINST” the transaction proposals.

Q:	May I change my vote on the transaction proposals after returning a proxy card or voting by telephone or over the Internet?

A:	Yes. Before your proxy is voted at the Annual Meeting, you may change your vote on the transaction proposals by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Annual Meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to: Discovery Holding Company, c/o [ , , ].

Any signed proxy revocation or new signed proxy must be received before the start of the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:	When do you expect to complete the Transaction?

A:	We expect to complete the Transaction as quickly as possible once all the conditions to the Transaction, including obtaining the approvals of each of the transaction proposals at the Annual Meeting, are satisfied or, if applicable, waived. We currently expect to complete the Transaction within a few days following the Annual Meeting.

Q:	If the Transaction is completed, what should I do with my shares?

A:	If you are a holder of certificated shares of DHC common stock, you will receive written instructions from the stock transfer agent after the Transaction is completed on how to exchange your shares of DHC common stock for shares of New Discovery common stock.

If you hold shares of DHC common stock through book-entry (whether through a bank, broker or nominee or through the transfer agent’s book-entry registry), those shares will be debited from your account, and your account will be credited with the applicable number and series of shares of New Discovery and cash in lieu of any fractional share interest you are entitled to receive with respect to such shares of DHC common stock.

Q:	Who can help answer my questions about the voting procedures and the Transaction?

A:	DHC has retained [ ] to serve as an information agent and proxy solicitor in connection with the Annual Meeting and the Transaction.

DHC stockholders who have questions about the Annual Meeting, including the voting procedures, or the transaction proposals should call [ ] at [ ] with their questions.

In addition, DHC stockholders may call DHC’s Investor Relations Department at (877) 772-1518.

Concerning the AMC Spin-off

Q:	What is the AMC spin-off?

A:	In the AMC spin-off, DHC will distribute to its current stockholders, on a pro rata basis, all of the issued and outstanding shares of stock of a newly formed, wholly-owned subsidiary, AMC, which will hold cash and all of the businesses of DHC’s wholly-owned subsidiaries, Ascent Media CANS, LLC (dba AccentHealth) and Ascent Media Group, LLC (collectively, Ascent Media), except for Ascent Media Sound. Ascent Media Sound is not a necessary or integral component of the other businesses of Ascent Media and is being retained by DHC to address, among other things, certain tax considerations. For financial information on AMC, see its Audited Financial Statements included as Appendix F to this proxy statement/prospectus. Although no formal valuation was performed with respect to Ascent Media Sound, DHC believes that it would have an enterprise value of up to $50 million. As a result of the Transaction, the DHC stockholders’ equity interest in Ascent Media Sound will be diluted by 33 1/3%. The DHC board considered this dilution to the DHC stockholders but determined that it was outweighed by the benefits to the Transaction of retaining Ascent Media Sound at New Discovery.

Q:	Is the AMC spin-off conditioned on the completion of the Transaction?

A:	Yes, the AMC spin-off is conditioned on all of the conditions precedent to the Transaction (other than the spin-off itself, and other matters that will be completed at the closing of the Transaction) having been satisfied or, to the extent waivable, waived.

Q:	Why is the AMC spin-off happening?

A:	The obligations of DHC and Advance/Newhouse to complete the Transaction are subject to the completion of the AMC spin-off. The AMC spin-off will facilitate the Transaction by resolving differing views with respect to the value of Ascent Media that could otherwise preclude the consummation of the Transaction on terms acceptable to both DHC and Advance/Newhouse. DHC wishes to complete the Transaction for the reasons summarized above.

Further, the AMC spin-off will provide certain benefits for investors in AMC, including making it easier for investors to understand and value the Ascent Media assets (other than Ascent Media Sound), which DHC’s board of directors believes may currently be overshadowed by DHC’s interest in Discovery.

Q:	Where can I find more information about the AMC spin-off?

A:	An information statement concerning the AMC spin-off will be mailed to all DHC stockholders [as of the record date for the AMC spin-off, which is expected to be shortly after the Annual Meeting if the transaction proposals are approved]. You should read the information statement when you receive it carefully as it will contain important information about the mechanics of the AMC spin-off as well as detailed information about the assets of Ascent Media that are involved in the AMC spin-off.

Concerning the DHC Annual Meeting and the Annual Business Proposals

Q:	Why is DHC having its Annual Meeting instead of a Special Meeting at this time?

A:	DHC’s common stock is traded on the Nasdaq Global Select Market, and it is a requirement of The Nasdaq Stock Market that all issuers of securities traded on that market hold an annual meeting once a year. The Annual Meeting will satisfy this requirement. If the transaction proposals are approved and the Transaction is completed, New Discovery, as the successor to DHC, will not be required to hold an annual meeting until 2009.

Q:	In addition to the transaction proposals, what other proposals are to be considered and voted upon at the Annual Meeting?

A:	DHC stockholders will be attending to annual business matters and are being asked to consider and vote on the following two proposals, in addition to the transaction proposals:

• the “election of directors proposal,” a proposal to re-elect John C. Malone and Robert R. Bennett to serve as Class III members of DHC’s board of directors until DHC’s 2011 annual meeting of stockholders or until their successors are elected; and

• the “auditors ratification proposal,” a proposal to approve the selection of KPMG LLP as DHC’s independent auditors for the fiscal year ending December 31, 2008.

We will also transact such other business as may properly be presented at the meeting or at any postponements or adjournments of the meeting. However, we are not aware of any other matters to be acted upon at the Annual Meeting.

Q:	What stockholder approval is required to approve the election of directors proposal?

A:	The election of Messrs. Malone and Bennett requires a plurality of the affirmative votes of the shares of DHC’s Series A and Series B common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the Annual Meeting. This means that the nominees will be elected if they receive more affirmative votes than any other person.

If you submitted a proxy card on which you indicate that you abstain from voting, it will have no effect on the election of directors proposal.

Broker non-votes will have no effect on the election of directors proposal.

Q:	How will the vote on the transaction proposals impact the DHC directors elected pursuant to the election of directors proposal?

A:	If the transaction proposals receive the requisite stockholder approval at the Annual Meeting, the DHC directors elected pursuant to the election of directors proposal will serve, together with DHC’s other directors, until the closing of the Transaction. At that time, the board of directors of New Discovery will be comprised of common stock directors and preferred stock directors, with the current DHC board of directors (including Messrs. Malone and Bennett, regardless of whether or not they are elected at the Annual Meeting) constituting the common stock directors of New Discovery, along with one new independent director and two executive officers of Discovery. Advance/Newhouse, as the holder of the New Discovery convertible preferred stock, will appoint the three preferred stock directors, but will not vote on the election of any common stock director. Two of the initial preferred stock directors will be Robert J. Miron, Chairman of Advance/Newhouse, and Steven A. Miron, Chief Executive Officer of Advance/Newhouse.

If the transaction proposals do not receive the requisite stockholder approval, or if for any other reason the Transaction is not completed, then the persons elected as Class III directors at the Annual Meeting will serve until the 2011 annual meeting of DHC stockholders or until their successors are elected.

Q:	What stockholder approval is required to approve the auditors ratification proposal?

A:	The auditors ratification proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of DHC common stock outstanding on the record date for the Annual Meeting and present at the Annual Meeting, in person or by proxy, voting together as a single class.

If you submit a proxy card on which you indicate that you abstain from voting, it will have the same effect as a vote “AGAINST” the auditors ratification proposal.

Broker non-votes will have no effect on the auditors ratification proposal.

Q:	What do I need to do to vote on the annual business proposals?

A:	After carefully reading and considering the information relating to the annual business proposals contained in this proxy statement/prospectus, you should complete, sign, date and return the enclosed proxy card, or vote by the telephone or through the Internet, in each case as soon as possible so that your shares are represented and voted at the Annual Meeting. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote via the Internet, have your proxy card available so you can input the required information from the card, and log into the Internet website address shown on the proxy card. When you log on to the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately.

Stockholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee in instructing them how to vote their shares on each of the annual business proposals. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You may change your vote at the Annual Meeting.

Q:	If my DHC shares are held in “street name” by a broker, bank or other nominee, will the broker, bank or other nominee vote my shares on each of the annual business proposals?

A:	If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares may, in the discretion of the broker, bank or other nominee, be voted on the election of directors proposal and the auditors ratification proposal.

SUMMARY

The following summary includes information contained elsewhere in this proxy statement/prospectus. This summary does not purport to contain a complete statement of all material information relating to the Transaction and the other matters discussed herein and is subject to, and is qualified in its entirety by reference to, the more detailed information and financial statements contained or incorporated in this proxy statement/prospectus, including the appendices included herein. You may obtain the information about DHC that we incorporate by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information.” You should carefully read this proxy statement/prospectus in its entirety, as well as the Transaction Agreement included with this proxy statement/prospectus as Appendix B and the other Appendices included herein.

The Companies
(see page 36)

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-4000

Discovery Holding Company (DHC) is a holding company. Through its two wholly-owned operating subsidiaries, Ascent Media Group, LLC and Ascent Media CANS, LLC (dba AccentHealth), and through its 66 2/3% owned equity affiliate Discovery Communications Holding, DHC is engaged primarily in (1) the provision of creative and network services to the media and entertainment industries and (2) the production, acquisition and distribution of entertainment, educational and informational programming and software. DHC’s subsidiaries and affiliates operate in the United States, Europe, Latin America, Asia, Africa and Australia. Discovery Communications Holding is an intermediary holding company that owns 100% of the operating company Discovery Communications, LLC (Discovery). DHC’s company website is www.discoveryholdingcompany.com.

Discovery Communications, LLC
One Discovery Place
Silver Spring, MD 20910
(240) 662-2000

Discovery is a leading global media and entertainment company that provides original and purchased programming across multiple distribution platforms in the United States and more than 170 other countries, including television networks offering customized programming in 35 languages. Discovery also develops and sells consumer and educational products and services in the United States and internationally, and owns and operates a diversified portfolio of website properties and other digital services. Discovery operates through three divisions: (1) Discovery networks U.S., (2) Discovery networks international and (3) Discovery commerce and education. Upon consummation of the Transaction, Discovery will become a wholly-owned subsidiary of New Discovery. Discovery is not a party to the Transaction Agreement. Discovery’s website is www.discoverycommunications.com.

Discovery Communications, Inc.
Prior to the Transaction:
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-4000

Following the Transaction:
One Discovery Place
Silver Spring, MD 20910
Telephone: (240) 662-2000

New Discovery is a newly-formed corporation. New Discovery has not conducted any activities other than those incident to its formation, the matters contemplated by the Transaction Agreement and the preparation of applicable filings under the federal securities laws. Upon completion of the Transaction, New Discovery will become the new publicly-traded parent of DHC and Discovery.

Merger Sub, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-4000

Merger Sub, Inc. (which we refer to as Merger Sub) is a wholly-owned transitory merger subsidiary of New Discovery, recently formed solely for the purpose of merging with and into DHC.

Advance/Newhouse Programming Partnership
5000 Campuswood Drive
E. Syracuse, NY 13057
Telephone: (315) 438-4100

Advance/Newhouse is a privately held partnership headquartered in Syracuse, New York. The owners of Advance/Newhouse operate Bright House Networks, the sixth largest U.S. cable company serving over two million customers. Their other interests include Conde Nast magazines such as the New Yorker, Vogue, Vanity Fair, and Wired; PARADE magazine; daily newspapers serving 26 cities; American City Business Journals, which publishes business journals in over 45 cities; and a direct 33 1/3% interest in Discovery Communications Holding.

Purpose of the Transaction
(see page 41)

Currently, DHC holds a two-thirds equity interest in Discovery’s parent, Discovery Communications Holding, and Advance/Newhouse holds the other one-third equity interest and special voting rights. As a result of these special voting rights, DHC is unable to consolidate Discovery for financial reporting purposes. DHC desired to structure a transaction with Advance/Newhouse that would allow DHC to consolidate Discovery for financial reporting and tax purposes while also preserving for its stockholders not less than the level of control over Discovery that DHC currently holds as a two-thirds owner of Discovery Communications Holding. Advance/Newhouse desired to structure a transaction with DHC that would enable Advance/Newhouse to obtain liquidity with respect to its interests in Discovery while also preserving its special voting rights (subject to mutually acceptable modifications appropriate for a public company). Advance/Newhouse also desired that Discovery’s ultimate parent company be a pure-play, programming company, which would be effected by spinning off DHC’s interests in Ascent Media, except for Ascent Media Sound, prior to the completion of the Transaction. Lastly, both DHC and Advance/Newhouse desired that the Transaction be generally tax-free to each of DHC, DHC’s stockholders and Advance/Newhouse. The Transaction was structured to accomplish the foregoing goals.

Structure of The Transaction
(see page 40)

Upon satisfaction (or waiver, where permissible) of all conditions to the Transaction set forth in the Transaction Agreement (other than the AMC spin-off and other conditions to be satisfied at closing), DHC will effect the AMC spin-off. Immediately after completion of the AMC spin-off, Advance/Newhouse will contribute to New Discovery all of its indirect interests in Discovery and Animal Planet in exchange for shares of New Discovery Series A and Series C convertible preferred stock, initially convertible into one-third of the common equity of New Discovery, on an as-converted basis. Immediately upon completion of the Advance/Newhouse contribution, Merger Sub with merge with and into DHC with DHC surviving the merger. In the merger, each outstanding share of DHC common stock will automatically be converted as follows:

•	each share of DHC Series A common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series A common stock and 0.50 shares of New Discovery Series C common stock; and

•	each share of DHC Series B common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series B common stock and 0.50 shares of New Discovery Series C common stock.

Structure Charts

The following diagrams illustrate the Transaction in general terms and are not comprehensive. They reflect the economic substance of the Transaction, but do not precisely reflect the legal and corporate entities used to implement the Transaction. The contribution of Advance/Newhouse’s interest in Animal Planet is not reflected in the following diagrams because the value of this contribution is insignificant relative to the value of the overall Transaction. Currently, Animal Planet is 85% owned by Discovery, 10% owned by DHC and 5% owned by Advance/Newhouse. Upon the consummation of the Transaction and the AMC spin-off, New Discovery will indirectly own 100% of Animal Planet. For a more complete description of the Transaction, see “The Transaction” starting on page 38 and “The Transaction Agreements” starting on page 49.

Current Structure

Post-Transaction and AMC Spin-Off Structure

What Will DHC Stockholders Receive in the Transaction
(see page 49)

If the Transaction is completed, each share of DHC Series A common stock or DHC Series B common stock owned by a DHC stockholder at the effective time of the merger will be exchanged for 0.50 of a share of the same series of New Discovery common stock and 0.50 of a share of New Discovery Series C common stock. All three series of New Discovery common stock (Series A, B and C) will have the same rights powers and preferences, except (1) the Series B common stock will be convertible into the Series A common stock, and (2) the Series B common stock will have 10 votes per share, the Series A common stock will have one vote per share, and the Series C common stock will not have any voting rights except as required by Delaware law.

The AMC spin-off will occur shortly before the effective time of the merger and the consummation of the Transaction. A separate information statement describing the AMC spin-off will be mailed to those DHC stockholders of record as of a separate record date to be set [shortly after the Annual Meeting, if the transaction proposals are approved at that meeting.] For financial information on AMC, see its Audited Financial Statements included as Appendix F to this proxy statement/prospectus.

Following the completion of the Transaction, former DHC stockholders will own 66 2/3% of the equity of New Discovery and 74% of the aggregate voting power of New Discovery (other than with respect to the election of directors), based upon the number of shares of DHC common stock outstanding on May 31, 2008, and former DHC stockholders will own 100% of the aggregate voting power of New Discovery with respect to the election of the eight directors (common stock directors) that are not elected by the holders of the New Discovery convertible preferred stocks described below.

What Will Advance/Newhouse Receive in the Transaction
(see page 49)

In exchange for its contribution to New Discovery of its entire interest in Discovery and Animal Planet, Advance/Newhouse will receive shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock, representing 33 1/3% of the equity of New Discovery and 26% of the aggregate voting power of New Discovery (other than with respect to the election of directors), in each case, immediately following the Transaction. The Series A convertible preferred stock will be convertible into a number of shares of

New Discovery Series A common stock equal to one-half of the aggregate number of shares of New Discovery Series A and Series B common stock issued in the merger, and the Series C convertible preferred stock will initially be convertible into a number of shares of New Discovery Series C common stock equal to one-half of the shares of New Discovery Series C common stock issued in the merger, in each case subject to anti-dilution adjustments. Advance/Newhouse is receiving convertible preferred stock rather than shares of common stock because the convertible preferred stock will enable Advance/Newhouse to exercise its special voting rights through a separate class vote in its capacity as a stockholder of New Discovery, which reflects how Advance/Newhouse currently exercises its special voting rights with respect to Discovery.

Advance/Newhouse will also be entitled to additional shares of the same series of convertible preferred stocks following the Transaction upon exercise of certain stock options and stock appreciation rights in respect of New Discovery common stock that will be outstanding immediately after the Transaction. These additional shares will be deposited by Advance/Newhouse into an escrow account upon closing for the benefit of Advance/Newhouse and released from escrow contingent upon any such exercise. The shares are being issued and escrowed to avoid dilution to Advance/Newhouse as a result of the rollover of outstanding equity awards at DHC.

The New Discovery preferred stock will vote as a single class with the holders of New Discovery common stock on all matters submitted for vote to the common stockholders of New Discovery, except for the election of directors. The New Discovery preferred stock will have the right to elect three directors (preferred stock directors), and will have special voting rights on select matters for so long as Advance/Newhouse or its permitted transferee owns at least 80% of the shares of Series A convertible preferred stock outstanding immediately following the closing of the Transaction, including fundamental changes in the business of New Discovery, mergers and business combinations, certain acquisitions and dispositions and future issuances of New Discovery capital stock.

Effect of Transaction on Relative Ownership Percentages
(page 49)

Equity Interests

Following the completion of the Transaction and the AMC spin-off, the former DHC stockholders will own 66 2/3% of the equity of New Discovery (which will own 100% of the equity of Discovery and 100% of the equity of Ascent Media Sound) and 100% of the equity of AMC. Today, DHC owns 66 2/3% of the equity of Discovery and 100% of the equity of Ascent Media (which is comprised of both AMC and Ascent Media Sound). Following the completion of the Transaction and the AMC spin-off, Advance/Newhouse will own 33 1/3% of the equity of New Discovery, which will own 100% of the equity of Discovery and 100% of the equity of Ascent Media Sound. Today, Advance/Newhouse owns 33 1/3% of the equity of Discovery and no interest in AMC or Ascent Media Sound. For financial information on AMC, see its Audited Financial Statements included as Appendix F to this proxy statement/prospectus. Although no formal valuation was performed with respect to Ascent Media Sound, DHC believes that it would have an enterprise value of up to $50 million. As a result of the Transaction, the DHC stockholders’ equity interest in Ascent Media Sound will be diluted by 33 1/3%. The DHC board considered the dilutive effect on the DHC stockholders of retaining Ascent Media Sound at New Discovery but determined that the benefits to the Transaction of retaining Ascent Media Sound at New Discovery outweighed the dilution to the DHC stockholders.

Voting Interests

As described above, following the completion of the Transaction, former DHC stockholders and Advance/Newhouse will hold 74% and 26%, respectively, of the aggregate voting power of New Discovery (other than with respect to the election of directors), based upon the number of shares of DHC common stock outstanding on May 31, 2008. Although Advance/Newhouse will hold 33 1/3% of the equity of New Discovery, its aggregate voting power is less than this percentage (and, conversely, former DHC stockholders will hold 66 2/3% of the equity of New Discovery but their aggregate voting power will exceed this percentage) because the holders of DHC Series B common stock will receive shares of Series B common stock of New Discovery in the Transaction, which have the same per share voting rights (10 votes per share) as the DHC Series B shares.

The Annual Meeting and Proxy Solicitations
(see page 124)

Where and When.  The Annual Meeting will take place at [          ], [          ], [          ], on [          ], 2008, at [  ] a.m., local time.

What You Are Being Asked to Vote on.  At the Annual Meeting, DHC stockholders will vote on the transaction proposals and the annual business proposals. DHC stockholders also may be asked to consider other matters that properly come before the Annual Meeting. At the present time, DHC knows of no other matters that will be presented for consideration at the Annual Meeting.

Who May Vote.  You may vote at the Annual Meeting if you were the record holder of DHC Series A common stock or DHC Series B common stock as of 5:00 p.m., New York City time, on [          ], 2008, the record date for the Annual Meeting. On that date, there were [          ] shares of DHC Series A common stock and [          ] shares of DHC Series B common stock outstanding and entitled to vote. The holders of DHC Series A common stock and the holders of DHC Series B common stock will vote together as a single class. You may cast one vote for each share of DHC Series A common stock that you owned on that date and ten votes for each share of DHC Series B common stock that you owned on that date.

What Vote is Needed on the Transaction Proposals  The affirmative vote, cast in person or by proxy, of the holders of at least a majority of the aggregate voting power of the shares of DHC Series A common stock and DHC Series B common stock outstanding on the record date for the Annual Meeting, voting together as a single class, is required to approve each of the transaction proposals.

The directors and executive officers of DHC, who together beneficially own shares of DHC common stock representing approximately 34.4% of DHC’s aggregate voting power as of May 31, 2008, have indicated to DHC that they intend to vote “FOR” both of the transaction proposals at the Annual Meeting.

What Vote is Needed on the Annual Business Proposals.  The affirmative vote of the holders of a plurality of the votes of the shares of DHC Series A common stock and DHC Series B common stock outstanding on the record date, voting as a single class, that are voted at the Annual Meeting, in person or by proxy, is required to re-elect Messrs. Malone and Bennett as Class III directors pursuant to the election of directors proposal. The affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of DHC Series A common stock and DHC Series B common stock outstanding on the record date and present at the Annual Meeting, in person or by proxy, voting together as a single class, is required to approve the auditors ratification proposal.

Recommendations to Stockholders

DHC’s board of directors unanimously approved the Transaction, including the Transaction Agreement and the merger agreement, the merger and the preferred stock issuance, and determined that the Transaction is advisable and in the best interests of DHC and its stockholders. Accordingly, DHC’s board of directors recommends that DHC stockholders vote “FOR” each of the transaction proposals at the Annual Meeting.

DHC’s board of directors has also approved each of the annual business proposals and recommends that the DHC stockholders vote “FOR” the election of each of Messrs. Malone and Bennett as Class III directors pursuant to the election of directors proposal and “FOR” the auditors ratification proposal.

Reasons for the Transaction
DHC’s Reasons for the Transaction (see page 41)

DHC’s board of directors considered various beneficial factors in approving the Transaction, the Transaction Agreement, the merger agreement and the preferred stock issuance to Advance/Newhouse, including, among others:

•	that the Transaction will provide DHC stockholders with a direct interest in Discovery, which will effectively become a public company;

•	that the Transaction will create a pure-play programming company, New Discovery, in a manner that is generally expected to be tax-free to both DHC and its stockholders and Advance/Newhouse, and completion of the Transaction will allow the board of directors and management of New Discovery to focus almost entirely on the programming businesses of Discovery;

•	that the Transaction will enable DHC stockholders, as well as potential investors and analysts, to obtain significantly improved disclosure regarding Discovery, including more transparent financial information;

•	that the stock of New Discovery is expected to constitute an improved currency, when compared with current alternatives, in connection with issuing equity to raise capital and in acquisitions of other media and entertainment businesses;

•	that the Transaction, together with the AMC spin-off, will enable New Discovery to more effectively tailor employee benefit plans and retention programs, when compared with current alternatives, to provide improved incentives to the employees and future hires of Discovery that will better and more directly align the incentives for management at DHC and Discovery with their performance; and

•	the other matters referred to under “The Transaction — Purposes and Reasons for the Transaction; Recommendation of the DHC Board.”

DHC’s board also considered various risks in approving the Transaction, the Transaction Agreement, the merger agreement and the preferred stock issuance to Advance/Newhouse, including, among other things:

•	the risk that the market overhang resulting from the outstanding shares of convertible preferred stock may depress the public market price of New Discovery’s equity;

•	the risk that Advance/Newhouse could transfer its entire block of stock to a third party without the approval of the New Discovery board, which could diminish the effectiveness of New Discovery’s rights plan;

•	the potentially significant indemnification obligation of New Discovery to Advance/Newhouse with respect to all liabilities incurred by DHC (but not Discovery) prior to the closing of the Transaction; and

•	the risk that Advance/Newhouse could exercise its registration rights at inopportune times.

The DHC board evaluated the positive and negative aspects fully and, after careful deliberation, determined that the benefits of the Transactions outweighed the risks.

Management of New Discovery
(see page 90)

Following the closing of the Transaction, the board of directors of New Discovery will consist of eight common stock directors and three preferred stock directors. The members of the New Discovery board of directors will be:

Common Stock Directors:

•	John S. Hendricks, currently Chairman of Discovery;

•	David M. Zaslav, currently President and Chief Executive Officer of Discovery;

•	John C. Malone, currently Chief Executive Officer and Chairman of the Board of Directors of DHC;

•	Robert R. Bennett, currently President and a director of DHC;

•	Paul A. Gould, currently a director of DHC;

•	M. LaVoy Robison, currently a director of DHC;

•	J. David Wargo, currently a director of DHC; and

•	Robert R. Beck, a new independent director.

Preferred Stock Directors:

•	Robert J. Miron, Chairman of Advance/Newhouse;

•	Steven A. Miron, Chief Executive Officer of Advance/Newhouse; and

•	Lawrence S. Kramer, a new independent director.

The management of New Discovery will be comprised of the management of Discovery, including Mr. Zaslav who will serve as the Chief Executive Officer and President of New Discovery. For more information on those individuals who will be the directors and executive officers of New Discovery immediately following the completion of the Transaction, see “Management of New Discovery” and “Management of DHC.” Mr. Malone and Mr. Bennett will serve on the New Discovery board of directors regardless of whether they are re-elected as Class III directors of DHC at the Annual Meeting.

Interests of Certain Persons in the Transaction
(see page 44)

In considering the recommendation of DHC’s board of directors to vote to approve the transaction proposals, stockholders of DHC should be aware that members of DHC’s board of directors and members of DHC’s executive management teams have relationships, agreements or arrangements that provide them with interests in the Transaction that may be in addition to or different from those of DHC’s public stockholders. Upon the consummation of the Transaction, directors of DHC will receive options to purchase shares of New Discovery common stock and, in the case of Mr. Bennett, options to purchase shares of AMC common stock (in addition to options to purchase New Discovery common stock), and DHC executive officers (other than those who are also directors of DHC) will receive share appreciation rights relating to shares of New Discovery common stock. In addition, as of May 31, 2008, the DHC executive officers and directors beneficially owned shares of DHC common stock representing in the aggregate approximately 34.4% of the aggregate voting power of DHC. DHC’s board of directors were aware of these interests and considered them when approving the transaction proposals.

Material United States Federal Income Tax Consequences of the Transaction
(see page 46)

The obligation of DHC to complete the Transaction is subject to the receipt by DHC of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to DHC, substantially to the effect that, on the basis of facts and representations and assumptions as to factual matters set forth or referred to in such opinion, for U.S. federal income tax purposes, (1) the merger (in conjunction with the contribution by Advance/Newhouse) will qualify as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the Code), and (2) the AMC spin-off should qualify as a transaction under Sections 368(a) and 355 of the Code. Accordingly, for U.S. federal income tax purposes, (x) DHC stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of DHC stock for New Discovery stock pursuant to the merger, other than with respect to fractional shares of common stock of New Discovery for which cash is received, and (y) no gain or loss should be recognized by, and no amount should be included in the income of, a DHC stockholder upon the receipt of shares of the common stock of AMC in the AMC spin-off, other than with respect to fractional shares of common stock of AMC for which cash is received.

In addition, the obligation of Advance/Newhouse to complete the Transaction is subject to the receipt by Advance/Newhouse of the opinion of its tax counsel substantially to the effect that, on the basis of facts and representations and assumptions as to factual matters set forth or referred to in such opinion, the contribution of its entire interest in Discovery and its interest in Animal Planet in exchange for New Discovery convertible preferred stock (in conjunction with the merger) will qualify as a tax-free exchange within the meaning of Section 351 of the Code for U.S. federal income tax purposes.

Tax matters are very complicated and the tax consequences of the merger and the AMC spin-off to each DHC stockholder may depend on such stockholder’s particular facts and circumstances. Please see “Material United States Federal Income Tax Consequences of the Merger and the AMC Spin-Off.” DHC stockholders are encouraged to consult their tax advisors to understand fully the tax consequences to them of the merger and the AMC spin-off.

Transaction Agreement and Merger Agreement
(see pages 49 and 56 and Appendices B and C)

The Transaction Agreement and the merger agreement are included as Appendix B and Appendix C, respectively, to this proxy statement/prospectus. We encourage you to read both agreements because they are the legal documents that govern the Transaction.

Conditions to Completion of the Transaction

The respective obligations of DHC and Advance/Newhouse under the Transaction Agreement and the merger agreement are subject to the satisfaction or waiver (if applicable) of a number of conditions, including, among others:

•	the requisite stockholder approval of the transaction proposals having been obtained at the Annual Meeting;

•	the shares of New Discovery common stock having been approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance;

•	the registration statement on Form 10, as amended, for the AMC spin-off having been declared effective under the Exchange Act, and no stop order suspending the effectiveness thereof having been issued or threatened by the SEC;

•	each of New Discovery and Advance/Newhouse having received favorable opinions as to certain tax matters; and

•	the New Discovery rights agreement having been executed and delivered and in full force and effect.

We expect to consummate the Transaction, including the Advance/Newhouse contribution and the merger, promptly after (i) all conditions to the Transaction have been satisfied or, if applicable, waived and (ii) the completion of the AMC spin-off. The condition relating to stockholder approval may not be waived.

Termination of the Transaction Agreement and the Merger Agreement

DHC and Advance/Newhouse may jointly agree to terminate the Transaction Agreement at any time without completing the Transaction, even after receiving the requisite stockholder approval of the transaction proposals. If the Transaction is not completed, DHC will not effect the AMC spin-off. Either DHC or Advance/Newhouse may terminate the Transaction Agreement if, among other things:

•	all conditions precedent to consummation of the Transaction have not been obtained by December 31, 2008; or

•	any court or governmental authority issues an order, decree or ruling, or takes other action, permanently restraining, enjoining or otherwise prohibiting the Transaction.

The merger agreement will automatically be terminated if the Transaction Agreement is terminated. No termination or other fee is payable if the Transaction Agreement or the merger agreement is terminated.

Restated Certificate of Incorporation
(see pages 64 and 77 and Appendix D)

The restated certificate of incorporation of New Discovery (restated charter) is included as Appendix D to this proxy statement/prospectus. We encourage you to read the restated charter because it is the legal document that governs the rights of the holders of New Discovery common stock.

Appraisal or Dissenters’ Rights
(see page 45)

Under Delaware law, DHC stockholders are not entitled to appraisal rights in connection with the Transaction.

Regulatory Matters
(see page 44)

The parties have obtained all regulatory consents and approvals required by the Transaction Agreement with respect to the Transaction.

Risk Factors
(see page 23)

If the Transaction is completed, stockholders of New Discovery will face a number of risks and uncertainties including, among others:

•	New Discovery has no financial or operating history on which to evaluate its future performance;

•	It will be difficult for a third party to acquire New Discovery, as the restated charter and bylaws of New Discovery include a number of provisions that could prevent or delay a change of control of New Discovery;

•	Mr. John Malone, a director of New Discovery, and Advance/Newhouse will each have significant voting power with respect to any matters considered by New Discovery stockholders, and Advance/Newhouse will have significant special class voting rights over certain corporate actions by New Discovery by virtue of its ownership of the Series A convertible preferred stock;

•	the entertainment and media programming businesses in which New Discovery will operate are highly competitive;

•	the business of New Discovery will be inherently risky, as its revenues will be derived, and its ability to distribute its content will depend, primarily on shifting consumer tastes and preferences; and

•	the various other risks and uncertainties described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Please carefully read the information included under the heading “Risk Factors.”

DHC Annual Business Proposals
(see page 128)

At the Annual Meeting, DHC stockholders are also being asked to vote on the following proposals:

•	Election of directors proposal: a proposal to re-elect John C. Malone and Robert R. Bennett to serve as Class III members of DHC’s board of directors until the 2011 annual meeting of DHC (or New Discovery) stockholders or until their successors are elected; and

•	Auditors ratification proposal: a proposal to ratify the selection of KPMG LLP as DHC’s independent auditors for the fiscal year ending December 31, 2008.

Selected Summary Historical Financial Data of DHC

The following tables present selected historical information relating to DHC’s financial condition and results of operations for the three months ended March 31, 2008 and 2007 and for each of the years in the five-year period ended December 31, 2007. The financial data for the quarterly periods has been derived from DHC’s unaudited financial statements for such periods, and the financial data for the annual periods has been derived from DHC’s audited financial statements for the corresponding periods. The data should be read in conjunction with DHC’s financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in DHC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 and DHC’s

Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, as filed with the SEC, which are incorporated by reference herein.

	March 31,	December 31,
	2008	2007	2006	2005	2004	2003
	amounts in thousands

Summary Balance Sheet Data:
Current assets	$414,277	371,707	317,362	400,386	198,969	131,437
Investment in Discovery	$3,330,030	3,271,553	3,129,157	3,018,622	2,945,782	2,863,0003
Goodwill	$1,909,823	1,909,823	2,074,789	2,133,518	2,135,446	2,130,897
Total assets	$5,935,838	5,865,752	5,870,982	5,819,236	5,564,828	5,396,627
Current liabilities	$137,402	120,137	121,887	93,773	108,527	60,595
Stockholders’ equity	$4,524,573	4,494,321	4,549,264	4,575,425	4,347,279	4,260,269

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	amounts in thousands, except per share amounts

Summary Statement of Operations Data:
Net revenue	$189,305	173,882	707,214	688,087	694,509	631,215	506,103
Operating income (loss)(1)	$(7,629)	(1,201)	(167,643)	(115,137)	(1,402)	16,935	(2,404)
Share of earnings of Discovery	$66,402	21,557	141,781	103,588	79,810	84,011	37,271
Net earnings (loss)(1)	$33,991	20,464	(68,392)	(46,010)	33,276	66,108	(52,394)
Basic and diluted net earnings (loss) per common share — Series A and Series B	$.12	.07	(.24)	(.16)	.12	—	—
Unaudited pro forma basic and diluted net earnings (loss) per common share — Series A and Series B(2)	$—	—	—	—	—	.24	(.19)

(1)	Includes impairment of goodwill and other long-lived assets of $165,347,000, $93,402,000, $51,000 and $562,000 for the years ended December 31, 2007, 2006, 2004 and 2003, respectively.

(2)	Unaudited pro forma basic and diluted net earnings (loss) per common share for the periods prior to DHC’s July 21, 2005 spin-off (DHC spin-off) from Liberty Media Corporation (Liberty) is based on 280,199,000 common shares which is the number of shares of DHC common stock issued in the DHC spin-off.

Selected Summary Historical Financial Data of Discovery Communications Holding

The following tables present selected historical information relating to Discovery Communications Holding’s financial condition and results of operations for the three months ended March 31, 2008 and 2007 and for each of the years in the five-year period ended December 31, 2007. The financial data for the quarterly periods has been derived from Discovery Communications Holding’s unaudited financial statements for such periods, and the financial data for the annual periods has been derived from Discovery Communications Holding’s audited financial statements for the corresponding periods. The data should be read in conjunction with Discovery Communications Holding’s financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Appendix A-2 of this proxy statement/prospectus.

	Successor(1)		Predecessor (1)
	March 31,	December 31,	December 31,
	2008	2007	2006	2005	2004	2003
	amounts in thousands
Summary Balance Sheet Data:
Current assets	$1,090,312	1,077,233	970,636	831,369	835,450	858,383
Goodwill and intangible assets, net	$5,041,554	5,051,843	472,939	397,927	445,221	466,968
Programming rights, long term	$1,045,593	1,048,193	1,253,553	1,175,988	1,027,379	881,735
Total assets	$7,921,337	7,960,430	3,376,553	3,174,620	3,235,686	3,194,211
Current liabilities	$681,805	850,495	734,524	692,465	880,561	1,538,798
Long-term debt	$4,088,607	4,109,085	2,633,237	2,590,440	2,498,287	1,833,942
Mandatorily redeemable interest in subsidiaries	$48,721	48,721	94,825	272,502	319,567	410,252
Members’ equity/stockholders’ (deficit)	$2,801,594	2,708,262	(261,288)	(482,358)	(627,926)	(801,765)

			Successor(1)	Predecessor(1)
			Period from	Period from
			May 15,	January 1,
			2007	2007
	Three Months Ended		through	through
	March 31,		December 31,	May 14,	Years Ended December 31,
	2008	2007	2007	2007	2006	2005	2004	2003
	(Successor(1))	(Predecessor(1))
	amounts in thousands
Summary Statement of Operations Data:
Revenue	$794,578	710,198	2,027,906	1,099,427	2,883,671	2,544,358	2,240,670	1,863,677
Operating income	$284,069	135,275	456,136	166,164	585,497	545,626	523,249	375,294
Interest expense	$(68,720)	(44,558)	(180,157)	(68,600)	(194,255)	(184,585)	(167,429)	(159,425)
Earnings from continuing operations	$105,218	51,414	237,202	49,812	229,494	180,188	192,350	100,313

(1)	Discovery Communications Holding was formed in the second quarter of 2007 as part of a restructuring (the Restructuring) completed by Discovery, in which Discovery was converted from a corporation into a limited liability company and became a wholly-owned subsidiary of Discovery Communications Holding, and the former shareholders of Discovery, including DHC and Advance/Newhouse, became members of Discovery Communications Holding. Discovery Communications Holding is the successor reporting entity to Discovery. In connection with the Restructuring, Discovery Communications Holding applied “pushdown” accounting and each shareholder’s basis in Discovery as of May 14, 2007 has been pushed down to Discovery Communications Holding. The result was $4.3 billion in goodwill being recorded by Discovery Communications Holding. Since goodwill is not amortizable, there is no income statement impact for this change in basis.

Selected Unaudited Condensed Pro Forma Combined Financial Data of New Discovery

The following table presents (i) New Discovery’s unaudited pro forma combined financial position as of March 31, 2008, after giving effect to the AMC spin-off and the Transaction as though they had occurred as of such date and (ii) New Discovery’s unaudited pro forma combined results of operations for the three months ended March 31, 2008 and for the year ended December 31, 2007, after giving effect to the AMC spin-off and the Transaction as though they had occurred as of January 1, 2007. The unaudited pro forma combined data does not purport to be indicative of the results of operations or financial position that may be obtained in the future or that actually would have been obtained had such transactions occurred on such dates. The following information should be read in conjunction with the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of DHC and Discovery and is qualified in it is entirety by reference to the Unaudited Condensed Pro Forma Combined Financial Statements of New Discovery included elsewhere herein.

Summary Pro Forma Balance Sheet Data:

March 31, 2008
(amounts in thousands)

ASSETS
Cash	$72,606
Other current assets	1,032,836
Property and equipment, net	383,357
Content rights	1,091,022
Goodwill	7,130,994
Other assets	802,792

Total assets	$10,513,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$691,950
Long-term debt	4,088,607
Deferred tax liabilities	133,676
Other liabilities	284,905

Total liabilities	5,199,138
Minority interest	48,721
Stockholders’ equity
Preferred stock	143,993
Common stock	2,811
Additional paid-in capital	6,337,364
Accumulated deficit	(1,219,492)
Accumulated other comprehensive income	1,072

Total equity	5,265,748

Total liabilities and stockholders’ equity	$10,513,607

Summary Pro Forma Statement of Operations Data:

	Three
	Months Ended	Year Ended
	March 31,	December 31,
	2008	2007
	(amounts in thousands,
	except per share amounts)

Revenue	$810,040	3,152,929
Cost of sales	(243,632)	(1,210,617)
Selling, general and administrative expenses	(250,714)	(1,317,514)
Depreciation and amortization	(46,502)	(192,766)
Gain from dispositions	—	283

Operating income	269,192	432,315
Interest expense	(68,720)	(291,857)
Other expense, net	(22,439)	(2,891)

Earnings from continuing operations before income taxes	178,033	137,567
Income tax expense	(80,172)	(29,229)

Earnings from continuing operations	$97,861	108,338

Basic and fully diluted pro forma earnings from continuing operations per common share	$0.23	0.26

Comparative Per Share Financial Data

The following table shows (1) the basic and diluted loss per common share and book value per share data for each of DHC and Discovery Communications Holding on a historical basis, (2) the basic and diluted loss per common share and book value per share for New Discovery on a pro forma basis and (3) the equivalent pro forma net income and book value per share attributable to the shares of New Discovery common stock issuable for outstanding Discovery Communications Holding member units. The historical Discovery Communications Holding earnings per common share for the Predecessor period and the Successor period is based on 50,400 and 37,800 weighted average shares/units, respectively.

The following information should be read in conjunction with (1) the separate historical financial statements and related notes of DHC incorporated by reference to DHC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 and DHC’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, (2) the separate historical financial statements and related notes of Discovery Communications Holding included elsewhere herein and (3) the unaudited condensed pro forma combined financial statements of New Discovery included elsewhere herein. The pro forma information is not necessarily indicative of the results of operations that would have resulted if the Transaction and the AMC spin-off had been completed as of the assumed dates or of the results that will be achieved in the future.

We calculate historical book value per share by dividing stockholders’ equity by the number of shares of common stock outstanding at March 31, 2008. We calculate pro forma book value per share by dividing pro forma stockholders’ equity by the pro forma number of shares of New Discovery common stock that would have been outstanding had the Transaction and the AMC spin-off been completed as of March 31, 2008.

New Discovery pro forma combined loss applicable to common stockholders, pro forma stockholders’ equity and the pro forma number of shares of New Discovery common stock outstanding have been derived from the unaudited condensed pro forma combined financial information for New Discovery appearing elsewhere herein.

We calculate the Discovery Communications Holding equivalent pro forma per unit data by multiplying the pro forma per share amounts by the imputed exchange ratio of 11,153 shares of New Discovery common stock for each unit of Discovery Communications Holding.

			Discovery Communications Holding
	DHC	New Discovery		Pro Forma
	Historical	Pro Forma	Historical	Equivalent

Basic and fully diluted net earnings (loss) per common share:
Three months ended March 31, 2008	$.12	.23	2,783.54	2,565.19
Year ended December 31, 2007	$(.24)	.26	—	2,899.78
Period from January 1, 2007 through May 14, 2007 (Predecessor period)	$—	—	739.66	—
Period from May 15, 2007 through
December 31, 2007 (Successor period)	$—	—	4,886.56	—
Book value per common share as of:
March 31, 2008	$16.10	12.49	74,116.24	139,300.97
Cash dividends	$—	—	—	—

Comparative Per Share Market Price and Dividend Information

Market Price

The following table sets forth high and low sales prices for the DHC Series A common stock and DHC Series B common stock for the periods indicated.

DHC Series A common stock and DHC Series B common stock trade on The Nasdaq Global Select Market under the symbols “DISCA” and “DISCB,” respectively.

	DHC
	Series A				Series B
	High		Low		High		Low

2006
First quarter		$15.65		$13.88		$15.96		$13.58
Second quarter		$15.18		$13.61		$15.21		$13.73
Third quarter		$14.82		$12.81		$14.54		$12.97
Fourth quarter		$16.96		$14.18		$16.85		$13.97
2007
First quarter		$19.48		$15.52		$19.46		$15.70
Second quarter		$24.70		$19.12		$24.70		$19.25
Third quarter		$29.33		$21.92		$29.25		$21.98
Fourth quarter		$29.81		$22.55		$30.25		$25.40
2008
First quarter		$25.51		$19.57		$31.00		$21.85
Second quarter		$26.83		$21.14		$28.00		$22.10
Third quarter through July [ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]

On December 12, 2007, the last trading day before the public announcement of the Transaction, DHC Series A common stock closed at $27.42 per share and DHC Series B common stock closed at $28.24 per share. On June 3, 2008, the last trading day before the execution of the Transaction Agreement, DHC Series A common stock closed at $25.95 per share and DHC Series B common stock closed at $26.33 per share.

New Discovery has applied to retain the symbols “DISCA” and “DISCB” for its Series A and Series B common stock, respectively, which will trade on the Nasdaq Global Select Market. It has also applied to list its Series C common stock on the Nasdaq Global Select Market under the symbol “DISCK”.

Dividends

DHC

DHC has never paid any cash dividends on its Series A common stock and Series B common stock, and has no present intention of so doing.

New Discovery

New Discovery has no present intention to pay cash dividends on its stock. Following the consummation of the Transaction, all decisions regarding the payment of dividends by New Discovery will be made by its board of directors, from time to time, in accordance with applicable law after taking into account various factors, including its financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit its payment of dividends. In addition, under the terms of the New Discovery convertible preferred stock held by Advance/Newhouse, Advance/Newhouse will have consent rights with respect to certain dividends.

RISK FACTORS

In addition to the other information contained in, incorporated by reference in or included as an appendix to this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the transaction proposals.

Factors Relating to New Discovery and Ownership of New Discovery Common Stock

New Discovery will be a holding company and could be unable in the future to obtain cash in amounts sufficient to service its financial obligations or meet its other commitments.

New Discovery’s ability to meet its financial obligations and other contractual commitments will depend upon its ability to access cash. New Discovery will be a holding company, and its sources of cash will include its available cash balances, net cash from the operating activities of its subsidiaries, any dividends and interest New Discovery may receive from its investments, availability under any credit facilities that New Discovery may obtain in the future and proceeds from any asset sales New Discovery may undertake in the future. The ability of New Discovery’s operating subsidiaries, including Discovery, to pay dividends or to make other payments or advances to New Discovery will depend on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject.

New Discovery has no financial or operating history as a separate company upon which you can evaluate its performance.

New Discovery will first become a public company, and the successor issuer to DHC, at the time the Transaction is completed. You will not be able to evaluate the future performance of New Discovery based on the historical financial information included in this proxy statement/prospectus for DHC, as substantially all of DHC’s consolidated businesses will be disposed of in the AMC spin-off. New Discovery’s results of operations will be almost entirely attributable to the results of operations of its wholly-owned subsidiary Discovery, which is currently accounted for by DHC as an equity affiliate. While the Transaction, if implemented, will result in greater disclosure regarding Discovery than the limited financial information previously disclosed regarding Discovery, no assurance can be given that such increased disclosure will not reveal new information that is poorly received by investors or analysts.

New Discovery cannot be certain that it will be successful in integrating any businesses it may acquire in the future.

New Discovery’s business strategy includes growth through acquisitions in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in programming and network operations; eliminating duplicative overheads; and integrating networks, financial systems and operational systems. We cannot assure you that, with respect to any acquisition, New Discovery will realize anticipated benefits or successfully integrate any acquired business with existing operations. In addition, while we intend to implement appropriate controls and procedures as acquired companies are integrated, New Discovery may not be able to certify as to the effectiveness of these companies’ disclosure controls and procedures or internal control over financial reporting (as required by U.S. federal securities laws and regulations) until it has fully integrated them.

New Discovery’s businesses are subject to risks of adverse government regulation.

Programming services, satellite carriers, television stations and Internet and data transmission companies are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. Moreover, substantially every foreign country in which New Discovery’s subsidiaries may have an investment regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that New Discovery’s business will not be adversely affected by future legislation, new regulation or deregulation.

New Discovery’s directors will overlap with those of Liberty Media Corporation and certain related persons of Advance/Newhouse, which may lead to conflicting interests.

New Discovery’s eleven-person board of directors will include five persons who are currently members of the board of directors of Liberty and three designees of Advance/Newhouse, including Robert J. Miron, the Chairman of Advance/Newhouse, and Steven A. Miron, the Chief Executive Officer of Advance/Newhouse. Both Liberty and the parent company of Advance/Newhouse own interests in a range of media, communications and entertainment businesses. DHC does not own any interest in Liberty or Advance/Newhouse, and, to New Discovery’s knowledge, neither Liberty nor Advance/Newhouse owns any interest in DHC and, following the Transaction, Liberty will not own any interest in New Discovery. Mr. John C. Malone will be a director of New Discovery and is Chairman of the board of Liberty, and he beneficially owns stock of Liberty representing approximately 33% of the aggregate voting power of its outstanding stock. Mr. Malone is expected to beneficially own stock of New Discovery representing approximately 23% of the aggregate voting power (other than with respect to the election of the common stock directors) of the outstanding stock of New Discovery immediately after completion of the Transaction. Those of the other directors of New Discovery who are also directors of Liberty own Liberty stock and stock incentives and will own New Discovery stock and stock incentives. Advance/Newhouse will elect three directors annually for so long as it owns a specified minimum amount of New Discovery Series A convertible preferred stock, and its initial designees to the board include its Chairman, Robert J. Miron, and its Chief Executive Officer, Steven A. Miron. The Advance/Newhouse Series A convertible preferred stock, which votes with New Discovery common stock on all matters other than the election of directors, will represent approximately 26% of the voting power of the outstanding shares of New Discovery immediately after the Transaction. The Series A convertible preferred stock also grants Advance/Newhouse consent rights over a range of corporate actions by New Discovery, including fundamental changes to its business, the issuance of additional capital stock, mergers and business combinations and certain acquisitions and dispositions. These ownership interests and/or business positions could create, or appear to create, potential conflicts of interest when these individuals are faced with decisions that could have different implications for New Discovery, Liberty and/or Advance/Newhouse. For example, there may be the potential for a conflict of interest when New Discovery, on the one hand, or Liberty and/or Advance/Newhouse, on the other hand, look at acquisitions and other corporate opportunities that may be suitable for the other.

The members of New Discovery’s board of directors will have fiduciary duties to New Discovery’s stockholders. Likewise, those persons who serve in similar capacities at Liberty or Advance/Newhouse have fiduciary duties to those companies. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting both respective companies. From time to time, Liberty or its affiliates and Advance/Newhouse or its affiliates may enter into transactions with New Discovery or its subsidiaries. Although the terms of any such transactions or agreements will be established based upon negotiations between employees of the companies involved, there can be no assurance that the terms of any such transactions will be as favorable to New Discovery or its subsidiaries as would be the case where the parties are at arms’ length.

New Discovery and Liberty may compete for business opportunities.

Liberty owns interests in various U.S. and international programming companies that have subsidiaries that own or operate domestic or foreign programming services that may compete with the programming services offered by New Discovery’s businesses. New Discovery has no rights in respect of U.S. or international programming opportunities developed by or presented to the subsidiaries or Liberty, and the pursuit of these opportunities by such subsidiaries may adversely affect the interests of New Discovery and its stockholders. Because New Discovery and Liberty have overlapping directors, the pursuit of business opportunities may serve to intensify the conflicts of interest or appearance of conflicts of interest faced by the respective management teams. New Discovery’s restated charter provides that no director or officer of New Discovery will be liable to New Discovery or any of its subsidiaries for breach of any fiduciary duty by reason of the fact that such individual directs a corporate opportunity to another person or entity (including Liberty), for which such individual serves as a director or officer, or does not refer or communicate information regarding such corporate opportunity to New Discovery or any of its subsidiaries, unless (x) such opportunity was expressly offered to such individual solely in his or her capacity as a director or officer of New Discovery or any of its subsidiaries and (y) such opportunity relates to a line of business in which New Discovery or any of its subsidiaries is then directly engaged.

The personal educational media, lifelong learning, and travel industry investments by John S. Hendricks, a common stock Director of New Discovery and the Founder of Discovery, may conflict with or compete with the business activities of New Discovery.

John S. Hendricks manages his non-Discovery, personal business investments through Hendricks Investment Holdings LLC (HIH), a Delaware limited liability company of which he is the sole owner and member. HIH owns a travel club and travel-related properties including a resort in Gateway, Colorado with plans to create a learning academy for guests that includes online and advanced media offerings in the area of informal and lifelong learning. Certain video productions and offerings of this academy may compete with the educational media offerings of New Discovery. The academy and New Discovery may enter into a business arrangement for the offering of New Discovery video products for sale by the academy and/or for the joint-production of new educational media products.

Through HIH, Mr. Hendricks owns a number of business interests in the automotive field some of which are involved in programming offered by Discovery, in particular the “Turbo” programming series offered by Discovery.

From time to time, HIH or its subsidiaries may enter into transactions with New Discovery or its subsidiaries. Although the terms of any such transactions or agreements will be established based upon negotiations between employees of the companies involved, there can be no assurance that the terms of any such transactions will be as favorable to New Discovery or its subsidiaries as would be the case where the parties are at arms’ length.

It may be difficult for a third party to acquire New Discovery, even if doing so may be beneficial to its stockholders.

Certain provisions of New Discovery’s restated charter and bylaws may discourage, delay or prevent a change in control of New Discovery that a stockholder may consider favorable. These provisions include the following:

•	authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to ten votes per share, a Series A that entitles the holders to one vote per share and a Series C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

•	authorizing the Series A convertible preferred stock with special voting rights, which prohibits New Discovery from taking any of the following actions, among others, without the prior approval of the holders of a majority of the outstanding shares of such stock:

•	increasing the number of members of the Board of Directors above 11;

•	making any material amendment to the restated charter or bylaws of New Discovery;

•	engaging in a merger, consolidation or other business combination with any other entity; or

•	appointing or removing the Chairman of the Board or the CEO of New Discovery.

•	authorizing the issuance of “blank check” preferred stock, which could be issued by New Discovery’s board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	classifying New Discovery’s common stock directors with staggered three year terms and having three directors elected by the holders of the Series A convertible preferred stock, which may lengthen the time required to gain control of New Discovery’s board of directors;

•	limiting who may call special meetings of stockholders;

•	prohibiting stockholder action by written consent (subject to certain exceptions), thereby requiring stockholder action to be taken at a meeting of the stockholders;

•	establishing advance notice requirements for nominations of candidates for election to New Discovery’s board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	requiring stockholder approval by holders of at least 80% of New Discovery’s voting power or the approval by at least 75% of New Discovery’s board of directors with respect to certain extraordinary matters, such as a merger or consolidation of New Discovery, a sale of all or substantially all of New Discovery’s assets or an amendment to New Discovery’s restated charter;

•	requiring the consent of the holders of at least 75% of the outstanding Series B common stock (voting as a separate class) to certain share distributions and other corporate actions in which the voting power of the Series B common stock would be diluted by, for example, issuing shares having multiple votes per share as a dividend to holders of Series A common stock; and

•	the existence of authorized and unissued stock which would allow New Discovery’s board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of New Discovery.

As a condition to and immediately preceding the consummation of the Transaction, New Discovery will adopt a shareholder rights plan in order to encourage anyone seeking to acquire New Discovery to negotiate with its board of directors prior to attempting a takeover. While the plan is designed to guard against coercive or unfair tactics to gain control of New Discovery, the plan may have the effect of making more difficult or delaying any attempts by others to obtain control of New Discovery.

Holders of any single series of New Discovery common stock may not have any remedies if any action by New Discovery’s directors or officers has an adverse effect on only that series of New Discovery common stock.

Principles of Delaware law and the provisions of New Discovery’s restated charter may protect decisions of New Discovery’s board of directors that have a disparate impact upon holders of any single series of New Discovery common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of the stockholders of New Discovery, including the holders of all series of its common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. As a result, in some circumstances, New Discovery’s directors may be required to make a decision that is adverse to the holders of one series of New Discovery common stock. Under the principles of Delaware law referred to above, New Discovery stockholders may not be able to challenge these decisions if New Discovery’s board of directors is disinterested and adequately informed with respect to these decisions and acts in good faith and in the honest belief that it is acting in the best interests of all of New Discovery’s stockholders.

The exercise by Advance/Newhouse of its registration rights could adversely affect the market price of New Discovery’s common stock.

As part of the Transaction, Advance/Newhouse has been granted registration rights covering all of the shares of New Discovery common stock issuable upon conversion of the convertible preferred stock being issued to Advance/Newhouse in the Transaction. Advance/Newhouse’s preferred stock will be convertible into a number of shares equal to one-half of the number of shares of common stock that are issued to former DHC stockholders in the merger, subject to anti-dilution adjustments. The registration rights, which are immediately exercisable, are transferrable with the sale or transfer by Advance/Newhouse of blocks of shares representing 10% or more of the preferred stock received by it in the Transaction. The exercise of the registration rights, and subsequent sale of possibly large amounts of New Discovery common stock in the public market, could materially and adversely affect the market price of the New Discovery common stock.

New Discovery will not be fully subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until the end of 2008 at the earliest. If New Discovery fails to maintain an effective system of internal control over financial reporting, New Discovery’s management may not be able to provide the requisite certifications and its auditors may issue adverse attestations, which could, among other things, jeopardize the market’s confidence in New Discovery’s financial results.

As DHC accounts for Discovery as an equity affiliate, Discovery to date has not been subject to the disclosure and internal controls for financial reporting requirements of Section 404 of The Sarbanes Oxley Act of 2002. We do not expect Discovery to be subject to those requirements until the end of 2008 at the earliest. In the interim, Discovery will be required to document, evaluate and test (and possibly remediate) its system of internal control over financial reporting in order for New Discovery to comply with the management certification and auditor attestation requirements of Section 404. As a result, New Discovery expects to incur substantial expenses and diversion of management’s time throughout this coming year. New Discovery cannot be certain as to the timing of completion of its evaluation, testing and remediation actions or their effect on Discovery’s operations. If New Discovery is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, its management may not be able to provide the requisite certifications and its auditors may issue adverse attestations, which could harm investors’ confidence in New Discovery’s financial results and subject New Discovery to sanctions or investigation by regulatory authorities, such as the SEC or the Financial Industry Regulatory Authority. Any such action could cause New Discovery’s stock price to fall.

John C. Malone and Advance/Newhouse will each have significant voting power with respect to corporate matters considered by New Discovery’s stockholders.

Following the completion of the Transaction, John C. Malone and Advance/Newhouse are expected to beneficially own shares of New Discovery stock representing approximately 23% and 26%, respectively, of the aggregate voting power represented by New Discovery’s outstanding stock (other than voting power relating to the election of directors), based, in each case, on the number of shares of DHC common stock outstanding as of May 31, 2008. With respect to the election of directors, Mr. Malone is expected to control approximately 31% of the aggregate voting power relating to the election of the eight common stock directors, based on the number of shares of DHC common stock outstanding as of May 31, 2008 (and assuming that the convertible preferred stock of New Discovery to be owned by Advance/Newhouse (the A/N Preferred Stock) has not been converted into New Discovery common stock). The A/N Preferred Stock will carry with it the right to designate the three preferred stock directors to the board of New Discovery (subject to certain conditions), but will not vote with respect to the election of the eight common stock directors. Also, under the terms of the A/N Preferred Stock, Advance/Newhouse will have special voting rights with respect to certain enumerated matters, including material amendments to the restated charter and bylaws, fundamental changes in the business of New Discovery, mergers and other business combinations involving New Discovery, certain acquisitions and dispositions and future issuances of New Discovery capital stock. Although there is no stockholder agreement, voting agreement or any similar arrangement between Mr. Malone and Advance/Newhouse with respect to New Discovery, by virtue of their respective anticipated New Discovery holdings, each of Mr. Malone and Advance/Newhouse may have significant influence over the outcome of any corporate transaction or other matter submitted to the stockholders of New Discovery.

The AMC spin-off could result in significant tax liability.

At the effective time of the AMC spin-off, DHC expects to receive a tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to DHC, to the effect that, taking into account, among other things, the issuance of the A/N Preferred Stock to Advance/Newhouse and the special voting rights associated with such A/N Preferred Stock, the AMC spin-off should qualify as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes.

The tax opinion will be based on, among other things, assumptions and representations as to factual matters and certain undertakings that will be received from DHC, AMC and certain DHC stockholders, including those contained in certificates of officers of DHC and AMC and certain DHC stockholders, as requested by counsel. If any of those factual representations or assumptions were to be untrue or incomplete in any material respect, any undertaking was not complied with, or the facts upon which the opinion is based were to be materially different from the facts at the time of the AMC spin-off, the AMC spin-off may not qualify for tax-free treatment. Opinions of counsel are not binding on the U.S. Internal Revenue Service (the IRS). As a result, the conclusions expressed in the opinion of tax counsel could be challenged by the IRS, and if the IRS were to prevail in such challenge, the tax consequences to DHC stockholders could be materially less favorable.

If the AMC spin-off did not qualify as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes, then DHC would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of common stock of AMC held by DHC immediately prior to the AMC spin-off over DHC’s tax basis in such shares. In addition, a DHC stockholder that received shares of common stock of AMC in the AMC spin-off would be treated as having received a distribution of property in an amount equal to the fair market value of such shares (including any fractional shares sold on behalf of the stockholder) on the distribution date. That distribution would be taxable to such stockholder as a dividend to the extent of DHC’s current and accumulated earnings and profits. Any amount that exceeded DHC’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of DHC stock with any remaining amount being taxed as a capital gain. See “Material U.S. Federal Income Tax Consequences of the Merger and the AMC spin-off — Material U.S. Federal Income Tax Consequences of the AMC spin-off” for more information regarding the tax consequences of the AMC spin-off.

In connection with the AMC spin-off, AMC will indemnify New Discovery and DHC for certain liabilities. There can be no assurance that the indemnity will be sufficient to insure New Discovery and DHC against the full amount of such liabilities, or that AMC’s ability to satisfy its indemnification obligations will not be impaired in the future.

Pursuant to the reorganization agreement, AMC agreed to indemnify New Discovery and DHC, which indemnity is designed to make AMC financially responsible for all liabilities that may exist relating to the business of AMC, whether incurred prior to or after the AMC spin-off, as well as those obligations of DHC assumed by AMC pursuant to the reorganization agreement, as discussed further in the section entitled “The Transaction Agreements — Reorganization Agreement.” The potential liabilities subject to such indemnity from AMC cannot be predicted or quantified, and such indemnification obligation of AMC is not limited to any maximum amount. Third parties (including Advance/Newhouse who is indemnified by New Discovery under the Transaction Agreement for all liabilities incurred by DHC (but not Discovery) prior to the closing of the Transaction) could seek to hold New Discovery or DHC responsible for any of the liabilities that AMC has agreed to retain, and there can be no assurance that the indemnity from AMC will be sufficient to protect New Discovery or DHC against the full amount of such liabilities, or that AMC will be able to fully satisfy its indemnification obligations. Moreover, even if New Discovery or DHC ultimately succeed in recovering from AMC any amounts for which either such company is held liable, New Discovery and/or DHC, as applicable, will be temporarily required to bear those losses until such recovery. Each of these risks could adversely affect New Discovery’s business, results of operations and financial condition.

Factors Relating to Discovery

Discovery’s success is dependent upon U.S. and foreign audience acceptance of its programming and other entertainment content which is difficult to predict.

The production and distribution of pay television programs and other entertainment content are inherently risky businesses because the revenue Discovery derives and its ability to distribute its content depend primarily on consumer tastes and preferences that change in often unpredictable ways. The success of Discovery’s businesses depends on its ability to consistently create and acquire content and programming that meets the changing preferences of viewers in general, viewers in special interest groups, viewers in specific demographic categories and viewers in various overseas marketplaces. The commercial success of its programming and other content also depends upon the quality and acceptance of competing programs and other content available in the applicable marketplace at the same time. Other factors, including the availability of alternative forms of entertainment and leisure time activities, general economic conditions, piracy, digital and on-demand distribution and growing competition for consumer discretionary spending may also affect the audience for its content. Audience sizes for its media networks are critical factors affecting both (i) the volume and pricing of advertising revenue that Discovery receives, and (ii) the extent of distribution and the license fees Discovery receives under agreements with its distributors. Consequently, reduced public acceptance of its entertainment content may decrease its audience share and adversely affect all of its revenue streams.

The loss of Discovery’s affiliation agreements, or renewals with less advantageous terms, could cause its revenue to decline.

Because Discovery’s media networks are licensed on a wholesale basis to distributors such as cable and satellite operators which in turn distribute them to consumers, Discovery is dependent upon the maintenance of affiliation agreements with these operators. These affiliation agreements generally provide for the level of carriage Discovery’s networks will receive, such as channel placement and programming package inclusion (widely distributed, broader programming packages compared to lesser distributed, specialized programming packages), and for payment of a license fee to Discovery based on the numbers of subscribers that receive its networks. These per-subscriber payments represent a significant portion of Discovery’s revenue. These affiliation agreements generally have a limited term which varies from market to market and from distributor to distributor, and there can be no assurance that these affiliation agreements will be renewed in the future, or renewed on terms that are as favorable to Discovery as those in effect today. A reduction in the license fees that Discovery receives per subscriber or in the number of subscribers for which Discovery is paid, including as a result of a loss or reduction in carriage for Discovery’s media networks, could adversely affect its distribution revenue. Such a loss or reduction in carriage could also decrease the potential audience for Discovery’s programs thereby adversely affecting its advertising revenue.

Consolidation among cable and satellite operators has given the largest operators considerable leverage in their relationship with programmers, including Discovery. The two largest U.S. cable television system operators provide service to approximately 35% of U.S. households receiving cable or satellite television service and the two largest satellite television operators provide service to an additional 26% of such households. Discovery currently has agreements in place with the major U.S. cable and satellite operators which expire at various times beginning in 2008 through 2014. Discovery is currently in negotiations to renew affiliation agreements for carriage of its networks involving a substantial portion of its domestic subscribers. A failure to secure a renewal or a renewal on less favorable terms may have a material adverse effect on Discovery’s results of operations and financial position. In addition, many of the overseas markets in which Discovery distributes its networks also have a small number of dominant distributors. Continued consolidation within the industry could further reduce the number of distributors available to carry Discovery’s programming and increase the negotiating leverage of its distributors which could adversely affect Discovery’s revenue.

Discovery operates in increasingly competitive industries.

The entertainment and media programming industries in which Discovery operates are highly competitive. Discovery competes with other programming networks for advertising, distribution and viewers. Discovery also competes for viewers with other forms of media entertainment, such as home video, movies, periodicals and online and mobile activities. In particular, online websites and search engines have seen significant advertising growth, a portion of which is derived from traditional cable network and satellite advertisers. In addition, there has been consolidation in the media industry and Discovery’s competitors include market participants with interests in multiple media businesses which are often vertically integrated. Discovery’s online businesses compete for users and advertising in the enormously broad and diverse market of free internet-delivered services. Discovery’s commerce business competes against a wide range of competitive retailers selling similar products. Its educational video business competes with other providers of educational products to schools. Discovery’s ability to compete successfully depends on a number of factors, including its ability to consistently supply high quality and popular content, access its niche viewerships with appealing category-specific programming, adapt to new technologies and distribution platforms and achieve widespread distribution. There can be no assurance that Discovery will be able to compete successfully in the future against existing or new competitors, or that increasing competition will not have a material adverse effect on its business, financial condition or results of operations.

Discovery’s business is subject to risks of adverse laws and regulations, both domestic and foreign.

Programming services like Discovery’s, and the distributors of its services, including cable operators, satellite operators and Internet companies, are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC, as well as by state and local governments. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operations of Discovery’s U.S. media properties. For example, legislators and regulators continue to consider rules that would effectively require cable television operators to offer all programming on an à la carte basis (which would allow viewers to subscribe for individual networks rather a package of channels) and/or require programmers to sell channels to distributors on an à la carte basis. Certain cable television operators and other distributors have already introduced tiers, or more targeted channel packages, to their customers that may or may not include some or all of Discovery’s networks. The unbundling of program services at the retail and/or wholesale level could reduce distribution of certain of Discovery’s program services, thereby leading to reduced viewership and increased marketing expenses, and could affect its ability to compete for or attract the same level of advertising dollars or distribution fees. If the number of channels occupied by leased access programmers expands, it could have an adverse effect on Discovery’s ability to obtain carriage for its programming. In addition, a recent decision by the FCC will effectively require cable operators, beginning February 2009 and lasting for at least three years, to carry the signals of “must carry” broadcast stations in both digital and analog format unless all subscribers of the cable operator’s system can view the digital signal on every television set connected to the system. Carrying these additional signals may result in less capacity for other programming services, such as Discovery’s networks, which could adversely affect Discovery’s revenue.

Similarly, the foreign jurisdictions in which Discovery’s networks are offered have, in varying degrees, government laws and regulations governing Discovery’s businesses. Programming businesses are subject to regulation on a country by country basis. Such regulations include à la carte pricing, license requirements, local programming quotas, limits on the amounts and kinds of advertising that can be carried, and requirements to make programming available on non-discriminatory terms, and can increase the cost of doing business internationally. Changes in regulations imposed by foreign governments could also adversely affect Discovery’s business, results of operations and ability to expand its operations beyond their current scope.

Macroeconomic risks associated with Discovery’s business could adversely affect its financial condition.

The current economic downturn in the United States and in other regions of the world in which Discovery operates could adversely affect demand for any of its businesses, thus reducing its revenue and earnings. For example, expenditures by advertisers are sensitive to economic conditions and tend to decline in recessionary periods and other periods of uncertainty. Because Discovery derives a substantial portion of its revenue from the sale of advertising, a decline or delay in advertising expenditures could reduce advertising prices and volume and result in a decrease in its revenue. The decline in economic conditions could also impact consumer discretionary spending. Such a reduction in consumer spending may impact pay television subscriptions, particularly to the more expensive digital service tiers, which could lead to a decrease in Discovery’s distribution fees.

Increased programming production and content costs may adversely affect Discovery’s results of operations and financial condition.

One of the most significant areas of expense for Discovery is for the licensing and production of content. In connection with creating original content, Discovery incurs production costs associated with, among other things, acquiring new show concepts and retaining creative talent, including actors, writers and producers. Discovery also incurs higher production costs when filming in HD than standard definition. The costs of producing programming have generally increased in recent years. These costs may continue to increase in the future, which may adversely affect Discovery’s results of operations and financial condition.

Disruption or failure of satellites and facilities, and disputes over supplier contracts on which Discovery depends to distribute its programming could adversely affect its business.

Discovery depends on transponders on satellite systems to transmit its media networks to cable television operators and other distributors worldwide. The distribution facilities include uplinks, communications satellites and downlinks. Discovery obtains satellite transponder capacity pursuant to long-term contracts and other arrangements with third-party vendors, which expire at various times beginning in 2008 through 2019. Even with back-up and redundant systems, transmissions may be disrupted as a result of local disasters or other conditions that may impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption or failure occurs, Discovery may not be able to secure alternate distribution facilities in a timely manner, which could have a material adverse effect on its business and results of operations.

Discovery must respond to and capitalize on rapid changes in new technologies and distribution platforms, including their effect on consumer behavior, in order to remain competitive and exploit new opportunities.

Technology in the video, telecommunications and data services industry is changing rapidly. Discovery must adapt to advances in technologies, distribution outlets and content transfer and storage to ensure that its content remains desirable and widely available to its audiences while protecting its intellectual property interests. Discovery may not have the right, and may not be able to secure the right, to distribute some of its licensed content across these, or any other, new platforms and must adapt accordingly. The ability to anticipate and take advantage of new and future sources of revenue from these technological developments will affect Discovery’s ability to expand its business and increase revenue.

Similarly, Discovery also must adapt to changing consumer behavior driven by technological advances such as video-on-demand and a desire for more user-generated and interactive content. Devices that allow consumers to view Discovery’s entertainment content from remote locations or on a time-delayed basis and technologies which enable users to fast-forward or skip advertisements may cause changes in audience behavior that could affect the attractiveness of Discovery’s offerings to advertisers and could therefore adversely affect its revenue. If Discovery cannot ensure that its content is responsive to the lifestyles of its target audiences and capitalize on technological advances, there could be a negative effect on its business.

Discovery’s revenue and operating results are subject to seasonal and cyclical variations.

Discovery’s business has experienced and is expected to continue to experience some seasonality due to, among other things, seasonal advertising patterns, seasonal influences on people’s viewing habits, and a heavy concentration of sales in its commerce business during the fourth quarter. For example, due to increased demand in the spring and holiday seasons, the second and fourth quarters normally have higher advertising revenue than the first and third quarters. In addition, advertising revenue in even-numbered years benefit from political advertising. If a short-term negative impact on New Discovery’s business were to occur during a time of high seasonal demand, there could be a disproportionate effect on the operating results of Discovery’s business for the year.

Discovery continues to develop new products and services for evolving markets. There can be no assurance of the success of these efforts due to a number of factors, some of which are beyond Discovery’s control.

There are substantial uncertainties associated with Discovery’s efforts to develop new products and services for evolving markets, and substantial investments may be required. Initial timetables for the introduction and development of new products and services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as the development of competitive alternatives, rapid technological change, regulatory changes and shifting market preferences, may cause new markets to move in unanticipated directions.

Risks associated with Discovery’s international operations could harm its financial condition.

Discovery’s networks are offered worldwide. Inherent economic risks of doing business in international markets include, among other things, longer payment cycles, foreign taxation and currency exchange risk. As Discovery continues to expand the provision of its products and services to overseas markets, we cannot assure you whether these risks and uncertainties will harm Discovery’s results of operations.

Discovery’s international operations may also be adversely affected by export and import restrictions, other trade barriers and acts of disruptions of services or loss of property or equipment that are critical to overseas businesses due to expropriation, nationalization, war, insurrection, terrorism or general social or political unrest or other hostilities.

The loss of key talent could disrupt Discovery’s business and adversely affect its revenue.

Discovery’s business depends upon the continued efforts, abilities and expertise of its corporate and divisional executive teams and entertainment personalities. Discovery employs or contracts with entertainment personalities who may have loyal audiences. These individuals are important to audience endorsement of its programs and other content. There can be no assurance that these individuals will remain with Discovery or retain their current audiences. If Discovery fails to retain these individuals or if Discovery’s entertainment personalities lose their current audience base, Discovery’s revenue could be adversely affected.

Piracy of Discovery’s entertainment content, including digital piracy, may decrease revenue received from its programming and adversely affect its business and profitability.

The success of Discovery’s business depends in part on its ability to maintain the intellectual property rights to its entertainment content. Discovery is fundamentally a content company and piracy of its brands, DVDs, cable television and other programming, digital content and other intellectual property has the potential to significantly affect the company. Piracy is particularly prevalent in many parts of the world that lack copyright and other protections similar to existing law in the U.S. It is also made easier by technological advances allowing the conversion of programming into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies. Unauthorized distribution of copyrighted material over the Internet is a threat to copyright owners’ ability to protect and exploit their property. The proliferation of unauthorized use of Discovery’s entertainment content may have an adverse effect on its business and profitability because it reduces the revenue that Discovery potentially could receive from the legitimate sale and distribution of its content.

Financial market conditions may impede access to or increase the cost of financing Discovery’s operations and investments.

The recent changes in U.S. and global financial and equity markets, including market disruptions and tightening of the credit markets, may make it more difficult for Discovery to obtain financing for its operations or investments or increase the cost of obtaining financing. In addition, Discovery’s borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on its performance as measured by credit metrics such as interest coverage and leverage ratios. A decrease in these ratings could increase Discovery’s cost of borrowing or make it more difficult for Discovery to obtain financing.

Substantial leverage and debt service obligations may adversely affect Discovery.

Discovery has a substantial amount of indebtedness. As of March 31, 2008, Discovery had approximately $4.1 billion of consolidated debt. Discovery’s substantial level of indebtedness increases the possibility that it may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts due with respect to its indebtedness. In addition, Discovery draws down its revolving credit facility in the ordinary course, which has the effect of increasing Discovery’s indebtedness. Discovery is also permitted, subject to certain restrictions under its existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing Discovery’s total leverage.

Discovery’s substantial leverage could have significant negative consequences on its financial condition and results of operations, including:

•	impairing Discovery’s ability to meet one or more of the financial ratio covenants contained in its debt agreements or to generate cash sufficient to pay interest or principal, which could result in an acceleration of some or all of its outstanding debt in the event that an uncured default occurs;

•	increasing Discovery’s vulnerability to general adverse economic and market conditions;

•	limiting Discovery’s ability to obtain additional debt or equity financing;

•	requiring the dedication of a substantial portion of Discovery’s cash flow from operations to service its debt, thereby reducing the amount of cash flow available for other purposes;

•	requiring Discovery to sell debt or equity securities or to sell some of its core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting Discovery’s flexibility in planning for, or reacting to, changes in its business and the markets in which Discovery competes; and

•	placing Discovery at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Restrictive covenants in the loan agreements for Discovery’s revolving credit facilities and term loans, and the note purchase agreements governing Discovery’s private placement notes, could adversely affect Discovery’s business by limiting flexibility.

The loan agreements for Discovery’s revolving credit facilities and term loans and the note purchase agreements governing the terms of its private placement notes contain restrictive covenants, as well as requirements to comply with certain leverage and other financial maintenance tests. These covenants and requirements limit Discovery’s ability to take various actions, including incurring additional debt, guaranteeing indebtedness and engaging in various types of transactions, including mergers, acquisitions and sales of assets. These covenants could place Discovery at a disadvantage compared to some of its competitors, who may have fewer restrictive covenants and may not be required to operate under these restrictions. Further, these covenants could have an adverse effect on the business of Discovery by limiting its ability to take advantage of financing, mergers and acquisitions or other opportunities.

In addition, reporting and information covenants in Discovery’s loan agreements and note purchase agreements require that Discovery provide financial and operating information within certain time periods. If Discovery is unable to timely provide the required information, it would be in breach of these covenants.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus constitute “forward-looking statements” which, by definition, involve risks and uncertainties. These statements may be made directly in this proxy statement/prospectus or they may be made a part of this proxy statement/prospectus by appearing in other documents filed with the Securities and Exchange Commission and incorporated by reference in this proxy statement/prospectus. These statements may include statements regarding the period following completion of the Transaction.

We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend” and other terms of similar substance used in connection with any discussion of the Transaction or the future operations or financial performance of DHC, Discovery or New Discovery. You should be aware that these statements and any other forward-looking statements in these documents only reflect DHC, Discovery and New Discovery’s expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond the control of DHC, Discovery and New Discovery, and may cause actual results and performance to differ materially from our expectations.

In addition to the risks and uncertainties set forth under the heading “Risk Factors” on page 23, “Business Description” in Appendix A-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, including “Quantitative and Qualitative Disclosures About Market Risk,” in Appendix A-2 of this proxy statement/prospectus, important factors that could cause actual results to be materially different from expectations include, among others:

•	general economic and business conditions and industry trends;

•	spending on domestic and foreign television advertising;

•	consumer acceptance of the programming content developed for each of Discovery’s networks;

•	changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders and other technology, and their impact on television advertising revenue;

•	the regulatory and competitive environment of the industries in which we operate;

•	continued consolidation of the broadband distribution industry;

•	uncertainties inherent in the development and integration of new business lines, acquired operations and business strategies;

•	rapid technological changes;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	future financial performance, including availability, terms and deployment of capital;

•	fluctuations in foreign currency exchange rates and political unrest in international markets;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•	changes in the nature of key strategic relationships with partners and joint ventures;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests; and

•	threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world.

You should be aware that the programming, media and entertainment industries are changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent herein are subject to a greater degree of risk than similar statements regarding certain other industries.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of the applicable document. Except as may be required by law, none of DHC, Discovery or New Discovery has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” on page 23 and other cautionary statements contained in this proxy statement/prospectus. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

THE COMPANIES

Discovery Holding Company

DHC is a holding company. Through its two wholly-owned operating subsidiaries, Ascent Media Group, LLC and Ascent Media CANS, LLC (dba AccentHealth), and through its 66 2/3% owned equity affiliate Discovery Communications Holding, DHC is engaged primarily in (1) the provision of creative and network services to the media and entertainment industries and (2) the production, acquisition and distribution of entertainment, educational and informational programming and software. DHC’s subsidiaries and affiliates operate in the United States, Europe, Latin America, Asia, Africa and Australia.

DHC was incorporated in the state of Delaware on March 9, 2005 as a wholly-owned subsidiary of Liberty Media Corporation. On July 21, 2005, Liberty completed the spin-off of DHC to Liberty’s stockholders.

DHC’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. DHC’s main telephone number is (720) 875-4000, and its company website is www.discoveryholdingcompany.com. Information contained on the website is not incorporated by reference in this proxy statement/prospectus.

Additional Information

For more information regarding DHC, please see “Additional Information — Where You Can Find More Information.”

Discovery Communications, LLC

Discovery, which is a 100% owned subsidiary of DHC’s intermediate holding company, Discovery Communications Holding, is a leading global media and entertainment company that provides original and purchased non-fiction programming across multiple distribution platforms in the United States and more than 170 other countries, including television networks offering customized programming in 35 languages. Discovery also develops and sells consumer and educational products and services in the United States and internationally, and owns and operates a diversified portfolio of website properties and other digital services. Discovery operates through three divisions: (1) Discovery networks U.S., (2) Discovery networks international, and (3) Discovery commerce and education.

Discovery is not a party to any of the agreements between DHC and Advance/Newhouse relating to the Transaction. If the transaction proposals are approved at the Annual Meeting and the Transaction is completed, Advance/Newhouse will combine its 33 1/3% interest in Discovery Communications Holding and its interest in Animal Planet with DHC’s 66 2/3% interest in Discovery Communications Holding, and Discovery will become a wholly-owned subsidiary of New Discovery.

Discovery’s principal executive officers are located at One Discovery Place, Silver Spring, MD 20910. Discovery’s main telephone number is (240) 662-2000, and its website is www.discoverycommunications.com. Information contained on the website is not incorporated by reference in this proxy statement/prospectus.

Additional Information

For more information regarding Discovery, please see “Appendix A: Information Concerning Discovery Communications Holding, LLC Including Its Wholly-owned Subsidiary Discovery Communications, LLC,” which is included as part of this proxy statement/prospectus, including:

•	‘‘— Part 1: Description of Business;”

•	“— Part 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•	“— Part 3: Historical Consolidated Financial Statements;”

which is incorporated herein in its entirety by this reference.

Discovery Communications, Inc.

New Discovery is a Delaware corporation, formed on April 28, 2008, for the purpose of effecting the Transaction. Upon consummation of the Transaction, New Discovery will become the parent company of Discovery, which will become its wholly-owned subsidiary.

To date, New Discovery has not conducted any activities other than those incident to its formation and the matters contemplated by the Transaction Agreement, including the formation of Merger Sub as a wholly-owned subsidiary and the preparation of applicable filings under the securities laws.

New Discovery’s principal executive offices are currently located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its main telephone is the same as DHC’s ((720) 875-4000). Following the completion of the Transaction, New Discovery’s principal executive offices will be located at One Discovery Place, Silver Spring, MD 20910, and its main telephone number will be the same as Discovery’s ((240) 662-2000).

Additional Information

For more information regarding the business of New Discovery following the completion of the Transaction, please see the description of Discovery’s business above in “The Companies — Discovery Communications, LLC.” In addition, please carefully read the information provided in this proxy statement/prospectus, including the information provided under the heading “New Discovery Unaudited Condensed Pro Forma Combined Financial Statements.”

Merger Sub, Inc.

Merger Sub, a wholly-owned subsidiary of New Discovery, is a Delaware corporation, formed on April 29, 2008, solely for the purpose of effecting the merger with DHC. Merger Sub has not conducted any activities other than those incident to its formation and the matters contemplated by the Transaction Agreement.

Merger Sub’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112.

Advance/Newhouse Programming Partnership

Advance/Newhouse is a privately held partnership headquartered in Syracuse, New York. The owners of Advance/Newhouse operate Bright House Networks, the sixth largest U.S. cable company serving over two million customers. Their other interests include Conde Nast magazines such as the New Yorker, Vogue, Vanity Fair, and Wired; PARADE magazine; daily newspapers serving 26 cities; American City Business Journals, which publishes business journals in over 45 cities; and a direct 33 1/3% interest in Discovery Communications Holding.

Advance/Newhouse’s principal executive offices are located at 5000 Campuswood Drive, E. Syracuse, NY 13057. Advance/Newhouse’s main telephone number is (315) 438-4100.

THE TRANSACTION

Background of the Transaction

Discovery was founded by Mr. John Hendricks in 1982, and launched its flagship Discovery Channel in June 1985. Among the initial investors in Discovery were cable television companies that carried its programming, including Tele-Communications, Inc. (which later transferred its interest to its programming arm Liberty), NewChannels Corp. (which later transferred its interest to Advance/Newhouse) and Cox Communications, Inc. (Cox). Discovery for many years was organized as a “close corporation,” and its business was managed by Discovery’s stockholders rather than by a board of directors. Liberty, Advance/Newhouse, Cox and Mr. Hendricks were parties to a stockholders agreement which provided for the management of Discovery’s business, including certain rights of Liberty, Advance/Newhouse and Cox to veto the taking of certain actions by Discovery, restrictions on equity transfers and similar matters. As a result, Liberty, Advance/Newhouse and Cox, together with Mr. Hendricks, were for many years directly involved in the strategic direction and business development of Discovery.

In early 2005, for various business reasons, including to permit investors to invest more directly in Liberty’s interest in Discovery, the Board of Directors of Liberty decided to pursue the spin-off of a newly formed entity, DHC, which would hold Liberty’s then 50% interest in Discovery, its wholly-owned subsidiary Ascent Media Group, and certain other assets. Prior to the proposed spin-off, Liberty held discussions with Advance/Newhouse and Cox regarding their interest in exchanging their respective interests in Discovery for equity interests in DHC following the spin-off. The discussions were preliminary in nature and did not result in the parties reaching any agreement or understanding regarding such a transaction. After pursuing these discussions for several weeks, Liberty determined the discussions were unlikely to lead to a potential transaction and the discussions were terminated.

Liberty thereafter proceeded with the spin-off of DHC, which was completed in July 2005. No further discussions regarding a possible transaction to combine the Discovery interests with those of Advance/Newhouse or Cox were held until August 2006. At that time, discussions proceeded for several weeks, but again talks were broken off after common ground could not be found.

In the first quarter of 2007, Discovery commenced discussions with Cox regarding a redemption of Cox’s 25% interest in Discovery in exchange for a subsidiary of Discovery that held Discovery’s interest in The Travel Channel, the travelchannel.com and approximately $1.3 billion in cash. Discovery, with the approval of DHC and Advance/Newhouse, closed the transaction with Cox in May 2007. As a result of that transaction and the reduction in the outstanding equity interests in Discovery, DHC’s interest in Discovery increased to 66 2/3% and Advance/Newhouse’s equity interest increased to 33 1/3%.

In May 2007, DHC approached Advance/Newhouse concerning its interest in participating in a transaction that would consolidate all of Discovery under a single public company. Over the next several months the parties considered various structures for such a transaction, which involved discussions on, among other things, dilution, capital structure, economic benefits to the parties and their respective stockholders, tax attributes, and governance concerns. Throughout the negotiation process, DHC’s primary goal was to convert its non-controlling equity position in Discovery into one which would allow it to have management rights over Discovery and consolidate Discovery for financial reporting and tax purposes. Advance/Newhouse, on the other hand, sought to gain liquidity in its Discovery stake while preserving most of the governance rights it currently has in Discovery.

In structuring a transaction, both parties sought to reflect, to the extent appropriate for a public company, their respective existing governance rights in respect of Discovery. Discovery is currently managed by its parent Discovery Communications Holding, a limited liability company, and Discovery Communications Holding is currently managed by its members. Advance/Newhouse also holds special voting rights with respect to Discovery under the terms of the limited liability company agreement of Discovery Communications Holding.

To maintain continuity of management, the parties determined that the size of the consolidated company’s board would need to accommodate the existing DHC directors, the Advance/Newhouse designees and the addition of John Hendricks (the founder of Discovery) and David Zaslav (the CEO of Discovery), while also complying with the independence requirements of the Nasdaq Stock Market. At that time, the parties did not determine the exact number of board designees or the persons who would serve as new directors of the consolidated company. The parties did, however, agree that it would be beneficial for any consolidated company to have an officer slate comprised of the officers who run the business of Discovery on a daily basis.

The parties also focused their negotiations on relative ownership percentages at the consolidated company and Advance/Newhouse’s desire to keep its special voting rights. Due to the dual-class voting structure in place at DHC and DHC’s unwillingness to provide its existing Series B holders with a lower voting series of stock, the parties agreed that the consolidated company would issue a 10-vote per share Series B stock as well as a 1-vote per share Series A stock. Because both parties believed a benefit of the transaction would be the ability of the consolidated company to use its stock as an improved acquisition currency for the benefit of the Discovery business, the parties agreed that there should also be a Series C non-voting stock which could be issued without diluting the voting control of Advance/Newhouse or the former DHC stockholders. Although the Series C stock could have first been issued in a future acquisition, the parties believed it would be beneficial to have a pre-established market for the securities prior to any attempted use of those securities in an acquisition scenario. Accordingly, in determining the exchange ratio the parties determined that each existing DHC Series A share would be split into 0.5 of a New Discovery Series A share and 0.5 of a New Discovery Series C share, and each existing DHC Series B share would be split into 0.5 of a New Discovery Series B share and 0.5 of a New Discovery Series C share. (The parties had (and continue to have) no present intention to issue the Series C stock in an acquisition; rather, their focus is on the ability to do so.)

The parties further agreed that the number of shares issuable to Advance/Newhouse would be calculated based on the number of shares issued to the former DHC stockholders in the transaction and would preserve Advance/Newhouse’s 33 1/3% equity interest. Advance/Newhouse accepted that its voting percentage would be less than 33 1/3% due to the issuance of the higher voting Series B shares in the transaction. Advance/Newhouse was willing to accept this dilution in the interest of keeping its special voting rights (subject to mutually acceptable modifications appropriate for a public company). Following consultation with counsel, Advance/Newhouse suggested receiving convertible preferred stock rather than common stock, because the convertible preferred stock would enable Advance/Newhouse to exercise its special voting rights through a separate class vote in its capacity as a stockholder. This proposal was agreeable to both parties because it reflects how Advance/Newhouse currently exercises its special voting rights with respect to Discovery. Furthermore, the separate class of stock would allow for Advance/Newhouse to have its own group of board designees who would not be subject to election by the holders of New Discovery common stock. As a result, the parties determined to divide the board of New Discovery into two groups — one group to be elected by the holders of the common stock and a second group to be elected solely by the holders of the convertible preferred stock.

Advance/Newhouse also required that the preferred stock it receives be convertible at any time and have the benefit of registration rights to ensure its future liquidity. DHC was amenable to these conditions in exchange for provisions in the charter and corporate documents of New Discovery that require the shares of convertible preferred stock to automatically convert under certain circumstances, including if the number of outstanding shares of Series A convertible preferred stock is less than 80% of the amount of such shares originally issued or upon the transfer of shares of convertible preferred stock (other than a block transfer of all of the Series A convertible preferred stock) to a third party.

Among the final obstacles to a potential deal was DHC’s ownership of Ascent Media. The parties discussed the merits and risks of including Ascent Media with Discovery as compared to other alternatives such as a spin-off or its disposition in a sale transaction. It was ultimately decided that all of Ascent Media other than Ascent Media Sound would be distributed to DHC’s stockholders in a spin-off transaction, due to disagreements over the proper valuation of Ascent Media and the desire of both DHC and Advance/Newhouse to create a pure-play programming company focused on the business of Discovery. The AMC spin-off is intended to resolve such disagreements and to facilitate the Transaction. The parties agreed that the AMC spin-off would exclude Ascent Media Sound because it is not a necessary or integral component of the other businesses of Ascent Media and retaining it at New Discovery would address, among other things, certain tax considerations. Although no formal valuation was performed with respect to Ascent Media Sound, DHC believes that Ascent Media Sound would have an enterprise value of up to $50 million, DHC acknowledged that its stockholders’ equity interest in Ascent Media Sound would be diluted by

33 1/3% as a result of the Transaction, but determined that this dilution was outweighed by the benefits to the Transaction of retaining Ascent Media Sound at the consolidated company.

On December 13, 2007, DHC and Advance/Newhouse reached an agreement in principle on the terms of the Transaction and signed a non-binding letter of intent to which was attached a term sheet describing the framework of the Transaction, which called for the AMC spin-off, Advance/Newhouse to contribute its interest in Discovery and Animal Planet to a new public company (New Discovery), and a merger by which the new public company would become the new parent company of Discovery. A press release announcing the terms of the proposed Transaction was issued on the same day.

Over the next several months the parties negotiated the terms of the definitive transaction documents based on the final term sheet, and DHC proceeded with plans to spin off AMC. The non-binding letter of intent did not address all material terms of the Transaction and the AMC spin-off. As a result, many details of the Transaction had to be negotiated and finalized prior to signing the definitive documentation, including, by way of example, the structure of the escrow arrangement, the effect of the Transaction on the outstanding DHC equity awards and the terms of the Series A and Series C convertible preferred stock and New Discovery’s rights plan. Through the escrow arrangement, Advance/Newhouse sought protection against dilution resulting from the rollover of the DHC equity awards. The parties considered various ways to issue shares to Advance/Newhouse to achieve this protection and ultimately settled on a tax-efficient escrow arrangement. Also, the terms on which the DHC equity awards would rollover to New Discovery were subject to extensive financial analysis and negotiations between the parties and ultimately submitted for the approval of the compensation committee of the board of directors of DHC and the board of directors of DHC. The adjustments to be made to these equity awards were complex due to, among other things, the AMC spin-off, the continuance of the DHC directors on the New Discovery board but the absence of the DHC officers from the New Discovery officer slate. The terms of the New Discovery rights agreement, including those relating to ownership thresholds, permitted transferees and rights recipients, were also heavily negotiated between the parties. During this time, the parties also continued to reevaluate the effect of the varying terms of the Transaction on the tax treatment of the overall Transaction, with the result that it was determined that the contribution should precede the merger (which was a change to the terms of the non-binding term sheet). Following the completion of these negotiations, the parties executed definitive agreements on June 4, 2008.

Structure of the Transaction

Upon satisfaction (or waiver, where permissible) of all conditions to the Transaction set forth in the Transaction Agreement (other than the AMC spin-off and other conditions to be satisfied at closing), DHC will effect the AMC spin-off. Immediately after completion of the AMC spin-off, Advance/Newhouse will contribute to New Discovery all of its indirect interests in Discovery and Animal Planet in exchange for shares of New Discovery Series A and Series C convertible preferred stock, which shares of convertible preferred stock would be initially convertible into one-third of the common equity of New Discovery issued in the merger described below, on an as-converted basis. Immediately upon completion of the Advance/Newhouse contribution, Merger Sub will merge with and into DHC with DHC surviving the merger. In the merger, each outstanding share of DHC common stock will automatically be converted as follows:

•	each share of DHC Series A common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series A common stock and 0.50 shares of New Discovery Series C common stock; and

•	each share of DHC Series B common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series B common stock and 0.50 shares of New Discovery Series C common stock.

Immediately following the completion of the Transaction:

•	DHC and Discovery will be wholly-owned subsidiaries of a new public company named “Discovery Communications, Inc.,” or New Discovery;

•	the current public stockholders of DHC will be the public stockholders of New Discovery; and

•	Advance/Newhouse will be a stockholder of New Discovery (rather than a member of Discovery Communications Holding), owning all of the outstanding shares of Series A and Series C convertible preferred stock of New Discovery.

Recommendation of the DHC Board; Purposes and Reasons for the Transaction

DHC’s board of directors has unanimously approved the Transaction, and has determined that the Transaction Agreement and the merger agreement, and the transactions contemplated thereby (including the preferred stock issuance and the merger), are advisable and in the best interests of DHC and its stockholders. Accordingly, the DHC board recommends that stockholders of DHC vote “FOR” both the merger proposal and the preferred stock issuance proposal at the Annual Meeting.

In approving the Transaction, the DHC board determined that the principal benefit to DHC and its stockholders is that it will effectively transform Discovery into a public company, and in doing so provide stockholders of DHC with a direct interest in one of the largest non-fiction programming companies in the world. The DHC board also considered the following benefits of the Transaction in its determination:

•	that the Transaction will create a pure-play programming company, New Discovery, in a manner that is generally expected to be tax-free to both DHC and its stockholders and Advance/Newhouse;

•	that completion of the Transaction will allow the board of directors and management of New Discovery to focus almost entirely on the programming businesses of Discovery;

•	that the Transaction will enable DHC stockholders, as well as potential investors and analysts, to obtain significantly improved disclosure regarding Discovery, including more transparent financial information;

•	that while the Transaction will be dilutive to the public stockholders of DHC, the economic benefits of their indirect ownership in Discovery will remain largely the same as Discovery will no longer have a minority stockholder;

•	that New Discovery’s management will be comprised of the current management team at Discovery, thereby ensuring a smooth integration of Discovery into New Discovery;

•	that the Transaction has been structured so as not to trigger any change of control provisions in the benefit plans of DHC or Discovery or the debt instruments of Discovery;

•	that the Transaction is expected to allow New Discovery to issue equity on more favorable terms with less dilution to existing equity holders in DHC with respect to their interest in Discovery in connection with future acquisitions and management compensation than DHC could under its current ownership structure;

•	that the stock of New Discovery is expected to constitute an improved currency, when compared with current alternatives, in connection with issuing equity to raise capital and in acquisitions of other media and entertainment businesses; and

•	that the Transaction, together with the AMC spin-off, will enable New Discovery to more effectively tailor employee benefit plans and retention programs, when compared with current alternatives, to provide improved incentives to the employees and future hires of Discovery that will better and more directly align the incentives for management at DHC and New Discovery with their performance.

The DHC board weighed these benefits against various risks associated with the Transaction, including, among other things:

•	the risk that the market overhang resulting from the outstanding shares of convertible preferred stock may depress the public market price of New Discovery’s equity;

•	the risk that Advance/Newhouse could transfer its entire block of stock to a third party without the approval of the New Discovery board, which could diminish the effectiveness of New Discovery’s rights plan;

•	the potentially significant indemnification obligation of New Discovery to Advance/Newhouse with respect to liabilities incurred by DHC (but not Discovery) prior to the closing of the Transaction; and

•	the risk that Advance/Newhouse could exercise its registration rights at inopportune times.

The DHC board also considered the terms on which Advance/Newhouse will contribute its interests in Discovery and Animal Planet in return for the Series A and Series C convertible preferred stock. The Board recognized that immediately following the Transaction, Advance/Newhouse will own approximately one-third of the equity of DHC, which is the same equity ownership that Advance/Newhouse currently has in Discovery Communications Holding (the intermediate holding company through which DHC holds its two-thirds equity interest in Discovery). The board further recognized that the special class voting rights included in the Series A convertible preferred stock to be issued to Advance/Newhouse are substantially the same as the rights that Advance/Newhouse currently has as a member of Discovery Communications Holding, and that significant corporate actions may be taken by the board of New Discovery that are not subject to such special class voting rights. Hence, the Board determined the terms of Advance/Newhouse’s investment in New Discovery are advisable and in the best interests of DHC and its stockholders as that investment will result in the benefits described above in exchange for Advance/Newhouse changing its ownership interest in Discovery from an interest in Discovery Communications Holding to an interest in New Discovery, with substantially the same governance rights.

The DHC board also considered the requirement of the Transaction that Ascent Media (other than Ascent Media Sound) be spun off prior to the preferred stock issuance to Advance/Newhouse. The DHC board determined that the AMC spin-off was advisable in the context of the Transaction as it will facilitate the Transaction and resolve differing views with respect to the value of Ascent Media that could otherwise preclude the consummation of the Transaction on terms acceptable to both DHC and Advance/Newhouse, and eliminate the potential distraction and use of management and other resources related to the AMC businesses. DHC wishes to complete the Transaction for the reasons described above. The AMC spin-off was also viewed as making it easier for investors and analysts to understand and value New Discovery’s assets, thereby enhancing its ability to raise capital to pursue its business strategy and to take advantage of acquisition opportunities of other media and entertainment businesses. Further, the AMC spin-off will provide certain benefits for investors in AMC, including making it easier for investors to understand and value the AMC assets, which DHC’s board of directors believes may currently be overshadowed by DHC’s interest in Discovery, thus enhancing the ability of AMC to raise capital to pursue its business strategy and fund acquisitions, including, possibly, acquisitions using its equity as currency, and internal growth. Finally, the AMC spin-off will enhance AMC’s ability to attract and retain qualified personnel, by enabling it to grant equity incentive awards based on its own common stock, which will directly reflect the performance of the businesses of AMC, and will further enable AMC to more effectively tailor employee benefit plans and retention programs, when compared with current alternatives, to provide improved incentives to the employees and future hires of AMC that will better and more directly align the incentives for management at AMC with their performance.

After careful deliberation of the foregoing, the DHC board determined that the Transaction would accomplish DHC’s primary goal of converting its non-consolidated equity position in Discovery into a consolidated, pure-play public company, while also accomplishing Advance/Newhouse’s goals of having a liquid ownership interest in and significant governance rights over the new public company, in a tax-efficient manner. Because the DHC stockholders would continue to hold their stake in Ascent Media through the shares of AMC they will receive in the AMC spin-off, the only economic dilution to the DHC stockholders would be the loss of an aggregate 33 1/3% interest in Ascent Media Sound, which the DHC board believed to be minor compared to the benefits of the overall Transaction.

Conduct of the Business of DHC if the Transaction is Not Completed

If the Transaction is not completed, DHC intends to continue to operate its business substantially in the manner it is operated today with its existing capital structure and management team remaining. From time to time, DHC will evaluate and review its business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize stockholder value.

If the Transaction is not to be completed, the AMC spin-off will not be effected.

Management and Operations of New Discovery Following the Transaction

New Discovery Business

Following the Transaction and the AMC spin-off, New Discovery will be the new parent company of Discovery. New Discovery’s business and operations will be conducted substantially as that of Discovery’s prior to the Transaction, except that the business of Ascent Media Sound will also be conducted by New Discovery.

New Discovery Directors and Officers

Following the Transaction, New Discovery’s management team will be responsible for the business of Discovery and the remaining sound business of Ascent Media. New Discovery’s management team will consist of Discovery’s current management team, including David Zaslav who will serve as the Chief Executive Officer and President of New Discovery. New Discovery will have a board that will consist of eleven members, of whom one will be John Hendricks, a current executive officer of Discovery who will serve as the Chairman of New Discovery, one will be Mr. Zaslav, five are current members of DHC’s board of directors, one will be a new independent director and three will be designated by Advance/Newhouse pursuant to the terms of the New Discovery convertible preferred stock. Two initial designees of Advance/Newhouse will be Robert J. Miron, the Chairman of Advance/Newhouse and Steven A. Miron, Chief Executive Officer of Advance/Newhouse. For more information on the current directors and executive officers of Discovery and DHC see “Management of New Discovery” and “Management of DHC.” As provided in the bylaws of New Discovery, the size of New Discovery’s board of directors will automatically be reduced (i) by one member upon the resignation, removal or disqualification of John Hendricks from the position of Chairman of the board of directors and (ii) upon the holders of the Series A preferred stock ceasing to have the right to elect Series A preferred stock directors, by the number of Series A preferred stock directors then in office. For more information about the bylaws of New Discovery, see “Comparison of the Rights of Stockholders of DHC and New Discovery.”

Listing and Registration

Following the Transaction, DHC Series A common stock and DHC Series B common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

The shares of New Discovery common stock issuable in connection with the Transaction will be registered under the Exchange Act, and it is a condition of the Transaction that such shares be authorized for listing on the Nasdaq Global Select Market, subject only to official notice of issuance. New Discovery has applied to list its Series A common stock and Series B common stock on the Nasdaq Global Select Market under the symbols “DISCA” and “DISCB”, respectively, the same symbols under which DHC’s existing Series A and Series B common stock are listed. New Discovery has applied to list its Series C common stock on the Nasdaq Global Select Market under the symbol “DISCK”.

Reporting Obligations

Following the merger, DHC will cease to be a reporting company under the Exchange Act.

New Discovery will become the successor reporting company to DHC under the Exchange Act contemporaneously with the consummation of the merger of DHC with Merger Sub, a transitory merger subsidiary of New Discovery.

Accounting Treatment

The Transaction

For financial reporting purposes, New Discovery will be the successor reporting entity to DHC. Because Advance/Newhouse is a one-third owner of Discovery Communications Holding prior to the completion of the Transaction and will be a one-third owner of New Discovery (whose only significant asset is 100% of Discovery Communications Holding) immediately following completion of the Transaction, there will be no effective change in ownership. The New Discovery convertible preferred stock will not have any special dividend rights and only a de minimus liquidation preference. Additionally, Advance/Newhouse retains significant participatory special class voting rights with respect to New Discovery parent company matters. Pursuant to FASB Technical Bulletin 85-5, and for accounting purposes, the Transaction will be treated as a nonsubstantive merger, and therefore, the Transaction will be recorded at carry over basis. For additional information, see “Discovery Communications, Inc. Unaudited Condensed Pro Forma Combined Financial Statements” elsewhere herein.

Amount and Source of Funds and Financing of the Transaction; Expenses

It is expected that DHC will incur an aggregate of approximately [$      million] in expenses in connection with the completion of the Transaction (exclusive of expenses incurred in connection with the AMC spin-off). These expenses will be comprised of:

•	approximately $750,000 of printing and mailing expenses associated with this proxy statement/prospectus;

•	approximately [$ ] in legal and accounting fees;

•	approximately $270,000 in SEC filing fees; and

•	approximately [$ ] in other miscellaneous expenses (including the payment of Advance/Newhouse’s filing fee relating to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (HSR)).

Any such expenses required to be paid prior to the closing of the Transaction will be paid by DHC from its existing cash balances. Any such expenses which are not paid prior to the closing of the Transaction will become the obligations of AMC. See “Transaction Agreements — Reorganization Agreement” for more information.

Interests of Certain Persons in the Transaction

Interests of Directors and Executive Officers

In considering the recommendation of DHC’s board of directors to vote to approve the transaction proposals, stockholders of DHC should be aware that members of DHC’s board of directors and members of DHC’s executive management have relationships, agreements or arrangements that provide them with interests in the Transaction that may be in addition to or different from those of the public stockholders of DHC. In addition, the current directors of DHC will be entitled to the continuation of certain indemnification arrangements following completion of the Transaction.

Following completion of the Transaction, David Zaslav, President and Chief Executive Officer of Discovery, will become President and Chief Executive Officer of New Discovery. All of DHC’s five current directors have agreed to serve on the eleven-member board of New Discovery and John Hendricks, the current Chairman of Discovery, has agreed to serve as the Chairman of New Discovery. In addition, New Discovery’s management will be comprised of the members of Discovery’s management team. The directors and executive officers of New Discovery are expected to beneficially own shares of New Discovery common stock representing in the aggregate approximately [     ]% of the aggregate voting power of New Discovery, based upon their beneficial ownership interests in DHC as of the record date for the Annual Meeting.

In addition, upon the consummation of the Transaction, each outstanding option to purchase shares of DHC common stock held by the current DHC directors (other than Robert R. Bennett) will be converted into options to purchase shares of New Discovery common stock. Upon consummation of the Transaction, and in recognition of the services Mr. Bennett will provide to AMC following the AMC spin-off, each outstanding option to purchase shares of DHC common stock held by Mr. Bennett will be converted into options to purchase New Discovery common stock and an option to purchase AMC stock. For additional information regarding the treatment of such options, see “The Transaction Agreements — Merger Agreement — Treatment of Stock Options” below.

DHC’s board of directors were aware of these interests and arrangements and considered them when approving the Transaction. For more information regarding these interests and arrangements, see “Management of New Discovery” and “Management of DHC.”

Regulatory Matters

The parties have obtained all regulatory consents and approvals required by the Transaction Agreement with respect to the Transaction.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (DGCL), DHC stockholders are not entitled to appraisal rights in connection with the Transaction.

Federal Securities Law Consequences

The issuance of shares of New Discovery common stock in connection with the Transaction will be registered under the Securities Act, and the shares of New Discovery common stock so issued will be freely transferable under the Securities Act, except for shares of New Discovery common stock issued to any person who is deemed to be an “affiliate” of New Discovery after completion of the Transaction. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with New Discovery and may include directors, certain executive officers and significant stockholders of New Discovery. Affiliates may not sell their shares of New Discovery common stock, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	in compliance with Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

New Discovery’s registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of New Discovery common stock to be received by its affiliates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
THE MERGER AND THE AMC SPIN-OFF

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to DHC, as to the material U.S. federal income tax consequences to DHC stockholders resulting from the merger and the AMC spin-off. This discussion is based upon the Code, existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to DHC stockholders that are U.S. holders, as defined below, that hold their shares of DHC stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), holders who acquired their shares of DHC stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who hold different blocks of DHC stock (generally shares of DHC stock purchased or acquired on different dates or at different prices), financial institutions, insurance companies, dealers or traders in securities, holders who are subject to alternative minimum tax, and holders who hold their shares of DHC stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. In addition, the following discussion does not address the tax consequences of the merger or the AMC spin-off under U.S. state or local or non-U.S. tax laws. Accordingly, DHC stockholders are encouraged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of the merger and the AMC spin-off.

For purposes of this discussion, a U.S. holder is a beneficial owner of DHC stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of DHC stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of DHC stock should consult its tax advisor regarding the tax consequences of the merger and the AMC spin-off.

Material U.S. Federal Income Tax Consequences of the Merger

Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to DHC, is of the opinion that for U.S. federal income tax purposes:

•	No gain or loss will be recognized by DHC stockholders solely as a result of the exchange of DHC common stock for New Discovery common stock pursuant to the merger, other than with respect to fractional shares of New Discovery common stock for which cash is received.

•	The aggregate tax basis of the shares of New Discovery common stock (including any fractional shares in respect of which cash is received) received by DHC stockholders pursuant to the merger will be the same as the aggregate tax basis of the DHC common stock (adjusted in connection with the AMC spin-off as described below) exchanged for such New Discovery common stock pursuant to the merger. The aggregate tax basis will be allocated between shares of New Discovery Series A common stock and New Discovery Series C common stock received in accordance with their relative fair market values at the time of the merger.

•	The holding period of the shares of New Discovery common stock received by DHC stockholders in the merger will include the holding period of the DHC common stock exchanged for such New Discovery common stock pursuant to the merger, provided that such shares of DHC stock were held as a capital asset on the merger date.

•	A DHC stockholder that receives cash in lieu of a fractional share of New Discovery common stock pursuant to the merger will be treated as though it first received a distribution of the fractional share in the merger and then sold it for the amount of such cash. Such stockholder will generally recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash received for such fractional share and the stockholder’s tax basis in that fractional share, as determined above. Such capital gain or loss will generally be a long-term capital gain or loss if the stockholder’s holding period for its share of DHC stock exceeds one year on the date of the merger.

•	Neither DHC, New Discovery nor Merger Sub will recognize gain or loss as a result of the merger.

Holders who hold different blocks of DHC common stock are encouraged to consult with their tax advisors with respect to identifying the tax bases and holding periods of shares of New Discovery common stock received in the merger.

The tax opinion described above will be based on, among other things, assumptions and representations as to factual matters and certain undertakings that will be received from DHC and Advance/Newhouse, including those contained in certificates of officers of DHC and Advance/Newhouse, as requested by counsel. The opinion referred to in this paragraph will not be binding on the IRS or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger or the contribution by Advance/Newhouse. There can be no assurance that the IRS will not challenge the conclusions set forth in the opinion stated above or referred to herein or that any such challenge would not prevail.

The discussion of the material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address the tax consequences of the merger under U.S. state or local or non-U.S. tax laws. Accordingly, DHC stockholders are encouraged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of the merger.

Material U.S. Federal Income Tax Consequences of the AMC Spin-Off

Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to DHC, is of the opinion that for U.S. federal income tax purposes:

•	No gain or loss should be recognized by DHC upon the distribution of shares of common stock of AMC to DHC stockholders pursuant to the AMC spin-off.

•	No gain or loss should be recognized by, and no amount should be included in the income of, a DHC stockholder upon the receipt of shares of common stock of AMC pursuant to the AMC spin-off, other than with respect to fractional shares of common stock of AMC for which cash is received.

•	A DHC stockholder that receives shares of common stock of AMC in the AMC spin-off should have an aggregate adjusted basis in its shares of common stock of AMC (including any fractional share in respect of which cash is received) and its shares of DHC stock immediately after the AMC spin-off equal to the aggregate adjusted basis of such stockholder’s shares of DHC stock held prior to the AMC spin-off, which should be allocated in accordance with their relative fair market values.

•	The holding period of the shares of common stock of AMC received in the AMC spin-off by a DHC stockholder should include the holding period of such stockholder’s shares of DHC stock, provided that such shares of DHC stock were held as a capital asset on the distribution date.

The tax opinion described above will be based on, among other things, assumptions and representations as to factual matters and certain undertakings that will be received from DHC, AMC and certain DHC stockholders, including those contained in certificates of officers of DHC and AMC and certain DHC stockholders, as requested by counsel. If any of those factual representations or assumptions were to be incorrect or untrue in any material respect, any undertaking was not complied with, or the facts upon which the opinion is based were to be materially different from the facts at the time of the AMC spin-off, the AMC spin-off may not qualify for tax-free treatment. DHC does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the AMC spin-off. The tax opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS will not challenge the qualification of the AMC spin-off as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes or that any such challenge would not prevail.

Material U.S. Federal Income Tax Consequences if the Distribution Is Taxable

At the effective time of the AMC spin-off, DHC expects to receive a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, taking into account, among other things, the issuance of the A/N Preferred Stock to Advance/Newhouse and the special voting rights associated with such A/N Preferred Stock, the AMC spin-off should qualify as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. If the IRS were to assert successfully that the AMC spin-off was taxable, the above consequences would not apply and both DHC and its stockholders that received shares of common stock of AMC in the AMC spin-off could be subject to tax, as described below.

If the AMC spin-off did not qualify as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes, then DHC would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of common stock of AMC held by DHC immediately prior to the AMC spin-off over DHC’s tax basis in such shares. In addition, a DHC stockholder that received shares of common stock of AMC in the AMC spin-off would be treated as having received a distribution of property in an amount equal to the fair market value of such shares (including any fractional shares sold on behalf of the stockholder) on the distribution date. That distribution would be taxable to such stockholder as a dividend to the extent of DHC’s current and accumulated earnings and profits. Any amount that exceeded DHC’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of DHC stock with any remaining amount being taxed as a capital gain. Certain stockholders may be subject to additional special rules governing distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

Even if the AMC spin-off otherwise qualifies for tax-free treatment to the DHC stockholders, it may be disqualified as tax-free to DHC under Section 355(e) of the Code if 50% or more of either the total combined voting power or the total fair market value of the stock of New Discovery (or DHC) or AMC is acquired as part of a plan or series of related transactions that includes the AMC spin-off. Any acquisitions of stock of New Discovery (or DHC) or AMC after the AMC spin-off are generally part of such a plan only if there was an agreement, understanding, arrangement or substantial negotiations regarding the acquisition or a similar acquisition at some time during the two-year period ending on the date of the AMC spin-off. All of the facts and circumstances must be considered to determine whether the AMC spin-off and any acquisition of stock are part of such a plan, and certain acquisitions of stock pursuant to public sales are exempted by applicable Treasury regulations. In this regard, while the issuance of the A/N Preferred Stock to Advance/Newhouse should generally be treated as part of a plan or series of related transactions that includes the AMC spin-off, such issuance by itself, taking into account the special voting rights associated with such A/N Preferred Stock, should not result in DHC recognizing gain in connection with the AMC spin-off. If Section 355(e) of the Code applies as a result of such an acquisition of stock of New Discovery (or DHC) or AMC, DHC would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the shares of common stock of AMC held by DHC immediately prior to the AMC spin-off over DHC’s tax basis in such shares, but the AMC spin-off would nevertheless generally be tax-free to each DHC stockholder that received shares of common stock of AMC in the AMC spin-off.

Certain State Income Tax Matters

As noted above, this discussion does not address any tax consequences of the AMC spin-off other than the material U.S. federal income tax consequences set forth above. DHC stockholders are encouraged to consult their tax advisor concerning all possible state tax consequences of the AMC spin-off, including any applicable state tax consequences resulting from the fact that certain states have not adopted changes to conform, in all material respects, their state income tax laws related to spin-offs with the corresponding U.S. federal income tax laws currently in effect, in which case, depending on any such stockholder’s particular circumstances, the distribution of common stock of AMC may be a taxable distribution for state tax law purposes.

THE TRANSACTION AGREEMENTS

On June 4, 2008, DHC, New Discovery and Advance/Newhouse and certain of their respective affiliates entered into the Transaction Agreement and certain related agreements that together set forth the terms and conditions of the proposed transactions. The principal documents (in the form in which they exist today) consist of the following:

•	the Transaction Agreement, which establishes the overall framework for the transactions as well as the terms and conditions of the Advance/Newhouse contribution;

•	the merger agreement, which establishes the terms and conditions of the merger of Merger Sub and DHC;

•	the form of escrow agreement, which establishes the terms and conditions of an escrow arrangement for certain shares of New Discovery convertible preferred stock Advance/Newhouse receives in the Transaction;

•	the reorganization agreement, which establishes certain terms and conditions relating to the AMC spin-off;

•	the form of tax sharing agreement, which establishes the allocation between DHC and New Discovery on the one hand and AMC on the other hand, of liabilities for taxes arising prior to, as a result of, and subsequent to the AMC spin-off; and

•	certain other ancillary agreements contemplated by the agreements listed above.

Set forth below is a summary of the material terms of the principal documents involved in the Transaction. The summary does not purport to be complete and may not contain all of the information that is important to you. The summary is qualified in its entirety by reference to the actual text of the agreements being summarized, which have been filed as Appendices to this proxy statement/prospectus or as exhibits to the registration statement of which this document constitutes a part, and are incorporated by reference into this document. For more information about how you can obtain copies of these agreements that have been filed as exhibits, see “Where You Can Find More Information” below.

Transaction Agreement

New Discovery, DHC and Advance/Newhouse and certain of their respective affiliates entered into the Transaction Agreement, which establishes important terms and conditions relating to the implementation of the Transaction, including the Advance/Newhouse contribution. The Transaction Agreement sets forth the terms and conditions of each of New Discovery’s and DHC’s obligation to complete the AMC spin-off, the Advance/Newhouse contribution and the merger, and Advance/Newhouse’s obligation to complete the Advance/Newhouse contribution.

AMC Spin-off

Prior to effecting the initial steps of the Transaction, DHC will, subject to the satisfaction of the conditions contained in the Transaction Agreement, complete the AMC spin-off. The Transaction Agreement provides that, prior to effecting the AMC spin-off, DHC will complete an internal corporate restructuring so that DHC will be the sole stockholder of AMC, which will own all of the businesses, assets, properties and liabilities of the creative and network services businesses of Ascent Media, excluding Ascent Media Sound, and the excess cash and cash equivalents held by DHC prior to the AMC spin-off. The Transaction Agreement provides that, subject to the satisfaction of the conditions contained in the Transaction Agreement, DHC will take all actions within its control to complete the AMC spin-off. See “— Reorganization Agreement” below for more information.

As a result of such internal restructuring and completion of the AMC spin-off, DHC would own a 66 2/3% interest in Discovery, 100% of the businesses, assets, properties and liabilities of Ascent Media Sound, and any cash and cash equivalents not contributed to AMC.

For more information regarding the AMC spin-off, please see “— Reorganization Agreement” below. For financial information on AMC, see its Audited Financial Statements included as Appendix F to this proxy statement/prospectus.

Advance/Newhouse Contribution

Subject to the satisfaction of the conditions in the Transaction Agreement, immediately following the completion of the AMC spin-off, the Transaction Agreement provides that Advance/Newhouse will contribute to New Discovery all of the interests in Discovery and Animal Planet owned by Advance/Newhouse, in exchange for:

•	shares of New Discovery Series A convertible preferred stock convertible into a number of shares of Series A common stock equal to one-half of the number of shares of New Discovery Series A common stock and New Discovery Series B common stock issued in the merger;

•	shares of New Discovery Series C convertible preferred stock convertible into a number of shares of Series C common stock equal to one-half of the number of shares of New Discovery Series C common stock issued in the merger;

•	additional shares of New Discovery Series A convertible preferred stock convertible into a number of shares of Series A common stock equal to one-half of the aggregate number of shares of New Discovery Series A common stock and New Discovery Series B common stock that may be issued by New Discovery pursuant to stock options and stock appreciation rights in effect immediately following the merger; and

•	additional shares of New Discovery Series C convertible preferred stock convertible into a number of shares of Series C common stock equal to one-half of the aggregate number of shares of New Discovery Series C common stock that may be issued by New Discovery pursuant to stock options and stock appreciation rights in effect immediately following the merger.

For more information regarding the New Discovery options and stock appreciation rights, see “— Merger Agreement — Treatment of Options” below. Following the closing of the Transaction and issuance of additional shares of New Discovery Series A convertible preferred stock referenced in the final two bullet points above to Advance/Newhouse, which are referred to as escrow shares, Advance/Newhouse will deposit such escrow shares into an escrow account to be held by the escrow agent pursuant to the terms and conditions of the escrow agreement described below. See “— Escrow Agreement” below.

Merger

Immediately following the completion of the Advance/Newhouse contribution described above, DHC, New Discovery and Merger Sub will complete the merger as contemplated by the Transaction Agreement and merger agreement. For more details regarding the merger, including the effect on each outstanding share of DHC common stock and outstanding stock options, see “— Merger Agreement” below.

We cannot assure you when, or if, all the conditions to completion of the Transaction (including the merger) will be satisfied or, where permissible, waived. See “— Conditions to Completion of the Transaction” below. The parties intend to complete the Transaction as promptly as practicable following the satisfaction (or waiver) of all conditions, including receipt of the requisite approvals of the DHC stockholders to the transaction proposals at the Annual Meeting.

Representations and Warranties

The Transaction Agreement contains representations and warranties that the parties made to each other as of the date of the Transaction Agreement or other specific dates. The statements embodied in those representations and warranties are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that agreement and are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with the signing of the Transaction Agreement. Please note that certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Transaction Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the transaction that is contained in this proxy statement/prospectus as well as in the filings that the parties make and have made with the SEC. The representations and warranties contained in the Transaction Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement/prospectus.

The Transaction Agreement contains customary representations and warranties by DHC relating to, among other things:

•	corporate organization and qualification;

•	corporate power and authority, absence of conflicts and board approval of the Transaction Agreement;

•	capitalization of each of DHC, New Discovery and Merger Sub;

•	subsidiaries;

•	documents filed with the Securities and Exchange Commission and financial statements included in such documents;

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	absence of certain changes or events since December 31, 2007;

•	no default under any material contracts;

•	compliance with applicable laws;

•	legal proceedings;

•	material transactions or arrangements with affiliates;

•	brokers and finders;

•	tax and employee matters; and

•	compliance with takeover laws.

Except as specifically provided in the Transaction Agreement, DHC does not make any representations or warranties under the Transaction Agreement with respect to the businesses, assets and liabilities of Discovery, or of Ascent Media to the extent they are part of the AMC spin-off.

The Transaction Agreement contains customary representations and warranties by Advance/Newhouse relating to, among other things:

•	organization and qualification;

•	power and authority, absence of conflicts and requisite approvals of the Transaction Agreement;

•	ownership of Discovery and Animal Planet interests;

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	legal proceedings;

•	brokers and finders; and

•	acknowledgement of private placement of securities Advance/Newhouse will receive in the Transaction.

Covenants

Stockholder Vote; Registration Statement and Issuance of Shares

DHC has agreed, subsequent to the date of the Transaction Agreement, to use its reasonable best efforts to, among other things:

•	convene a stockholders meeting for the purpose of considering and voting on the Transaction Agreement;

•	prepare and file with the SEC this proxy statement/prospectus and registration statement of which it is a part and to have such filings declared effective by the SEC as soon as reasonably practicable after filing; and

•	cause the shares of the New Discovery common stock issuable in the merger to be eligible for quotation on the Nasdaq Global Select Market.

Conduct of Business of DHC Prior to Closing

Under the Transaction Agreement, DHC has agreed that, subject to certain exceptions, between the date of the Transaction Agreement and the closing of the Transaction, it will, and will cause certain of its subsidiaries to, conduct its business as currently conducted and not take action that could be expected to result in any of the conditions to the merger and the contribution by Advance/Newhouse not being fulfilled. In addition, each of DHC, New Discovery and Merger Sub agreed, subject to certain exceptions, not to, prior to completion of the Transaction, take any action that would reasonably be expected to create a material liability for New Discovery following the closing of the Transaction. Further, DHC has agreed to not issue, between the date of the Transaction Agreement and the closing of the Transaction, any options exercisable for Series A common stock or Series B common stock of DHC to any director of DHC.

Reasonable Best Efforts

The parties have agreed to use their respective reasonable best efforts to consummate the transactions contemplated by the Transaction Agreement and to cause all of the conditions to the consummation of the Transaction to be satisfied, including:

•	obtaining all necessary consents and approvals from governmental authorities or other persons;

•	defending any lawsuits or other actions challenging the Transaction Agreement or the consummation of the Transaction; and

•	providing notice or obtaining consents from any third-parties necessary for the consummation of the transactions contemplated by the Transaction Agreement.

Advance/Newhouse has agreed, within 10 business days of signing the Transaction Agreement, to file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, the notification and report form required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and request early termination of the waiting periods relating thereto and use its reasonable best efforts to take all actions required to cause the expiration or early termination of such notice periods. In addition, Advance/Newhouse has agreed, within 10 business days of signing the Transaction Agreement, to make any required filings under the merger regulations of the Republic of Germany, and Advance/Newhouse has agreed, subject to certain limitations, to use its reasonable best efforts to take all actions required to obtain the clearance required by such merger regulations. The parties have further agreed, subject to certain limitations, to use their respective reasonable best efforts to resolve any objections or challenges of any governmental authorities to the Transaction Agreement or the Transaction. The parties agreed that in order to resolve any objection or to obtain the consent, approval, waiver or permission of any governmental authority in connection with the Transaction, neither DHC nor Advance/Newhouse nor any of their respective stockholders will be required to:

•	divest itself of any part of its ownership interest of DHC, New Discovery, Discovery, Animal Planet or AMC;

•	agree to any condition or requirement that would render such person’s ownership of such securities, shares, interests or assets illegal or subject to the imposition of a fine or penalty;

•	agree to any condition or requirement that would impose material restrictions or limitations on such person’s full rights of ownership (including, without limitation, voting) of such securities, shares, interests or assets, or

•	agree to any condition or requirement that would materially restrict its business or operations as currently conducted.

Parent Guarantee

In the Transaction Agreement, Advance Publications, Inc. and Newhouse Broadcasting Corporation each agreed to cause Advance/Newhouse to perform its obligations under the Transaction Agreement and related transaction documents and to consummate the transaction in accordance with their terms and agreed not to take any action, or fail to take any action, that would result in each of them not being the beneficial owner of the Discovery and Animal Planet interests as of the closing of the Transaction.

Conditions to Completion of the Transaction

Conditions to obligations of each of DHC, New Discovery, Merger Sub and Advance/Newhouse.  The respective obligations of DHC, New Discovery, Merger Sub and Advance/Newhouse to consummate the Transaction are subject to the satisfaction or (other than with respect to the stockholder approval requirement described in the third bullet point below) waiver, at or prior to the unconditional time, of the following conditions:

•	the absence of any law, injunction, order, statute or regulation prohibiting or preventing the consummation of the Transaction;

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, certain specified governmental authorities (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under the merger regulations of the Republic of Germany) necessary for the consummation of the Transaction having been filed, expired or obtained;

•	DHC having obtained the requisite approval of DHC stockholders to the Transaction;

•	the restated charter of New Discovery having been filed with the Delaware Secretary of State;

•	the declaration of effectiveness of the registration statement of New Discovery of which this document is a part by the SEC and the absence of any stop order suspending effectiveness or proceedings seeking a stop order or suspension of effectiveness with respect to such registration statement;

•	each of the Transaction Agreement, merger agreement, reorganization agreement, registration rights agreement and escrow agreement having been executed;

•	the shares of New Discovery common stock to be issued pursuant to the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•	the registration statement on Form 10 of AMC having been declared effective by the SEC and the absence of any stop order suspending effectiveness or proceedings seeking a stop order or suspension of effectiveness with respect to such registration statement;

•	the shares of Series A common stock of AMC to be issued in the AMC spin-off to holders of DHC common stock having been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance; and

•	all steps required to complete the AMC spin-off having been satisfied, completed or waived, as applicable.

Additional Conditions to obligations of Advance/Newhouse.  The obligation of Advance/Newhouse to consummate the Transaction is subject to the satisfaction or waiver, at or prior to the unconditional time, of the following additional conditions:

•	all representations and warranties of DHC will be true and correct as of the date of the Transaction Agreement and the unconditional time, or as of a specified earlier date, except for inaccuracies in the representations made by DHC (other than representations relating to ownership of the shares of Discovery and interests of Animal Planet which must be true and correct in all respects) that would not have a material adverse effect on the business and operations of New Discovery or on the ability of DHC and New Discovery to consummate the Transaction;

•	each of DHC, New Discovery and Merger Sub will have performed in all material respects all obligations and agreements, and materially complied with all covenants and conditions required to be performed or complied with; and

•	receipt of the opinion of Ernst and Young LLP or another nationally recognized accounting firm or law firm to the effect that, for U.S. federal income tax purposes, the contribution (in conjunction with the merger) will qualify as a tax-free exchange within the meaning of Section 351 of the Code.

Additional Conditions to obligations of each of DHC, New Discovery and Merger Sub.  The obligations of DHC, New Discovery and Merger Sub to consummate the transaction are subject to the satisfaction or waiver, at or prior to the unconditional time, of the following additional conditions:

•	all representations and warranties of Advance/Newhouse will be true and correct as of the date of the Transaction Agreement and the unconditional time, or as of a specified earlier date, except for inaccuracies in the representations made by Advance/Newhouse (other than representations relating to ownership of the shares of Discovery and interests of Animal Planet which must be true and correct in all respects) that would not have a material adverse effect on the ability of Advance/Newhouse to consummate the Transaction;

•	Advance/Newhouse will have performed in all material respects all obligations and agreements, and materially complied with all covenants and conditions required to be performed or complied with;

•	the New Discovery rights agreement will have been executed and delivered and in full force and effect and no act will have been taken or, to the knowledge of DHC, New Discovery or Merger Sub, threatened, seeking to invalidate the rights agreement or any transactions contemplated by the rights agreement; and

•	receipt of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm to the effect that, for U.S. federal income tax purposes, the AMC spin-off should qualify as a reorganization under Sections 368(a) and 355 of the Code, and the merger (in conjunction with the contribution) will qualify as a tax-free exchange within the meaning of Section 351 of the Code.

Under the Transaction Agreement, the term “unconditional time” generally means such time prior to the effective time of the AMC spin-off that all conditions to each party’s obligation to consummate the Transaction (other than the delivery of certain documents that can only be delivered at the closing of the Transaction) have been satisfied or waived and the parties have acknowledged in writing that all such conditions have been satisfied or waived.

DHC reserves the right to waive any of the conditions to its obligations to close the Transaction (other than the mutual condition relating to the receipt of DHC stockholder approval, which is non-waivable). To the extent DHC waives any such condition, DHC does not intend to resolicit shareholder approval of the Transaction unless the waived condition relates to (i) the effectiveness of New Discovery’s or AMC’s registration statement under applicable securities laws, (ii) the stock exchange listing of the New Discovery common stock or the Series A AMC common stock, (iii) the completion of the AMC spin-off or (iv) the receipt of an opinion from tax counsel to the effect that, for U.S. federal income tax purposes, the merger (in conjunction with the contribution) will qualify as a tax-free exchange within the meaning of Section 351 of the Code. DHC would resolicit stockholder approval in connection with a waiver of any of these enumerated conditions because they affect directly the consideration being received by the DHC stockholders in the Transaction and the AMC spin-off and could affect the tax consequences of the merger.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transaction abandoned at any time prior to the unconditional time, whether before or after the approval of DHC’s stockholders:

•	by mutual written agreement of DHC and Advance/Newhouse;

•	by either DHC or Advance/Newhouse, if the approval of DHC’s stockholders is not obtained at the Annual Meeting;

•	by either DHC or Advance/Newhouse, if any of the conditions precedent to such party’s obligations has become incapable of being fulfilled;

•	by either DHC or Advance/Newhouse, if any court or other governmental authority has issued an order or taken any other action permanently restraining or otherwise prohibiting the Transaction and such order, or other action has become final and nonappealable; or

•	by either DHC or Advance/Newhouse, if the unconditional time does not occur on or prior to December 31, 2008.

In order to terminate the Transaction Agreement pursuant to any of the final four bullets noted above, the party seeking to terminate the Transaction Agreement must not be in breach of any of its representations, warranties or covenants in the Transaction Agreement in any material respect.

If the closing of the Transaction has not occurred by the 2nd business day after the unconditional time has occurred, then the Transaction Agreement may be terminated and the Transaction abandoned at any time after the close of business on such day by either DHC or Advance/Newhouse; provided that the party seeking to terminate the Transaction Agreement is not in breach of the Transaction Agreement in any material respect.

Indemnification

Indemnification by DHC and New Discovery

Subject to certain limitations in the Transaction Agreement, following completion of the Transaction, DHC and New Discovery will indemnify Advance/Newhouse, its affiliates and their respective officers, directors, stockholders, partners, employees, representatives, agents and trustees, against:

•	any actual and direct losses incurred by any such person arising out of or resulting from any breach of DHC and New Discovery’s representation that DHC owns shares of Discovery and interests of Animal Planet;

•	any actual and direct losses incurred by any such person arising out of or resulting from any failure by DHC to perform any covenant or agreement made by DHC in the Transaction Agreement in all material respects;

•	any liability for taxes incurred by Advance/Newhouse as a consequence of the release of any of the Advance/Newhouse escrow shares from the escrow to the extent that the Advance/Newhouse contribution (in conjunction with the merger) otherwise qualified as a tax-free exchange within the meaning of Section 351 of the Code; and

•	any actual or direct losses incurred by such person arising out of or relating to any claim made by a third party that arises:

•	solely out of the ownership or operation of the business, assets or liabilities of AMC after the closing of the Transaction; or

•	out of any state of facts relating to DHC, New Discovery or AMC (but not including any liability of Discovery) existing at or prior to the closing of the Transaction.

With respect to the calculation of the actual and direct losses noted above, the amount that DHC or New Discovery would be obligated to pay Advance/Newhouse will be equal to the amount of such loss multiplied by one plus a fraction, the numerator of which is the “loss percentage” and the denominator of which is one minus the “loss percentage”.

Without duplication of the foregoing indemnity, DHC and New Discovery will indemnify Advance/Newhouse, its affiliates and their respective officers, directors, stockholders, employees, representatives, agents and trustees, from Advance/Newhouse’s “loss percentage”of:

•	any losses incurred by any such person arising out of or resulting from any failure by DHC to perform any covenant or agreement made by DHC in the Transaction Agreement in all material respects;

•	any liability of any of DHC, New Discovery or AMC (but not including any liability of Discovery and its subsidiaries or the company holding the assets of Ascent Media Sound and its subsidiaries) arising out of a state of facts existing at or prior to the closing date of the Transaction; and

•	any liabilities or other obligations incurred, created or assumed by the company holding the assets of Ascent Media Sound or its subsidiaries prior to the closing of the Transaction for which New Discovery or its subsidiaries (other than the company holding the assets of Ascent Media Sound or its subsidiaries) become obligated after the closing of the Transaction.

No indemnification by DHC and New Discovery will be payable to Advance/Newhouse to the extent that New Discovery has been indemnified for losses covered by such indemnification by AMC pursuant to the reorganization agreement or tax sharing agreement.

Indirect losses will be calculated, for purposes of indemnification, by multiplying (x) a fraction (1) the numerator of which is the loss percentage and (2) the denominator of which is one minus the loss percentage by (y) the difference, if positive, between the fair market value of New Discovery determined as if the relevant covenant or agreement had been performed in all respects, and the fair market value of New Discovery and its subsidiaries, taken as a whole, determined after giving effect to the breach, nonperformance or violation of such covenant or agreement. The fair market value of New Discovery will be determined after giving effect to, among other considerations and effects, the stock price of shares of New Discovery common stock, the equity value of New Discovery, any amounts recovered by New Discovery under insurance policies or indemnities from third parties, or AMC under the reorganization agreement and any tax effects relating to or resulting from the loss.

Under the Transaction Agreement, the term “loss percentage” means the lesser of (i) Advance/Newhouse’s equity interest in New Discovery as of the date the loss is calculated and (ii) 33 1/3%.

Indemnification by Advance/Newhouse

Subject to certain limitations in the Transaction Agreement, following completion of the Transaction, Advance/Newhouse will indemnify DHC and New Discovery, its affiliates and their respective officers, directors, stockholders, partners, employees, representatives, agents and trustees, against any losses incurred by any such person arising out of or resulting from:

•	any breach of a representation or warranty made by Advance/Newhouse in the Transaction Agreement; and

•	any losses incurred by any such party arising out of or resulting from any breach or failure by Advance/Newhouse to perform any covenant or agreement made by Advance/Newhouse in the Transaction Agreement.

Merger Agreement

Structure of the Merger

To effect the merger, DHC has formed two wholly-owned subsidiaries. A transitory merger sub that we refer to as Merger Sub, and New Discovery. At the effective time of the merger, Merger Sub will merge with and into DHC in accordance with the provisions of Delaware law, and DHC will continue as the surviving entity. As a result of the merger, including the conversion of securities described below, New Discovery will become the new public parent company and DHC will become a wholly-owned subsidiary of New Discovery.

Effective Time of Merger

The effective time of the merger will be on the date and at the time that the certificate of merger with respect to the merger has been accepted for filing by the Delaware Secretary of State (or such later date and time as may be specified in the certificate of merger). Under no circumstances, however, will the effective time of the merger occur prior to the completion of the AMC spin-off or the completion of the contribution by Advance/Newhouse pursuant to the Transaction Agreement.

Conversion of outstanding common stock of DHC

At the effective time of the merger:

•	each share of DHC Series A common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series A common stock and 0.50 shares of New Discovery Series C common stock;

•	each share of DHC Series B common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.50 shares of New Discovery Series B common stock and 0.50 shares of New Discovery Series C common stock;

•	each share of DHC Series A common stock and DHC Series B common stock held in treasury of DHC immediately prior to the effective time of the merger will be cancelled and retired without payment of any consideration therefor and without any conversion thereof; and

•	each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of the common stock of the surviving entity and the shares of common stock of the surviving entity so issued in such conversion will constitute the only outstanding shares of capital stock of the surviving entity.

For a description of New Discovery’s capital stock, see “Description of New Discovery Capital Stock,” and for a description of the comparative rights of holders of DHC common stock and New Discovery common stock, see “Comparison of the Rights of Stockholders of DHC and New Discovery.”

Conversion of Shares; Exchange Procedures

Conversion and Exchange of Shares.  The conversion of shares of DHC common stock into the right to receive shares of New Discovery common stock will occur automatically at the effective time of the merger. The exchange agent will, as soon as reasonably practicable after the effective time of the merger, exchange certificates (or book-entry shares) representing shares of DHC common stock for the applicable shares of New Discovery common stock to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal.  The exchange agent will send a letter of transmittal to each record holder of shares of common stock of DHC as of the effective time of the merger. This mailing will contain instructions on how to surrender shares of DHC common stock in exchange for the shares of New Discovery common stock the holder is entitled to receive under the merger agreement. When you deliver your DHC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled. Do not submit your shares of DHC common stock for exchange until you receive the transmittal instructions and letter of transmittal from the exchange agent.

If a certificate for DHC common stock has been lost, stolen or destroyed, the exchange agent will issue the shares of New Discovery common stock properly issuable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by the exchange agent, a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the certificates held by such holder representing such former shares shall pass, only upon proper delivery of the certificates to the exchange agent and instructions for use in effecting the surrender of the certificates.

Fractional Shares.  Fractional shares of New Discovery common stock will not be issued in the merger. Instead, each holder of DHC common stock who would otherwise receive a fractional share of New Discovery common stock, will receive cash in an amount determined by reference to the trading price of a share of New Discovery common stock of the applicable series as of the first day of regular way trading in New Discovery common stock following the effective time.

Dividends and Distributions.  No dividends or other distributions issuable with respect to shares of New Discovery common stock will be paid to the holder of any unsurrendered certificates until those certificates are surrendered. Upon surrender, New Discovery will pay such holders of New Discovery common stock issued in exchange, without interest, any unpaid dividends or other distributions payable with respect to such shares of New Discovery common stock.

Treatment of Stock Options

Options Held by Robert Bennett

At the effective time of the merger, each outstanding option to purchase shares of DHC Series A common stock held by Robert R. Bennett, a director of DHC, will be converted into an option to purchase shares of New Discovery Series A common stock, an option to purchase shares of New Discovery Series C common stock, and an option to purchase shares of AMC Series A common stock. The exercise price of each such New Discovery Series A option, New Discovery Series C option and AMC Series A option will be calculated by multiplying (x) the volume weighted average price of the common stock subject to such option over the first 10 trading days of regular way trading after closing of the Transaction, by (y) a fraction, (1) the numerator of which is the exercise price of the DHC option and (2) the denominator of which is the volume weighted average price of the DHC Series A common stock subject to such DHC option over 5 trading days of regular way trading prior to closing of the Transaction. The number of shares of New Discovery Series A common stock, New Discovery Series C common stock and AMC Series A common stock subject to each option will be calculated so as to preserve the aggregate intrinsic value of the DHC Series A option. Generally, the terms and conditions of each option granted in the merger, including vesting conditions and the scheduled expiration date, will remain as set forth in the DHC option held by Mr. Bennett immediately prior to the Transaction.

By way of illustration, the chart below shows, for each outstanding option to acquire shares of DHC Series A common stock held by Mr. Bennett as of June 30, 2008, the aggregate number of shares of New Discovery Series A common stock, New Discovery Series C common stock and AMC Series A common stock subject to the converted options and the exercise price for each such converted option. For the purposes of the illustration, and in lieu of a volume weighted average price of the applicable common stock, we used the closing price of DHC Series A common stock as of a recent date, which was $21.18, and derived hypothetical post-closing trading prices for New Discovery Series A common stock, New Discovery Series C common stock and AMC Series A common stock. Because the value of the DHC Series A common stock, New Discovery Series A common stock, New Discovery Series C common stock and AMC Series A common stock may differ from the prices used in this example, the number of shares subject to, and the exercise price for, each converted option may be different.

DHC Series A Options		New Discovery and AMC Options
		No. of New		No. of New
No. of DHC		Discovery		Discovery		No. of AMC
Series A	Exercise	Series A	Exercise	Series C	Exercise	Series A	Exercise
Shares	Price	Shares	Price	Shares	Price	Shares	Price

100,000	$11.84	50,000	$11.19	50,000	$10.12	5,000	$23.68
100,000	$13.00	50,000	$12.29	50,000	$11.12	5,000	$26.00
10,000	$22.90	5,000	$21.64	5,000	$19.58	500	$45.80

At the effective time of the merger, each outstanding option to purchase shares of DHC Series B common stock, all of which options are held by Mr. Bennett, will be converted into an option to purchase shares of New Discovery Series B common stock, an option to purchase shares of New Discovery Series C common stock and an option to purchase shares of AMC Series B common stock. The exercise price of each such New Discovery Series B option, New Discovery Series C option and AMC Series B option will be calculated by multiplying (x) the volume weighted average price of the common stock subject to such option over the first 10 trading days of regular way trading after closing of the Transaction, and (y) a fraction, (1) the numerator of which is the exercise price of the DHC Series B option and (2) the denominator of which is the volume weighted average price of the DHC Series B common stock subject to such DHC Series B option over 5 trading days of regular way trading prior to closing of the Transaction. The number of shares of New Discovery Series B common stock, New Discovery Series C common stock and AMC Series B common stock subject to each New Discovery Series B option, New Discovery Series C option and AMC Series B option will be calculated so as to preserve the aggregate intrinsic value of the DHC Series B option. Generally, the terms and conditions of each option granted in the merger, including vesting conditions and the scheduled expiration date, will remain as set forth in the DHC option held by Mr. Bennett immediately prior to the Transaction. Mr. Bennett’s options to acquire shares of DHC Series B common stock are, at his option, exercisable for shares of DHC Series B common stock or DHC Series A common stock. The exercise price applicable to the DHC Series B common stock is different from the exercise price applicable to the DHC Series A common stock. Accordingly, after the effective time of the merger, Mr. Bennett will have the option to exercise such stock option for shares of New Discovery Series A common stock, New Discovery Series C common stock and AMC Series A common stock (rather than New Discovery Series B common stock, New Discovery Series B common stock and AMC Series B common stock). If Mr. Bennett exercises such stock options for shares of Series A common stock, the number of shares subject to such options and their exercise prices shall be determined according to the provisions described in the first paragraph under “Options Held by Robert Bennett” above.

By way of illustration, the chart below shows, for each outstanding option to acquire DHC Series B common stock held by Mr. Bennett as of June 30, 2008, the aggregate number of shares of New Discovery Series B common stock, New Discovery Series C common stock and AMC Series B common stock subject to the converted option and the exercise price for each such converted option. For the purposes of the illustration, and in lieu of a volume weighted average price of the applicable common stock, we used the closing price of DHC Series B common stock as of a recent date, which was $21.40 and derived hypothetical post-closing trading prices for New Discovery Series B common stock, New Discovery Series C common stock and AMC Series B common stock. Because the value of the DHC Series B common stock, New Discovery Series B common stock, New Discovery Series C common stock and AMC Series B common stock may differ from the prices used in this example, the number of shares subject to, and the exercise price for, each converted option may be different.

DHC Series B Option		New Discovery and AMC Options
		No. of New		No. of New
No. of DHC		Discovery		Discovery		No. of AMC
Series B	Exercise	Series B	Exercise	Series C	Exercise	Series B	Exercise
Shares	Price	Shares	Price	Shares	Price	Shares	Price

1,667,985	$19.06	833,992	$18.18	833,992	$16.13	83,399	$38.12

Director Options

At the effective time of the merger, each outstanding option to purchase shares of DHC Series A common stock held by any member of the board of directors of DHC (other than Mr. Bennett) who will be a director of New Discovery immediately after the effective time of the merger will be converted into an option to purchase shares of New Discovery Series A common stock and an option to purchase shares of New Discovery Series C common stock. The exercise price of each such New Discovery Series A option and Series C option will be calculated by multiplying (x) the volume weighted average price of the common stock subject to such option over the first 10 trading days of regular way trading after closing of the Transaction, by (y) a fraction, (1) the numerator of which is the exercise price of such DHC Series A option and (2) the denominator of which is the volume weighted average price of the DHC Series A common stock subject to such DHC Series A option over the 5 trading days of regular way trading prior to closing of the Transaction. The number of shares of New Discovery Series A common stock and New Discovery Series C common stock subject to each New Discovery Series A option and Series C option will be calculated so as to preserve the aggregate intrinsic value of the DHC Series A option. Generally, the terms and conditions of each option granted in the merger, including vesting conditions and the scheduled expiration date, will remain as set forth in the DHC Series A option held by the director immediately prior to the Transaction.

For the purposes of the following illustration, and in lieu of a volume weighted average price of the applicable common stock, we used the closing price of DHC Series A common stock as of a recent date, which was $21.18 and derived hypothetical post-closing trading prices for New Discovery Series A common stock and New Discovery Series C common stock. Based on such closing price and hypothetical trading prices, the aggregate number of shares of New Discovery Series A common stock subject to the converted options held by a director of DHC (other than Mr. Bennett) who will be a director of New Discovery, will be 37,580 and the aggregate number of shares of New Discovery Series C common stock subject to the converted options held by such directors will be 37,580. In addition, the chart below shows, for an outstanding option to acquire 10,000 shares of Series A common stock of DHC held by one such director the aggregate number of shares of New Discovery Series A common stock and New Discovery Series C common stock subject to the converted options and the exercise price for each such converted option. Because the value of the DHC Series A common stock, New Discovery Series A common stock and New Discovery Series C common stock may differ from the prices used in this example, the number of shares subject to, and the exercise price for, each converted option may be different.

New Discovery Options
DHC Series A Option				No. of New
No. of DHC		No. of New		Discovery
Series A	Exercise	Discovery	Exercise	Series C	Exercise
Shares	Price	Series A Shares	Price	Shares	Price

10,000	$22.90	5,555	$21.64	5,555	$19.58

Other Options

At the effective time of the merger, each outstanding option to purchase shares of DHC Series A common stock, other than those held by Mr. Bennett or the directors of DHC who will serve on the New Discovery board, will be converted into a stock appreciation right relating to shares of New Discovery Series A common stock and a stock appreciation right relating to shares of New Discovery Series C common stock. The base price of each New Discovery Series A SAR and New Discovery Series C SAR will be calculated by multiplying (x) the volume weighted average price of the common stock subject to such New Discovery Series A SAR or New Discovery Series C SAR over the first 10 trading days of regular way trading after closing of the Transaction, and (y) a fraction, (1) the numerator of which is the exercise price of such DHC Series A option and (2) the denominator of which is the volume weighted average price of the DHC Series A common stock subject to such DHC Series A option over 5 trading days of regular way trading prior to closing of the Transaction. The number of shares of New Discovery Series A common stock and New Discovery Series C common stock relating to each such Series A SAR and Series C SAR, respectively, will be calculated so as to preserve the aggregate intrinsic value of the DHC Series A option. Generally, the terms and conditions of each Series A and Series C SAR granted in the merger, including vesting conditions and the scheduled expiration date, will remain as set forth in the DHC Series A option held by the holder immediately prior to the Transaction, except that the spread between the fair market value of the underlying shares and the base price of each Series A SAR and Series C SAR will be payable solely in shares of New Discovery Series A common stock or New Discovery Series C common stock, as applicable.

For the purposes of the following illustrations, and in lieu of a volume weighted average price of the applicable common stock, we used the closing price of DHC Series A common stock as of a recent date, which was $21.18 and derived hypothetical post-closing trading prices for New Discovery Series A common stock and New Discovery Series C common stock. Based on such closing price and hypothetical trading prices, the aggregate number of shares of New Discovery Series A common stock to which the Series A SARs relate will be 279,992 and the aggregate number of shares of New Discovery Series C common stock to which the Series C SARs relate will be 279,992. In addition, the chart below shows, for an outstanding option to acquire 20,000 shares of Series A common stock of DHC held by an individual other than a director of DHC, the aggregate number of shares of New Discovery Series A common stock to which the Series A SAR relates, the aggregate number of shares of New Discovery Series C common stock to which the Series C SAR relates and the base price for each such SAR. Because the value of the DHC Series A common stock, New Discovery Series A common stock and New Discovery Series C common stock may differ from the prices used in this example, the number of shares to which the SAR relates, and the base price for each SAR, may be different.

DHC Series A Options		New Discovery SARs
No. of New
No. of DHC		No. of New		Discovery
Series A	Exercise	Discovery	Exercise	Series C	Exercise
Shares	Price	Series A Shares	Price	Shares	Price

20,000	$11.84	11,111	$11.19	11,111	$10.12

Conditions to completion of Merger

The respective obligations of the DHC, Merger Sub and New Discovery to consummate the merger are subject to the satisfaction (or, where applicable, waiver), at or prior to the effective time of the merger, of the conditions to the Transaction set forth in the Transaction Agreement.

Termination

The merger agreement will automatically terminate on termination of the Transaction Agreement.

Escrow Agreement

At or prior to the closing of the Transaction, New Discovery and Advance/Newhouse will enter into an escrow agreement with the escrow agent, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Pursuant to the escrow agreement, following the closing of the Transaction and the issuance of additional shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock consisting of escrow shares to Advance/Newhouse, Advance/Newhouse will deposit such escrow shares with the escrow agent for the benefit of Advance/Newhouse. The escrow shares will be registered in the name of Advance/Newhouse, and Advance/Newhouse will have the right to vote the escrow shares until such time as they are released directly to Advance/Newhouse or returned to New Discovery, in each case, as described below.

The escrow shares (and any related escrow property) will be released from the escrow as follows:

•	upon each issuance of shares of New Discovery Series A common stock pursuant to the exercise of a stock appreciation right granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of New Discovery Series A convertible preferred stock convertible into 1/2 of the number of shares of New Discovery Series A common stock so issued and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	upon each issuance of shares of New Discovery Series C common stock pursuant to the exercise of a stock appreciation right granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of New Discovery Series C convertible preferred stock convertible into 1/2 of the number of shares of New Discovery Series C common stock so issued and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	upon each issuance of shares of New Discovery Series A common stock or New Discovery Series B common stock pursuant to the exercise of a New Discovery Series A option or Series B option granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of New Discovery Series A convertible preferred stock convertible into shares of New Discovery Series A common stock equal to 1/2 of the quotient of (x) the aggregate number of shares of New Discovery Series A common stock or New Discovery Series B common stock subject to such option multiplied by the spread between the fair market value of such shares of New Discovery common stock issuable upon exercise of such option on the date of exercise and the exercise price of such option and (y) the fair market value of shares of New Discovery Series A common stock or New Discovery Series B common stock subject to such option, and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	upon each issuance of shares of New Discovery Series C common stock pursuant to the exercise of a New Discovery Series C option granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, shares of New Discovery Series C convertible preferred stock convertible into a number of shares of New Discovery Series C common stock equal to 1/2 of the quotient of (x) the aggregate number of shares of New Discovery Series C common stock subject to such option multiplied by the spread between the fair market value of such shares of New Discovery Series C common stock issuable upon exercise of such Series C option on the date of exercise and the exercise price of such Series C option and (y) the fair market value of shares of New Discovery Series C common stock subject to such Series C option, and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	the escrow will terminate at such time as all stock appreciation rights and converted options have been exercised or the time period within which such stock appreciation rights and converted options may be exercised has expired, following which the escrow agent will promptly distribute any escrow shares and escrow property remaining in escrow to New Discovery.

The purpose of the issuance of the escrowed shares and the escrow agreement is to provide Advance/Newhouse with protection against dilution resulting from the rollover of the DHC equity awards to New Discovery upon the closing of the Transaction. The parties agreed to this escrow arrangement, in lieu of issuing shares directly to Advance/Newhouse from New Discovery’s authorized and unissued share pool upon any of the release events described above, because a periodic issuance of shares in this context would have been less efficient from a tax standpoint.

As described in “— Transaction Agreement — Advance/Newhouse Contribution” the number of shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock that will initially be deposited with the escrow agent will be based on the number of shares of New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock that may be issued by New Discovery pursuant to stock options and stock appreciations rights in effect immediately following the merger. See “Treatment of Stock Options” for a description of how existing options to acquire DHC common stock will be treated in the merger and converted into options or stock appreciation rights relating to New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock. For the purposes of the following illustrations, and in lieu of a volume weighted average price of the applicable common stock, we used the closing price of DHC Series A common stock as of a recent date, which was $21.18, and derived hypothetical post-closing trading prices for New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock. Based on such closing price and hypothetical trading prices, (i) the aggregate number of shares of New Discovery Series A common stock subject to converted options and Series A SARs will be, in the aggregate, 422,572, (ii) the aggregate number of shares of New Discovery Series B common stock subject to converted options will be 833,992 and (iii) the aggregate number of shares of New Discovery Series C common stock subject to converted options and Series C SARs will be, in the aggregate, 1,256,563. If such options and SARs were granted as a result of the merger, then 718,993 shares of New Discovery Series A convertible preferred stock and 718,993 shares of New Discovery Series C convertible preferred stock would initially be deposited with the escrow agent. Because the value of the DHC Series A common stock, the New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock may differ from the prices used in this example, the number of shares to deposited with the escrow agent may be different.

Reorganization Agreement

On June 4, 2008, DHC entered into a reorganization agreement with New Discovery, AMC, Ascent Media Group, LLC and Ascent Media Sound that provides for, among other things, the principal corporate transactions required to effect the AMC spin-off, certain conditions to the AMC spin-off and provisions governing the relationship between New Discovery and DHC on the one hand, and AMC on the other hand, with respect to and resulting from the AMC spin-off.

The reorganization agreement provides that, on or prior to the record date:

•	DHC will transfer to AMC, or cause its subsidiaries to transfer to AMC, all of the outstanding ownership interests in Ascent Media; and

•	Ascent Media Group, LLC will transfer to DHC, or one of its subsidiaries, all of the outstanding ownership interests in Ascent Media Sound.

The reorganization agreement also provides for mutual indemnification obligations, which are designed to make AMC financially responsible for substantially all liabilities that may exist relating to the business of AMC prior to the AMC spin-off, as well as for all liabilities incurred by AMC after the AMC spin-off, and to make DHC and New Discovery financially responsible for certain potential liabilities of AMC arising prior to the AMC spin-off which are not related to the business of AMC, including, for example, any liabilities arising as a result of AMC having been a subsidiary of DHC. The reorganization agreement also provides for AMC to assume all or substantially all outstanding financial obligations of DHC at the closing (other than any liabilities relating to Ascent Media Sound), which are expected to be less than all or substantially all of DHC’s unrestricted cash and cash equivalents then on hand to be transferred by DHC to AMC prior to the AMC spin-off.

In addition, the reorganization agreement provides for each party to preserve the confidentiality of all confidential or proprietary information of the other parties for five years following the AMC spin-off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

The reorganization agreement may be terminated, and the AMC spin-off may be abandoned, at any time prior to the date of the spin-off, by and in the sole discretion of DHC’s board of directors, without the approval of DHC stockholders or anyone else.

Tax Sharing Agreement

Under the tax sharing agreement between New Discovery, DHC, AMC and other parties thereto, generally DHC will be responsible for (i) all U.S. federal, state, local and foreign income taxes attributable to DHC or any of its subsidiaries for any tax period that begins after the date of the AMC spin-off (and for any tax period that begins on or before and ends after the date of the AMC spin-off, for the portion of that period after the date of the AMC spin-off), other than such taxes arising as a result of the AMC spin-off and related internal restructuring of DHC, (ii) all taxes arising as a result of the AMC spin-off to the extent such taxes arise as a result of any breach on or after the date of the AMC spin-off of any representation, warranty, covenant or other obligation of DHC or of a subsidiary or shareholder of DHC made in connection with the issuance of the tax opinion relating to, among other things, the qualification of the AMC spin-off as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes or in the tax sharing agreement, and (iii) all taxes arising as a result of such internal restructuring of DHC to the extent such taxes arise as a result of any action undertaken after the date of the AMC spin-off by DHC or a subsidiary or shareholder of DHC. AMC will be responsible for all taxes attributable to AMC or any of its subsidiaries, whether accruing before, on or after the AMC spin-off (other than any such taxes for which DHC is responsible under the tax sharing agreement), as well as (i) all taxes attributable to DHC or any of its subsidiaries (other than Discovery) for any tax period that ends on or before the date of the AMC spin-off (and for any tax period that begins on or before and ends after the date of the AMC spin-off, for the portion of that period on or before the date of the AMC spin-off), other than such taxes arising as a result of the AMC spin-off and related internal restructuring of DHC and (ii) all taxes arising as a result of the AMC spin-off or the internal restructuring of DHC to the extent such taxes are not the responsibility of DHC under the tax sharing agreement.

Registration Rights Agreement

On or prior to the closing of the Transaction, New Discovery and Advance/Newhouse will enter into a registration rights agreement, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a party.

Pursuant to the registration rights agreement, subject to certain limitations and restrictions, Advance/Newhouse will have the right to require New Discovery to use its reasonable efforts to register the shares of New Discovery common stock issuable upon conversion of the convertible preferred stock issued in the Transaction. Advance/Newhouse will have the right to demand up to three such registrations, subject to certain conditions. New Discovery will be responsible for customary registration expenses incurred in connection with any such registration. Subject to certain limitations and restrictions, Advance/Newhouse will have the right to assign any or all of its registration rights to any member of its stockholder group and to third parties. Any such transferee is required to agree to be bound by the registration rights agreement and such transfer is to be effected in accordance with applicable securities laws. Advance/Newhouse may effect an underwritten public offering with respect to shares included in a shelf registration statement so long as the gross proceeds to the selling holders are expected to exceed $100,000,000. Advance/Newhouse will be permitted to select one co-lead bookrunning managing underwriter for such public offering reasonably acceptable to New Discovery and New Discovery will select the remaining co-lead bookrunning managers.

Advance/Newhouse will also have piggy-back registration rights to participate in any primary or secondary offering of shares of New Discovery common stock by New Discovery, whether for its own account or for the account of any other stockholders.

The registration rights agreement also contains customary provisions relating to blackout periods and indemnification.

DESCRIPTION OF NEW DISCOVERY CAPITAL STOCK

The following information summarizes New Discovery’s restated charter and bylaws as these documents will be in effect at the time of the closing of the Transaction.

Authorized Capital Stock

New Discovery’s authorized capital stock consists of four billion three hundred ten million (4,310,000,000) shares, of which three billion eight hundred million (3,800,000,000) shares are designated common stock, par value $0.01 per share, and five hundred ten million (510,000,000) shares are designated preferred stock, par value $0.01 per share.

New Discovery’s common stock is divided into three series. New Discovery has authorized one billion seven hundred million (1,700,000,000) shares of Series A common stock, one hundred million (100,000,000) shares of Series B common stock, and two billion (2,000,000,000) shares of Series C common stock.

New Discovery’s preferred stock is divided into two series. New Discovery has authorized seventy five million (75,000,000) shares of Series A convertible preferred stock and seventy five million (75,000,000) shares of Series C convertible preferred stock. Three hundred and sixty million (360,000,000) shares of preferred stock are undesignated as to series and are issuable in accordance with the provisions of the restated charter.

Immediately following the effective time of the merger, New Discovery expects to have outstanding approximately one hundred and thirty four million (134,000,000) shares of its Series A common stock, six million five hundred thousand (6,500,000) shares of its Series B common stock and one hundred and forty million, five hundred thousand (140,500,000) shares of its Series C common stock, seventy million (70,000,000) shares of Series A convertible preferred stock and seventy million (70,000,000) shares of Series C convertible preferred stock in each case, based upon the number of shares of DHC Series A common stock and DHC Series B common stock outstanding on May 31, 2008.

Common Stock

The holders of Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of Series A common stock will be entitled to one vote for each share held, and the holders of Series B common stock will be entitled to ten votes for each share held, on all matters voted on by stockholders, including elections of directors (other than the directors to be elected by the holders of Series A convertible preferred stock, as provided in “Series A Convertible Preferred Stock and Series C Convertible Preferred Stock — Series A Preferred Stock Directors” below). The holders of Series C common stock will not be entitled to any voting powers, except as required by Delaware law. If the vote or consent of holders of Series C common stock is required for a matter by Delaware law, the holders of Series C common stock will be entitled to 1/100th of a vote for each share held. Subject to any preferential rights of holders of Series A convertible preferred stock and any outstanding series of New Discovery’s preferred stock created by New Discovery’s board from time to time, the holders of outstanding shares of Series A common stock, Series B common stock, Series A convertible preferred stock, and each series of any preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by stockholders of New Discovery (excluding, with respect to the holders of Series A convertible preferred stock, the election of the directors to be elected by the holders of common stock). In addition, the consent of holders of 75% of the then – outstanding shares of Series B common stock, voting together as a separate class, is required for any issuance of shares of Series B common stock by New Discovery (except in limited circumstances).

Dividends

Subject to any preferential rights of any outstanding series of New Discovery’s preferred stock created by New Discovery’s board from time to time, the holders of New Discovery’s common stock will be entitled to such dividends as may be declared from time to time by New Discovery’s board from funds available therefor. Except as otherwise described under “— Distributions,” whenever a dividend is paid to the holders of one of series of common stock, New Discovery will also pay to the holders of the other series of common stock an equal per share dividend. For a more complete discussion of New Discovery’s dividend policy, please see ‘‘— Dividend Policy.”

Conversion

Each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Series A common stock and Series C common stock are not convertible.

Distributions

Distributions made in shares of Series A common stock, Series B common stock, Series C common stock or any other security with respect to Series A common stock, Series B common stock or Series C common stock may be declared and paid only as follows:

•	a share distribution (i) consisting of shares of Series C common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A common stock (or securities convertible therefor) to holders of Series A common stock, on an equal per share basis, (y) shares of Series B common stock (or securities convertible therefor) to holders of Series B common stock, on an equal per share basis, and (z) shares of Series C common stock (or securities convertible therefor) to holders of Series C Common Stock, on an equal per share basis; or

•	a share distribution consisting of shares of any class or series of securities of New Discovery or any other person, other than Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of New Discovery’s common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of New Discovery’s common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provision and the holders of Series A common stock, Series B common stock and Series C common stock receiving securities of the class or series such that the relative voting rights of the securities of the class or series of securities to be received by the holders of each series of common stock corresponds, to the extent practicable, to the relative voting rights of each such series of New Discovery’s common stock, and provided further that, in each case, the distribution is otherwise made on an equal per share basis; and provided further that the holders of New Discovery Series B common stock have a consent right with respect to certain distributions of voting securities on New Discovery Series C common stock and certain distributions pursuant to which the holders of New Discovery Series B common stock would receive voting securities with lesser voting rights than those of the New Discovery Series B common stock.

New Discovery may not reclassify, subdivide or combine any series of its common stock without reclassifying, subdividing or combining the other series of its common stock, on an equal per share basis.

The foregoing distribution provisions were structured to ensure that all holders of New Discovery common stock are treated equally in a distribution, while protecting the relative voting rights associated with each of the Series A and Series B shares of New Discovery common stock. The distribution provisions permit holders of each series to receive a distribution of shares of the same series because such a distribution would not affect any series’ relative voting rights. The distribution provisions also permit Series C shares to be distributed to all holders of New Discovery common stock because the relative voting power of the holders of New Discovery Series A and Series B common stock would not be diluted by a distribution of non-voting stock. However, the distribution provisions do not permit either Series A shares or Series B shares to be distributed to all holders of New Discovery common stock because the voting power of the holders of the higher voting series of stock would be diluted by the distribution of their series of voting stock to lower voting or non-voting series of stock. Lastly, the distribution provisions relating to other New Discovery securities or non-New Discovery stock replicate, to the extent practicable, the protections afforded to the various series of New Discovery common stock described above.

Liquidation and Dissolution

In the event of New Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of New Discovery’s debts and liabilities and subject to the prior payment in full of any preferential amounts to which New Discovery’s preferred stock holders may be entitled including the liquidation preference granted to holders of Series A convertible preferred stock and Series C convertible preferred stock as described in the section “Series A Convertible Preferred Stock and Series C Convertible Preferred Stock — Liquidation Preference” below, the holders of Series A common stock, Series B common stock, Series C common stock and Series A convertible preferred stock and Series C convertible preferred stock will share equally, on a share for share basis (and in case of holders of Series A convertible preferred stock and Series C convertible preferred stock, on an as converted into common stock basis), in New Discovery’s assets remaining for distribution to the holders of New Discovery’s common stock.

Series A Convertible Preferred Stock and Series C Convertible Preferred Stock

The holders of New Discovery’s Series A convertible preferred stock and Series C convertible preferred stock have the rights, powers and privileges described below.

General Voting Rights

In connection with any matter as to which the holders of Series A common stock and Series B common stock are entitled to vote other than the election of common stock directors, holders of Series A convertible preferred stock and, if holders of Series C common stock are entitled to vote pursuant to Delaware law, the holders of Series C convertible preferred stock, have the right to vote with holders of common stock on an as converted to common stock basis, voting together as a single class on all matters to be voted on by stockholders of New Discovery (excluding the election of common stock directors).

Special Class Vote Matters

So long as Advance/Newhouse or any of the direct or indirect subsidiaries of Advance Publications, Inc. or Newhouse Broadcasting Corporation (collectively referred to as the ANPP Stockholder Group) or any ANPP Permitted Transferee (as defined below) owns or has the right to vote such number of shares of Series A convertible preferred stock constituting at least 80% of the number of shares equal to the sum of (x) the number of shares of Series A convertible preferred stock issued to the ANPP Stockholder Group in the Transaction plus (y) the number of shares of Series A convertible preferred stock released to the ANPP Stockholder Group from escrow (such number of shares, the Base Amount), New Discovery’s restated charter requires the consent of the holders of a majority of such shares of Series A convertible preferred stock (Majority Holders) before New Discovery or any of its subsidiaries can take any of the actions described below (any such action, a Special Class Vote Matter).

The term “ANPP Permitted Transferee” means a person (who is not a member of the ANPP Stockholder Group) that acquires record and beneficial ownership of all outstanding shares of Series A convertible preferred stock from one or more members of the ANPP Stockholder Group or another ANPP Permitted Transferee, provided that the shares of Series A convertible preferred stock, Series C convertible preferred stock and New Discovery common stock beneficially owned by such transferee and its affiliates immediately following such transfer do not exceed the Maximum Amount.

The term “Maximum Amount” means a number of shares of New Discovery common stock equal to (x) 7.5% of the sum of (A) the number of shares of New Discovery common stock (including shares issuable on conversion of Series A convertible preferred stock or Series C convertible preferred stock (other than escrow shares)) outstanding immediately following the effective time of the merger, (B) the number of shares of New Discovery common stock issuable upon conversion of Series A convertible preferred stock and Series C convertible preferred stock released to the ANPP Stockholder Group from escrow, and (C) the number of shares of New Discovery common stock issuable upon exercise of options of New Discovery, which options were converted in the merger from options to acquire shares of DHC common stock; plus (y) the number of shares of New Discovery common stock issuable upon conversion of the shares of Series A convertible preferred stock and Series C convertible preferred stock issued to Advance/Newhouse in the Transaction; plus (z) any shares of Series A convertible preferred stock and Series C convertible preferred stock released from escrow. The Maximum Amount is subject to adjustment upon certain transfers of shares of Series A convertible preferred stock or Series C convertible preferred stock (or shares of common stock issuable upon conversion thereof). The Maximum Amount will be deemed to have been exceeded if after the date shares of Series A convertible preferred stock and Series C convertible preferred stock were initially issued to Advance/Newhouse, any member of the ANPP Stockholder Group or any ANPP Permitted Transferee acquires shares of common stock or transfers shares of Series A convertible preferred stock or Series C convertible preferred stock to any third party and such transaction results in an increase in the aggregate voting power held by the ANPP Stockholder Group, ANPP Permitted Transferee, or such transferee and their respective affiliates collectively following such transaction by greater than 1% of the aggregate voting power held by the ANPP Stockholder Group immediately after the effective time of the merger. For purposes of calculating such aggregate voting power, escrow shares will be excluded, any shares of Series A convertible preferred stock released from escrow will be included, and the number of shares of New Discovery common stock issuable upon exercise of options of New Discovery outstanding immediately after the merger, will be included.

Special Class Vote Matters are:

•	increase in the size of the board in excess of 11 directors;

•	fundamental change in the business of New Discovery and its subsidiaries;

•	investment, joint venture or acquisition constituting a material departure from the current lines of business of New Discovery;

•	the material amendment, alteration or repeal of any provision of New Discovery’s restated charter or bylaws (or the organizational documents of any New Discovery subsidiary);

•	related party transactions between New Discovery and its subsidiaries and any related party unless similar to comparable transactions with third parties or on arm’s length terms;

•	merger, consolidation or other business combination by New Discovery into another entity other than transactions with its direct or indirect wholly-owned subsidiaries;

•	disposition or acquisition by New Discovery or any of its subsidiaries of any assets or properties exceeding $250 million in aggregate value or acquisition in which stock consideration is paid having voting rights superior to the voting rights of the Series A convertible preferred stock;

•	authorization, issuance, reclassification or recombination of any equity securities of New Discovery or its material subsidiaries other than certain specified exceptions;

•	action resulting in the voluntary liquidation, dissolution or winding up of New Discovery or any of its material subsidiaries;

•	substantial change in Discovery’s service distribution policy and practices;

•	dividend on, or distribution to holders of, equity securities of New Discovery or any subsidiary of New Discovery subject to specified exceptions;

•	incurrence of indebtedness by New Discovery or any of its subsidiaries if total debt of New Discovery and its subsidiaries would exceed four times the annualized cash flow of New Discovery for the previous four consecutive quarterly periods or result in debt service for the next twelve months exceeding sixty-six percent of its annualized cash flow;

•	appointment or removal of the Chairman of the board or Chief Executive Officer of New Discovery;

•	public offering of any securities of New Discovery or any of its subsidiaries subject to certain specified exceptions; and

•	adoption of New Discovery’s annual business plan or any material deviation therefrom.

The Special Class Vote Matters were structured to provide Advance/Newhouse with consent rights at New Discovery comparable to those Advance/Newhouse held under the limited liability company agreement of Discovery Communications Holding. The differences in the consent rights are largely attributable to New Discovery’s status as a public company, as compared to Discovery Communications Holding’s status as a private limited liability company. In addition, the parties sought to decrease the extent to which Advance/Newhouse held consent rights over activities of New Discovery and its subsidiaries that are ordinary course activities or, in light of the anticipated market value of New Discovery, are arguably immaterial. For example, while Advance/Newhouse had a consent right over the election or removal of the Chairman of the Board and CEO of Discovery, the chief operating officer of Discovery or of any operating division or subsidiary of Discovery and of other officers of Discovery and its subsidiaries, the Special Class Vote Matters are limited to the appointment or removal of the Chairman of the Board and CEO of New Discovery. Similarly, whereas Advance/Newhouse had a consent right over any merger or reorganization involving Discovery or any of its subsidiaries, or any sale of assets outside of the ordinary course of business, the Special Class Vote Matters are limited to mergers and business combinations involving New Discovery and sales of assets having an aggregate value in excess of $250 million. Consent rights over institution of litigation, over entrance into contracts over $1 million, over details regarding Discovery’s advertising rebate plan for The Discovery Channel, and over other transactions “outside the ordinary course of business” have also been eliminated. Under the limited liability company agreement of Discovery Communications Holding, Advance/Newhouse had a consent right over the annual business plan, and if the members could not agree on an annual business plan there was a default mechanism that would have Discovery operate on a minimal budget. That default provision is eliminated from the Special Class Vote Matters, in the belief that a public company is required to have an approved budget.

Series A Preferred Stock Directors

The holders of the Series A convertible preferred stock will have the right to elect three members of the board of directors and two such directors must qualify as independent directors as defined by the applicable rules and regulations of Nasdaq or the SEC. The shares of common stock will not be entitled to vote in the election of such directors.

Any vacancy in the office of a preferred stock director will be filled solely by the holders of the Series A convertible preferred stock entitled to appoint such director. A preferred stock director may be removed without cause by the written consent of the holders of a majority of the then outstanding shares of the Series A convertible preferred stock and may be removed with cause (as defined in New Discovery’s restated charter) upon the affirmative vote of the holders of a majority of the total voting power of the then outstanding shares of New Discovery’s common stock and Series A convertible preferred stock and any other series of preferred stock entitled to vote upon the election of common stock directors voting together as a single class.

Dividends

Subject to the prior preferences and other rights of any senior stock, whenever a cash dividend is paid to the holders of New Discovery common stock, New Discovery will also pay to the holders of the Series A convertible preferred stock and Series C convertible preferred stock an equal per share cash dividend on an as converted to common stock basis.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the option of the holder, into one share of Series A common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of New Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in New Discovery’s common stock. Each share of Series C convertible preferred stock is initially convertible, at the option of the holder, into one share of Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of New Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in New Discovery’s common stock.

Generally, each share of Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock if such share is transferred to a third party and such transfer is not a Permitted Transfer. In addition, all of the outstanding Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock at such time as the number of outstanding shares of Series A convertible preferred stock is less than 80% of the Base Amount.

Liquidation Preference

In the event of New Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of New Discovery’s debts and liabilities and subject to the prior payment with respect to any stock ranking senior to Series A convertible preferred stock or Series C convertible preferred stock, the holders of Series A convertible preferred stock and Series C convertible preferred stock will receive, before any payment or distribution is made to the holders of any common stock or other junior stock, an amount (in cash or property) equal to $.01 per share. Following payment of such amount and the payment in full of all amounts owing to the holders of securities ranking senior to New Discovery’s common stock, holders of Series A convertible preferred stock and Series C convertible preferred stock will be entitled to share ratably, on an as-converted to common stock basis, with the holders of New Discovery’s common stock, as to any amounts remaining for distribution to such holders.

Series Preferred Stock

New Discovery’s restated charter authorizes New Discovery’s board of directors to establish one or more series of New Discovery’s preferred stock and to determine, with respect to any series of New Discovery’s preferred stock, the terms and rights of the series, including:

•	the designation of the series;

•	the number of authorized shares of the series, which number New Discovery’s board may thereafter increase or decrease but not below the number of such shares then outstanding;

•	the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•	the rights of the series in the event of New Discovery’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•	the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of New Discovery’s board;

•	the voting rights, if any, of the holders of the series;

•	the terms and conditions, if any, for us to purchase or redeem the shares; and

•	any other relative rights, preferences and limitations of the series.

New Discovery believes that the ability of New Discovery’s board of directors to issue one or more series of New Discovery’s preferred stock will provide them with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of New Discovery’s preferred stock, as well as shares of New Discovery’s common stock, will be available for issuance without further action by New Discovery stockholders, unless such action is subject to the approval of the holders of Series A convertible preferred stock, required by applicable law or the rules of any stock exchange or automated quotation system on which New Discovery’s securities may be listed or traded. If the approval of New Discovery stockholders is not required for the issuance of shares of New Discovery’s preferred stock or New Discovery’s common stock, New Discovery’s board may determine not to seek stockholder approval.

Although New Discovery has no intention at the present time of doing so, it could issue a series of New Discovery’s preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. New Discovery’s board of directors will make any determination to issue such shares based upon its judgment as to the best interests of New Discovery’s stockholders. New Discovery’s board of directors, in so acting, could issue New Discovery’s preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of New Discovery’s board of directors, including a tender offer or other transaction that some, or a majority, of New Discovery stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Dividend Policy

New Discovery presently intends to retain future earnings, if any, to finance the expansion of New Discovery’s business. Therefore, New Discovery does not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by New Discovery will be made by New Discovery’s board of directors, from time to time, in accordance with applicable law after taking into account various factors, including New Discovery’s financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit New Discovery’s payment of dividends. Additionally, the declaration and payment of any dividends to holders of equity securities of New Discovery or any subsidiary of New Discovery (other than cash dividends payable out of current year’s earnings, dividends payable in common stock or other securities of New Discovery or dividends by any wholly-owned subsidiary of New Discovery to New Discovery or its wholly-owned subsidiaries) qualifies as a Special Class Vote Matter subject to the affirmative vote of the holders of a majority of the outstanding shares of Series A convertible preferred stock.

Anti-Takeover Effects of Provisions of the Restated Charter and Bylaws

Board of Directors

New Discovery’s restated charter and bylaws provide that, subject to any rights of the holders of any series of New Discovery’s preferred stock to elect additional directors and rights of holders of Series A convertible preferred stock to elect Series A preferred stock directors, the number of New Discovery’s directors will not be less than three and greater than fifteen directors, and the members of the board of directors of New Discovery immediately after closing will be as provided in a schedule to the Transaction Agreement. The members of New Discovery’s board (other than those who may be elected by holders of New Discovery’s preferred stock or Series A preferred stock directors), which we refer to as common stock directors, are divided into three classes. Each class of common stock directors consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of common stock directors. The term of office of New Discovery’s Class I directors expires at the annual meeting of New Discovery stockholders in 2009. The term of office of New Discovery’s Class II directors expires at the annual meeting of New Discovery stockholders in 2010. The term of office of New Discovery’s Class III directors expires at the annual meeting of New Discovery stockholders in 2011. At each annual meeting of New Discovery stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of New Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

New Discovery’s restated charter provides that, subject to the rights of the holders of any series of New Discovery’s preferred stock, New Discovery’s common stock directors may be removed from office only for cause (as defined in New Discovery’s restated charter) upon the affirmative vote of the holders of at least a majority of the aggregate voting power of New Discovery’s outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

New Discovery’s restated charter provides that, subject to the rights of the holders of any series of New Discovery’s preferred stock, vacancies in the offices of common stock directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on New Discovery’s board, will be filled only by the affirmative vote of a majority of the remaining common stock directors then in office (even though less than a quorum) or by the sole remaining common stock director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting New Discovery’s board will shorten the term of any incumbent director, except as may be provided in the restated charter of New Discovery or in any certificate of designation with respect to a series of New Discovery’s preferred stock with respect to any additional director elected by the holders of that series of New Discovery’s preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of New Discovery’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors (and in certain circumstances three elections) for any individual or group to gain control of New Discovery’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of New Discovery.

No Shareowner Action by Written Consent; Special Meetings

New Discovery’s restated charter provides that, (except (i) as otherwise provided in the terms of any series of preferred stock or (ii) with respect to an action taken by the holders of Series B common stock when voting together as a separate class), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Holders of Series A convertible preferred stock voting as a separate class on any Special Class Vote Matter or on the election or removal of Series A preferred stock directors are permitted to act by written consent. Except as otherwise required by law and subject to the rights of the holders of any series of New Discovery’s preferred stock, special meetings of New Discovery stockholders for any purpose or purposes may be called only by New Discovery’s Secretary at the request of at least 75% of the members of New Discovery’s board then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Advance Notice Procedures

New Discovery’s bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of New Discovery stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to New Discovery’s Secretary. To be timely, a stockholder’s notice will be given to New Discovery’s Secretary at New Discovery’s offices as follows:

(1) with respect to an annual meeting of New Discovery stockholders that is called for a date not more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of New Discovery stockholders, such notice will be given no earlier than the close of business on the 90th day prior to such anniversary and no later than the close of business on the 60th day prior to such anniversary;

(2) with respect to an annual meeting of New Discovery stockholders that is called for a date which is more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of New Discovery stockholders, such notice will be given no earlier than the close of business on the 100th day prior to the current annual meeting and not later than the close of business on the later of (A) the 70th day prior to the current annual meeting or (b) the 10th day following the day on which New Discovery first publicly announces the date of the current annual meeting; and

(3) with respect to an election to be held at a special meeting of New Discovery stockholders, not earlier than the close of business on the 100th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

The public announcement of an adjournment or postponement of a meeting of New Discovery stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to New Discovery’s board at any meeting is increased, and New Discovery does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it will be delivered to New Discovery’s Secretary at New Discovery’s offices not later than the close of business on the 10th day following the day on which New Discovery first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in 2009, the first anniversary date will be deemed to be [          ], 2009.

Amendments

New Discovery’s restated charter provides that, subject to the rights of the holders of any series of New Discovery’s preferred stock and rights of holders of Series A convertible preferred stock with respect to the Special Class Vote Matters, the affirmative vote of the holders of at least 80% of the aggregate voting power of New Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to New Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of New Discovery’s restated charter or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of New Discovery stockholders or (2) which has been approved by at least 75% of the members of New Discovery’s board then in office. Subject to the rights of holders of Series A convertible preferred stock to approve the amendments of any material bylaw provisions, New Discovery’s restated charter further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of New Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to New Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of New Discovery’s bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of New Discovery’s board then in office.

Supermajority Voting Provisions

In addition to the Special Class Vote Matters and supermajority voting provisions discussed under “— Amendments” above, New Discovery’s restated charter provides that, subject to the rights of the holders of any series of New Discovery’s preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of New Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to New Discovery stockholders, voting together as a single class, is required for:

•	New Discovery’s merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of New Discovery stockholders, or (2) that at least 75% of the members of New Discovery’s board of directors then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of New Discovery’s assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of New Discovery’s board of directors then in office have approved; or

•	New Discovery’s dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of New Discovery’s board of directors then in office have approved such dissolution.

Shareholder Rights Plan

The New Discovery board of directors has approved the adoption of a shareholder rights plan that will include the following terms and provisions. On [          ], 2008 the Board of Directors of New Discovery authorized and declared a dividend distribution of the preferred share purchase rights as follows to holders of New Discovery’s common stock and convertible preferred stock of record as of immediately after the effectiveness of the merger (the Record Date):

•	one preferred share purchase right (which we refer to as a Series A right) for each share of New Discovery Series A common stock and each share of New Discovery Series A convertible preferred stock outstanding immediately after the effectiveness of the merger, which Series A right will entitle the registered holder to purchase from us one one-thousandth of a share of New Discovery Series A Junior Participating Preferred Stock, par value $0.01 per share (which we refer to as the Series A junior preferred stock), at a purchase price of $100.00 per one-thousandth of a share, subject to adjustment;

•	one preferred share purchase right (which we refer to as a Series B right) for each share of New Discovery Series B common stock outstanding immediately after the effectiveness of the merger, which Series B right will entitle the registered holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share (which we refer to as the Series B junior preferred stock), at a purchase price of $100.00 per one-thousandth of a share, subject to adjustment; and

•	one preferred share purchase right (which we refer to as a Series C right and, collectively with the Series A rights and Series B rights, the rights) for each share of New DHC Series C common stock and New Discovery Series C convertible preferred stock outstanding immediately after the effectiveness of the merger, which Series C right will entitle the registered holder to purchase from us one one-thousandth of a share of Series C Junior Participating Preferred Stock, at a purchase price of $100.00 per one-thousandth of a share, subject to adjustment.

The description and terms of the rights will be set forth in a Rights Agreement between us and Computershare Trust Company, N.A., as Rights Agent, a form of which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The following description of the rights is qualified in its entirety by reference to the Rights Agreement.

Separation and Distribution of Rights; Exercisablility.  The Series A rights will be attached to all certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of New Discovery Series A common stock and New Discovery Series A convertible preferred stock then outstanding, the Series B rights will be attached to all certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of New Discovery Series B common stock then outstanding and the Series C rights will be attached to all certificates (or, in the case of uncertificated shares, all book-entry notations) representing shares of New Discovery Series C Stock and New Discovery Series C convertible preferred stock then outstanding, and no separate rights certificates will be distributed with respect to any of the rights at such time. The rights will separate from the capital stock to which it is attached on the rights distribution date, which will occur upon the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding shares of New Discovery’s common stock (an acquiring person), other than as a result of repurchases of stock by New Discovery or purchases or holdings by certain Exempt Persons; and

•	10 business days (or such later date as may be determined by action of New Discovery’s board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person or group of affiliated persons becoming an “acquiring person.”

An “Exempt Person” includes Advance/Newhouse and the members of its stockholder group and any third-party transferee that acquires all of the outstanding shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock, so long as the number of shares of common stock beneficially owned by Advance/Newhouse (including the shares of New Discovery common stock issuable upon conversion of the New Discovery convertible preferred stock) or such third party transferee does not exceed the Maximum Amount, as such amount may be adjusted under certain circumstances. Please see “Description of New Discovery Capital Stock  — Series A Convertible Preferred Stock and Series C Convertible Preferred Stock” for a summary of Maximum Amount.

Except in certain situations, a person or group of affiliated or associated persons becomes an “acquiring person” upon acquiring beneficial ownership of New Discovery’s outstanding common stock representing in the aggregate 10% or more of the shares of New Discovery’s common stock then outstanding. For purposes of the shareholder rights plan, “group” generally means any group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

The rights agreement provides that, until the rights distribution date (or earlier expiration of the rights), the rights will be evidenced by and transferred with (and only with) the New Discovery Series A common stock, New Discovery Series B common stock, New Discovery Series C common stock, New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock to which they are attached. Until the rights distribution date (or earlier expiration of the rights), common stock and preferred stock certificates will contain a notation incorporating the rights agreement by reference. Until the rights distribution date (or earlier expiration of the rights), the transfer of any shares of New Discovery Series A common stock, New Discovery Series B common stock, New Discovery Series C common stock, New Discovery Series A convertible preferred stock or New Discovery Series C convertible preferred stock outstanding will also constitute the transfer of the rights associated with the shares of common stock or preferred stock, as applicable, represented by such shares. As soon as practicable following the rights distribution date, separate certificates evidencing the rights related to the applicable series of common stock and preferred stock (which we refer to as right certificates) will be mailed to holders of record of New Discovery common stock and preferred stock as of the close of business on the rights distribution date and thereafter such separate right certificates alone will evidence the rights.

The rights are not exercisable unless and until a rights distribution date occurs. The rights will expire ten years after the date of the completion of the Transaction, unless such date is advanced or extended or unless the rights are earlier redeemed or exchanged by New Discovery, in each case as described below.

Anti-dilution Adjustments.  The purchase price payable, and the number of shares of the applicable series of junior preferred stock or other securities or property issuable, upon the exercise of the rights will be subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the applicable series of junior preferred stock;

•	if any person acquires, or obtains the right to subscribe for or purchase the applicable junior preferred stock at a price, or securities convertible into the applicable junior preferred stock with a conversion price, less than the then current market price of the applicable junior preferred stock; or

•	upon the distribution to holders of the applicable series of junior preferred stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in junior preferred stock) or subscription rights or warrants.

The number of outstanding rights associated with the applicable series of common stock or convertible preferred stock, as the case may be, will also be subject to adjustment in the event of a stock dividend on a series of convertible preferred stock or common stock, as the case may be, or a subdivision, consolidation or combination of the applicable series of common stock or series of preferred stock, in each case until a rights distribution date occurs.

Dividend and Liquidation Rights of the Junior Preferred Stock.  No shares of any series of junior preferred stock purchasable upon exercise of the rights will be redeemable. Each share of the applicable series of junior preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $10 per share and (2) an amount equal to 1,000 times the dividend declared per share of New Discovery Series A common stock, Series B common stock or Series C common stock, as the case may be. In the event of the liquidation, dissolution or winding up of New Discovery, the holders of each series of junior preferred stock will be entitled in priority to the holders of common stock to a minimum preferential payment equal to the greater of (1) $10 per share (plus any accrued but unpaid dividends and distributions) and (2) an amount equal to 1,000 times the payment made per share of New Discovery Series A common stock, Series B common stock or Series C common stock, as the case may be. Each share of the applicable series of junior preferred stock will have 1,000 times the number of votes as each share of the corresponding common stock on all matters which the corresponding common stock is entitled, voting together with the applicable series of common stock. Upon any merger, consolidation or other transaction in which shares of New Discovery’s Series A common stock or Series B common stock or Series C common stock are converted or exchanged, each share of the corresponding series of junior preferred stock will be entitled to receive 1,000 times the amount received per share of New Discovery’s Series A common stock, Series B common stock or Series C common stock, as the case may be. These rights are protected by customary anti-dilution provisions.

Because of the nature of the dividend, liquidation and voting rights of each series of junior preferred stock, the value of the fractional share of Series A junior preferred stock purchasable upon exercise of each Series A right, the value of the fractional share of Series B junior preferred stock purchasable upon exercise of each Series B right and the value of the fractional share of Series C junior preferred stock purchasable upon exercise of each Series C right should approximate the value of one share of New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock, respectively.

Flip-in and Flip-Over Events.  In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a Series A right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series A right shares of New Discovery Series A common stock, each holder of a Series B right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series B right shares of New Discovery Series B common stock, and each holder of a Series C right (other than rights beneficially owned by the acquiring person, which will become void) will have the right to receive upon exercise of a Series C right shares of New Discovery Series C common stock, in each case, having a market value equal to two times the exercise price of the Series A right, Series B right or Series C right, as the case may be. The events described in this paragraph are referred to as “flip-in events.”

In the event that, after a person or group has become an acquiring person, New Discovery is acquired in a merger or other business combination transaction or 50% or more of New Discovery’s consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Series A right, Series B right or a Series C right (in each case other than rights beneficially owned by an acquiring person, which will have become void) will have the right to receive upon exercise of Series A rights, Series B rights or Series C rights shares of common stock of the person with which New Discovery has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Series A right, the Series B right or the Series C right, as the case may be. The events described in this paragraph are referred to as “flip-over” events.

Exchange of the Rights.  At any time after any person or group becomes an acquiring person and prior to the earlier of the occurrence of a flip-over event or the acquisition by such acquiring person of shares of New Discovery common stock representing 50% or more of the total number of votes entitled to be cast generally by the holders of common stock then outstanding, the board of directors of New Discovery may cause the exchange of the rights (other than the rights beneficially owned by the acquiring person, which will become void), in whole or in part, for shares of the corresponding series of common stock or junior preferred stock at an exchange ratio of one share of the corresponding series of common stock or a fractional share of junior preferred stock of equivalent value for each right, subject to adjustment.

Redemption of Rights.  At any time prior to the time a person or group becomes an acquiring person, the board of directors of New Discovery may redeem the rights in whole, but not in part, at a price of $.01 per right (referred to as the redemption price), subject to adjustment, payable, at the option of New Discovery, in cash, shares of common stock or other consideration deemed appropriate by the board of directors of New Discovery. The redemption of the rights may be made effective at the time, on the basis and with the conditions as the board of directors of New Discovery in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendment of Rights.  For so long as the rights are redeemable, New Discovery may, except with respect to the redemption price, amend the rights agreement in any manner without approval of the holders of New Discovery’s common stock. After the rights are no longer redeemable, New Discovery may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

No Rights as Stockholder.  Until a right is exercised or exchanged, the holder of the rights, as such, will not have any rights as a stockholder of New Discovery, including, without limitation, any right to vote or to receive dividends.

Certain Tax Considerations.  For U.S. federal income tax purposes, the distribution by New Discovery of the rights will not be taxable to New Discovery, and the receipt of the rights which will be attached to New Discovery’s common stock and convertible preferred stock will not be taxable to holders of DHC common stock. Depending upon the circumstances, holders of the rights could recognize taxable income or gain on or after the date that the rights become exercisable or in the event that the rights are redeemed by us as provided above.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s restated charter contains a provision expressly electing not to be governed by Section 203. In New Discovery’s restated charter, New Discovery has elected not to be governed by Section 203.

Transfer Agent and Registrar

[          ] will be the transfer agent and registrar for New Discovery’s common stock.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF DHC AND NEW DISCOVERY

New Discovery and DHC are each organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of capital stock in New Discovery and DHC arise from differences in their respective charters and bylaws, in the case of DHC, as in effect on the date of this proxy statement/prospectus, and, in the case of New Discovery, as will be in effect at the effective time of the merger. Upon completion of the merger and related transactions, holders of DHC common stock will become holders of New Discovery common stock and their rights will be governed by Delaware law and New Discovery’s restated charter and bylaws.

The following discussion summarizes the material differences between the rights of DHC stockholders and New Discovery stockholders, as described in the applicable provisions of their respective charters and bylaws. This section does not include a complete description of all the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. All DHC stockholders are urged to carefully read the form of restated charter and form of bylaws of New Discovery included with this proxy statement/prospectus as Appendix D and Appendix E, respectively.

Authorized Capital Stock

DHC	New Discovery

The authorized capital stock of DHC consists of(i) 1,250,000,000 shares of common stock, par value $.01 per share, of which 600,000,000 shares are designated DHC Series A common stock, 50,000,000 shares are designated DHC Series B common stock and 600,000,000 shares are designated DHC Series C common stock and (ii) 50,000,000 shares of DHC preferred stock, par value $.01 per share. DHC’s restated charter authorizes the board of directors to authorize the issuance of one or more series of preferred stock.	The authorized capital stock of New Discovery consists of (i) 3,800,000,000 shares of common stock, par value $.01 per share, of which 1,700,000,000 shares are designated New Discovery Series A common stock, 100,000,000 shares are designated New Discovery Series B common stock and 2,000,000,000 shares are designated New Discovery Series C common stock and (ii) 510,000,000 shares of New Discovery preferred stock, par value $.01 per share, of which 75,000,000 shares are designated Series A convertible preferred stock 75,000,000 shares are designated Series C convertible preferred stock and 360,000,000 shares are shares of preferred stock that are undesignated as to series. New Discovery’s restated charter authorizes the board of directors to authorize the issuance of one or more series of preferred stock.

Voting Rights

DHC	New Discovery

Under DHC’s restated charter, holders of DHC Series A common stock are entitled to one vote for each share of such stock held, and holders of DHC Series B common stock are entitled to ten votes for each share of such stock held, on all matters submitted to a vote of DHC stockholders at any annual or special meeting. Holders of DHC Series C common stock are not entitled to any voting powers, except as required by Delaware law (in which case holders of DHC Series C common stock are entitled to 1/100th of a vote per share).	The voting rights of holders of common stock of New Discovery are the same as the voting rights of holders of DHC common stock.

Additionally, so long as the ANPP Stockholder Group or any ANPP Permitted Transferees holds shares of New Discovery Series A convertible preferred stock constituting at least 80% of the Base Amount, New Discovery’s restated charter requires the consent of the holders of a majority of the shares of Series A convertible preferred stock with respect to any Special Class Vote Matter. Further, holders of Series A convertible preferred stock have the right to vote on the election of the Series A preferred stock directors and on all matters voted on by the holders of Series A common stock, other than the election of common stock directors. In addition, the consent of holders of 75% of the then – outstanding shares of Series B common stock, voting together as a separate class, is required for any issuance of shares of Series B common stock by New Discovery (except in limited circumstances).

Cumulative Voting

DHC	New Discovery

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless that right is granted in the charter of the corporation. DHC’s restated charter does not permit cumulative voting by DHC stockholders.	Same as DHC.

Size of Board of Directors

DHC	New Discovery

DHC’s board of directors has five members. DHC’s restated charter provides that the minimum number of directors is three and the maximum number of directors is nine, and that the exact number of directors may be fixed by the board of directors.	New Discovery’s board of directors will initially consist of eleven directors, eight of which will constitute common stock directors and three of which will constitute Series A preferred stock directors; however, the size of New Discovery’s board of directors will automatically be reduced (i) by one member upon the death, resignation, removal or disqualification of the person who first serves as Chairman of the board of directors immediately following the merger and (ii) upon the holders of the Series A preferred stock ceasing to have the right to elect Series A preferred stock directors, by the number of Series A preferred stock directors then in office. New Discovery’s restated charter and bylaws will provide that the minimum number of directors is three and the maximum number of directors is fifteen, and that the exact number of directors may be fixed by the board of directors.

Classes of Directors

DHC	New Discovery

DHC’s restated charter provides that its board of directors is divided into three classes of directors with each class being elected to a staggered three-year term. The holders of preferred stock may be granted the right to separately elect additional directors.	New Discovery’s restated charter provides that its common stock directors will be elected by holders of common stock. Common stock directors are divided into three classes of directors with each class being elected to a staggered three-year term.

New Discovery’s restated charter provides that holders of Series A convertible preferred stock will be entitled to elect three preferred stock directors.

Removal of Directors

DHC	New Discovery

Under DHC’s restated charter, a director may be removed from office only for cause upon the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of DHC Series A common stock, DHC Series B common stock and any series of preferred stock entitled to vote upon matters that may be submitted to an DHC stockholder vote.	Under New Discovery’s restated charter, a common stock director may be removed from office only for cause upon the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Series A common stock, Series B common stock and any series of preferred stock entitled to vote upon the election of common stock directors.

A preferred stock director may be removed from office (i) for cause upon the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Series A common stock, Series B common stock, Series A convertible preferred stock and any series of preferred stock entitled to vote upon the election of common stock directors voting together as a single class and (ii) without cause by holders of a majority of the shares of Series A convertible preferred stock.

Vacancies on the Board of Directors

DHC	New Discovery

DHC’s restated charter provides that vacancies resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the board of directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.	Same as DHC with respect to vacancies in the offices of common stock directors. Vacancies in offices of preferred stock directors will be filled by holders of Series A convertible preferred stock.

Limitation of Personal Liability of Directors

DHC	New Discovery

Under Delaware law, a corporation may include in its charter a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; however, the provision may not eliminate or limit the liability of a director for a breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends, certain stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. DHC’s restated charter limits the personal liability of DHC directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.	Same as DHC.

Indemnification of Directors and Officers

DHC	New Discovery

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority of directors who were not parties to the suit or proceeding, if the person(i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware corporate law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper. To the extent that a current or former director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified. DHC’s restated charter provides for(i) the indemnification of its current or former directors and officers to the fullest extent permitted by law, and (ii) the prepayment of expenses (including attorneys’ fees) upon receipt of an undertaking to repay such amounts if it is ultimately determined that the director or officer is not entitled to indemnification.	Same as DHC.

Action by Written Consent

DHC	New Discovery

DHC’s restated charter specifically denies DHC stockholders the power to consent in writing, without a meeting, to the taking of any action, other than the rights of holders of DHC Series B common stock to act by written consent with respect to certain matters.	Same as DHC, but New Discovery’s restated charter additionally permits the holders of Series A convertible preferred stock to act by written consent with respect to matters on which they are entitled to vote separately as a single class (e.g. for preferred directors and on Special Voting Matters).

Amendments to Certificate of Incorporation

DHC	New Discovery

DHC’s restated charter requires, for the amendment, alteration or repeal of any provision of or the addition or insertion of any provision in DHC’s restated charter, the affirmative vote of the holders of at least 80% of the aggregate voting power of the outstanding shares of DHC Series A common stock, DHC Series B common stock and any series of preferred stock entitled to vote upon matters submitted to a stockholder vote, unless the amendment(i) is not required to be approved by DHC stockholders under Delaware Law or (ii) has been approved by 75% of the DHC directors then in office.	New Discovery’s restated charter requires, for the amendment, alteration or repeal of any provision of or the addition or insertion of any provision in New Discovery’s restated charter, the affirmative vote of the holders of at least 80% of the aggregate voting power of the outstanding shares of New Discovery Series A common stock, New Discovery Series B common stock and Series A convertible preferred stock (on an as converted into common stock basis) and any series of preferred stock entitled to vote upon matters submitted to a stockholder vote, unless the amendment (i) is not required to be approved by New Discovery stockholders under Delaware Law or (ii) has been approved by 75% of the New Discovery directors then in office.

Additionally, New Discovery’s restated charter requires the approval of the holders of a majority of the outstanding shares of Series A convertible preferred stock for any amendment, alteration or repeal of any material provision of or the addition or insertion of any provision (other then provisions relating to filing of certificates of designations relating to preferred stock or any other amendment otherwise approved by such holders or that does not materially adversely affect the rights of Series A convertible preferred stock) therein.

Amendments to Bylaws

DHC	New Discovery

Delaware law provides that stockholders have the power to amend the bylaws of a corporation unless the charter grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. DHC’s restated charter authorizes the board of directors, by the affirmative vote of not less than 75% of the directors then in office, to adopt, amend or repeal any provision of the bylaws.	Same as DHC.

Additionally, New Discovery’s restated charter requires the approval of a majority of holders of Series A convertible preferred stock for any amendment, alteration or repeal of any material provision of or the addition or insertion of any provision (other then provisions relating to filing of certificates of designations relating to preferred stock or any other amendment otherwise approved by such holders or that does not materially adversely affect the rights of Series A convertible preferred stock) so long as the ANPP Stockholder Group and ANPP Permitted Transferees collectively hold shares of Series A convertible preferred stock constituting 80% of the Base Amount.

Special Meetings of Stockholders

DHC	New Discovery

DHC’s restated charter and bylaws provide that the secretary may call special meetings of the stockholders, only at the request of 75% of the members of the board of directors then in office.	Same as DHC.

Vote on Extraordinary Corporate Transactions

DHC	New Discovery

Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation requires the affirmative vote of the corporation’s board of directors (except in limited circumstances) plus, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction. DHC’s restated charter requires the affirmative vote of holders of at least 80% of the aggregate voting power of the outstanding shares of DHC Series A common stock, DHC Series B common stock and any series of preferred stock entitled to vote upon matters submitted to a DHC stockholder vote to authorize:(i) a merger or consolidation with and into any other corporation, unless(a) the laws of the state of Delaware do not require stockholder consent or(b) 75% of the members of the board of directors have approved the merger or consolidation, (ii) the sale, lease or exchange of all, or substantially all, assets of DHC, unless 75% of the members of the board of directors then in office have approved the transaction or (iii) the dissolution of DHC, unless 75% of the members of the board of directors then in office have approved the dissolution.	Same as DHC.

Additionally, New Discovery’s restated charter requires the approval of a majority of holders of Series A convertible preferred stock for (i) any merger, consolidation or other business combination by New Discovery into another entity, other than certain specified exceptions, (ii) the disposition or acquisition by New Discovery or any of its subsidiaries of any assets or properties (including stock or other equity interests of a third party) exceeding $250 million, or acquisition in which stock consideration is provided with voting rights that are senior to the voting rights of the Series A convertible preferred stock and (iii) any actions resulting in voluntary liquidation, dissolution or winding up of New Discovery or any of its material subsidiaries.

State Anti-Takeover Statutes

DHC	New Discovery

Subject to certain exceptions, Section 203 of the Delaware corporate statute generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless the charter contains a provision expressly electing not to be governed by such a section. DHC’s restated charter expressly elects not to be governed by Section 203.	Same as DHC.

Notice of Stockholder Proposals and Director Nominations

DHC	New Discovery

Under DHC’s bylaws, for director nominations or other business to be properly brought before an DHC annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of DHC and any such proposed business other than the nominations of persons for election to the board of directors, must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of DHC not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by DHC).	Under New Discovery’s bylaws, to be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of New Discovery not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that (i) in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, (ii) if no annual meeting was held in the preceding year or (iii) in the case of a special meeting, notice by the stockholder must be so delivered not earlier than the close of business on the one hundredth (100th) day prior to such meeting and not later than the close of business on the later of the seventieth (70th) day prior to such meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by New Discovery).

DISCOVERY COMMUNICATIONS, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

In June 2008, DHC and Advance/Newhouse entered into the Transaction Agreement, which provides, among other things, for the combination of DHC’s 66 2/3% interest in Discovery Communications Holding with Advance/Newhouse’s 33 1/3% interest in Discovery Communications Holding, as follows:

•	DHC will spin-off to its shareholders AMC, a subsidiary holding cash and all of the businesses of its wholly-owned subsidiaries, Ascent Media CANS, LLC (dba AccentHealth) and Ascent Media Group, LLC, except for certain businesses of Ascent Media Group, LLC that provide sound, music, mixing, sound effects and other related services (which businesses will remain with New Discovery following the completion of the Transaction);

•	Immediately following the AMC spin-off, Advance/Newhouse will contribute its interests in Discovery Communications Holding and Animal Planet to New Discovery in exchange for Series A and Series C convertible preferred stock of New Discovery that would be convertible at any time into New Discovery common stock initially representing one-third of the outstanding shares of New Discovery common stock; and

•	DHC will merge with a transitory merger subsidiary of New Discovery, the new holding company, and DHC’s existing shareholders will receive shares of New Discovery common stock.

The merger of DHC and contribution by Advance/Newhouse of its interests in Discovery Communications Holding and Animal Planet are referred to as the Transaction.

Discovery Communications Holding was formed in the second quarter of 2007 as part of the Restructuring completed by Discovery. In the Restructuring, Discovery was converted into a limited liability company and became a wholly-owned subsidiary of Discovery Communications Holding, and the former shareholders of Discovery became members of Discovery Communications Holding. Discovery Communications Holding is the successor reporting entity to Discovery. In connection with the Restructuring, Discovery Communications Holding applied “pushdown” accounting, and each shareholder’s basis in Discovery was pushed down to Discovery Communications Holding. The result was $4.3 billion of goodwill being recorded by Discovery Communications Holding. As goodwill is not amortizable for financial reporting purposes, there is no current impact to Discovery Communications Holding’s statement of operations. Therefore, for purposes of the accompanying unaudited condensed pro forma combined statement of operations, Discovery Communications Holding’s results of operations for the period prior to the Restructuring and the period subsequent to the Restructuring have been combined.

In May 2007, Discovery Communications Holding and Cox completed an exchange of Cox’s 25% ownership interest in Discovery Communications Holding for a subsidiary of Discovery Communications Holding that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash (the Cox Transaction).

The following unaudited condensed pro forma combined balance sheet dated as of March 31, 2008 assumes that the Transaction and the AMC spin-off had been completed as of such date. The following unaudited condensed pro forma combined statements of operations for the three months ended March 31, 2008 and the year ended December 31, 2007 assume that the Cox Transaction, the Transaction and the AMC spin-off had been completed as of January 1, 2007. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained if the Transaction had been completed as of such date.

Discovery Communications, Inc.

Unaudited Condensed Pro Forma Combined Balance Sheet
March 31, 2008

		Less:	Add:
			Discovery
			Communications	Pro forma		New
	DHC	AMC	Holding	adjustments for		Discovery
	historical	historical(1)	historical(1)	Transaction		pro forma
	amounts in thousands

Assets
Cash	$222,577	218,625	68,654	—		72,606
Other current assets	191,700	180,522	1,021,658	—		1,032,836
Investment in Discovery	3,330,030	—	—	143,993	(3)	—
				(3,474,023	)(4)
Property and equipment, net	262,744	258,512	379,125	—		383,357
Content rights	—	—	1,045,593	45,429	(4)	1,091,022
Goodwill and other nonamortizable intangible assets	1,909,823	127,405	4,873,518	475,058	(4)	7,130,994
Other intangible assets	—	—	168,036	269,138	(4)	437,174
Other assets	18,964	18,099	364,753	—		365,618

Total assets	$5,935,838	803,163	7,921,337	(2,540,405)		10,513,607

Liabilities and Equity
Current liabilities	$137,402	127,257	681,805	—		691,950
Long-term debt	—	—	4,088,607	—		4,088,607
Deferred tax liabilities	1,252,033	(146)	16,454	(1,252,153	)(5)	133,676
				117,196	(4)
Other liabilities	21,830	21,081	284,156	—		284,905

Total liabilities	1,411,265	148,192	5,071,022	(1,134,957)		5,199,138

Minority interest	—	—	48,721	—		48,721
Preferred stock	—	—	—	143,993	(3)	143,993
Common stock	2,811	—	—	—		2,811
Additional paid-in-capital	5,728,701	643,490	2,801,594	(2,801,594	)(4)	6,337,364
				1,252,153	(5)
Accumulated deficit	(1,219,492)	—	—	—		(1,219,492)
Accumulated other comprehensive earnings	12,553	11,481	—	—		1,072

Total equity	4,524,573	654,971	2,801,594	(1,405,448)		5,265,748

Total liabilities and equity	$5,935,838	803,163	7,921,337	(2,540,405)		10,513,607

Discovery Communications, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations
Three Months Ended March 31, 2008

		Less:	Add:
			Discovery
			Communications	Pro forma		New
	DHC	AMC	Holding	adjustments for		Discovery
	historical	historical(1)	historical(1)	Transaction		pro forma
	amounts in thousands, except per share amounts

Revenue	$189,305	173,843	794,578	—		810,040
Cost of sales	(138,060)	(125,664)	(230,435)	(801	)(6)	(243,632)
Selling, general and administrative expenses	(42,412)	(34,052)	(242,354)	—		(250,714)
Depreciation and amortization	(16,540)	(16,002)	(37,720)	(8,244	)(7)	(46,502)
Gain from dispositions	78	78	—	—		—

Operating income (loss)	(7,629)	(1,797)	284,069	(9,045)		269,192
Interest expense	—	—	(68,720)	—		(68,720)
Share of earnings of Discovery	66,402	—	—	(66,402	)(8)	—
Other income (expense), net	1,684	1,533	(22,590)	—		(22,439)

Earnings (loss) from continuing operations before income taxes	60,457	(264)	192,759	(75,447)		178,033
Income tax expense	(26,466)	116	(87,541)	33,951	(9)	(80,172)

Earnings (loss) from continuing operations	$33,991	(148)	105,218	(41,496)		97,861

Basic and fully diluted earnings (loss) from continuing operations per common share	$0.12					0.23

Basic and fully diluted weighted average outstanding common shares	281,044					421,566

Discovery Communications, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations
Year Ended December 31, 2007

		Less:	Add:
			Discovery	Pro forma
			Communications	adjustments for	Pro forma		New
	DHC	AMC	Holding	Cox	adjustments for		Discovery
	historical	historical(1)	historical(1)	Transaction(2)	Transaction		pro forma
	amounts in thousands, except per share amounts

Revenue	$707,214	631,425	3,127,333	(50,193)	—		3,152,929
Cost of sales	(491,034)	(431,367)	(1,172,907)	25,163	(3,206	)(6)	(1,210,617)
Selling, general and administrative expenses	(151,448)	(129,824)	(1,310,047)	14,157	—		(1,317,514)
Depreciation and amortization	(67,732)	(65,544)	(156,750)	(854)	(32,974	)(7)	(192,766)
Impairment of goodwill	(165,347)	(165,347)	—	—	—
Gain from dispositions	704	421	134,671	(134,671)	—		283

Operating income (loss)	(167,643)	(160,236)	622,300	(146,398)	(36,180)		432,315
Interest expense	—	—	(248,757)	(43,100)	—		(291,857)
Share of earnings of Discovery	141,781	—	—	—	(141,781	)(8)	—
Other income (expense), net	16,627	10,455	(9,063)	—	—		(2,891)

Earnings (loss) from continuing operations before income taxes	(9,235)	(149,781)	364,480	(189,498)	(177,961)		137,567
Income tax expense	(59,157)	(2,640)	(77,466)	24,672	80,082	(9)	(29,229)

Earnings (loss) from continuing operations	$(68,392)	(152,421)	287,014	(164,826)	(97,879)		108,338

Basic and fully diluted earnings (loss) from continuing operations per common share	$(0.24)						0.26

Basic and fully diluted weighted average outstanding common shares	280,520						420,780

Discovery Communications, Inc.

Notes to Unaudited Condensed Pro Forma Combined Financial Statements
March 31, 2008

(1) On June 4, 2008, DHC and Advance/Newhouse entered into the Transaction Agreement providing for the combination of their respective interests in Discovery Communications Holding (the direct parent of Discovery). DHC and Advance/Newhouse directly own 66 2/3% and 33 1/3% of Discovery Communications Holding, respectively. The Transaction Agreement contemplates the following steps:

•	DHC will spin off to its shareholders AMC, a subsidiary holding cash and all of the businesses of its wholly-owned subsidiaries, Ascent Media CANS, LLC (dba AccentHealth) and Ascent Media Group, LLC, except for certain businesses of Ascent Media Group, LLC that provide sound, music, mixing, sound effects and other related services;

•	Immediately following the AMC spin-off, Advance/Newhouse will contribute its interest in Discovery Communications Holding and its interest in Animal Planet to New Discovery in exchange for preferred stock of New Discovery that would be convertible at any time into New Discovery common stock initially representing one-third of the outstanding shares of New Discovery common stock; and

•	DHC will merge with a transitory subsidiary of New Discovery, a new holding company, and DHC’s existing Series A common shareholders will receive 0.5 of a share of New Discovery Series A common stock plus 0.5 of a share of New Discovery Series C common stock, and DHC’s existing Series B common shareholders will receive 0.5 of a share of New Discovery Series B common stock plus 0.5 of a share of New Discovery Series C common stock.

For financial reporting purposes, New Discovery is the successor reporting entity to DHC. Because Advance/Newhouse is a one-third owner of Discovery Communications Holding prior to the completion of the Transaction and is a one-third owner of New Discovery (whose only significant asset is 100% of Discovery Communications Holding) after completion of the transaction, there is no effective change in ownership. The convertible preferred stock will not have any special dividend rights and only a de minimus liquidation preference. Additionally, Advance/Newhouse retains significant participatory special class voting rights with respect to New Discovery parent company matters. Pursuant to FASB Technical Bulletin 85-5 and for accounting purposes, the Transaction will be treated as nonsubstantive merger, and therefore, the Transaction will be recorded at carry over basis.

Certain tax-related amounts in the AMC historical column of these unaudited condensed pro forma combined financial statements are different than the corresponding amounts in Ascent Media Group’s historical combined financial statements included elsewhere herein due to differences in the assessment of the realizability of deferred tax assets and the resulting need for valuation allowances between DHC’s consolidated financial statements (of which the AMC historical column is a part) and Ascent Media Group’s historical combined financial statements. In this regard, certain deferred tax assets were deemed to not be realizable in the DHC historical consolidated financial statements, but were deemed to be realizable by Ascent Media on a stand-alone basis.

(2) Represents pro forma adjustments to reflect the Cox Transaction as if it had occurred on January 1, 2007 including the elimination of (i) revenue and expenses for Travel Channel for the period from January 1, 2007 through May 14, 2007 and (ii) the gain recognized by Discovery in connection with the Cox Transaction. Also includes additional interest expense for the period from January 1, 2007 through May 14, 2007 related to additional debt incurred by Discovery Communications Holding in connection with the Cox Transaction.

(3) Represents the issuance of the New Discovery preferred stock to Advance/Newhouse. As New Discovery will employ carryover-basis accounting, the convertible preferred stock is recorded at an amount equal to Advance/Newhouse’s historical carrying value for its 33 1/3% ownership interest in Discovery Communications Holding.

(4) Represents the elimination of the historical investments in Discovery Communications Holding and Discovery Communications Holding’s equity. The difference between the investment and equity represents excess basis and has been allocated preliminarily as follows (amounts in thousands).

		Useful Life

Program library	$45,429	15 years
Affiliate contracts	119,127	8 years
Advertising relationships	150,011	10 years
Goodwill and other nonamortizable intangible assets	475,058	indefinite
Deferred tax liability	(117,196)

	$672,429

The foregoing excess basis allocation is consistent with DHC’s allocation of its equity method excess basis related to its investment in Discovery Communications Holding, and is based on estimates of the fair value of such tangible and intangible assets as compared to the underlying book value, if any, reflected in Discovery Communications Holding’s historical financial statements for these assets. The fair value and useful life estimates were determined based on DHC’s understanding of cable programming businesses in general and Discovery Communications Holding’s business, specifically.

(5) Represents the elimination of DHC’s historical deferred tax liability related to its investment in Discovery Communications Holding with an offsetting elimination to equity.

(6) Represents amortization of the program library step-up recorded in note 5.

(7) Represents amortization of the amortizable intangible assets recorded in note 5.

(8) Represents the elimination of DHC’s historical share of earnings of Discovery Communications Holding.

(9) Represents the estimated income tax effects of the pro forma adjustments using an assumed tax rate of 45%. Discovery Communications Holding’s 2007 effective tax rate differed from 45% due to the tax-free nature of its gains from dispositions. See note 16 to Discovery Communications Holding’s consolidated financial statements for the year ended December 31, 2007 included in Part 3 of Appendix A to the proxy statement/prospectus for more information regarding Discovery Communications Holding’s 2007 income taxes.

MANAGEMENT OF NEW DISCOVERY

Executive Officers and Directors

The following sets forth certain information concerning the persons who are expected to serve as New Discovery’s executive officers and directors immediately following the closing of the Transaction, including their birth dates, directorships held and a description of their business experience, including positions held with New Discovery. Mr. Malone and Mr. Bennett will serve on the New Discovery board of directors regardless of whether they are re-elected as directors of DHC at the Annual Meeting. New Discovery’s executive officers will consist of the current executive officers of Discovery and thus their information is included below.

Name	Position

John S. Hendricks Born March 29, 1952	Chairman and a common stock director of New Discovery. Mr. Hendricks is the Founder of Discovery and has served as Chairman of Discovery since September 1982. Mr. Hendricks served as Chief Executive Officer of Discovery from September 1982 to June 2004; and Interim Chief Executive Officer of Discovery from December 2006 to January 2007. Mr. Hendricks continues to provide leadership vision for Discovery’s major content initiatives that reinforce and enhance brand and value, have long shelf life, and have global appeal. Mr. Hendricks also chairs Discovery’s Global Content Committee.
David M. Zaslav Born January 15, 1960	President, Chief Executive Officer and a common stock director of New Discovery. Mr. Zaslav has served as President and Chief Executive Officer of Discovery since January 2007. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company (NBC), from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav is a director of TiVo Inc.
Mark G. Hollinger Born August 26, 1959	Chief Operating Officer and Senior Executive Vice President, Corporate Operations, of New Discovery. Mr. Hollinger has served as Chief Operating Officer of Discovery since January 2008; and as Senior Executive Vice President, Corporate Operations of Discovery since January 2003. Mr. Hollinger served as General Counsel of Discovery from 1991 to January 2008, and as President, Global Businesses and Operations of Discovery from February 2007 to January 2008.
Bradley E. Singer. Born July 11, 1966	Senior Executive Vice President, Chief Financial Officer of New Discovery. Mr. Singer has served as Senior Executive Vice President, Chief Financial Officer of Discovery since July 2008. Mr. Singer served as Chief Financial Officer and Treasurer of American Tower Corporation from December 2001 to June 2008. Mr. Singer served as Executive Vice President, Finance of American Tower from July 2001 to December 2001, Vice President and General Manager of the Southeast Region from November 2000 to July 2001 and as Executive Vice President, Strategy, of American Tower from September 2000 until July 2001.
Joseph A. LaSala, Jr. Born November 5, 1954	Senior Executive Vice President, General Counsel and Secretary of New Discovery. Mr. LaSala has served as Senior Executive Vice President, General Counsel and Secretary of Discovery since January 2008. Mr. LaSala served as Senior Vice President, General Counsel and Secretary for Novell, Inc., a provider of enterprise software and related services, from January 2003 to January 2008.

Name	Position

Adria Alpert Romm Born March 2, 1955	Senior Executive Vice President, Human Resources of New Discovery. Ms. Romm has served as Senior Executive Vice President, Human Resources of Discovery since March 2007. Ms. Romm served as Senior Vice President of Human Resources of NBC from 2004 to 2007. Prior to 2004, Ms. Romm served as a Vice President in Human Resources for the NBC TV network and NBC staff functions.
Bruce L. Campbell Born November 26, 1967	President, Digital Media & Corporate Development of New Discovery. Mr. Campbell has served as President, Digital Media & Corporate Development of Discovery since March 2007. Mr. Campbell served as Executive Vice President, Business Development of NBC from December 2005 to March 2007, and Senior Vice President, Business Development of NBC from January 2003 to November 2005.
John C. Malone Born March 7, 1941	A common stock director of New Discovery. Mr. Malone has served as Chief Executive Officer and Chairman of the Board of DHC since March 2005, and a director of DHC since May 2005. Mr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is Chairman of the Board of Liberty Global, Inc. (Liberty Global) and The DirecTV Group, Inc.; and a director of IAC/InterActiveCorp and Expedia, Inc.
Robert R. Bennett Born April 19, 1958	A common stock director of New Discovery. Mr. Bennett has served as President of DHC since March 2005, and a director of DHC since May 2005. Mr. Bennett served as President of Liberty from April 1997 to February 2006 and as Chief Executive Officer of Liberty from April 1997 to August 2005. Mr. Bennett held various executive positions with Liberty since its inception in 1990. Mr. Bennett is a director of Liberty and Sprint Nextel Corporation.
Paul A. Gould Born September 27, 1945	A common stock director of New Discovery. Mr. Gould has served as a director of DHC since May 2005. Mr. Gould has served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of Liberty, Ampco-Pittsburgh Corporation and Liberty Global.
M. LaVoy Robison Born September 6, 1935	A common stock director of New Discovery. Mr. Robison has served as a director of DHC since May 2005. Mr. Robison has been executive director and a board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is a director of Liberty.
J. David Wargo Born October 1, 1953	A common stock director of New Discovery. Mr. Wargo has served as a director of DHC since May 2005. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Strayer Education, Inc. and Liberty Global.
Robert R. Beck Born July 2, 1940	A common stock director of New Discovery. Since 2001, Mr. Beck has served as an independent consultant, advising on complex financial and business matters. Prior to 2001, Mr. Beck served as a Managing Director of Putnam Investments.

Name	Position

Robert J. Miron Born July 7, 1937	A preferred stock director of New Discovery. Mr. Robert Miron has served as Chairman of Advance/Newhouse Communications and Bright House Networks, LLC (Bright House) since July 2002; as Chief Executive Officer of Advance/Newhouse Communications and Bright House from July 2002 to May 2008; and as President of Advance/Newhouse Communications and Bright House from April 1995 to July 2002. Mr. Robert Miron served as President of Newhouse Broadcasting Corporation from October 1986 to April 1995.
Steven A. Miron. Born April 24, 1966	A preferred stock director of New Discovery. Mr. Steve Miron was appointed as Chief Executive Officer of Advance Newhouse Communications and Bright House in May 2008. Mr. Steven Miron served as President of Advance Newhouse Communications and Bright House from July 2002 to May 2008.

Lawrence S. Kramer.. Born April 24, 1950	A preferred stock director of New Discovery. Mr. Kramer has served as senior advisor at Polaris Venture Partners, a national venture capital firm since July 2007. From January 2005 to mid 2006, Mr. Kramer served as first president of CBS Digital Media, a division of CBS Television Network (CBS). After that, Mr. Kramer held a consulting role at CBS until April 2008. Prior to joining CBS, Mr. Kramer was Chairman and CEO of Marketwatch, Inc., a financial news business. Mr. Kramer is a director of Answers Corporation and Xinhua Finance Media Ltd.

The executive officers named above will serve in such capacities until the annual meeting of New Discovery’s board of directors following completion of the Transaction, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Except for Steven A. Miron being the son of Robert J. Miron, there is no family relationship among any of New Discovery’s executive officers or directors, by blood, marriage or adoption.

During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Board Composition

The board of directors of New Discovery will initially consist of eight common stock directors, divided among three classes. New Discovery’s Class I directors, whose term will expire at the annual meeting of its stockholders in 2009, are J. David Wargo and Robert R. Beck. New Discovery’s Class II directors, whose term will expire at the annual meeting of its stockholders in 2010, are John S. Hendricks, M. LaVoy Robison and Paul A. Gould. New Discovery’s Class III directors, whose term will expire at the annual meeting of its stockholders in 2011, are John C. Malone, Robert R. Bennett and David M. Zaslav. At each annual meeting of New Discovery stockholders, the successors of that class of directors whose term(s) expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of New Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified. The bylaws of New Discovery provide that the number of directors of New Discovery will be reduced by one upon the resignation, removal or disqualification of John Hendricks from the board of directors.

The board of directors of New Discovery will also include three preferred stock directors, consisting of Robert J. Miron, Steven A. Miron and Lawrence S. Kramer, whose term will expire at the annual meeting of its stockholders in 2009. Holders of New Discovery Series A convertible preferred stock will vote on the election of the preferred stock directors but will not vote on the election of any common stock director. Advance/Newhouse, as the initial holder of all the New Discovery convertible preferred stock, will appoint the three initial preferred stock directors. At each annual meeting of New Discovery stockholders, the successors of the preferred stock directors shall be elected to hold office for a term expiring at the following annual meeting of New Discovery stockholders.

The preferred stock directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Executive Compensation

New Discovery has not yet paid any compensation to any of its executive officers or any person expected to become an executive officer of New Discovery. The form and amount of the compensation to be paid to each of New Discovery’s executive officers in any future period will be determined by the compensation committee of New Discovery’s board of directors, subject to the terms of any applicable employment agreement.

This section sets forth the executive compensation information for the Chief Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers of Discovery during the years ended December 31, 2007 and December 31, 2006. For information concerning the compensation paid to the Chief Executive Officer of DHC, Principal Financial Officer of DHC, Principal Accounting Officer of DHC and the three other most highly compensated executive officers of DHC during the years ended December 31, 2007 and December 31, 2006, see “Management of DHC — Executive Compensation.”

Compensation Discussion and Analysis

The executive officers of New Discovery will be comprised of the current executive officers of Discovery. This Compensation Discussion and Analysis explains Discovery’s compensation program for:

•	John S. Hendricks, Founder and Chairman of the Board of Discovery;

•	David M. Zaslav, President and Chief Executive Officer of Discovery;

•	Mark G. Hollinger, Senior Executive Vice President and Chief Operating Officer of Discovery;

•	Roger F. Millay, former Senior Executive Vice President and Chief Financial Officer of Discovery; and

•	Bruce L. Campbell, President, Digital Media & Corporate Development of Discovery.

Messrs. Hendricks, Hollinger and Campbell were Discovery’s three most highly compensated executive officers for 2007, other than its CEO and CFO. These three individuals, together with Mr. Zaslav, Discovery’s CEO and Mr. Millay, Discovery’s former CFO, are referred to collectively herein as the “Discovery Named Executive Officers.” In January 2008, Mr. Millay indicated his intention to leave Discovery. Mr. Millay’s departure date is July 25, 2008.

Bradley E. Singer, Discovery’s Senior Executive Vice President, Chief Financial Officer, joined Discovery in July 2008. As a result, he was not paid compensation by Discovery for 2007. Mr. Singer’s employment arrangements are described below in “Executive Compensation Arrangements — Singer Employment Agreement.”

Decision Makers

Discovery is a member-managed limited liability company, which is currently owned, indirectly, 66 2/3% by DHC and 33 1/3% by Advance/Newhouse. Because Discovery is a private company, Discovery does not have an independent compensation committee. In addition, the compensation committee of DHC does not make compensation decisions for Discovery management. Following the completion of the Transaction, decisions regarding executive compensation will be made by a compensation committee comprised of independent New Discovery directors.

The objectives and principles of Discovery’s executive compensation program have been established by Discovery’s CEO and his executive management team with the approval of Discovery’s Chairman and the members’ two designated representatives: Robert R. Bennett, President of DHC, and Robert J. Miron, Chairman of Advance/Newhouse (who we refer to as the member representatives). Decisions regarding the executive compensation packages paid to the Discovery Named Executive Officers, other than Messrs. Zaslav and Hendricks, are generally made by Mr. Zaslav with the review and approval of the member representatives. Decisions regarding the executive compensation packages paid to Messrs. Zaslav and Hendricks are made directly by the member representatives. See “— Process of Decision Making” below.

Objectives

The compensation program for the Discovery Named Executive Officers is designed to meet the following objectives that align with and support Discovery’s strategic business goals:

•	attracting and retaining a high-performing executive management team who will help Discovery to attain its strategic objectives and build long-term company value;

•	emphasizing variable performance-based compensation components by linking individual compensation with corporate operating metrics as well as individual professional achievements; and

•	aligning the interests of management with the members of Discovery using equity-type incentive awards.

Following the completion of the Transaction, Discovery expects that New Discovery’s compensation objectives will be determined by the New Discovery board of directors and compensation committee, although Discovery anticipates that the objectives would be consistent with the objectives identified above. As a public company, New Discovery will have more flexibility in structuring its equity-based compensation programs to better align compensation for executive officers and other employees with the company’s performance.

Principles

The following principles are used to guide the design of Discovery’s executive compensation program and to ensure that the program is consistent with the objectives described above:

•	Competitive Compensation. Discovery believes that its executive compensation program must provide compensation to the Discovery Named Executive Officers that, based on general business and industry knowledge and experience, is competitive with the compensation paid to similarly situated employees of companies in Discovery’s industry and companies with which Discovery competes for talent.

•	“Pay for Performance” Philosophy. Discovery believes its compensation program should align the interests of the Discovery Named Executive Officers with the interests of the company and its members by strengthening the link between pay and company and individual performance. Of the total compensation mix for the Discovery Named Executive Officers during 2007, the most significant elements of each Discovery Named Executive Officer’s compensation package consisted of awards under the Discovery Appreciation Program and his annual bonus award. The awards under the DAP increase in value only if the stock price of DHC increases, which depends largely on Discovery’s performance. In addition, three of the Discovery Named Executive Officers’ bonus awards, those for Messrs. Campbell, Hollinger and Millay, were tied directly to company and individual performance measures under the Discovery Incentive Compensation Plan. In connection with attracting Mr. Zaslav to join Discovery as Chief Executive Officer, Discovery entered into an employment agreement with him under which he is entitled to minimum guaranteed annual bonuses for the original term of the agreement, and after the first year is eligible to earn additional amounts based on achievement of qualitative and quantitative performance objectives. Mr. Hendricks also receives annual bonuses based on his performance as determined by the member representatives.

Process of Decisionmaking

General.  As noted above, the member representatives determine the compensation of Messrs. Zaslav and Hendricks, and Mr. Zaslav generally determines the compensation of the other named executive officers with the review and approval of the member representatives. Competitive levels of compensation for the named executive officers for 2007 were based on industry knowledge of the decision makers rather than formal benchmarking, although in the case of Mr. Millay, survey data regarding compensation of chief financial officers was also considered as more fully described in “—  New Hires” below.

New Hires.  Mr. Zaslav joined Discovery in the beginning of 2007. When negotiating his compensation package, the member representatives considered their knowledge of industry compensation standards to establish the terms of a competitive compensation package with which to entice Mr. Zaslav to accept Discovery’s offer of employment. The terms of Mr. Zaslav’s employment agreement, which are described in “Executive Compensation Arrangements — Zaslav Employment Agreement” below, reflect the result of these negotiations.

Messrs. Millay and Campbell joined the company in the third quarter of 2006 and early 2007, respectively. The compensation package offered to Mr. Millay was determined by Ms. Judith McHale, Discovery’s Chief Executive Officer at the time, and the compensation package offered to Mr. Campbell was determined by Mr. Zaslav. In determining the compensation to offer to Mr. Millay, Ms. McHale considered, among other things, her general knowledge of industry compensation standards as well as the compensation paid to chief financial officers at other companies. The companies considered for benchmarking the compensation offered to Mr. Millay were included in two surveys, the 2006 Cable and Television Human Resource Association (CTHRA) Cable Programmers/Broadcast Networks Compensation Survey and the Towers Perrin 2005 Entertainment Industry Survey, in each case updated with a 4 percent annual factor. The companies in the CTHRA survey included the following: A&E Networks, ESPN, Lifetime Television, MTV Networks, Scripps Networks, Turner Broadcasting System, ABC Television Group, Disney ABC Cable Networks Group, CBS, Fox Broadcasting, and NBC Cable. The companies in the Towers Perrin survey included the following: A&E Networks, CBS, Fox Broadcasting, HBO, MTV Networks, NBC Universal, Showtime, Turner Broadcasting, DreamWorks, DreamWorks Animating, New Line Cinema, Paramount Pictures, Sony Pictures Entertainment, Twentieth Century Fox, and Warner Bros. The target pay positioning for the compensation package to be offered to Mr. Millay was the 50th percentile for base salary and the 75th percentile for total cash compensation and for total direct compensation. Subsequent to Mr. Millay’s hire date but before the award date, Mr. Hendricks, with the approval of the member representatives, decided to increase the amount of Mr. Millay’s award under the Discovery Appreciation Plan as described in “Executive Compensation Arrangements — Millay Employment Agreement; Millay Retention Agreement,” below. This change did not take account of the survey data noted above.

When negotiating Mr. Campbell’s compensation package, Mr. Zaslav considered his knowledge of industry compensation standards to establish the terms of a competitive compensation package with which to attract Mr. Campbell to Discovery. The member representatives approved the compensation arrangements for Messrs. Millay and Campbell based on their general industry knowledge. As was the case with Mr. Zaslav, the compensation packages ultimately paid to Messrs. Millay and Campbell were very much dependent on the negotiation process with these executives.

Mr. Hendricks.  With respect to Mr. Hendricks’ compensation package, the member representatives work directly with Mr. Hendricks annually to construct a compensation package which fairly rewards Mr. Hendricks for his ongoing and valuable contributions to Discovery which include his leadership of major content and strategic initiatives and his focus on key priority areas such as the globalization of Discovery’s programming, multi-platform distribution activities, and the monetization of Discovery’s content. Mr. Hendricks also chairs Discovery’s Global Content Committee and the Advisory Committee for Planet Green.

Mr. Hollinger.  Mr. Zaslav determined Mr. Hollinger’s 2007 compensation, with approval of the member representatives, taking into account the extensive responsibilities assumed by Mr. Hollinger during 2007. In recognition of his assumption of certain new responsibilities, leadership and strong performance, Mr. Hollinger was promoted to the position of Senior Executive Vice President and Chief Operating Officer of Discovery effective January 1, 2008.

Elements of Compensation

A summary of each element of the compensation program for the Discovery Named Executive Officers is set forth below. Discovery believes that each element complements the others and that together they serve to achieve Discovery’s compensation objectives.

Base Salary

Discovery provides base salaries that it believes are competitive to attract and retain high-performing executive talent. Discovery believes that a competitive base salary is an important component of compensation as it provides a degree of financial stability for executives. Base salaries also form the basis for calculating other compensation opportunities for the Discovery Named Executive Officers, including, for example, the metrics for each Discovery Named Executive Officer’s Incentive Compensation Plan award and the amount of life insurance provided by Discovery. The base salary level of each Discovery Named Executive Officer is generally determined based on the responsibilities assumed by him; his experience, overall effectiveness and demonstrated leadership ability; the performance expectations set for him; and the decision makers’ understanding of competitive market factors.

Mr. Hendricks is the founder of Discovery. In recognition of the valuable strategic guidance, long range planning and years of industry experience that Mr. Hendricks continues to contribute to the business and priorities of Discovery in his role as Chairman, Mr. Hendricks’s base salary has been fixed at $1 million per year pursuant to long-standing resolutions of the members.

When Mr. Zaslav joined Discovery in the beginning of 2007, his base salary was determined based on the member representatives’ knowledge of market rates for an executive with his breadth of experience and demonstrated leadership skills. As CEO, he would have overall responsibility for the entire company’s strategic growth objectives, the editorial and creative direction across brand groups, the organizational redesign of Discovery’s senior management team, and the investment priorities for Discovery’s underperforming assets and was, accordingly, given the highest salary of any Discovery executive officer.

When Mr. Millay joined Discovery in the third quarter of 2006, his base salary was determined, in part, based on market rates for a chief financial officer with his level of financial expertise. As CFO, he would have significant oversight responsibilities with respect to the accounting and financial condition of the company and was granted a salary commensurate with those responsibilities. Since Mr. Millay joined the company in the third quarter of 2006, his salary carried over to 2007 without change. As noted above, Mr. Millay is departing from Discovery effective July 25, 2008. Discovery entered into a Retention Agreement with Mr. Millay providing for a retention payment, salary pending his departure, treatment of his incentive compensation for 2007 and 2008, treatment of his Discovery Appreciation Units and other matters, which is described in “Executive Compensation Arrangements — Millay Employment Agreement; Millay Retention Agreement” below.

Mr. Hollinger’s salary increased 39% in 2007 in recognition of his extensive contributions to the company as Senior Executive Vice President and General Counsel of Discovery and the increase in responsibilities associated with his new post as head of the International Networks and Commerce divisions.

Mr. Campbell joined Discovery in 2007. His base salary reflected Mr. Zaslav’s understanding of market rates for a network executive with his level of experience, taking into account the need to build a Corporate Development organization, restructure Discovery’s digital media staff and infrastructure, and establish new investment priorities and overall growth strategy for Discovery across operating units.

Bonus

Annual.  The Discovery Named Executive Officers, other than Messrs. Hendricks and Zaslav, participate in Discovery’s Incentive Compensation Plan (the ICP), which provides for annual bonuses based on company and individual performance. The ICP is a performance-based compensation program designed to focus the Discovery Named Executive Officers (other than Messrs. Hendricks and Zaslav, who do not participate in the ICP) on achieving annual operating performance goals on a corporate level and with respect to any individual business lines over which he is responsible, as well as on achieving individual professional goals. See “— Incentive Plan Compensation” below for more information regarding this plan.

Under his employment agreement, Mr. Zaslav is entitled to minimum, guaranteed annual bonuses for the original term of the agreement. Subject to the achievement of certain qualitative and quantitative objectives, after the first year of employment, Mr. Zaslav may earn an actual bonus in excess of the guaranteed bonus amount applicable to a particular year. For 2007, his guaranteed and actual bonus amount was $3 million. For 2008, his minimum, guaranteed bonus amount is $2 million and his “target” bonus amount is $3 million. In determining the amount and terms of Mr. Zaslav’s bonus, the member representatives considered the substantial payments that Mr. Zaslav would forego at his previous employer and Mr. Zaslav’s experience and demonstrated leadership skills. Under the terms of Mr. Zaslav’s employment agreement and subject to his right to receive minimum annual bonuses outlined therein, the amount of his annual bonus will depend on the achievement of qualitative and quantitative objectives established by the compensation committee in consultation with Mr. Zaslav. For more information regarding Mr. Zaslav’s employment agreement, see “Executive Compensation Arrangements — Zaslav Employment Agreement” below.

During the first quarter of each year, the member representatives work with Mr. Hendricks to determine an appropriate bonus amount for Mr. Hendricks’ prior year contributions to Discovery. For 2006, Mr. Hendricks was granted a bonus of $1.875 million in recognition of his services as Interim CEO prior to Mr. Zaslav’s arrival and of his successful recruitment of Mr. Zaslav. For 2007, Mr. Hendricks received a $500,000 bonus due to his fewer responsibilities following the arrival of Mr. Zaslav.

Signing.  Discovery pays signing bonuses to certain executives upon their joining the company. Market conditions often dictate when a signing bonus will be necessary to attract a qualified candidate and the size thereof. Discovery paid an aggregate signing bonus to Mr. Zaslav of $2.5 million to induce him to forego his then-current and prospective leadership roles at his former employer. The signing bonus was paid in two tranches: he received the first $1.5 million upon joining Discovery in 2007 and the balance was paid in early 2008 based on Mr. Zaslav remaining with the company through the end of 2007.

Incentive Compensation Plan

Under the ICP, all qualifying employees, including the Discovery Named Executive Officers (other than Messrs. Hendricks and Zaslav, who do not participate in the ICP), are eligible to receive annual cash payments based on the extent to which pre-established Discovery as a whole and, if applicable, line of business, operational goals are achieved, and an assessment of the performance of such employees, including in the case of the participating Discovery Named Executive Officers, an assessment by Mr. Zaslav. The amounts payable under the ICP are based on certain pre-established performance metrics, which in the case of the participating Discovery Named Executive Officers for 2007 were tied 60% to adjusted operating cash flow and 40% to net revenue of Discovery as a whole and any applicable line of business. Discovery established in the first quarter of 2007 for each of these metrics a minimum amount below which no payment would be made relating to such metric, an amount where participants would be paid their entire targeted bonus relating to such metric and an overachievement amount which serves as a ceiling where higher payments would only be made relating to such metric at Discovery’s discretion, and in between the minimum and the overachievement amounts, the amount payable would be increased or decreased in accordance with a pre-established scale.

The aggregate amount payable to an individual under his annual award for 2007 was determined by:

•	first, determining the target bonus of each employee, which is equal to a pre-established percentage of his base salary (for the target bonus of each Discovery Named Executive Officer participating in the ICP, please refer to the Grants of Plan Based Awards table below).

•	second, establishing the amount payable pursuant to the achievement of Discovery as a whole and any applicable line of business performance measures (which as noted above is based on adjusted operating cash flow and net revenue with respect to the Discovery Named Executive Officers participating in the ICP); and

•	then, multiplying that amount by an individual multiplier (ranging from 0 to 1.5) that is reflective of the individual’s “performance classification.”

The calculation of the amount of an ICP award for 2007 was as follows: [(target bonus x percentage of bonus tied to Discovery as a whole x percentage based on achieving Discovery as a whole based performance metrics) + (target bonus x percentage of bonus tied to line of business x percentage based on achieving line of business performance metrics)] x individual performance multiplier.

The determination of what portion of the bonus of a participating Discovery Named Executive Officer would be based on the performance of Discovery as a whole and/or any applicable line of business was made in the first quarter of 2007 by Mr. Zaslav and approved by the member representatives with the goal of linking each such officer’s bonus to the portions of Discovery for which he has responsibility, whether Discovery as a whole and/or a line of business. Mr. Hollinger’s corporate performance measure for 2007 was divided as follows: 40% Discovery as a whole; 40% Discovery Networks International; and 20% Commerce. Mr. Campbell’s corporate performance measure for 2007 was divided as follows: 60% Discovery as a whole; 20% U.S. Networks; and 20% Emerging Networks. For ICP purposes, Emerging Networks consists of Investigation Discovery, HD Theater and Military Channel. Mr. Millay’s corporate performance measure for 2007 was based 100% on Discovery as a whole, since as Chief Financial Officer, he was responsible for the overall organization.

Discovery management decided to use net revenue and adjusted operating cash flow targets to determine whether bonuses would be paid under the ICP to each participating Discovery Named Executive Officer because it believes that net revenue is an important indicator of the overall growth and strength of the business and adjusted operating cash flow is an important measure of Discovery’s profitability. Since Discovery’s profitability is viewed as the most important indicator of operating performance, adjusted operating cash flow was weighted more heavily than net revenue for purposes of 2007 ICP awards.

Operating cash flow amounts were adjusted to eliminate items that affected the measure but, in the view of Discovery’s management, were not indicative of performance. Discovery’s management exercised discretion in determining the adjustments to operating cash flow for purposes of the ICP. For 2007, the significant items that were added back to adjusted operating cash flow for Discovery and the lines of business used for ICP purposes were the following: content impairment in U.S. Networks of $129 million and content and certain charges in Education of $12 million. For Discovery Networks International, adjusted operating cash flow for ICP purposes excludes the results of Antenna Audio as well as Discovery Networks International’s allocable share of corporate expenses.

The performance targets for Discovery as a whole and the lines of business (other than Commerce and Emerging Networks) that were applicable to Messrs. Campbell, Hollinger and Millay are set forth in the following table:

Summary of 2007 ICP Targets

			Over	Actual
Business Unit	Threshold	Target	Achievement	Results
	($ Millions)

Net Revenue
Discovery Communications, LLC	2,847.5	2,997.4	3,147.3	3,127.3
Discovery Networks International	837.9	931.0	1,024.1	985.0
US Networks	1,815.0	1,910.5	1,986.9	1,972.3
Adjusted Operating Cash Flow
Discovery Communications, LLC	732.9	771.5	888.8	886.4
Discovery Networks International	131.4	146.0	186.2	212.7
US Networks	730.2	768.7	839.7	793.6

Targets for Commerce were adjusted during 2007 to reflect the continuing business after Discovery ceased to operate the Discovery Channel Stores. The adjusted targets for Commerce set forth quantitative measures that required the continuing business to operate at a profit, which Commerce had not achieved in prior years. Commerce achieved these targets based on the continuing business achieving a positive adjusted operating cash flow in 2007.

Targets for Emerging Networks set forth quantitative measures that required that the three networks increase revenue by at least 30% in the aggregate in 2007, compared to 2006, while maintaining the level of adjusted operating cash flow in 2007, at least at the 2006 level. Emerging Networks achieved these goals.

The determination as to whether the 2007 corporate performance measures were met was made during the first quarter of 2008 following the conclusion and review of the full-year 2007 results of operations. Individual performance classifications were then determined as described above and final bonus amounts were approved for payment to such Discovery Named Executive Officers. As the member representatives had approved the terms of the 2007 ICP awards in the beginning of 2007, no separate approval by the member representatives was required at this time. Please refer to the “Estimated Future Payouts Under Non Equity Incentive Plan Awards” column of the Grants of Plan Based Awards Table for more information regarding the range of 2007 payouts available to Messrs. Campbell, Hollinger and Millay and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts paid to those executives with respect to their 2007 ICP awards.

The ICP bonus payments made to each of the participating Discovery Named Executive Officers under the ICP for 2007 reflected the performance of the operations over which the Discovery Named Executive Officer had responsibility and, in the case of Mr. Hollinger and Mr. Campbell, the individual performance of the Discovery Named Executive Officer as determined by Mr. Zaslav. Mr. Hollinger’s ICP bonus reflected the strong performance of Discovery as a whole and Discovery Networks International, as shown in the table above, as well as Mr. Hollinger’s exceptional performance in 2007. Mr. Campbell’s ICP bonus reflected the strong performance of Discovery as a whole and U.S. Networks, and Emerging Networks’ achievement of its goals as described above, as well as Mr. Campbell’s exceptional performance in 2007. In January 2008 before ICP awards were determined, Mr. Millay advised that he would be leaving Discovery. As noted above, in connection with agreeing upon the terms of his retention agreement, which governed Mr. Millay’s compensation prior to and following his departure from Discovery, the parties decided that Mr. Millay would be assigned an agreed upon performance classification for 2007 rather than undertaking the regular performance review. As a result, Mr. Millay’s ICP bonus payment for 2007 reflects the strong performance of Discovery as a whole, but does not reflect an assessment of his individual performance.

Discovery Appreciation Program

The Discovery Appreciation Program (the DAP) is a long-term incentive plan designed to reward Discovery employees at the level of Director and above for increases in the market value of the Series A common stock of Discovery’s indirect member, DHC. Upon joining the company or, in some cases, being promoted within the company, each qualifying employee receives a DAP award. These awards consist of a number of units which represent an equivalent number of shares of DHC Series A common stock and a base price which is determined based on 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the grant date and the 10 trading days immediately following the grant date. Each award vests as to 25% of the units on each of the four anniversaries of the date of grant. With respect to all DAP awards granted in 2007, on each vesting date, if the recipient is employed by Discovery or any of its subsidiaries, the recipient will be entitled to receive a cash payment equal to product of (x) the number of units that vested on that date, multiplied by (y) the spread between the base price and 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the vesting date and the 10 trading days immediately following the vesting date.

Unlike the 2007 DAP awards, DAP awards granted in 2005 and 2006 were subject to a multi-year payment cycle, whereby the recipient would not be paid for a vested tranche of units on the vesting date, rather the recipient would be paid for (i) the first tranche of units on the one year anniversary of the vesting date of such tranche, (ii) the second tranche of units on the second year anniversary of the vesting date of such tranche, (iii) the third tranche of units on the third anniversary of such vesting date and (iv) the fourth tranche of units on the fourth anniversary of such vesting date. The payment made to the recipient would equal the product of (x) the number of units in the tranche for which payment is due, multiplied by (y) the spread between the base price and 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the applicable anniversary date and the 10 trading days following the applicable anniversary. The 2005 and 2006 awards have been amended, such that, beginning in 2008, all participants in the DAP will receive payment upon vesting and the payment amount will be determined in the same manner as it is determined for the 2007 awards. These amendments were intended to create more competitive compensation packages for the participants, as it was believed that the multi-year payment cycle created too long a period between vesting and cash-in-hand.

The DAP provides that on termination of employment for cause (as defined in the DAP), a participant’s units, whether vested or unvested, are forfeited. If a participant voluntarily or involuntarily (other than for cause) terminates employment other than for death, disability or retirement, all unvested units are forfeited. In the case of the participant’s voluntary termination of employment other than for retirement, 100% of the value of vested units will be paid if the participant signs a general release that includes a covenant not to compete and abides by such agreements as provided in the DAP, and, if not, only 75% of the value of the vested units will be paid. If a participant is involuntarily terminated other than for cause, the participant would be paid for all vested DAP units. Vesting of 100% of units generally is accelerated in the event that (1) a participant dies, becomes disabled, or retires, (2) a participant’s employment is terminated other than for cause within twelve months of a change in control (as defined in the DAP), or (3) the DAP is terminated. Under the DAP, a participant may retire and qualify for accelerated vesting, in general, after attainment of age 62 with five years of service. Also, in the event that the DAP is terminated and a long-term incentive plan providing comparable benefits to participants (as determined in the member representatives’ reasonable discretion) is not offered in lieu of the DAP, amounts payable for vested DAP awards would be increased to 125% of the amount otherwise payable pursuant to the DAP.

The DAP’s provisions for vesting or forfeiture of units on termination of employment in various circumstances as described above govern the DAP units awarded to the Discovery Named Executive Officers unless otherwise provided in employment or other agreements with them. Please see “Executive Compensation Arrangements” and “Potential Payments Upon Termination or Change-in-Control” below for a description of these agreements.

It has been the practice of Discovery under the DAP that, subject to the absence of any performance issues on the part of the applicable participant except with respect to Mr. Zaslav as described below, each participant receives a replenishment award on each vesting date, pursuant to which he will receive a new award of a number of units equal to the number of units that vested on that vesting date. Such vesting date becomes the grant date of the corresponding replenishment award. Each replenishment award has a base price determined based on 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the grant date of the replenishment award and the 10 trading days immediately following such grant date. Replenishment awards are otherwise granted subject to the same terms and conditions as the award that vested triggering the grant of the replenishment award. Discovery adopted this practice as a means of continuing to emphasize the link between individual compensation and company performance. Additionally, this practice coupled with the adoption of the payment upon vesting schedule enabled Discovery to maintain a cap on the number of units outstanding at any given time (subject only to increase for new hires or promotions).

The DAP is consistent with Discovery’s pay for performance principles because these awards are designed to focus the attention of executives on achieving operational goals and increasing company value over time, which in turn aligns the interest of executives with Discovery’s members. Because Discovery was not a public company, Discovery could not make grants tied directly to its own stock performance. Accordingly, the DAP was designed to replicate, as closely as possible, an equity-type incentive award program. Because DHC indirectly owns 2/3 of the membership interests in Discovery and DHC’s interest in Discovery accounts for a significant portion of DHC’s market value, DHC’s stock price was chosen as the basis for the DAP awards.

The size of the DAP awards for executive officers (other than Messrs. Hendricks and. Zaslav) are generally determined by Mr. Zaslav in conjunction with the setting of their overall compensation package. As Mr. Zaslav had not yet assumed his role as CEO at the time awards were made to Mr. Millay upon his joining the company, his DAP award was determined by Ms. McHale, the Chief Executive Officer at the time, with the approval of the member representatives, in conjunction with the setting of his overall compensation package. Subsequent to Mr. Millay’s hire date but before the award date, Mr. Hendricks, with the approval of the member representatives, decided to increase the amount of Mr. Millay’s award under the Discovery Appreciation Plan as described in “Executive Compensation Arrangements — Millay Employment Agreement; Millay Retention Agreement,” below. Mr. Zaslav determined the amount of Mr. Campbell’s DAP award, with the approval of the member representatives. In determining the amount of Mr. Campbell’s award, Mr. Zaslav took into account the size of other grants within Discovery and the substantial longer-term pension and other benefits that Mr. Campbell would be sacrificing by leaving his previous employer. Mr. Zaslav also considered Mr. Campbell’s status and future prospects at his previous employer, and believed that a substantial grant would be required to persuade Mr. Campbell to make the move to Discovery.

The member representatives determined that Mr. Zaslav would receive 4 million units in connection with his joining Discovery as a part of the negotiations of his employment agreement. The size of the grant was determined by the member representatives in order to ensure that Mr. Zaslav has a substantial stake in Discovery’s success in order to align his interest with the interest of Discovery and its members. As noted in his employment agreement, this grant was intended to be roughly equivalent to an interest of 0.794% in the appreciation in the value of Discovery and this level of participation is to be maintained through the award of replenishment grants as his vested units are paid out under the DAP. The grant Mr. Zaslav received upon joining the company was not priced consistent with the DAP mechanism described above. Rather, under his employment agreement, Mr. Zaslav received a DAP award with respect to 4 million units at a base price equal to 110% of the closing stock price of the DHC Series A common stock on December 29, 2006, the last trading day prior to his January 1, 2007 grant date. Given the size of Mr. Zaslav’s grant, he and the member representatives selected these pricing terms in order to ensure that his base price was not lower than the closing stock price on his grant date (which can sometimes occur under the existing pricing mechanism described above).

Given Mr. Hendricks’ long-standing tenure with Discovery since the time of his founding of the company in 1982, he has a current DAP awards balance that is reflective of his unique contribution to the creation and expansion of Discovery from a start-up company to a clear leader in the industry during the course of Discovery’s 25-year history as a private company. Mr. Hendricks’ DAP grant holdings represent his continued participation in approximately 1.3% of Discovery’s appreciation, which the Discovery members continue to maintain through their award of replenishment grants as his vested DAP units are paid out under the DAP. Although Mr. Hendricks has not received any new DAP grants during the past two years, he has continued to receive his replenishment awards. Mr. Hendricks’ DAP units are subject to special rules regarding forfeiture or rescission, as set forth in an agreement between Mr. Hendricks and Discovery’s stockholders entered into in 2004. See “Executive Compensation Arrangements — John Hendricks Employment Arrangements — 2004 Agreement” below for a description of these provisions.

Because equity-based incentive compensation represents a material component of Discovery’s executive compensation plan, the Transaction is expected to provide real and substantial benefits in this regard. The Transaction, together with the AMC spin-off, will further enhance the ability of New Discovery, and therefore Discovery, to attract, retain and provide incentives to qualified personnel, by enabling it to grant equity incentive awards based on the publicly traded common stock of New Discovery, which will directly reflect the performance of the businesses of Discovery. The Transaction, together with the AMC spin-off, will further enable New Discovery, and therefore, Discovery, to more effectively tailor employee benefit plans and retention programs, when compared with current alternatives, to provide improved incentives to the employees and future hires of New Discovery that will better and more directly align the incentives for management at New Discovery and Discovery with their performance.

The member representatives are currently considering what effect the Transaction will have on the DAP, including adjustments to outstanding DAP awards to reflect the Transaction and plans for equity incentive awards in the future. In any event, the Discovery Holding Company 2005 Incentive Plan will be assumed by New Discovery in the Transaction. Under this plan (as so assumed), it is expected that New Discovery will provide equity incentive awards, including stock options, restricted shares, stock appreciation rights and performance awards, to its employees and independent contractors following the closing of the Transaction. The plan is designed to provide awards in those circumstances in which either (i) the award would help better align the interests of a recipient with those of the stockholders and help motivate the recipient to increase the value of the company for the stockholders or (ii) the award would assist the company in attracting key employees. Please see “Executive Compensation Arrangements — Singer Employment Agreement” below for a description of equity awards that Discovery plans to provide to Mr. Singer following completion of the Transaction in accordance with his employment agreement.

The DAP awards are included in the Summary Compensation Table in the “Option Awards” column. The dollar amounts reported in the Summary Compensation Table for the DAP awards do not reflect actual payments made to the Discovery Named Executive Officers in the years presented. As further explained in footnote (1) to the table, the dollar amounts reflect the compensation expense recognized for financial reporting purposes with respect to DAP awards held by the executives. The dollar amounts paid to the Discovery Named Executive Officers in 2007 on account of previously vested DAP awards are reported in the Option Exercises table. For more information with respect to DAP awards granted to the Discovery Named Executive Officers in 2007, please refer to the Grants of Plan-Based Awards table.

Retirement Benefits

In order to ensure that the Discovery Named Executive Officers’ receive competitive compensation packages, in addition to a standard 401(k) defined contribution plan, Discovery offers a Supplemental Retirement Plan (the

SRP) to all of its full-time employees at the vice president level and above. The employee can make an election to defer a portion of base salary each calendar year into the SRP account. To encourage participation in the defined contribution plans, Discovery makes a matching contribution of (i) 100% of the employee’s first 3% of salary contributions to the defined contribution plans, and (ii) 50% of the employee’s next 3% of salary contributions to the defined contribution plans, up to a maximum amount of 4.5% of company matching contributions, subject to certain limits under applicable tax regulations. Participants in the SRP are also permitted to contribute portions of their DAP payments, their ICP awards and any other incentive payments they receive from Discovery to their SRP accounts. These contributions are not matched by Discovery. The 401(k) accounts and the SRP accounts are managed by the same plan administrators and offer the same investment options.

For more information about the SRP, please refer to the Non-Qualified Deferred Compensation Table below.

Health, Welfare and Other Personal Benefits

The Discovery Named Executive Officers are entitled to participate in the health, welfare and fringe benefits generally made available by Discovery to all of its full-time employees, such as basic and supplemental life insurance, short and long-term disability, commuter reimbursement, fitness reimbursement and access to legal resources. The Discovery Named Executive Officers are also entitled to participate in executive-level long-term disability and long-term care plans.

In addition, Discovery provides the following perquisites and other personal benefits to its Discovery Named Executive Officers:

Relocation Expenses; Related Gross-Up.  Consistent with Discovery’s objective to attract and retain a high-performing executive management team, Discovery actively recruits top-notch candidates from all over the country to fill executive level openings and will reimburse the newly hired executive for his relocation costs. Mr. Zaslav, Discovery’s CEO, joined the company in the beginning of 2007, and Mr. Millay, Discovery’s former CFO, joined the company in the third quarter of 2006. Each of Messrs. Zaslav and Millay received reimbursement of relocation expenses, as well as gross-ups to cover taxes associated with this benefit, as described in notes 6, 7 and 9 to the Summary Compensation Table.

Aircraft Usage; Related Gross-Up.  Discovery has an agreement with NetJets Inc. pursuant to which it leases the right to a specified amount of travel each calendar year on NetJets’ aircraft. Discovery allows Messrs. Hendricks and Zaslav to use a portion of Discovery’s allotted travel time on NetJets aircraft for their personal use. Under Mr. Zaslav’s employment agreement, he is entitled to the commuting use of company aircraft until July 31, 2008, which Discovery provides through its NetJets agreement. Family members may accompany Mr. Hendricks and Mr. Zaslav on these flights at no aggregate incremental cost to the company. Other executives are permitted to travel on the NetJets aircraft for business travel with approval of Mr. Zaslav. For 2007, Discovery provided a gross-up to Mr. Hendricks to cover taxes for imputed income arising when Mr. Hendricks’ spouse accompanied him on business travel, but did not provide a tax gross-up to Mr. Hendricks for his personal use of the aircraft. For 2007, Discovery provided a gross-up to Mr. Zaslav to cover taxes for imputed income arising when Mr. Zaslav’s spouse accompanied him on business travel. In addition, Discovery provided Mr. Zaslav a gross-up to cover taxes arising from his commuting use of aircraft for the first seven months of 2007.

Mobile Access.  Discovery reimburses Mr. Zaslav for limited home office expenses, including his monthly satellite, cable and related television charges and Internet access.

Car Allowance.  Discovery provides Mr. Zaslav with a monthly car allowance in keeping with its principle of providing its Discovery Named Executive Officers with competitive compensation packages.

Life Insurance Policy.  Discovery has agreed to provide Mr. Hendricks death benefit coverage under a split-dollar life insurance policy. Death benefits are payable upon the death of both Mr. Hendricks and his wife. At that time, Discovery will recover the total premiums paid for the policy, and the remaining death benefit will be payable to a Hendricks’ family trust. The premiums paid for this policy are included in the Summary Compensation Table in “All Other Compensation” below.

For more information regarding the perquisites provided in 2007 to each Discovery Named Executive Officer, please refer to the “All Other Compensation” column of the Summary Compensation Table.

Payments on Change of Control or Certain Terminations

Under the employment agreements that Discovery has entered into with its Discovery Named Executive Officers (other than Messrs. Hendricks and Hollinger), Discovery will be required to make certain payments to any such Discovery Named Executive Officer who is terminated by Discovery “without cause” or who quits for “good reason” as well as following the death or disability of the Discovery Named Executive Officer and in connection with certain “change of control” events (in each case as defined in the applicable agreement). In addition, the DAP provides for the acceleration of vesting upon prescribed events such as the death or disability of the participant and in connection with certain “change in control” events (as defined therein). For more information regarding these payments, please see “Potential Payments Upon Termination or Change-in-Control” below.

Pursuant to the terms of Mr. Millay’s retention agreement, Mr. Millay will receive a retention payment, ICP payments, and payment for his vested DAP units and other benefits in connection with his departure from the company. For more information regarding these payments, please see “Executive Compensation Arrangements — Millay Employment Agreement; Millay Retention Agreement” below.

Cash Compensation Paid With Respect to 2007

The following table shows the total cash compensation paid to the Discovery Named Executive Officers with respect to 2007. As described above, cash compensation was paid for salary, bonus (including signing bonus, if applicable), ICP awards, and pursuant to the DAP, as well as in connection with other compensation such as Discovery’s 401(k) and SRP plans, and tax gross-ups in connection with certain perquisites and personal benefits. The ICP awards included in the table below were paid in the first quarter of 2008 for 2007 performance. The ICP awards paid in 2007 for 2006 performance are not included in this table. As described in footnote (1) to the Summary Compensation Table, amounts shown in the Summary Compensation Table on account of DAP awards represent the compensation expense recognized in the particular year for financial reporting purposes only. The table below shows the amount of cash compensation actually paid to the Discovery Named Executive Officers with respect to 2007, which Discovery believes is useful to understanding the company’s compensation programs. Additional detail about these payments is included in the footnotes to the Summary Compensation Table. The compensation included in “other cash compensation” does not include the value of the other perquisites and other personal benefits identified in the Summary Compensation Table. While the table below is presented to show the actual cash paid to the Discovery Named Executive Officers under Discovery’s compensation program with respect to 2007, the table is not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC rules begin below.

2007 Cash Compensation

					Other
			DAP	ICP	Cash	Total Cash
	Salary	Bonus	Payments	Payments	Compensation	Compensation
	($)	($)	($)	($)	($)	($)

John S. Hendricks	1,000,000	500,000	28,692,131	—	24,803	30,216,934
David M. Zaslav	1,953,846	5,500,000	—	—	106,364	7,560,210
Mark G. Hollinger	967,692	—	3,046,456	1,344,291	24,750	5,383,189
Roger F. Millay	550,000	—	—	451,110	22,500	1,023,610
Bruce L. Campbell	615,385	461,539	—	361,074	9,000	1,446,998

Summary Compensation Table

								Non-Equity
								Incentive
						Stock	Option	Plan		All Other
			Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year		($)	($)		($)	($)(1)	($)(2)		($)(3)		($)

John S. Hendricks	2007		1,000,000	500,000		—	56,199,809	—		154,370	(4)	57,854,179
Founder and	2006		1,000,000	1,875,000		—	12,200,606	—		80,869	(4)	15,156,475
Chairman of the Board
David M. Zaslav	2007		1,953,846	5,500,000	(5)	—	11,145,669	—		504,844	(6)	19,104,359
President and	2006		—	—		—	—	—		—		—
Chief Executive Officer
Mark G. Hollinger	2007		967,692	—		—	6,617,496	1,344,291		28,352		8,957,831
Senior Executive Vice	2006		719,423	—		—	1,251,236	596,160		28,046		2,594,865
President and Chief Operating Officer
Roger F. Millay	2007		550,000	—		—	2,273,259	451,110		212,418	(7)	3,486,787
Senior Executive Vice	2006	*	129,038	160,000	(8)	—	84,885	97,734		93,655	(9)	565,312
President and Chief
Financial Officer
Bruce L. Campbell	2007	*	615,385	461,539	(10)	—	1,340,689	361,074	(11)	9,873		2,788,560
President, Digital Media	2006		—	—		—	—	—		—		—
& Corporate Development

*	Partial year

(1)	The dollar amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the DAP awards held by the Discovery Named Executive Officers for each of the applicable fiscal years. These amounts do not reflect actual payments made to the Discovery Named Executive Officers. See the table captioned “Option Exercises” for information about amounts paid during 2007 on account of the DAP awards, as the DAP awards are payable in cash only. The compensation expense reflected in the table is calculated in accordance with FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” because the DAP awards relate to stock of DHC, not stock of Discovery or a consolidating parent company of Discovery. However, because the DAP awards are similar to “liability awards” under FAS 123R, “FAS Statement No. 123 (Revised 2004) Share-Based Payment,” the compensation expense actually recognized by Discovery is equal to the expense that would be recognized by Discovery under FAS 123R.

These dollar amounts include compensation expense attributable to awards granted during 2007 and 2006 and awards granted prior thereto that remained unvested during 2007 and 2006, as the case may be, and exclude the impact of estimates for forfeitures as these are service-based vesting awards. For a description of the assumptions applied in these calculations, see footnote 15 to the consolidated financial statements of Discovery Communications Holding for the year ended December 31, 2007 (which are included as Appendix A-3 hereto). For more information regarding the DAP awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above.

(2)	These amounts reflect the cash performance awards earned by the applicable Discovery Named Executive Officers during 2007 and 2006 under Discovery’s Incentive Compensation Plan, which is more fully described under “Compensation Discussion and Analysis — Elements of Compensation — Incentive Compensation Plan” above. The 2007 award amounts were determined and paid out during the first quarter of 2008, and the 2006 award amounts were determined and paid out during the first quarter of 2007.

(3)	Discovery offers its executives basic life insurance as well as executive level disability and long-term care coverage. Discovery also offers matching contributions to an executive’s 401(k) plan and supplemental retirement plan, subject to certain limitations. Below are the payments made on behalf of the Discovery Named Executive Officers to the foregoing plans:

			Disability/Long	Matching Contributions
		Basic Life ($)	Term Care ($)	401(k) ($)	SRP ($)

Mr. Hendricks	2007	1,092	—	10,125	14,365
	2006	1,092	—	9,900	14,850
Mr. Zaslav	2007	1,092	3,967	—	—
	2006	—	—	—	—
Mr. Hollinger	2007	1,092	2,510	10,125	14,625
	2006	786	2,510	9,900	14,850
Mr. Millay	2007	600	2,399	9,173	13,327
	2006	600	472	—	—
Mr. Campbell	2007	873	—	9,000	—
	2006	—	—	—	—

For more information regarding these benefits, please see “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” and “— Health, Welfare and Other Personal Benefits” above.

(4)	Discovery has an agreement with NetJets pursuant to which it leases the right to a specified amount of travel each calendar year on NetJets’ aircraft. Discovery allows Mr. Hendricks a portion of Discovery’s allotted travel time on the NetJets aircraft for his personal use. Discovery provided a gross-up to Mr. Hendricks to cover taxes for imputed income arising when Mr. Hendricks’ spouse accompanied him on business travel, but did not provide a tax gross-up to Mr. Hendricks for his personal use of the aircraft. The amount of this gross-up for 2007 and 2006 was $313 and $3,055, respectively, and is included in the table. In addition, the aggregate incremental cost to Discovery for Mr. Hendricks’ personal use of the aircraft during 2007 in the amount of $78,326 is included in the table. Also included in the table for 2006 are reimbursements to him for limited home-office expenses. The table also includes annual premiums of $50,149 for Mr. Hendricks’ split dollar life insurance policy as described in “Compensation Discussion and Analysis — Elements of Compensation — Health Welfare and other Personal Benefits” above.

(5)	Includes Mr. Zaslav’s signing bonus of $2.5 million as well as an annual bonus of $3 million paid in 2008 with respect to services rendered by him under his employment agreement in 2007.

(6)	Discovery allows Mr. Zaslav a portion of Discovery’s allotted travel time on the NetJets aircraft for his personal use. Discovery provided a gross-up to Mr. Zaslav to cover taxes for imputed income arising when Mr. Zaslav’s spouse accompanied him on business travel. In addition, Discovery provided Mr. Zaslav a gross-up to cover taxes arising from his commuting use of aircraft for the first seven months of 2007. The amount of this gross-up for 2007 is included in the table. In addition, the aggregate incremental cost to Discovery for Mr. Zaslav’s personal use of the aircraft (including commuting) during 2007 in the amount of $252,415 (and related personal use of car services in the amount of $15,945) is included in the table. Also included in the table are Mr. Zaslav’s relocation expenses of $106,124, a tax gross-up for imputed income associated with the reimbursement of certain relocation and other expenses, his car allowance, and various reimbursements to him for miscellaneous travel and home-office expenses. Mr. Zaslav received an aggregate amount of $106,364 in tax gross-ups for these items for 2007, which is included in the table.

(7)	Includes reimbursement to Mr. Millay of relocation expenses in the amount of $186,919.

(8)	Reflects Mr. Millay’s signing bonus.

(9)	Includes reimbursement to Mr. Millay of relocation expenses in the amount of $92,583.

(10)	Reflects the minimum bonus amount to which Mr. Campbell was entitled under his employment agreement.

(11)	Reflects the balance of Mr. Campbell’s 2007 bonus amount which was paid pursuant to the ICP.

Grants of Plan-Based Awards in 2007

						All Other
						Option			Grant
						Awards:		Exercise	Date Fair
						Number of		or Base	Value of
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Shares		Price of	Stock and
	Grant		Threshold	Target	Maximum	Underlying		of Option	Option
Name	Date		($)	($)	($)(1)	Options (#)		Awards ($/sh)	Awards ($)

John S. Hendricks	10/1/2007					1,663,324	(2)	31.01	9,069,907
David M. Zaslav	1/2/2007					4,000,000	(2)	17.70	14,380,237
Mark G. Hollinger		(3)	0	729,863	1,532,712
	10/1/2007					199,999	(2)	31.01	1,090,571
Roger F. Millay		(3)	0	330,000	693,000
Bruce L. Campbell		(3)	0	473,425	994,193
	3/19/2007					700,000	(2)	19.50	4,406,872

(1)	Amounts in excess of this maximum may be paid on a discretionary basis.

(2)	Reflects the number of units granted under the applicable DAP award. Each award vests as to 25% of the units on each anniversary of the grant date and is payable in cash. For more information regarding the DAP awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above.

(3)	These grants were made under Discovery’s Incentive Compensation Plan with respect to the year ended December 31, 2007. The performance metrics and potential payout amounts under a Discovery Named Executive Officer’s 2007 ICP grant were determined in the first quarter of 2007. For more information regarding these grants, please see “Compensation Discussion and Analysis — Elements of Compensation — Incentive Compensation Plan” above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable(2)	Unexercisable		Price ($)	Date(3)

John S. Hendricks	—	1,663,324	(4)	31.01	—
	2,765,294	345,663	(5)	12.52	—
	1,252,679	626,340	(5)	15.81	—
David M. Zaslav	—	4,000,000	(6)	17.70	—
Mark G. Hollinger	—	199,999	(4)	31.01	—
	62,500	187,500	(7)	17.22	—
	396,062	198,032	(5)	15.81	—
	5,250	657	(5)	12.52	—
Roger F. Millay	187,500	562,500	(7)	17.22	—
Bruce L. Campbell	—	700,000	(8)	19.50	—

(1)	All awards listed in the table consist of awards that were made under the Discovery Appreciation Program. Each award vests as to 25% on each anniversary of its grant date and is payable in cash. For more information regarding the DAP awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above.

(2)	The units listed in this column consist of the portion of each outstanding DAP award that has vested but with respect to which payment has not yet been made due to the delayed payment cycle of the pre-2007 DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above. The amount to be paid for these DAP units is not known at this time. The amount to be paid per unit will be equal to the difference between the exercise price shown in the table and 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the applicable anniversary date and the 10 trading days following the applicable anniversary (the “Ending Unit Value”). The amounts shown for Mr. Hendricks are payable within 60 days of the October 1, 2008 applicable anniversary date. With respect to the amounts shown for Mr. Hollinger, the 62,500 DAP unit award is payable within 60 days of the December 5, 2008 applicable anniversary date, and the 396,062 and 5,250 DAP unit awards are payable within 60 days of the October 1, 2008 applicable anniversary date. The amount shown for Mr. Millay is payable within 60 days of his departure date (July 25, 2008). The amount to be paid per unit will be the difference between the exercise price shown in the table and the Ending Unit Value (with his departure date used as the applicable anniversary date). As discussed in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, the member representatives are currently determining what adjustments to the outstanding DAP units will be made in connection with the Transaction.

(3)	DAP awards have no expiration date. Payment is made in cash in connection with vesting.

(4)	Grant date of award was October 1, 2007.

(5)	Grant date of award was October 1, 2005.

(6)	Grant date of award was January 2, 2007.

(7)	Grant date of award was December 5, 2006.

(8)	Grant date of award was March 19, 2007.

Option Exercises and Stock Vested in 2007

Option Awards
	Number of	Value
	Shares Acquired	Realized on
	on Exercise	Exercise
Name	(#)(1)	($)(2)

John S. Hendricks	1,663,324	28,692,131
David M. Zaslav	—	—
Mark G. Hollinger	199,999	3,046,456	(3)
Roger F. Millay	—	—
Bruce L. Campbell	—	—

(1)	These awards were made under the Discovery Appreciation Program. The amounts consist of payments that were made on a delayed payment cycle basis for pre-2007 DAP awards as described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above. Payment was made in cash and no shares were issued. The numbers listed in this column reflect the number of units that vested and gave rise to the value realization event.

(2)	Represents amount of cash actually received with respect to units listed in corresponding column of table.

(3)	Of this amount, $75,800 was deferred by Mr. Hollinger as a contribution to his Supplemental Retirement Plan.

Nonqualified Deferred Compensation (1)

	Executive		Registrant		Aggregate
	Contributions		Contributions		Earnings	Aggregate	Aggregate
	in last		in last		in last	Withdrawals/	Balance at
Name	fiscal yr ($)		fiscal yr ($)		fiscal yr ($)	Distributions ($)	12/31/07 ($)

John S. Hendricks	264,692	(2)	14,365	(3)	10,957	—	389,024
David M. Zaslav	—		—		—	—	—
Mark G. Hollinger	154,916	(4)	14,625	(3)	7,914	—	689,506
Roger F. Millay	17,769	(5)	13,327	(3)	1,083	—	30,614
Bruce L. Campbell	—		—		—	—	—

(1)	This table provides information with respect to Discovery’s Supplemental Retirement Plan for employees at the level of vice president and above. For more information regarding the SRP, please see “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” above.

(2)	Of this amount, $77,192 is reported under Salary for 2007 and $187,500 is reported under Bonus for 2006 in the Summary Compensation Table.

(3)	This amount is reported under All Other Compensation in the Summary Compensation Table.

(4)	Of this amount, $95,300 is reported under Salary for 2007 and $59,616 is reported under Bonus for 2006 in the Summary Compensation Table.

(5)	This amount is reported under Salary for 2007 in the Summary Compensation Table.

Executive Compensation Arrangements

Hendricks Employment Arrangements; 2004 Agreement

John Hendricks, the founder and Chairman of Discovery, does not have a formal employment agreement. Pursuant to resolutions adopted by Discovery’s stockholders in 2004, Mr. Hendricks is paid an annual salary of $1 million and his bonus opportunity is 60% of annual salary. As described in “Compensation Discussion and Analysis — Elements of Compensation — Bonus,” Mr. Hendricks’ actual bonus varies from year-to-year.

In 2004, Mr. Hendricks and the stockholders of Discovery’s predecessor (DCI), entered into an agreement, which is reflected in a letter agreement between DCI’s compensation committee and Mr. Hendricks (the 2004 Agreement). The 2004 Agreement includes special rules for Mr. Hendricks’ DAP units and the conditions under which he continues to serve as Chairman of Discovery, each as described below.

Mr. Hendricks’ DAP units replaced units that had been granted under the Discovery Communications, Inc. Executive Incentive Plan (EIP). Discovery established the DAP in 2005 following the DHC spin-off. In the 2004 Agreement, the parties agreed to additional terms governing Mr. Hendricks’ EIP units, which, to the extent relevant, continue to govern Mr. Hendricks’ DAP units that were issued to replace the EIP units, and any replenishment DAP units issued with respect thereto. Specifically, the parties agreed that Mr. Hendricks’ EIP units that have not yet vested may be rescinded, and any vested EIP units may be subject to a forced cash out (and paid to Mr. Hendricks) to prevent further appreciation, but only by either (i) the unanimous action of DCI’s stockholders if the company has not gone public, or (ii) the vote of two-thirds of the DCI board of directors, including the votes of any board members representing the current DCI stockholders, in the event that the company has gone public.

In addition, under the 2004 Agreement, the earned value of any vested EIP units that have not already been subject to rescission or forced cash out may not be rescinded by DCI or forfeited by Mr. Hendricks except (i) as provided under the EIP in the event of his voluntary departure and subsequent work for a competitor, or (ii) in the event of his conviction for any act of fraud or any other felony in connection with DCI, in which case the value of any vested EIP units may be subject to partial or complete forfeiture upon the unanimous action of DCI’s stockholders. Under the provisions of the DAP that now apply to Mr. Hendricks’ previous EIP units, in the event of Mr. Hendricks’ voluntary departure and subsequent work for a competitor, Mr. Hendricks would receive 75% of the value of his vested DAP units. Under the DAP, a participant, including Mr. Hendricks, who voluntarily terminates employment ordinarily receives 100% of the value of his vested DAP units if he signs a release that includes a covenant not to compete.

Pursuant to the 2004 Agreement, the DCI stockholders and Mr. Hendricks agreed that he would remain in the position of Chairman of the Board of DCI. The 2004 Agreement confirms the agreement between Mr. Hendricks and the DCI stockholders that Mr. Hendricks may be removed from the position of Chairman of DCI at any time for any reason, but only by unanimous action of the DCI stockholders if the company has not gone public, or the vote of two-thirds of the DCI board of directors, including the votes of any board members representing any of the current DCI stockholders, in the event that the company has gone public.

Discovery’s members and Mr. Hendricks currently are discussing possible revisions to the 2004 Agreement. The revisions will be described once they are finalized.

Zaslav Employment Agreement

Discovery has entered into an employment agreement with David Zaslav, its President and Chief Executive Officer, for an original term of five years commencing on January 2, 2007, with automatic one year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this agreement, Mr. Zaslav is entitled to receive a base salary of $2 million per annum and an annual bonus. During the first year of employment, Mr. Zaslav was entitled to receive and did receive a guaranteed bonus of $3 million. During each of the remaining four years of the original term of the agreement, Mr. Zaslav will be entitled to receive a guaranteed annual bonus, equal to $2 million for the second year of employment, $1.5 million for the third year of employment, and $1 million for each of the fourth and fifth years of employment. There is no guaranteed bonus amount for any extension period. After the first year of employment, Mr. Zaslav may earn a performance-based bonus in excess of the guaranteed bonus amount applicable to a particular year. The amount of the performance-based bonus will depend on the achievement of qualitative and quantitative performance criteria. The compensation committee of the New Discovery board will determine the quantitative and qualitative performance criteria for Mr. Zaslav’s annual bonuses going forward. Mr. Zaslav also received a signing bonus of $2.5 million pursuant to the agreement. Mr. Zaslav receives 4 weeks of vacation under his agreement.

Pursuant to the employment agreement, Discovery was required to reimburse Mr. Zaslav for reasonable expenses incurred in relocating his principal residence, including temporary housing, closing and realtor costs and packing and transport expenses, subject to a maximum reimbursement of $250,000. In addition, during 2007 and a portion of 2008, Mr. Zaslav is entitled to limited personal use of aircraft under Discovery’s NetJets agreement for commuting between his residence and Discovery’s offices. Under the agreement, to the extent any expense associated with Mr. Zaslav’s use of the aircraft is not deductible by Discovery, he will reimburse Discovery for the loss of any tax benefit or, at his election, pay for the use of such aircraft in a manner such that no portion of the expense is nondeductible.

Mr. Zaslav is also entitled to other perquisites, such as a monthly car allowance and certain mobile technology, as well as the ability to participate in all employee benefit plans available to Discovery’s senior executive group.

On his start date, Mr. Zaslav received a DAP award with respect to 4 million units pursuant to the terms of his agreement. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, except as to the noted difference in pricing, the accelerated vesting described below and Mr. Zaslav’s right to receive replenishment grants on each maturity date of his original award. If Mr. Zaslav is terminated without “cause” or he terminates his employment for “good reason” (in each case, as defined in the agreement), his DAP awards all accelerate with the amount to be paid and the timing of such payment to be based on his termination date. If, however, any such termination occurs prior to the fifth anniversary of his start date, 1/2 of his vested DAP awards will be valued as of the date of termination with the remaining 1/2 being valued as of their respective regular maturity dates or the fifth anniversary of his start date, whichever is earlier, in each case for purposes of determining the amount and timing of the payments to be made to him.

Upon any termination of his employment, Mr. Zaslav is entitled to all accrued and unpaid salary and bonus, accrued and unused vacation days and benefits accrued under Discovery’s welfare and retirement plans. In addition, Mr. Zaslav is entitled to certain severance payments in the event he is terminated without “cause” or by reason of death or disability or he terminates his employment for “good reason” (in each case, as defined in the agreement). The payment of Mr. Zaslav’s severance is conditioned on his execution of a release in favor of Discovery. For more information regarding these severance payments, please see “Potential Payments Upon Termination or Change-in-Control” below.

Pursuant to Mr. Zaslav’s employment agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment with Discovery and for a period thereafter.

Discovery’s members and Mr. Zaslav currently are discussing possible revisions to Mr. Zaslav’s employment agreement. The revisions will be described once they are finalized.

Millay Employment Agreement; Millay Retention Agreement

On August 8, 2006, Discovery entered into an employment agreement with Roger F. Millay, its former Senior Executive Vice President and Chief Financial Officer. This agreement was amended and restated on April 22, 2008 to comply with the requirements of Section 409A of the Code. The original term of Mr. Millay’s employment agreement was three years beginning on September 29, 2006 and ending September 28, 2009, with an option to renew for an additional term. Pursuant to this agreement, Mr. Millay received a signing bonus of $160,000 and was entitled to receive a base salary of $550,000 per annum. For each year of the term, Mr. Millay was eligible to receive an annual bonus under the ICP with his target bonus equal to 60% of his base salary. For 2006, he was entitled to a minimum bonus amount of $40,000. Mr. Millay was also entitled to reimbursement of reasonable relocation expenses.

Under his employment agreement, Mr. Millay was entitled to receive a DAP award in April 2007 consisting of 460,000 units, however, he instead received a DAP award with respect to 750,000 units in December 2006. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, except as to accelerated vesting in certain events (such as termination by Discovery other than for “cause” (as defined therein)).

Under his employment agreement, Mr. Millay is entitled to all benefits available to similarly situated executives of Discovery and is subject to customary covenants as to confidentiality and non-competition.

In January 2008, Mr. Millay indicated his intention to leave Discovery, and, on January 8, 2008, Discovery entered into a retention agreement with Mr. Millay, pursuant to which the parties agreed to retain his services as Senior Executive Vice President and Chief Financial Officer through September 30, 2008, or earlier at the discretion of Discovery. Under the terms of the retention agreement, Mr. Millay will receive his base salary through September 30, 2008, amounting to $416,730, regardless of the date of final termination, as well as a retention payment of $1.5 million, to be paid within 30 days of his final departure date. Mr. Millay will also be entitled to receive payment for his vested DAP awards within 60 days after his departure, valued as of his final departure date. His unvested DAP awards will not accelerate. Mr. Millay’s final departure date is July 25, 2008.

The retention agreement entitles Mr. Millay to receive a payment under the ICP for 2007, based on an individual performance multiplier of 1.0. For more information about the 2007 ICP awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Incentive Compensation Program.” The retention agreement also entitles Mr. Millay to receive a prorated payment under the ICP for 2008 in the amount of $247,500 (based on a 9-month retention period). This lump sum is payable within 30 days of his final departure date.

As a condition to receiving any payments under the retention agreement, Mr. Millay must execute a general release in favor of Discovery as well as a mutual non-disparagement agreement.

Campbell Employment Agreement

Discovery entered into an employment agreement with Bruce L. Campbell, its President, Digital Media & Corporate Development, on March 13, 2007. This agreement was amended and restated on April 2, 2008 to comply with the requirements of Section 409A of the Code. The term of employment is for four years beginning on March 19, 2007 and ending March 18, 2011, with automatic one-year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this employment agreement, Mr. Campbell’s base salary is $800,000 per annum, with minimum yearly increases of no less than $50,000. Mr. Campbell is also eligible to receive an annual performance bonus under the ICP with his target bonus equal to 75% of his then-base salary, with a minimum bonus payment for fiscal year 2007 equal to 75% of his prorated 2007 base salary.

Under his employment agreement, Mr. Campbell received a DAP award on March 19, 2007 consisting of 700,000 units. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, except if Mr. Campbell voluntarily terminates his employment other than for “good reason” (as defined therein), he would forfeit all rights under his DAP awards. Mr. Campbell is also entitled to all benefits available to similarly situated executives of Discovery and is subject to customary covenants as to confidentiality and non-competition.

Under Mr. Campbell’s employment agreement, he is entitled to severance if Discovery terminates his employment other than for “cause” or if he terminates for “good reason” (in each case, as defined therein). The payment of Mr. Campbell’s severance is conditioned on his execution of a release in favor of Discovery. In the event Discovery provides notice to Mr. Campbell that it will not extend his employment for any applicable period, Mr. Campbell is entitled to a non-renewal payment. For more information regarding these payments, please see “Potential Payments Upon Termination or Change-in-Control” below.

Singer Employment Agreement

Discovery entered into an employment agreement with Brad Singer, its Senior Executive Vice President, Chief Financial Officer, for an original term of three years commencing on July 15, 2008, with one automatic three year extension (subject to termination by either party prior to the commencement of an extension period). Pursuant to the agreement, Mr. Singer will receive a sign-on bonus of $35,000. The agreement provides Mr. Singer a base salary of $750,000 per annum, subject to annual increases in accordance with Discovery’s standard practices and procedures. Mr. Singer is also eligible to receive an annual performance bonus with a payment target of 75% of his base salary. For fiscal year 2008 only, Mr. Singer is entitled to receive a guaranteed bonus of $470,000 and is eligible for an additional discretionary bonus in the sole discretion of the CEO and the compensation committee of the New Discovery board based on individual performance and the success of Discovery’s transition to a public company.

Pursuant to the agreement, Discovery is required to reimburse Mr. Singer for reasonable expenses incurred in relocating his principal residence in accordance with Discovery’s relocation policies, provided that the maximum reimbursement afforded under Discovery’s relocation policy is increased to $1,750,000 (including financial loss protection on sale of his then current residence and tax gross ups). Reimbursement for relocation expenses is subject to continued employment and may be required to be repaid on a resignation without “good reason” or a termination for “cause” (in each case, as defined in the agreement) within 18 months of employment commencement.

Mr. Singer’s agreement provides that he will be recommended for stock option awards with respect to New Discovery to be made if Discovery becomes a public company within 18 months following his employment commencement. The awards will consist of a sign-on award valued at $3 million under the assumptions below and an additional award valued at $1.6 million on the same assumptions. For purposes of determining the shares subject to the awards, the values stated above will be divided by the Black-Scholes value of DHC’s common stock as of his commencement date (using Discovery’s standard Black-Scholes assumptions for compensatory purposes). The options will be priced at the higher of the DHC price on employment commencement and the price of New Discovery stock on option grant. If New Discovery’s stock price is higher, resulting in an upward price adjustment, Mr. Singer will be entitled to a cash payment of the difference, payable 75% on the third anniversary of employment commencement and 25% on the fourth anniversary, assuming continued employment at those dates (or, for the sign-on option, a prior termination without cause or resignation for good reason). The number of shares covered by the options and/or the price may be adjusted as appropriate to reflect the use of New Discovery stock rather than the stock of DHC. The options will vest at a rate of no less than 25% per year, beginning July 15, 2009. The sign-on option will include full vesting if Mr. Singer is terminated without “cause” or he terminates his employment for “good reason” or the original term is not extended. The agreement also provides that he may be recommended for additional option grants. If Discovery does not become a reporting company within 18 months, Discovery, in lieu of the foregoing, will provide him with an equity interest in Discovery with a value of $4.6 million, adjusted to reflect changes in value since employment commencement, in a form determined by Discovery’s board and reasonably acceptable to Mr. Singer.

Mr. Singer is also entitled to participate in employee benefit plans available to executives at his level at the company and is subject to customary covenants as to confidentiality and non-competition.

In the event that Mr. Singer is terminated without “cause” (including by contract non-extension) or he terminates his employment for “good reason,” he is entitled to payment of his base salary for the remainder of his employment term, but not less than 12 months’ base salary, pro-rated bonus and vesting of the sign-on option (as described above). These payments are conditioned on his execution of a release in favor of Discovery. Mr. Singer also is entitled to payment on death or disability as provided in the agreement.

Potential Payments Upon Termination or Change-in-Control

The following summarizes the potential payments and other benefits required to be made available to the Discovery Named Executive Officers in connection with a termination of their employment or a change in control. The summaries do not include payments or other benefits under incentive plans and other benefit plans and policies that apply equally to all salaried employees participating in such plans. Defined terms such as “cause,” “good reason,” and “change of control” used in this summary are described at the end of this summary. The quantitative examples provided below are premised on:

•	the applicable Discovery Named Executive Officer ceasing to be employed by Discovery as of December 31, 2007;

•	the ending unit value under the DAP as of that date equaling $27.40 (which is 110% of the average closing market prices of the DHC Series A common stock during the 10-trading days before and including the assumed termination date and the 10-trading days after the assumed termination date);

•	all accrued salary at that assumed termination date having previously been paid;

•	all accrued vacation for 2007 having been used; and

•	where the below calculations require the inclusion of an ending unit value under the DAP at a specified future date (such as upon expiration of any employment term), that the applicable ending unit value is $27.40.

John S. Hendricks

Mr. Hendricks does not have a formal employment agreement with Discovery. However, Mr. Hendricks’ 2004 Agreement governs his DAP units that were issued to replace his EIP units and any replenishment DAP units issued with respect thereto. The terms of the DAP also govern his DAP units for matters not addressed in the 2004 Agreement.

On termination of employment, Mr. Hendricks generally would be entitled to payment for any vested portions of his DAP units as provided in the DAP. If Mr. Hendricks voluntarily terminates his employment (other than for retirement) and signs a general release that includes a covenant not to compete and abides by such agreements, he is entitled to receive 100% of the value of his vested DAP units (as shown in the table below). If Mr. Hendricks does not sign a general release or does not abide by the agreements, he is entitled to receive 75% of the value of his vested DAP units. In addition, as a result of the application of the 2004 Agreement, if Mr. Hendricks were terminated for cause, he would not forfeit the value of his vested DAP units unless he were convicted of any act of fraud or any other felony in connection with Discovery, in which case the value of any vested DAP units may be subject to partial or complete forfeiture upon the unanimous action of Discovery’s stockholders. Please see “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” for a description of the accelerated vesting of the DAP awards upon retirement.

Under the 2004 Agreement, his unvested DAP awards may only be rescinded or forfeited (whether or not Mr. Hendricks terminates employment) upon the specified vote of the Discovery stockholders or the Discovery board of directors. Consequently, if Mr. Hendricks were terminated for cause, he would be entitled to retain his unvested DAP awards unless the Discovery stockholders or the Discovery board of directors voted to rescind the DAP awards in accordance with the 2004 Agreement. For more information, see “Executive Compensation Arrangements — John Hendricks Employment Arrangements; 2004 Agreement” and “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program.”

Event	Value of DAP Awards ($)

By Discovery for Death or Disability; By Discovery other than for Cause within 1 year of a Change in Control(1)	68,046,415
By Discovery following conviction of any act of fraud or any other felony in connection with Discovery(2)	—
By Discovery for cause not following conviction of any act of fraud or any other felony in connection with Discovery(3)	55,648,043
By Mr. Hendricks; By Discovery other than for Cause, Death or Disability(4)	55,648,043

(1)	Represents acceleration of all DAP units.

(2)	Represents forfeiture of all DAP units (vested and unvested), assuming unanimous stockholder vote for forfeiture of all units in this case.

(3)	Represents payment for all vested DAP units and forfeiture of all unvested DAP units, and assumes board or stockholders (as required) vote for forfeiture of unvested units in this case.

(4)	Represents payment for all vested DAP units and forfeiture of all unvested DAP units, and assumes board or stockholders (as required) vote for forfeiture of unvested units in this case.

David M. Zaslav

By Discovery Other than for Death, Disability or Cause; By Mr. Zaslav for Good Reason.  If Mr. Zaslav’s employment is terminated by Discovery other than for death, disability or “cause” (as defined therein) or by Mr. Zaslav for “good reason,” Mr. Zaslav’s employment agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under DCI’s welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then current annual bonus (including any guaranteed bonus), based on the portion of the calendar year during which Mr. Zaslav was employed by Discovery, payable during the first quarter of the following year, in the ordinary course of Discovery’s bonus payments;

(3) an amount equal to one-twelfth (1/12) of Mr. Zaslav’s then current base salary and one-twelfth (1/12) of Mr. Zaslav’s then current target annual bonus multiplied by the number of months in the applicable “severance period” (as defined below), payable over the course of the severance period consistent with Discovery’s normal payroll practices;

(4) accelerated vesting and payment for all of his DAP awards;

(5) the provision of COBRA premiums for the continuation of Discovery’s group health insurance benefits to Mr. Zaslav and his family until the expiration of the severance period (or the earlier eligibility of such persons for coverage by a subsequent employer of Mr. Zaslav or when COBRA rights otherwise expire).

The severance period applicable to a December 31, 2007 termination was 36 months. Under Mr. Zaslav’s employment agreement, the severance period for a later termination would be (1) 30 months if the termination were to occur during the second year of employment, (2) 24 months if termination were to occur during the third year of employment, (3) 18 months if termination were to occur during the fourth year of employment, and (4) 12 months if termination were to occur during the fifth year of employment, except that the severance period is the lesser of 36 months and the fifth anniversary of employment in the event of a termination by Discovery other than for “cause” or any termination by Mr. Zaslav for “good reason” within 12 months following a change in control of Discovery. In addition, Mr. Zaslav has the right to reduce his severance period to 12 months in all events in exchange for a reduction in the period of his non-competition covenant to one year from termination.

By Reason of Death or Disability.  Mr. Zaslav’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under DCI’s welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then current annual bonus (including any guaranteed bonus), based on the portion of the calendar year during which Mr. Zaslav was employed by Discovery, payable during the first quarter of the following year, in the ordinary course of Discovery’s bonus payments;

(3) payment for his DAP awards, in a lump sum, in accordance with the terms of the DAP (which provide for acceleration of vesting in such event); and

(4) the provision of COBRA premiums for the continuation of Discovery’s group health insurance benefits to Mr. Zaslav, if applicable, and his family for so long as they remain eligible to receive COBRA benefits.

As a condition to receiving the severance payments described above (other than in the event of his death), Mr. Zaslav would be required to sign a general release.

By Discovery for Cause; By Mr. Zaslav Other than for Good Reason.  If Mr. Zaslav’s employment is terminated by Discovery for “cause” or by Mr. Zaslav other than for “good reason” (in each case, as defined therein), his employment agreement entitles him to receive all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under DCI’s welfare and benefit plans. If such termination was effected by Discovery for “cause,” or by Mr. Zaslav other than for “good reason” (including on retirement), Mr. Zaslav forfeits all rights under his DAP awards (regardless of whether all or any portion of the award is then vested or unvested).

The following table summarizes the potential benefits to Mr. Zaslav had termination of his employment occurred under any of the circumstances described above as of December 31, 2007:

	Bonus	Continued	Continued	Value of	COBRA
	Payment	Salary	Bonus	DAP	Premiums
Event	($)	($)*	($)*	Awards ($)	($)*

By Discovery Other than for Death, Disability or Cause; By Mr. Zaslav for Good Reason	3,000,000	6,000,000	9,000,000	38,782,000	27,190
By Discovery Other than for Cause or By Mr. Zaslav for Good Reason, within 1 year of a Change in Control	3,000,000	6,000,000	9,000,000	38,782,000	27,190
Death or Disability	3,000,000	—	—	38,782,000	27,190
By Discovery for Cause; By Mr. Zaslav Other than for Good Reason	—	—	—	—	—

*	Payable over the course of the severance period

Mark G. Hollinger

Mr. Hollinger does not have an employment agreement with Discovery. On termination of his employment, he would be entitled to payment for any vested portions of his DAP awards (unless he is terminated by Discovery for cause, in which case he would forfeit all his DAP awards) and, in limited circumstances, for any unvested portion of his DAP awards, in each case, as provided by the terms of the DAP.

If Mr. Hollinger voluntarily terminates his employment (other than for retirement) and signs a general release that includes a covenant not to compete and abides by such agreements, he is entitled to receive 100% of the value of his vested DAP units (as shown below). If Mr. Hollinger does not sign a general release or does not abide by the agreements, he is entitled to receive 75% of the value of his vested DAP units. See “Compensation Discussion and

Analysis — Elements of Compensation — Discovery Appreciation Program” for a description of the accelerated vesting of the DAP awards upon retirement.

Mr. Hollinger would also be entitled to the amount payable under the ICP. Under Discovery’s policies that govern the ICP, if Mr. Hollinger is terminated after September 30 (other than for cause), he is entitled to a pro-rated ICP award. For purposes of determining the amount of the ICP award, the individual performance multiplier is 1.0. If Mr. Hollinger voluntarily terminates his employment prior to payment of the award, he would forfeit all rights under the ICP.

The following table summarizes the potential benefits to Mr. Hollinger had termination of his employment occurred under any of the circumstances described above as of December 31, 2007:

	Value of DAP	ICP
Event	Awards ($)	Payment ($)

By Discovery for Death or Disability; By Discovery other than for Cause within 1 year of a Change in Control	9,514,621	$729,863
By Discovery for Cause	—	—
By Mr. Hollinger; By Discovery other than for Cause, Death or Disability	5,302,641	—

Roger F. Millay

In the beginning of January 2008, Mr. Millay announced his intention to leave Discovery and entered into a retention agreement with Discovery, which provides for the terms on which he will be retained as Senior Executive Vice President and Chief Financial Officer through September 30, 2008, unless Discovery selects an earlier departure date. The severance provisions of the retention agreement supersede those contained in Mr. Millay’s employment agreement to the extent the retention agreement addresses the same circumstances. Otherwise, the provisions of the employment agreement remain applicable. Mr. Millay’s final departure date is July 25, 2008.

Under the terms of the retention agreement, Mr. Millay will receive his base salary through September 30, 2008, regardless of the date of final termination, as well as a retention payment of $1.5 million, to be paid within 30 days of his final departure date. Mr. Millay will also be entitled to receive payment for his vested DAP awards within 60 days after his departure, valued as of his final departure date in accordance with the plan. His unvested DAP awards will not accelerate.

The retention agreement entitles Mr. Millay to receive a payment under the ICP for 2007, based on an individual performance multiplier of 1.0. For more information about the 2007 ICP awards, please see “Compensation Discussion and Analysis — Elements of Compensation — Incentive Compensation Program.” The retention agreement also entitles Mr. Millay to receive a prorated payment under the ICP for 2008 in the amount of $247,500 (based on a 9-month retention period). This lump sum is payable within 30 days of his final departure date.

Under the retention agreement, as a condition to receiving all payments described above, Mr. Millay would be required to (i) devote his full and undivided efforts to Discovery and perform at a level expected of a chief financial officer, (ii) participate in all financial functions relating to Discovery’s corporate restructuring, (iii) cooperate with any transition plan and ensure that the financial functions are performed during the retention period and (iv) adhere to all legal responsibilities and Discovery’s practices regarding confidentiality. Mr. Millay would also be required to execute a general release in favor of Discovery as well as a mutual non-disparagement agreement. The retention agreement provides that Discovery has authority and sole discretion to certify that Mr. Millay has fully and professionally complied with all of the conditions for the retention payment, and that Discovery will exercise such discretion prudently and in good faith and will not deny Mr. Millay payments set forth in the retention agreement without cause.

Notwithstanding the foregoing, if Mr. Millay’s employment were to terminate by reason of death or disability, under the terms of the DAP, any unvested units credited to him will become 100% vested and all vested units will be paid out in a single lump sum payment. In the case of his disability only, Mr. Millay is also entitled to the continuance of his coverage under Discovery’s relevant medical or disability plans to the extent permitted by such plans and to the extent these benefits are provided generally to similarly situated Discovery executives.

The following table summarizes the potential benefits to Mr. Millay under his retention agreement had termination of his employment occurred under any of the circumstances listed below as of December 31, 2007:

		Retention	Prorated 2008	Value of
Event	Salary ($)	Payment ($)	ICP Payment ($)	DAP Awards ($)

Pursuant to Retention Agreement	416,730	1,500,000	247,500	1,907,906
Death	—	—	—	7,631,625
Disability	—	—	—	7,631,625

Bruce L. Campbell

By Discovery Other than for Death, Disability or Cause; By Mr. Campbell for Good Reason.  If Mr. Campbell’s employment is terminated by Discovery other than for death, disability or “cause” or by Mr. Campbell for “good reason,” including a successor’s failure to assume his employment agreement following a “change of control” (in each case, as defined therein), Mr. Campbell’s employment agreement entitles him to receive payments for the following:

(1) an amount, payable in a lump sum, equal to his annual base salary and his target level annual bonus (which is 75% of his then-base salary) for the balance of the then-applicable term of employment, which in no event shall be less than one year;

(2) payment, in a lump sum, for all of his vested DAP awards; and

(3) payment, within 60 days of the end of the then-applicable employment term, for the unvested DAP awards, based on what those awards would have been worth had they vested according to their terms and been valued using the last day of the then-applicable employment term as of the relevant termination date.

His original employment term ends March 18, 2011, and each extension term would last one year.

Notwithstanding the foregoing, in the event Mr. Campbell’s employment is terminated by Discovery not for “cause”, if Discovery has a standard severance policy at the time of termination which would provide Mr. Campbell with a higher sum than these arrangements, Mr. Campbell will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Campbell would be required to sign a general release and, if such termination occurs during the original employment term, continued compliance with his non-competition covenant.

By Discovery for Cause; By Mr. Campbell Other than for Good Reason.  If Mr. Campbell’s employment is terminated by Discovery for “cause” or by Mr. Campbell other than for “good reason” (including retirement) (in each case, as defined therein), Mr. Campbell forfeits all rights under his DAP awards (regardless of whether all or any portion of the award is then vested or unvested.

By Reason of Death or Disability.  If Mr. Campbell’s employment terminates by reason of his death or disability, Mr. Campbell will not be entitled to any further payments or benefits from Discovery, other than payment for his DAP awards, in a lump sum, in accordance with the terms of the DAP (which provide for acceleration of vesting in such event), and in the case of his disability only, the continuance of his coverage under Discovery’s relevant medical or disability plans, to the extent permitted by such plans and to the extent these benefits are provided generally to similarly situated Discovery executives.

Upon Discovery’s Election Not to Extend Term.  If Discovery exercises its option to not extend Mr. Campbell’s employment beyond the then-current term, Mr. Campbell’s employment agreement entitles him to receive payments for the following:

(1) an amount, payable in a lump sum, equal to one full year of his then-annual base salary and his then-target level annual bonus (which is 75% of his then-base salary); and

(2) payment, in a lump sum, for all of his vested DAP awards.

The following table summarizes the potential benefits to Mr. Campbell had termination of his employment occurred under any of the circumstances described above as of December 31, 2007:

			Value of DAP
Event	Salary ($)	Bonus ($)	Awards ($)

By Discovery Other than for Death, Disability or Cause; By Mr. Campbell for Good Reason	2,572,040	1,929,030	5,526,850
By Discovery for Cause; By Mr. Campbell Other than for Good Reason, including on retirement	—	—	—
Death	—	—	5,526,850
Disability			5,526,850

Defined Terms

As noted above, the DAP and the employment agreements with Mr. Zaslav and Mr. Campbell include definitions of various terms relevant to determining whether amounts will be paid. Set forth below is a summary of the more significant defined terms.

Discovery Appreciation Plan (DAP).  Under the terms of the DAP, “cause” means the commission of any of the following acts: (i) disorderly conduct; (ii) reporting to work under the influence of alcohol or illegal drugs, or abuse of alcohol or use of illegal drugs on Discovery premises or while on Discovery business, or use outside of the Discovery premises which impairs the employee’s ability to perform his or her work; (iii) committing or attempting to commit deliberate damage to Discovery property, misuse of Discovery property, advocating or taking part in seizure or theft of, or trespassing on, Discovery property; (iv) failing to observe established safety rules or participating in activities which would endanger the safety of others or damage the property or inventory of Discovery; (v) dishonesty or any act reflecting negatively on the good reputation of Discovery; (vi) obtaining employment on the basis of false or misleading information; (vii) falsifying time sheets, attendance, or other Discovery records; (viii) being absent from work without proper authority; or (ix) consistent with the general policies and practices of Discovery, such other acts as may be determined by Discovery in its sole discretion.

Under the terms of the DAP, “change in control” means (i) the merger, consolidation or reorganization of Discovery with any other company (or the issuance by Discovery of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of Discovery outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least fifty percent of the combined voting power of the voting securities of Discovery or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that DHC or Advance Newhouse Communications (and their respective affiliates) shall hold, in the aggregate, at least fifty percent of the voting power of the voting securities of Discovery; (ii) the approval by the shareholders of Discovery of a plan of complete liquidation of Discovery or an agreement for the sale or disposition by Discovery of all or substantially all of Discovery’s assets, other than any such sale or disposition to an entity at least fifty percent of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DHC or Advance Newhouse Communications (and their respective affiliates); or (iii) any sale, transfer or issuance of voting securities of Discovery (including any series of related transactions) as a result of which DHC or Advance Newhouse Communications (and their respective affiliates) shall cease to hold, in the aggregate, directly or indirectly, at least fifty percent of the voting power of the voting securities of Discovery.

David Zaslav Employment Agreement.  Under the terms of David Zaslav’s employment agreement, “cause” means (i) willful malfeasance by Mr. Zaslav in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of his employment agreement, as determined by the Board after investigation, notice to Mr. Zaslav of the charge and provision to him of an opportunity to respond; (ii) if Mr. Zaslav commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of Discovery; or (iii) if Mr. Zaslav is convicted of, or pleads guilty or nolo contendre to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude.

Under the terms of Mr. Zaslav’s employment agreement, “good reason” means (1) reduction of Mr. Zaslav’s base salary; (2) material reduction in the amount of the annual bonus which he is eligible to earn; (3) relocation of his primary office at Discovery to a facility or location that is more than forty (40) miles away from his primary office location immediately prior to such relocation and is further away from his residence, provided that a relocation to midtown Manhattan, New York shall not constitute good reason; (4) material reduction of his duties; or (5) material breach of his employment agreement.

Under the terms of Mr. Zaslav’s employment agreement, “change in control” means (A) the merger, consolidation or reorganization of Discovery with any other company (or the issuance by Discovery of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of Discovery outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of Discovery or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that DHC, Cox Communications, Inc. or Advance Newhouse Communications (and their respective affiliates) shall hold, in the aggregate, at least 50% of the voting power of the voting securities of Discovery; (B) the consummation by Discovery of a plan of complete liquidation of Discovery or an agreement for the sale, or disposition by Discovery of all or substantially all of Discovery’s assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DHC, Cox Communications, Inc. or Advance Newhouse Communications (and their respective affiliates); or (C) any sale, transfer or issuance of voting securities of Discovery (including any series of related transactions) as a result of which DHC, Cox Communications, Inc. or Advance Newhouse Communications (and their respective affiliates) shall cease to hold, in the aggregate, directly or indirectly, at least 50% of the voting power of the voting securities of Discovery.

Bruce Campbell Employment Agreement.  Under the terms of Bruce Campbell’s employment agreement, “termination for cause” occurs in the event that Mr. Campbell (a) is convicted of any felony, any lesser crime of sufficient import that materially discredits or materially and adversely affects Discovery’s reputation or ability to conduct its business in the normal course, or any substantial offense involving the property of Discovery or any of its subsidiaries or affiliates (e.g., theft, conversion, destruction of property, tampering with Discovery’s computer system), (b) engages in willful misconduct or neglect in connection with the performance of Mr. Campbell’s duties that has a materially adverse effect on Discovery, or (c) engages in other conduct that constitutes a breach of his employment agreement.

Under the terms of Mr. Campbell’s employment agreement, “good reason” means (a) his demotion or a material reduction in his duties, responsibilities or authority; (b) Discovery’s material change in the location of the Discovery office where Mr. Campbell works (e.g., not relocation to another location in New York, New York); (c) a material breach of Mr. Campbell’s employment agreement by Discovery; (d) a “change of control” of Discovery where the successor does not assume Mr. Campbell’s employment agreement; (e) a reduction in base salary or target bonus opportunity; (f) a change in the DAP which reduces Mr. Campbell’s potential benefits thereunder; and (g) a change in the position to whom Mr. Campbell reports.

Under the terms of Mr. Campbell’s employment agreement, a “change in control” shall be deemed to occur upon (i) the dissolution, liquidation or sale of all or substantially all of the assets of Discovery; (ii) a merger or consolidation in which Discovery is not the sole surviving corporation; (iii) a reverse merger in which Discovery is the surviving corporation but the shares of Discovery’s common stock immediately preceding the merger are converted by virtue of the merger into other property; (iv) the consummation of a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Discovery, any of its subsidiaries, an employee benefit plan maintained by Discovery or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Discovery directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Discovery possessing more than 50% of the total combined voting power of Discovery’s securities outstanding immediately after such acquisition; or (v) the sale or other disposition of all or substantially all the assets of Discovery.

Compensation of Directors

In accordance with existing practice of DHC, it is expected that directors of New Discovery who are also employees of New Discovery will receive no additional compensation for their services as directors. Each non-employee director of New Discovery will receive compensation for services as a director of New Discovery and, if applicable, for services as a member of any board committee, as will be determined by New Discovery’s board of directors.

It is expected that in connection with the Transaction, the Discovery Holding Company 2005 Nonemployee Director Incentive Plan will be assumed by New Discovery. Under this plan (as so assumed), it is expected that New Discovery will provide equity incentive awards, including stock options, restricted shares, stock appreciation rights and performance awards, to its nonemployee directors following the closing of the Transaction. The plan is designed to provide awards in those circumstances in which either (i) the award would help better align the interests of a recipient with those of the stockholders and help motivate the recipient to increase the value of the company for the stockholders or (ii) the award would assist the company in attracting non-employees directors.

For information concerning the compensation policy for directors of DHC, see Management of DHC — Director Compensation Table.

Certain Relationships and Related Transactions

Michael J. Donohue, the brother-in-law of John Hendricks, has been employed by Discovery since 1983, shortly after the founding of the company by Mr. Hendricks in 1982. In connection with the Transaction, Mr. Hendricks will become the Chairman of the Board and a director of New Discovery. Mr. Donohue currently serves as Director of Credit Risk and Analysis in Discovery’s finance department. For 2007, Mr. Donohue received cash compensation of approximately $164,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2007, Mr. Donohue received 3,750 additional DAP units. Mr. Donohue participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.

Mr. Hendricks is involved in a leadership role with numerous nonprofit organizations, many of which have missions that are aligned with Discovery’s business philosophy. Mr. Hendricks and the John and Maureen Hendricks Charitable Foundation provide significant funding to these organizations and Discovery also has made charitable contributions or payments to these organizations. In 2007, amounts in excess of $120,000 were contributed or paid by Discovery to the following organizations in which Mr. Hendricks serves as a director or in another leadership role as indicated.

•	Discovery Channel Global Education Partnership (DCGEP) (Director and Chairman). Discovery’s cash and in-kind contributions totaled $1,386,641 in 2007. The DCGEP is a nonprofit organization that provides educational media and television services to schools in third-world countries with an emphasis in Africa. Discovery is a founding member and other companies and individuals also make contributions to the DCGEP.

•	Lowell Observatory (Member of non-governing Advisory Council). Lowell Observatory is a nonprofit astronomical research organization. Discovery is the named sponsor of the next-generation Lowell telescope, which is known as The Discovery Channel Telescope. Discovery provided a 10-year grant of $10 million, $8 million of which has been paid to date ($2 million was paid in 2007) and $2 million of which will be payable in 2008. Discovery has naming rights to the telescope and is a media partner for the telescope, its discoveries and related public educational outreach activities.

•	American Film Institute (AFI) (Member of Board of Governors). Discovery and AFI collaborate on the annual SilverDocs Film Festival, a documentary festival, which AFI and Discovery jointly created. As part of the partnership effort to fund and operate the annual SilverDocs Film Festival, Discovery makes cash payments each year. The cash payments totaled $830,244 in 2007.

Mr. Hendricks’s personal investment business, HIH, previously leased office space from Discovery and received information technology and various other support services from Discovery. In early 2007, HIH moved these activities to other office space located near the Discovery headquarters building. Co-located at the HIH offices are The John and Maureen Hendricks Charitable Foundation. At the new location, Discovery continues to provide various support services to HIH, including administrative, technology and office support services. HIH reimburses Discovery for its incremental costs for these services. In 2007, total costs incurred by Discovery and billed to HIH for these services were $245,411.

Steve Sidel, the son-in-law of Mr. Robert J. Miron and the brother-in-law of Mr. Steven Miron (who will be directors of New Discovery), has been employed by Discovery for approximately 11 years and is currently employed in Discovery’s Education division. For 2007, Mr. Sidel received cash compensation of approximately $864,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2007, Mr. Sidel received 25,000 additional DAP units. Mr. Sidel participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.

The operating agreement of Discovery Communications Holding requires that DHC and Advance/Newhouse approve all transactions between (i) Discovery Communications Holding and any of its subsidiaries, including Discovery, and (ii) DHC, Advance/Newhouse or Mr. Hendricks or their affiliates or family members, including the amendment of any currently outstanding agreement. Except as described below, the members of Discovery review and approve related party transactions to which Discovery is a party. Although the members have generally approved the initial hiring of the family members described above (except Mr. Donohue who was hired shortly after the company was founded) and the initial relationship with the nonprofit organizations described above, the members have generally not formally approved Discovery’s ongoing relationships with these family members and nonprofit organizations. Following completion of the Transaction, it is anticipated that related person transactions (as defined in the SEC’s rules) in which New Discovery is a participant will be subject to review and approval in accordance with New Discovery’s Corporate Governance Guidelines. Because New Discovery’s Corporate Governance Guidelines will be adopted by the new Board of Directors following completion of the Transaction, the standards for review and approval of related person transactions have not been determined as of the date of this proxy statement/prospectus.

Director Independence

In accordance with the existing policy of DHC regarding director independence, it is expected that a majority of the members of New Discovery’s board of directors be independent of its management. For a director to be deemed independent, New Discovery’s board of directors will have to affirmatively determine that the director has no direct or indirect material relationship with New Discovery. To assist its board of directors in determining which of its directors qualify as independent, New Discovery will apply The Nasdaq Stock Market listing standards as well as applicable rules and regulations adopted by the SEC. For information concerning DHC’s current criteria for director independence, see “Management of DHC — Director Independence.”

In accordance with these criteria, it is expected that New Discovery’s board of directors will determine that each of Paul A. Gould, M. LaVoy Robison, J. David Wargo, Robert J. Miron, Robert R. Beck, Lawrence S. Kramer and Steven A. Miron will qualify as an independent director of New Discovery.

Committees of the Board of Directors

Persons serving on the committees of New Discovery’s board of directors will be determined by the board of New Discovery following the completion of the Transaction.

Pro Forma Security Ownership Information of Certain Beneficial Owners and Management of New Discovery

Pro Forma Security Ownership of Certain Beneficial Owners of New Discovery

The following table sets forth information, to the extent known by New Discovery or ascertainable from public filings, with respect to the estimated beneficial ownership of each person or entity (other than certain of the New Discovery directors and executive officers, whose pro forma ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of New Discovery, assuming that the Transaction had been effected on May 31, 2008.

If the Transaction is effected, each share of DHC Series A common stock will be converted into 0.50 share of New Discovery Series A common stock and 0.50 share of New Discovery Series C common stock, and each share of DHC Series B common stock will be converted into 0.50 share of New Discovery Series B common stock and 0.50 share of New Discovery Series C common stock.

The security ownership information for New Discovery common stock has been estimated based upon outstanding stock information for DHC common stock as of May 31, 2008, and in the case of percentage ownership information, has been estimated based upon 134,046,959 shares of New Discovery Series A common stock, 6,569,118 shares of New Discovery Series B common stock and 140,616,077 shares of New Discovery Series C common stock estimated to have been issued in the Transaction.

The voting percentages in the table represent the power of the holders to vote on all matters other than the election of directors. As the holder of the New Discovery convertible preferred stock, Advance/Newhouse will be entitled to vote, on an as-converted basis, with the holders of New Discovery common stock on such matters. With respect to the election of common stock directors, the voting percentages represented by the shares included in the table (other than those beneficially owned by Advance/Newhouse) would be significantly higher because Advance/Newhouse, which will be the holder of the New Discovery convertible preferred stock, will not vote in this election. Conversely, the holders of New Discovery common stock do not vote in the election of preferred stock directors.

So far as is known to New Discovery, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

		Amount and Nature of	Percent of	Voting
Name and Address of Beneficial Owner	Title of Class	Beneficial Ownership	Class	Power

Advance/Newhouse	Series A	71,027,031(1)	34.6%	26.2%
Programming Partnership	Series C	71,027,031(1)	33.6%
5000 Campuswood Drive E. Syracuse, NY 13057
Harris Associates L.P.	Series A	13,468,525(2)	10.0%	6.7%
Two North LaSalle Street Suite 500 Chicago, IL 60602	Series C	13,468,525(2)	9.6%
T. Rowe Price Associates, Inc.	Series A	7,745,636(3)	5.8%	3.9%
100 E. Pratt Street Baltimore, MD 21202	Series C	7,745,636(3)	5.5%

(1)	Includes the number of shares of common stock issuable upon conversion of the shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock estimated to be held by Advance/Newhouse upon the closing of the Transaction. The convertible preferred stock may be converted at any time at the option of the holder and in certain other circumstances. Also includes 718,993 shares of New Discovery Series A convertible preferred stock and 718,993 shares of New Discovery Series C convertible preferred stock that may be issued to Advance/Newhouse in the Transaction as a result of the number of shares of New Discovery common stock subject to options and stock appreciation rights immediately after the closing. These shares of New Discovery Series A convertible preferred stock and New Discovery Series C convertible preferred stock will be subject to an escrow agreement between New Discovery and Advance/Newhouse and are subject to change depending on the number of options to acquire DHC common stock outstanding immediately prior to the completion of the Transaction and the trading prices of the Discovery common stock prior to the closing of the Transaction and the trading prices of the New Discovery common stock and AMC common stock after the Transaction. For a description of the Escrow Agreement, see “The Transaction Agreements — Escrow Agreement”, and for a description on treatment of outstanding DHC options in the merger, see “The Transaction Agreements — Merger Agreement — Treatment of Stock Options.”

(2)	See footnote (1) to the Security Ownership of Certain Beneficial Owners table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(3)	See footnote (2) to the Security Ownership of Certain Beneficial Owners table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

Pro Forma Security Ownership of New Discovery Management

The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as an executive officer or director of New Discovery and all of such persons as a group of shares of New Discovery Series A common stock, New Discovery Series B common stock and New Discovery Series C common stock, assuming that the Transaction had been effected on May 31, 2008.

If the Transaction is effected, each share of DHC Series A common stock will be converted into 0.50 share of New Discovery Series A common stock and 0.50 share of New Discovery Series C common stock, and each share of DHC Series B common stock will be converted into 0.50 share of New Discovery Series B common stock and 0.50 share of New Discovery Series C common stock.

The security ownership information for New Discovery common stock has been estimated based upon outstanding stock information for DHC common stock as of May 31, 2008, and in the case of percentage ownership information, has been estimated based upon 134,046,959 shares of New Discovery Series A common stock, 6,569,118 shares of New Discovery Series B common stock and 140,616,077 shares of New Discovery Series C common stock estimated to have been issued in the Transaction.

Shares of DHC common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after May 31, 2008, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of New Discovery Series B common stock, though convertible on a one-for-one basis into shares of New Discovery Series A common stock, is reported as beneficial ownership of New Discovery Series B common stock only, and not as beneficial ownership of New Discovery Series A common stock, but the voting power of the New Discovery Series A and Series B common stock have been aggregated.

The voting percentages in the table represent the power of the holders to vote on all matters other than the election of directors. The holders of New Discovery convertible preferred stock are entitled to vote, on an as-converted basis, with the holders of New Discovery common stock on such matters. With respect to the election of common stock directors, the voting percentages represented by the shares included in the table would be significantly higher because the holders of New Discovery convertible preferred stock do not vote in this election. Conversely, the holders of New Discovery common stock do not vote in the election of preferred stock directors.

So far as is known to New Discovery, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

		Amount and Nature of	Percent	Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership	of Class	Power
(In thousands)

David M. Zaslav	Series A	—	—	—
Chief Executive Officer,	Series B	—	—
President and Director	Series C	—	—
Mark G. Hollinger	Series A	—	*	*
Chief Operating Officer and	Series B	—	—
Senior Executive Vice President	Series C	—	—
Bradley E. Singer	Series A	—	—	—
Senior Executive Vice President,	Series B	—	—
Chief Financial Officer	Series C	—	—
Joseph A. LaSala, Jr.	Series A	—	—	—
Senior Executive Vice President,	Series B	—	—
General Counsel & Secretary	Series C	—	—
Adria Alpert Romm	Series A	—	—	—
Senior Executive Vice President,	Series B	—	—
Human Resources	Series C	—	—

		Amount and Nature of		Percent	Voting
Name of Beneficial Owner	Title of Class	Beneficial Ownership		of Class	Power
		(In thousands)

Bruce L. Campbell	Series A	—		—	—
President, Digital Media and	Series B	—		—
Corporate Development	Series C	—		—
John S. Hendricks	Series A	—		—	—
Chairman of the Board	Series B	—		—
and Director	Series C	—		—
John C. Malone	Series A	1,149	(1)	*	23.0%
Director	Series B	6,094	(2)	92.3%
	Series C	7,243	(1)	5.1%
Robert R. Bennett	Series A	164	(3)	*	4.1%
Director	Series B	834	(4)	11.3%
	Series C	998	(3)	*
Paul A. Gould	Series A	101	(5)	*	*
Director	Series B	87		1.3%
	Series C	188	(5)	—
Robert J. Miron	Series A	—		—	—
Director	Series B	—		—
	Series C	—		—
M. LaVoy Robison	Series A	7	(5)	*	*
Director	Series B	—		—
	Series C	7	(5)	—
J. David Wargo	Series A	10	(6)	*	*
Director	Series B	—		—
	Series C	10	(6)	—
Robert R. Beck	Series A	21		*	*
Director	Series B	11		*
	Series C	32		*
Lawrence S. Kramer	Series A	—		—	—
Director	Series B	—		—
	Series C	—		—
Steven A. Miron	Series A	—		—	—
Director	Series B	—		—
	Series C	—		—
All directors and executive	Series A	1,607		1.2%	27.3%
officers as a Group	Series B	7,026		94.6%
(16 persons)	Series C	8,478		5.9%

*	Less than one percent

(1)	See footnotes (1), (2) and (3) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(2)	See footnotes (1) and (3) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(3)	See footnotes (3), (4) and (5) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(4)	See footnotes (3) and (5) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(5)	See footnote (3) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

(6)	See footnotes (3) and (6) to the Security Ownership of Management table under “Management of DHC — Security Ownership of Certain Beneficial Owners and Management.”

DHC ANNUAL STOCKHOLDER MEETING AND PROXY SOLICITATIONS
DHC ANNUAL MEETING

Time, Place & Date	[ ], 2008 [ ] a.m., local time [ ] [ ] [ ], Colorado [ ]

The Annual Meeting may be adjourned or postponed to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.

Purposes	• To consider and vote on the merger proposal;

• To consider and vote on the preferred stock issuance proposal;

• To consider and vote on the re-election of John C. Malone and Robert R. Bennett as Class III directors pursuant to the election of directors proposal;

• To consider and vote on the auditors ratification proposal; and

• To transact other business as may properly be presented at the Annual Meeting or any postponements or adjournments thereof.

At the present time, DHC knows of no other matters that will be presented at the Annual Meeting.

Quorum	In order to carry on the business of the Annual Meeting, DHC must have a quorum present. This means that at least a majority of the aggregate voting power represented by the outstanding shares of DHC common stock, as of the record date, must be represented at the Annual Meeting, either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. In addition, if a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on any proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld with respect to any proposal, these shares (which we refer to as broker non-votes) will be treated as present for purposes of determining the presence of a quorum. See “— Voting Procedures for Shares Held in Street Name — Effect of Broker Non-Votes” below.

Record Date	5:00 p.m., New York City time, on [ ], 2008

Shares Entitled to Vote	Holders of DHC Series A common stock and DHC Series B common stock, as recorded in DHC’s stock register as of the record date for the Annual Meeting, may vote at the Annual Meeting.

Votes You Have	At the Annual Meeting, holders of DHC Series A common stock will have one vote for each share of DHC Series A common stock that DHC’s records show they owned as of the record date for the Annual Meeting.

At the Annual Meeting, holders of DHC Series B common stock will have ten votes for each share of DHC Series B common stock that

DHC’s records show they owned as of the record date for the Annual Meeting.

Recommendation of the Board of Directors	Transaction proposals. DHC’s board of directors has unanimously approved the Transaction, including the Transaction Agreement, the merger agreement, the merger and the preferred stock issuance, and determined that the Transaction is advisable and in the best interests of DHC and its stockholders. Accordingly, DHC’s board of directors recommends that DHC stockholders vote “FOR” each of the transaction proposals.

Annual Business Proposals. DHC’s board of directors has also approved the annual business proposals. Accordingly, DHC’s board of directors recommends that DHC stockholders vote “FOR” each of the annual business proposals.

Votes Required	Transaction proposals. Approval of each of the transaction proposals requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the DHC Series A common stock and DHC Series B common stock outstanding as of the record date for the Annual Meeting, voting together as a single class.

The directors and executive officers of DHC, who as of May 31, 2008 together beneficially own shares of DHC common stock representing approximately 34.4% of DHC’s aggregate voting power, have indicated to DHC that they intend to vote “FOR” the transaction proposals at the Annual Meeting.

Annual Business Proposals. The election of each of Messrs. Malone and Bennett as Class III directors pursuant to the election of directors proposal requires the affirmative vote of the holders of a plurality of the votes of the shares of DHC Series A common stock and DHC Series B common stock outstanding on the record date and present, in person or by proxy, and voting at the Annual Meeting, in person or by proxy.

Approval of the DHC auditors ratification proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of DHC Series A common stock and DHC Series B common stock outstanding on the record date for the Annual Meeting and present, in person or by proxy, at the Annual Meeting, voting together as a single class.

Shares Outstanding	As of the record date for the Annual Meeting, there were [ ] shares of DHC Series A common stock and [ ] shares of DHC Series B common stock outstanding and entitled to vote at the Annual Meeting.

Numbers of Holders	As of the record date for the Annual Meeting, there were approximately [ ] record holders of DHC Series A common stock and [ ] record holders of DHC Series B common stock (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders	Holders of record of DHC common stock as of the record date for the Annual Meeting may vote in person thereat. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card that is being included with the mailing of this proxy statement/prospectus, or by voting by telephone or over the Internet. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote via the Internet, have your proxy card available so you can input the required information from the card, and log into the Internet website address shown on the proxy card. When you log on to the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately.

Unless subsequently revoked, shares of DHC common stock represented by a proxy submitted as described below and received at or before the Annual Meeting will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the Annual Meeting. You may change your vote at the Annual Meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy in accordance with its instructions.

If any other matters are properly presented before the Annual Meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

If a proxy is signed and returned by a DHC record holder without indicating any voting instructions, the shares of DHC common stock represented by the proxy will be voted “FOR” the approval of each of the transaction proposals and “FOR” the approval of each of the annual business proposals.

If a proxy is signed and returned by a DHC record holder and the DHC record holder indicates that it is abstaining from voting, the proxy will have the same effect as a vote “AGAINST” each of the transaction proposals and the auditors ratification proposal, but it will have no effect on the vote on the election of directors proposal.

Failure of a DHC record holder to submit a proxy representing shares of DHC common stock or vote in person at the Annual Meeting will have the same effect as a vote “AGAINST” each of the transaction proposals but it will have no effect on the vote on either of the annual business proposals.

Voting Procedures for Shares Held in	General
Street Name	If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares of DHC common stock or when granting or revoking a proxy. If you do not provide voting instructions to your broker, your broker may, in their discretion, vote your shares of

DHC common stock on the election of directors proposal and the auditors ratification proposal. However, absent specific instructions from you, your broker is not permitted to vote your shares of DHC common stock on either of the transaction proposals.

Effect of Broker Non-Votes

Broker non-votes will be counted as present and represented at the Annual Meeting but will not be voted on any of the enumerated proposals or any other matter submitted to stockholders.

Shares represented by broker non-votes will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares present and entitled to vote on the annual business proposals. As a result, broker non-votes will have no effect on any of the annual business proposals. However, a broker non-vote will have the same effect as a vote “AGAINST” each of the transaction proposals.

YOUR VOTE IS IMPORTANT.

Revoking a Proxy	Before your proxy is voted, you may change your vote by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Annual Meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Discovery Holding Company, [c/o , , ]. Any signed proxy revocation or new signed proxy must be received before the start of the Annual Meeting.

Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in an account by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies	The accompanying proxy for the Annual Meeting is being solicited on behalf of DHC’s board of directors. In addition to this mailing, DHC’s employees may solicit proxies personally, electronically or by telephone. DHC pays the cost of soliciting these proxies. DHC also reimburses brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

In addition to this mailing, DHC has hired [ ] to solicit proxies on DHC’s behalf. [ ] will receive [$ ] from DHC as compensation for such services, plus expenses.

Auditors	KPMG LLP serves as DHC’s independent auditors. A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from DHC stockholders at the Annual Meeting.

DHC ANNUAL BUSINESS PROPOSALS

Election of directors proposal

Board of Directors

DHC’s board of directors currently consists of five directors, divided among three classes. DHC’s Class III directors, whose term will expire at the Annual Meeting, are John C. Malone and Robert R. Bennett. Mr. Malone and Mr. Bennett are nominated for re-election to DHC’s board to continue to serve as Class III directors, and DHC has been informed that they are willing to continue to serve as directors of DHC. The term of the Class III directors who are elected at the Annual Meeting will expire at the annual meeting of DHC’s stockholders in the year 2011. DHC’s Class I director, whose term will expire at the annual meeting of DHC’s stockholders in the year 2009, is J. David Wargo. DHC’s Class II directors, whose term will expire in the year 2010, are Paul A. Gould and M. LaVoy Robison. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified. Set forth under “Management of DHC — Executive Officers and Directors” is certain background information for the director nominees for re-election and the three directors of DHC whose terms of office will continue after the Annual Meeting.

The number of shares of DHC common stock beneficially owned by each director of DHC, as of May 31, 2008, is set forth in this proxy statement/prospectus under the caption “Management of DHC — Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management.”

If any nominee should decline re-election or should become unable to serve as a director of DHC for any reason before the Annual Meeting, votes in favor of that nominee will be cast for a substitute nominee, if any, designated by the DHC board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

Vote and Recommendation

A plurality of the affirmative votes of the shares of DHC common stock outstanding on the record date, voting together as a single class, that are voted in person or by proxy at the Annual Meeting is required to elect Mr. John C. Malone and Mr. Robert R. Bennett as Class III directors of DHC’s board of directors.

The DHC board of directors recommends a vote “FOR” the election of the nominees to DHC’s board of directors.

Auditors ratification proposal

DHC is asking its stockholders to ratify the selection of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2008.

Even if the selection of KPMG LLP is ratified, the audit committee of DHC’s board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if DHC’s audit committee determines that such a change would be in the best interests of DHC and its stockholders. In the event DHC stockholders fail to ratify the selection of KPMG LLP, DHC’s audit committee will consider it as a direction to select other auditors for the year ending December 31, 2008.

Ratification of KPMG LLP as DHC’s independent auditors for the year ending December 31, 2008 has no effect on the auditor selection of New Discovery, upon consummation of the Transaction, for the year ending December 31, 2008.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if that representative so desires and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the annual financial statements of DHC, including its consolidated subsidiaries, for the fiscal years 2007 and 2006, and fees billed for other services rendered by KPMG LLP:

	2007	2006

Audit fees	$1,969,000	2,044,000
Audit related fees(1)	33,000	152,000

Audit and audit related fees	2,002,000	2,196,000
Tax fees(2)	527,000	283,000

Total fees	$2,529,000	2,479,000

(1)	Audit related fees include fees incurred for due diligence related to potential business combinations and audits of financial statements of certain employee benefits plans.

(2)	Tax fees consisted of tax compliance and consultations regarding the tax implications of certain transactions.

DHC’s audit committee has considered whether the provision of services by KPMG LLP to DHC other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

DHC’s audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by DHC’s independent auditor. Pursuant to this policy, DHC’s audit committee has approved the engagement of DHC’s independent auditor to provide the following services (all of which are collectively referred to as “pre-approved services”):

•	audit services as specified in the policy, including (i) financial audits of DHC and its subsidiaries, (ii) services associated with DHC’s periodic reports, registration statements and other documents filed or issued in connection with a securities offering (including comfort letters and consents), (iii) attestations of DHC management’s reports on internal controls and (iv) consultations with management as to accounting or reporting of transactions;

•	audit related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) attestation services not required by statute or regulation, (iv) certain audits incremental to the audit of DHC’s consolidated financial statements and (v) closing balance sheet audits related to dispositions; and

•	tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is expected to result in fees in excess of $40,000 requires the specific pre-approval of DHC’s audit committee. In addition, any engagement of DHC’s independent auditors for services other than the pre-approved services requires the specific approval of DHC’s audit committee. DHC’s audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. LaVoy Robison currently serves as the chairman of the DHC audit committee.

DHC’s pre-approval policy prohibits the engagement of DHC’s independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by DHC’s independent auditor during 2007 were approved in accordance with the terms of the policy.

Vote and Recommendation

The affirmative vote of the holders of a least a majority of the aggregate voting power of the shares of DHC common stock outstanding on the record date and present at the Annual Meeting, in person or by proxy, voting together as a single class, is required to ratify the selection of KPMG LLP as DHC’s independent auditors for the year ending December 31, 2008.

The DHC board of directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as DHC’s independent auditors for the year ending December 31, 2008.

MANAGEMENT OF DHC

Executive Officers and Directors

The following lists the executive officers and directors of DHC, their birth dates and a description of their business experience, including positions held with DHC. Each of DHC’s executive officers is also an employee of Liberty, and each of them provides his services to DHC under the terms of a services agreement between DHC and Liberty described under “— Executive Compensation — Compensation Discussion and Analysis” below.

Name	Position

John C. Malone Born March 7, 1941	Chief Executive Officer and Chairman of the Board of DHC since March 2005, and a director of DHC since May 2005. Mr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Mr. Malone served as Chairman of the Board of TCI from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is Chairman of the Board of Liberty Global and The DirecTV Group, Inc.; and a director of IAC/InterActiveCorp and Expedia, Inc.
Robert R. Bennett Born April 19, 1958	President of DHC since March 2005, and a director of DHC since May 2005. Mr. Bennett served as President of Liberty from April 1997 to February 2006 and as Chief Executive Officer of Liberty from April 1997 to August 2005. Mr. Bennett held various executive positions with Liberty since its inception in 1990. Mr. Bennett is a director of Liberty and Sprint Nextel Corporation.
David J.A. Flowers Born May 17, 1954	Senior Vice President and Treasurer of DHC since March 2005. Mr. Flowers has served as Senior Vice President of Liberty since October 2000 and Treasurer of Liberty since April 1997. Mr. Flowers served as a Vice President of Liberty from June 1995 to October 2000.
Albert E. Rosenthaler Born August 29, 1959	Senior Vice President of DHC since March 2005. Mr. Rosenthaler has served as Senior Vice President of Liberty since April 2002. Prior to joining Liberty, Mr. Rosenthaler was a tax partner in the accounting firm of Arthur Andersen LLP for more than five years.
Christopher W. Shean Born July 16, 1965	Senior Vice President and Controller of DHC since March 2005. Mr. Shean has served as Senior Vice President of Liberty since January 2002 and Controller of Liberty since October 2000. Mr. Shean served as a Vice President of Liberty from October 2000 to January 2002.
Charles Y. Tanabe Born November 27, 1951	Senior Vice President, General Counsel and Secretary of DHC since March 2005. Mr. Tanabe has served as Executive Vice President of Liberty since January 2007 and General Counsel of Liberty since January 1999. Mr. Tanabe served as Senior Vice President of Liberty from January 1999 to December 2006 and Secretary of Liberty from April 2001 to January 2007.
Paul A. Gould Born September 27, 1945	A director of DHC since May 2005. Mr. Gould has served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of Liberty, Ampco-Pittsburgh Corporation and Liberty Global.
M. LaVoy Robison Born September 6, 1935	A director of DHC since May 2005. Mr. Robison has been executive director and a board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is a director of Liberty.
J. David Wargo Born October 1, 1953	A director of DHC since May 2005. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Strayer Education, Inc. and Liberty Global.

The executive officers named above will serve in such capacities until the next annual meeting of DHC’s board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

There is no family relationship among any of DHC’s executive officers or directors, by blood, marriage or adoption.

During the past five years, none of the above persons has had any involvement in such legal proceedings that would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DHC executive officers and directors, and persons who own more than ten percent of a registered class of DHC equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to DHC with respect to its most recent fiscal year, or written representations that no Forms 5 were required, DHC believes that, during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to DHC officers, directors and greater than ten-percent beneficial owners were complied with.

Director Independence

It is DHC’s policy that a majority of the members of its board of directors be independent of its management. For a director to be deemed independent, DHC’s board of directors must affirmatively determine that the director has no direct or indirect material relationship with DHC. To assist its board of directors in determining which of its directors qualify as independent for purposes of the NASDAQ Stock Market listing standards as well as applicable rules and regulations adopted by the SEC, DHC developed categorical standards of director independence, which DHC refers to as its criteria for director independence. Under these criteria, a director will be deemed independent if such director:

•	is not an employee or member of DHC’s management or the management of any of its subsidiaries;

•	has no material relationship with DHC (either directly or as a partner, stockholder or officer of an organization that has a relationship with DHC); for this purpose material relationships can, for example, include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships;

•	has no other relationship with DHC or its subsidiaries that would interfere with the exercise of independent judgment as a director; and

•	does not accept any consulting, advisory or other compensatory fee from DHC, except fees received for services as a director (including fees for serving on a committee of DHC’s board of directors).

In addition, under these criteria, a director will not be deemed independent if such director:

•	is, or, during the three years preceding the determination date (which period of three years is referred to as the determination period), was employed by DHC or any of its subsidiaries, or has a family member who is or was during the determination period an executive officer of DHC or any of its subsidiaries;

•	is, or has an immediate family member who is, an executive officer, partner or controlling stockholder of an organization that made payments to or received payments from DHC for property or services in the current or any of the past three fiscal years, in an amount which exceeded the greater of $200,000 or 5% of the recipient’s consolidated gross revenue for that year, other than payments solely from investments in DHC securities or payments under non-discretionary charitable contribution matching programs;

•	received, or has an immediate family member who received, any payment in excess of $60,000 from DHC or any of its subsidiaries during any period of twelve consecutive months within the determination period, other than (a) director and committee fees, (b) payments arising solely from investments in DHC securities,

(c) compensation to an immediate family member who is a non-executive employee of DHC or any of its subsidiaries, (d) benefits under a tax-qualified retirement plan, (e) non-discretionary compensation, or (f) certain permitted loans;

•	is, or has an immediate family member who is, a current partner of the external auditor of DHC or any of its subsidiaries or was a partner or employee with the external auditor of DHC or any of its subsidiaries who worked on the audit of DHC or any of its subsidiaries at any time during the determination period; or

•	is, or during the determination period was, or has a family member who is, or during the determination period was, employed as an executive officer by a company as to which an executive officer of DHC serves, or during the determination period served, as a director and member of the compensation committee of such other company.

DHC’s criteria for director independence can be found, in its entirety, on its website at www.discoveryholdingcompany.com. In accordance with these criteria, DHC’s board of directors has determined that each of Paul A. Gould, M. LaVoy Robison and J. David Wargo qualifies as an independent director of DHC.

Committees of the Board of Directors

Executive Committee

DHC’s board of directors has established an executive committee, whose members are Robert R. Bennett, Paul A. Gould and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of DHC’s board of directors in the management of DHC’s business and affairs, including the power and authority to authorize the issuance of shares of DHC capital stock.

Compensation Committee

DHC’s board of directors has established a compensation committee, whose members are Paul A. Gould, M. LaVoy Robison and J. David Wargo. See “— Director Independence” above. The compensation committee reviews and makes recommendations to DHC’s board of directors regarding all forms of compensation provided to DHC’s executive officers and directors. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all employees of DHC and has responsibility for the administration of the Discovery Holding Company 2005 Incentive Plan and the Discovery Holding Company Transitional Stock Adjustment Plan. The compensation committee also reviews, evaluates and approves, on a semi-annual basis, the allocation of costs and expenses made by Liberty for services rendered to DHC by DHC’s named executive officers under the services agreement between DHC and Liberty. For a description of the services agreement and DHC’s process for determining the propriety of the cost and expense allocations for DHC’s named executive officers thereunder, see “— Executive Compensation — Compensation Discussion and Analysis.”

The DHC board of directors has adopted a written charter for the compensation committee, which is available on DHC’s website at www.discoveryholdingcompany.com.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of DHC’s compensation committee are Paul A. Gould, M. LaVoy Robison and J. David Wargo. No member of DHC’s compensation committee is a current or former officer or, during 2007 an employee, of DHC or any of its subsidiaries. No interlocking relationship exists between DHC’s board and its compensation committee and the board of directors or compensation committee of any other company.

Audit Committee

The DHC board of directors has established an audit committee, whose members are Mr. Gould, Mr. Robison and Mr. Wargo. See “— Director Independence” above. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of DHC. The committee’s functions include, among other things:

•	appointing or replacing DHC’s independent auditors;

•	reviewing and approving in advance the scope of and fees for DHC’s annual audit and reviewing the results of DHC’s audits with its independent auditors;

•	reviewing and approving in advance the scope of and the fees for non-audit services of DHC’s independent auditors;

•	reviewing audited financial statements with DHC’s management and independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of DHC’s public filings;

•	overseeing the performance of services by DHC’s independent auditors, including holding quarterly meetings to review the quarterly reports of DHC’s independent auditors, discussing with DHC’s independent auditors issues regarding the ability of DHC’s independent auditors to perform such services, obtaining, annually, a letter from DHC’s independent auditors addressing certain internal quality-control issues, reviewing with DHC’s independent auditors any audit-related problems or difficulties and the response of DHC’s management, and addressing other general oversight issues;

•	reviewing compliance with and the adequacy of DHC’s existing major accounting and financial reporting policies;

•	overseeing the implementation and maintenance of an internal audit function, discussing with DHC’s independent auditors and DHC’s management the internal audit function’s responsibilities, budget and staff, periodically reviewing with DHC’s independent auditors the results and findings of the internal audit function and coordinating with DHC’s management to ensure that the issues associated with such results and findings are addressed;

•	reviewing and overseeing compliance with, and establishing procedures for the treatment of alleged violations of, applicable securities laws, SEC and Nasdaq Stock Market rules regarding audit committees and the code of business conduct and ethics adopted by DHC’s board of directors; and

•	preparing a report for DHC’s annual proxy statement.

DHC’s board of directors has adopted a written charter for the audit committee, which is available on DHC’s website at www.discoveryholdingcompany.com.

Audit Committee Report.  Each member of the audit committee is an independent director as determined by the board of directors of Discovery Holding Company, based on the rules of the Nasdaq Stock Market and the criteria of director independence adopted by the board. Each member of the audit committee also satisfies the SEC’s independence requirements for members of audit committees. M. LaVoy Robison is Discovery Holding Company’s “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews Discovery Holding Company’s financial reporting process on behalf of the board of directors. KPMG LLP, Discovery Holding Company’s independent auditor for 2007, is responsible for expressing opinions on the conformity of Discovery Holding Company’s audited consolidated financial statements with U.S. generally accepted accounting principles.

The audit committee has reviewed and discussed with management and KPMG Discovery Holding Company’s most recent audited consolidated financial statements. The audit committee has also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with those charged with Governance, as modified or supplemented, including that firm’s judgment about the quality of Discovery Holding Company’s accounting principles, as applied in its financial reporting.

KPMG has provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the audit committee has discussed with KPMG that firm’s independence from Discovery Holding Company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, the audit committee recommended to the board of directors of Discovery Holding Company that the audited financial statements be included in Discovery Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 15, 2008 with the SEC.

Submitted by the Members of the Audit Committee:
Paul A. Gould
M. LaVoy Robison
J. David Wargo

Absence of a Nominating Committee

DHC does not have a standing nominating committee. The board as a whole performs the functions of a nominating committee for purposes of the annual selection of nominees for the election of directors. DHC believes a nominating committee is not necessary because the board as a whole is familiar with the industries in which DHC operates and is knowledgeable regarding the selection of directors. In addition, a majority of DHC’s directors are considered independent directors within the meaning of the applicable rules of the Nasdaq Stock Market. The board does not have a charter or other written guidelines for its nominating process. While the board will consider nominees recommended by stockholders, it has not actively solicited such recommendations, nor has it to date established any director nominee criteria or stockholder nominee procedures. The board has historically selected nominees based on their business, financial, accounting or other relevant expertise, their prior experience in the industries in which DHC operates and their involvement with DHC.

Other

The board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of the directors of DHC. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Board Meetings

During 2007, there were 4 meetings of DHC’s full board of directors, 2 meetings of DHC’s compensation committee, 4 meetings of DHC’s audit committee and no meetings of DHC’s executive committee.

Director Attendance at Annual Meetings

DHC’s board of directors encourages all members or the board to attend each annual meeting of the company’s stockholders. All of DHC’s board members attended DHC’s 2007 annual meeting of stockholders.

Stockholder Communication with Directors

DHC’s stockholders may send communications to DHC’s board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Discovery Holding Company, 12300 Liberty Boulevard, Englewood, Colorado 80112. Communications from stockholders will be forwarded to DHC’s directors on a timely basis.

Executive Sessions

The independent directors of DHC held 1 executive session without the participation of management during 2007.

Executive Compensation

Compensation Discussion and Analysis

Services Agreement with Liberty

DHC’s Chief Executive Officer is John C. Malone, its President is Robert R. Bennett, its principal financial officer is David J.A. Flowers and its three other most highly compensated executive officers for 2007 are Albert R. Rosenthaler, Christopher W. Shean and Charles Y. Tanabe. These persons are collectively referred to as the DHC Named Executive Officers. All of the DHC Named Executive Officers are also executive officers or employees of Liberty.

DHC was formerly a wholly-owned subsidiary of Liberty. In July 2005, Liberty distributed to its stockholders all of DHC’s shares in the tax-free DHC spin-off. Prior to the DHC spin-off, the DHC Named Executive Officers were the persons primarily responsible for managing and making policy decisions for DHC’s business. In connection with the DHC spin-off, DHC entered into a services agreement with Liberty pursuant to which Liberty agreed to make available to DHC the services of certain personnel, including the DHC Named Executive Officers. Each of the DHC Named Executive Officers is compensated by Liberty as an executive officer or employee of that company, and is not directly compensated by DHC. Rather, pursuant to the services agreement DHC pays to Liberty an allocated portion of the salary and fringe benefits paid by Liberty to the DHC Named Executive Officers.

When DHC entered into the services agreement with Liberty, DHC agreed to a scheduled estimate of the annual allocation of employee costs and expenses for the DHC Named Executive Officers (and others) for calendar year 2005, which was based on the percentage of their respective work hours it was anticipated they would spend on DHC’s business. Pursuant to the services agreement, DHC and Liberty reevaluate the appropriateness of the allocation schedule on a semi-annual basis to make appropriate adjustments. The allocation for each of the DHC Named Executive Officers for a particular period is evaluated based on discussions with that DHC Named Executive Officer and after an analysis of the business demands expected to be made on him by DHC for that period. DHC then discusses the proposed allocation with its compensation committee.

The annual allocations for each of the DHC Named Executive Officers in 2007 were as follows: Mr. Malone: 15%; Mr. Bennett: 100%; Mr. Flowers: 5%; Mr. Rosenthaler: 10%, Mr. Shean: 20% and Mr. Tanabe: 20%. These allocations resulted in payments to Liberty for the services of the DHC Named Executive Officers in the amounts set forth in the Salary column of the Summary Compensation Table below.

The services agreement is renewed automatically each year for successive one-year periods, unless earlier terminated (1) by DHC at any time on at least 30 days’ prior written notice, (2) by Liberty at the end of any renewal term, upon at least 180 days’ prior notice, (3) by Liberty upon written notice to DHC, following certain changes in control of DHC or DHC being the subject of certain bankruptcy or insolvency-related events or (4) by DHC upon written notice to Liberty, following certain changes in control of Liberty or Liberty being the subject of certain bankruptcy or insolvency-related events. If the Transaction is approved and consummated, the services agreement will be terminated effective upon the closing of the Transaction.

The compensation committee has determined that utilizing the services agreement with Liberty to obtain and pay for the services of the DHC Named Executive Officers enables DHC to obtain the services of highly-qualified individuals who are knowledgeable about DHC’s business for less than the amount DHC would be required to pay full time executive officers with similar capabilities and responsibilities.

Equity Incentive Compensation

In connection with the DHC spin-off, DHC’s board of directors adopted the Discovery Holding Company 2005 Incentive Plan, which we refer to as the DHC incentive plan, and the Discovery Holding Company Transitional Stock Adjustment Plan, which we refer to as the DHC transitional plan. The DHC incentive plan, which is expected to be assumed by New Discovery if the Transaction is consummated, provides for the grant of a variety of incentive awards, including stock options, restricted shares, stock appreciation rights and performance awards. The DHC transitional plan provided for the grant of awards with respect to DHC common stock that resulted from adjustments made, in connection with the DHC spin-off, to the then-outstanding Liberty incentive awards in accordance with the anti-dilution provisions of the Liberty incentive plans. The DHC incentive plan and the DHC transitional plan are administered by the compensation committee of DHC’s board of directors.

The awards granted under the DHC transitional plan were made pursuant to the terms of a reorganization agreement DHC entered into with Liberty at the time of the DHC spin-off. In accordance with the reorganization agreement, each outstanding Liberty stock option and stock appreciation right held by the DHC Named Executive Officers was divided into an option to purchase a number of shares of the same series of DHC common stock as the series of Liberty common stock for which the outstanding Liberty award was exercisable equal to 0.10 times the number of shares for which the Liberty award was exercisable (a DHC spin-off option) and an adjusted option or stock appreciation right, as applicable, with respect to shares of Liberty common stock equal to the same series and number of shares of Liberty common stock for which the Liberty award was exercisable (an adjusted Liberty award). The exercise price or base price of each Liberty award was allocated between the DHC spin-off option and the adjusted Liberty award. DHC believes that the DHC spin-off options help to align the interests of the DHC Named Executive Officers with those of DHC’s stockholders and help motivate them to increase the value of DHC for its stockholders.

On May 16, 2007, DHC’s compensation committee determined to award Mr. Bennett options to purchase 10,000 shares of DHC Series A common stock under the DHC incentive plan, in recognition of Mr. Bennett’s service to DHC. The options received by Mr. Bennett had an exercise price equal to $22.90, which was the closing price of DHC Series A common stock on the grant date, and a grant date fair value of $77,382. For more information, please see the Grants of Plan-Based Awards table below.

DHC’s compensation committee does not expect to grant future awards under the DHC incentive plan prior to the completion of the Transaction. If the Transaction is not completed, the DHC compensation committee expects to grant future awards under the DHC incentive plan in those circumstances in which either (i) the award will help better align the interests of a recipient with those of DHC’s stockholders and help motivate the recipient to increase the value of DHC for its stockholders or (ii) the award will assist DHC in attracting key employees. Although the DHC compensation committee has not adopted a formal policy in this regard, the DHC compensation committee does not intend to award equity or equity-linked awards under the DHC incentive plan at a time when DHC’s board of directors is in possession of undisclosed, material information that can reasonably be expected to cause increased trading in DHC stock. No further awards may be granted under the transitional plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

DHC has no employment contracts, termination of employment agreements or change of control agreements with any of the DHC Named Executive Officers. However, under the terms of the services agreement if Liberty terminates any of the DHC Named Executive Officers who devoted 50% or more of his time to providing services to DHC over the one-year period preceding such termination (the look-back period), a portion of any severance payments payable to that officer by Liberty will be allocated to DHC. The amount allocated to DHC will be based upon the percentage determined by dividing the total number of months in which such executive devoted 50% or more of his time providing services to DHC under the services agreement by the total number of months that he was employed by Liberty or its predecessors, to the extent taken into account for purposes of determining the severance payment payable to that executive (or using such other basis upon which the amount of the severance payment is determined to be payable to that executive), multiplied by the percentage of the executive’s time devoted to providing services to DHC during the look-back period.

In addition, under the DHC incentive plan following a change of control of DHC all awards granted thereunder will fully vest, unless the DHC compensation committee determines otherwise and effective provision is made to substitute new, equivalent awards of any successor company.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to each of the DHC Named Executive Officers during the years ended December 31, 2007 and 2006.

			Option	All Other
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)

John C. Malone	2007	390	278,896	150,000	429,286
Chief Executive Officer and Chairman of the Board (principal executive officer)	2006	390	355,303	75,000	430,693
Robert R. Bennett	2007	500,000	51,588 (4)	—	551,588
President	2006	468,750	—	—	468,750
David J.A. Flowers	2007	31,250	61,133	—	92,383
Senior Vice President and Treasurer (principal financial officer)	2006	28,750	88,850	—	117,600
Albert E. Rosenthaler	2007	62,500	70,374	—	132,874
Senior Vice President	2006	43,125	119,208	—	162,333
Christopher W. Shean	2007	125,000	62,364	—	187,364
Senior Vice President and Controller (principal accounting officer)	2006	115,000	82,647	—	197,647
Charles Y. Tanabe	2007	170,000	62,073	—	232,073
Senior Vice President, General Counsel and Secretary	2006	143,000	93,770	—	236,770

(1)	During 2006 and 2007, each DHC Named Executive Officer was also an executive officer or employee of Liberty. Pursuant to a services agreement between DHC and Liberty, Liberty allocates a portion of the compensation it pays to the DHC Named Executive Officers to DHC as described above in “Compensation Discussion and Analysis.” In addition to the salary amount for each DHC Named Executive Officer included in the table, Liberty allocates to DHC an amount for employee benefits equal to 15% of the allocated amount of the salary that is allocated to DHC for that DHC Named Executive Officer. The amounts in the table represent amounts allocated to DHC by Liberty for the years ended December 31, 2007 and 2006.

(2)	The dollar amounts recognized for financial statement reporting purposes have been calculated in accordance with FAS 123R. For a description of the assumptions applied in these calculations, see Note 4 to DHC’s consolidated financial statements for the year ended December 31, 2007 (which are included in DHC’s Annual Report on Form 10-K, as amended, as filed with the SEC).

(3)	Pursuant to Mr. Malone’s employment agreement with Liberty, he is entitled to receive an annual allowance for personal expenses (which was $500,000 during 2006 and increased to $1 million during 2007), such as payment for or reimbursement of professional fees and other expenses incurred for estate, tax planning and other services and personal use of corporate aircraft and flight crew. Liberty has allocated 15% of this allowance during each of 2007 and 2006 to DHC pursuant to the services agreement.

(4)	On May 16, 2007, Mr. Bennett received a grant of options to acquire 10,000 shares of DHC Series A stock for his service to DHC. The dollar amounts recognized for financial statement purposes, as calculated in accordance with FAS 123R, under these options is included in the table.

Grants of Plan-Based Awards

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2007 to the DHC Named Executive Officers.

All other option
		awards: Number of	Exercise or base	Grant date fair
		securities	price of option	value of stock and
Name	Grant date	underlying options	awards	option awards

Robert R. Bennett
Series A	May 16, 2007	10,000(1)	$22.90	$77,382

(1)	Vests on May 16, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding unexercised options to acquire shares of DHC common stock, which were outstanding as of December 31, 2007 and held by the DHC Named Executive Officers.

	Option awards
	Number of	Number of
	securities	securities
	underlying	underlying
	unexercised	unexercised		Option	Option
	options-	options-		exercise	expiration
Name	Exercisable	Unexercisable		price ($)	date

John C. Malone
Series A	13,333	6,667	(1)	14.67	6/14/08
Series B	1,148,540	—		19.06	2/28/11
	120,000	60,000	(1)	15.91	6/14/08
Robert R. Bennett
Series A	100,000	—		13.00	7/31/13
	100,000	—		11.84	8/6/14
	—	10,000	(2)	22.90	5/16/17
Series B	1,667,985	—		19.06	2/28/11
David J.A. Flowers
Series A	147,686	—		17.54	2/28/11
	16,000	4,000	(3)	13.00	7/31/13
	15,000	10,000	(4)	11.84	8/6/14
Albert E. Rosenthaler
Series A	—	5,000	(3)	13.00	7/31/13
	—	10,000	(4)	11.84	8/6/14
Christopher W. Shean
Series A	—	5,000	(3)	13.00	7/31/13
	—	10,000	(4)	11.84	8/6/14
Charles Y. Tanabe
Series A	101,915	—		17.54	2/28/11
	—	5,000	(3)	13.00	7/31/13
	—	9,000	(4)	11.84	8/6/14

(1)	Vests as to 100% on June 14, 2008.

(2)	Vests as to 100% on May 16, 2008.

(3)	Vests as to 100% on July 31, 2008.

(4)	Vests as to 50% on each of August 6, 2008 and 2009.

Option Exercises and Stock Vested Table

The following table sets forth information regarding the exercise of stock options held by the DHC Named Executive Officers, in each case, during the year ended December 31, 2007.

	Option awards
	Number of
	shares	Value
	acquired on	realized on
Name	exercise	exercise ($)

Albert E. Rosenthaler
Series A	86,280	1,207,334
Christopher W. Shean
Series A	68,845	839,732
Charles Y. Tanabe
Series A	128,500	1,329,189

Director Compensation Table

The following table sets forth information regarding the compensation paid to each director of DHC, other than Messrs. Malone and Bennett, during the year ended December 31, 2007.

	Fees Earned	Option
Name(1)	or Paid in Cash ($)(2)	Awards ($)(3)(4)	Total ($)

Paul A. Gould	63,000	66,494(5)	129,494
M. LaVoy Robison	75,000	66,494(6)	141,494
J. David Wargo	63,000	66,494(7)	129,494

(1)	Excludes John C. Malone and Robert R. Bennett, each of whom is a director of DHC and a DHC Named Executive Officer.

(2)	Each of the DHC directors who is not an officer or employee of DHC is paid a retainer of $50,000 per year, payable quarterly in arrears, plus a fee of $1,000 for each board meeting he attends. In addition, the chairman and each other member of the audit committee of DHC’s board of directors is paid a fee of $5,000 and $2,000, respectively, for each audit committee meeting he attends. Each member of the executive committee and the compensation committee who is not an employee of DHC receives a fee of $1,000 for each committee meeting he attends. Fees to DHC directors are payable in cash. In addition, DHC reimburses members of its board for travel expenses incurred to attend any meetings of its board or any committee thereof.

(3)	The dollar amounts recognized for financial statement purposes have been calculated in accordance with FAS 123R. For a description of the assumptions applied in these calculations, see Note 13 to DHC’s consolidated financial statements for the year ended December 31, 2007 (which are included in DHC’s Annual Report on Form 10-K, as amended, as filed with the SEC).

(4)	Pursuant to the Discovery Holding Company 2005 Nonemployee Director Incentive Plan, on May 16, 2007, DHC’s board of directors granted each of the nonemployee directors options (the director options) to purchase 10,000 shares of DHC Series A common stock at an exercise price equal to $22.90, which was the closing price of DHC Series A common stock on the grant date. The director options received by each director had a grant date fair value of $77,382. The director options will become exercisable on the date of the Annual Meeting, or on such earlier date that the grantee ceases to be a director because of death or disability, and will terminate without becoming exercisable if the grantee resigns or is removed from the board before the date of the Annual Meeting. The director options will, upon becoming exercisable, be exercisable until May 16, 2017, or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director (or, if the grantee dies within that period, until the first business day following the expiration of the one-year period beginning on the date of the grantee’s death).

(5)	In addition to the director options, as of February 29, 2008, Mr. Gould held an aggregate 14,175 outstanding option awards, all of which were granted prior to 2007.

(6)	In addition to the director options, as of February 29, 2008, Mr. Robison held an aggregate 13,300 outstanding option awards, all of which were granted prior to 2007.

(7)	In addition to the director options, as of February 29, 2008, Mr. Wargo held an aggregate 11,048 outstanding option awards, all of which were granted prior to 2007.

Equity Compensation Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2007, with respect to shares of DHC common stock authorized for issuance under DHC equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

			Number of
			securities
			available for
	Number of		future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in the
Plan Category	and rights	and rights	first column)

Equity compensation plans approved by security holders:
Discovery Holding Company 2005 Incentive Plan:
Series A common stock	10,000	$22.90	19,990,000	(1)
Series B common stock	—	$—	—
Discovery Holding Company 2005 Nonemployee Director Incentive Plan
Series A common stock	60,000	$18.69	4,940,000	(1)
Series B common stock	—	$—	—
Discovery Holding Company Transitional Stock Adjustment Plan(2)
Series A common stock	1,082,292	$15.42	—
Series B common stock	2,996,525	$18.87	—
Equity compensation plans not approved by security holders — None	—	—	—

Total	4,148,817	$17.91	24,930,000

(1)	Each plan permits grants of, or with respect to, shares of DHC Series A common stock or Series B common stock subject to a single aggregate limit.

(2)	The DHC transitional plan was adopted in connection with the DHC spin-off to provide for the supplemental award of options to purchase shares of DHC common stock and restricted shares of DHC Series A common stock, in each case, pursuant to adjustments made to Liberty stock incentive awards in accordance with the anti-dilution provisions of Liberty’s stock incentive plans.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by DHC or ascertainable from public filings, concerning shares of DHC common stock beneficially owned by each person or entity (other than certain of the DHC directors and executive officers, whose ownership information follows) known by DHC to own more than five percent of the outstanding shares of its common stock.

The percentage ownership information is based upon 268,093,917 shares of DHC Series A common stock and 13,138,236 shares of DHC Series B common stock outstanding as of May 31, 2008.

Name and Address of		Amount and Nature of		Percent of	Voting
Beneficial Owner	Title of Class	Beneficial Ownership		Class	Power

Harris Associates L.P.	Series A	26,937,050	(1)	10.0%	6.7%
Two North LaSalle Street Suite 500 Chicago, IL 60602
T. Rowe Price Associates, Inc.	Series A	15,491,272	(2)	5.8%	5.8%
100 E. Pratt Street Baltimore, MD 21202

(1)	The number of shares of common stock is based upon Amendment No. 3 to the Schedule 13G dated February 12, 2008, filed by Harris Associates L.P., an investment adviser, and its general partner, Harris Associates Inc., with respect to DHC Series A common stock. Harris Associates is deemed to be the beneficial owner of 26,937,050 shares of DHC Series A common stock, as a result of acting as investment adviser. The Schedule 13G reflects that Harris Associates has shared voting power over 24,731,330 shares of DHC Series A common stock.

(2)	The number of shares of common stock is based upon Amendment No. 1 to the Schedule 13G dated February 14, 2008, filed by T. Rowe Price Associates, Inc., an investment adviser, with respect to DHC Series A common stock. T. Rowe Price is deemed to be the beneficial owner of 15,491,272 shares of DHC Series A common stock. The Schedule 13G reflects that T. Rowe Price has sole voting power over 2,700,515 shares of DHC Series A common stock.

Security Ownership of Management

The following table sets forth information with respect to the ownership by each of DHC’s directors and each of the DHC Named Executive Officers, and by all of DHC’s directors and executive officers as a group, of shares of DHC Series A and DHC Series B common stock.

The security ownership information is given as of May 31, 2008, and, in the case of percentage ownership information, is based upon 268,093,917 shares of DHC Series A common stock and 13,138,236 shares of DHC Series B common stock outstanding on such date.

Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after May 31, 2008, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of DHC Series B common stock, though convertible on a one-for-one basis into shares of DHC Series A common stock, is reported as beneficial ownership of DHC Series B common stock only, and not as beneficial ownership of DHC Series A common stock, but the voting power of the Series A common stock and Series B common stock have been aggregated. So far as is known to DHC, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

		Amount and Nature of		Percent
Name of Beneficial Owner	Title of Class	Beneficial Ownership		of Class	Voting Power
	(In thousands)

John C. Malone	Series A	2,298	(1)(2)(3)	*	31.0%
	Series B	12,187	(1)(3)	92.3%
Robert R. Bennett	Series A	328	(3)(4)(5)	*	4.1%
	Series B	1,668	(3)(5)	11.3%
Paul A. Gould	Series A	202	(3)	*	*
	Series B	174		1.3%
M. LaVoy Robison	Series A	14	(3)	*	*
	Series B	—
J. David Wargo	Series A	20	(3)(6)	*	*
	Series B	—		*
David J.A. Flowers	Series A	206	(3)(4)	*	*
	Series B	—
Albert E. Rosenthaler	Series A	1	(4)	*	*
	Series B	—
Christopher W. Shean	Series A	1	(4)	*	*
	Series B	—
Charles Y. Tanabe	Series A	103	(3)(4)(7)	*	*
	Series B	—
All directors and executive	Series A	3,172	(2)(3)(4)(5)(6)(8)	1.2%	34.4%
officers as a Group (9 persons)	Series B	14,029	(3)(5)(8)	94.4%

*	Less than one percent

(1)	Includes 480,889 shares of DHC Series A common stock and 340,943 shares of DHC Series B common stock held by Mr. Malone’s wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 330 and 1,217,920 shares of DHC Series A common stock held by two trusts with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(3)	Includes beneficial ownership of shares that may be acquired upon exercise of stock options exercisable within 60 days after May 31, 2008. Messrs. Malone and Bennett have the right to convert the options to purchase shares of DHC Series B common stock into options to purchase shares of DHC Series A common stock.

	Series A	Series B

John C. Malone	6,667	60,000
Robert R. Bennett	200,000	1,667,985
Paul A. Gould	14,175	—
M. LaVoy Robison	13,300	—
J. David Wargo	11,048	—
David J.A. Flowers	178,686	—
Charles Y. Tanabe	101,915	—

(4)	Includes shares of DHC Series A common stock held by the Liberty 401(k) Savings Plan as follows:

Robert R. Bennett	2,688
David J.A. Flowers	1,213
Albert E. Rosenthaler	529
Christopher W. Shean	563
Charles Y. Tanabe	628

(5)	Includes 109,826 shares of DHC Series A common stock and 40 shares of DHC Series B common stock owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(6)	Includes 3,137 shares of DHC Series A common stock held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership.

(7)	Includes 306 shares of DHC Series A common stock held by Mr. Tanabe’s wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.

(8)	Includes 481,195 shares of DHC Series A common stock and 340,943 shares of DHC Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

Change of Control

Other than as contemplated by the Transaction, DHC knows of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of DHC. For more information about the Transaction, please see “The Transaction.”

ADDITIONAL INFORMATION

Experts

DHC

The consolidated financial statements and schedules of DHC and subsidiaries, except Discovery Communications Holdings LLC and Discovery Communications, Inc., as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP refers to a change in the accounting for share-based payments in 2006.

Discovery Communications Holding

The consolidated financial statements of Discovery Communications Holding and subsidiaries (successor company) as of December 31, 2007 and for the period from May 15, 2007 through December 31, 2007, included in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Discovery and subsidiaries (predecessor company) as of December 31, 2006 and for the period from January 1, 2007 through May 14, 2007 and for each of the two years in the period ended December 31, 2006, included in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AMC

[To come]

Legal Matters

Legal matters relating to the validity of the common stock to be issued in the Transaction will be passed upon by Baker Botts L.L.P.

Stockholder Proposals

New Discovery

DHC currently expects that New Discovery’s first annual meeting of stockholders will be held during the second quarter of 2009. In order to be eligible for inclusion in New Discovery’s proxy materials for its first annual meeting, any stockholder proposal must be submitted in writing to New Discovery’s Corporate Secretary and received at New Discovery’s executive offices, by the close of business on [          ] or such later date as New Discovery may determine and announce in connection with the actual scheduling of the first annual meeting. To be considered for presentation at New Discovery’s first annual meeting, although not included in its proxy statement, any stockholder proposal must be received at the executive offices of New Discovery on or before the close of business on [          ] or such later date as New Discovery may determine and announce in connection with the actual scheduling of the first annual meeting.

All stockholder proposals for inclusion in New Discovery’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in New Discovery’s proxy materials), New Discovery’s restated charter, New Discovery’s bylaws and Delaware law.

DHC

If the Transaction is not completed for any reason, DHC expects that its annual meeting of stockholders for the calendar year 2009 will be held during the second quarter of 2009. In order to be eligible for inclusion in DHC’s proxy material for the 2009 annual meeting, any stockholder proposal must be submitted in writing to DHC’s Corporate Secretary and received at DHC’s executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on [          ] or such later date as DHC may determine and announce in connection with the actual scheduling of the 2009 annual meeting. To be considered for presentation at the 2009 annual meeting, although not included in DHC’s proxy statement, any stockholder proposal must be received at DHC’s executive offices at the foregoing address on or before the close of business on [          ], or such later date as DHC may determine and announce in connection with the actual scheduling of the 2009 annual meeting.

All stockholder proposals for inclusion in DHC’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in DHC’s proxy materials), DHC’s restated charter, DHC’s bylaws and Delaware law.

Where You Can Find More Information

New Discovery has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the shares of New Discovery common stock being offered by this proxy statement/prospectus. This proxy statement/prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about New Discovery and the securities being offered hereby.

DHC is subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, DHC files periodic reports and other information with the Securities and Exchange Commission. New Discovery is the successor reporting person to DHC if the Transaction is completed.

You may read and copy any document that DHC or New Discovery file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on DHC’s website at www.discoveryholdingcompany.com. Information contained on any website referenced in this proxy statement/prospectus is not incorporated by reference in this proxy statement/prospectus. In addition, copies of documents filed by DHC or New Discovery with the Securities and Exchange Commission are also available by contacting DHC, as applicable, by writing or telephoning the office of Investor Relations:

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

The Securities and Exchange Commission allows DHC to “incorporate by reference” information into this document, which means that we can disclose important information about DHC to you by referring you to other documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in DHC’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this proxy statement/prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by DHC with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date of the Annual Meeting:

•	DHC’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 15, 2008;

•	DHC’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed on April 29, 2008;

•	DHC’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed on June 2, 2008; and

•	DHC’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed on May 8, 2008.

•	DHC’s Current Report on Form 8-K, filed on June 5, 2008.

Neither DHC nor New Discovery has authorized anyone to give any information or make any representation about the Transaction, New Discovery, DHC or Discovery, that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A — Information Concerning Discovery Communications Holding, LLC Including Its Wholly Owned Subsidiary Discovery Communications, LLC

Part 1 — Business Description

Discovery is a leading global media and entertainment company that provides original and purchased programming across multiple distribution platforms in the United States and more than 170 other countries, with over 100 television networks offering customized programming in 35 languages. As one of the world’s largest providers of non-fiction television programming, Discovery’s strategy is to optimize the distribution, ratings and profit potential of each of its branded channels. Discovery also develops and sells consumer and educational products and services in the United States and internationally, and owns and operates a diversified portfolio of website properties and other digital services. Discovery operates through three divisions: (1) Discovery networks U.S., (2) Discovery networks international, and (3) Discovery commerce and education.

Discovery’s media content spans non-fiction genres including science, exploration, survival, natural history, sustainability of the environment, technology, anthropology, paleontology, history, space, archaeology, health and wellness, engineering, adventure, lifestyles and current events. This type of programming tends to be culturally neutral and maintains its relevance for an extended period of time, referred to as “long-tail.” As a result, Discovery’s content translates well across international borders and is made even more accessible through extensive use of dubbing and subtitles in local languages as well as the creation of local programming tailored to individual market preferences.

Discovery’s content is designed to target key audience demographics, and the popularity of its programming offers a compelling reason for advertisers to purchase time on its channels. Discovery’s audience ratings are a key driver in generating advertising revenue and create demand on the part of cable television operators, direct-to-home or “DTH” satellite operators, telephone and communications companies and other content distributors to deliver its programming to their customers.

Discovery has an extensive library of over 100,000 hours of programming and footage that provides a high-quality source of content for creating new services and launching into new markets and onto new platforms. Discovery generally owns most or all rights to the majority of this programming and footage which enables Discovery to exploit its library to launch new brands and services into new markets quickly without significant incremental spending. Programming can be re-edited and updated to provide topical versions of subject matter in a cost-effective manner and utilized around the world.

In addition to growing distribution and advertising revenue for its branded channels, Discovery is focused on growing revenue across new distribution platforms, including brand-aligned web properties, mobile devices, video-on-demand and broadband channels, which serve as additional outlets for advertising and affiliate sales, and provide promotional platforms for its programming. Discovery currently operates Internet sites providing news, information and entertainment content that are aligned with its television programming. In December 2007, Discovery completed the acquisition of HowStuffWorks.com, an award-winning online source of high-quality, unbiased and easy-to-understand explanations of how the world actually works. This acquisition provides an additional platform for Discovery’s extensive library of video content and positions its brand as a hub for satisfying curiosity on a variety of topics on both television and online.

Discovery is also exploiting its programming assets to take advantage of the growing demand for high definition (HD) programming in the U.S. and throughout the world. In 2007, Discovery launched HD simulcasts of four of its networks (Discovery Channel, TLC, Animal Planet and Science Channel) in addition to its existing HD Theater service, which was launched in 2002. Discovery also operates HD channels in 16 countries outside of the U.S., making it the number-one programming provider of HD channels outside of the U.S. based on the number of HD channels that it operates. Discovery believes it is well positioned to take advantage of the accelerating growth in sales of HD televisions and Blu-Ray DVD players, and the expanding distribution of HD channels around the world. Where Discovery operates HD simulcasts of its networks, Discovery also benefits from the ability to aggregate audiences for advertising sales purposes. In June 2008, Discovery launched Planet Green HD, its sixth HD channel in the U.S.

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Strategy

Discovery’s strategy is to deliver sustainable long-term growth at or above our peers through the development of high quality media brands that build consumer viewership, optimize distribution growth and capture advertising sales. In addition, Discovery is focused on maximizing the overall efficiency and effectiveness of its global operations through collaboration and innovation across operating units and regions around the world and across all television and digital platforms.

In line with this strategy, Discovery’s specific priorities include:

•	Maintaining Discovery’s focus on creative excellence in non-fiction programming and expanding the portfolio’s brand entitlement by developing compelling content that increases audience growth, builds advertising relationships, has global utility and supports continued distribution revenue on all platforms.

•	Exploiting Discovery’s distribution strength in the U.S. — with three channels reaching more than 90 million U.S. subscribers and six channels reaching approximately 50 million to 70 million U.S. subscribers — to build additional branded channels and businesses that can sustain long-term growth and occupy a desired programming niche with strong consumer appeal. For example, Discovery recently announced the repositioning of several emerging television networks to build stronger consumer brands through specific category ownership that supports more passionate audience loyalty and increased advertiser and affiliate interest and integration.

•	Maintaining a leadership position in non-fiction entertainment in international markets, and continuing to grow and improve the performance of the international operations. This will be achieved through expanding local advertising sales capabilities, creating licensing and digital growth opportunities, and improving operating efficiencies by strengthening development and promotional collaboration between U.S. and international network groups.

•	Developing and growing compelling and profitable content experiences on new platforms that are aligned with its core branded channels. Specifically, extending ownership of non-fiction entertainment and “satisfying curiosity” to all digital media devices around the world to enhance the consumer entertainment experience, further monetize Discovery’s extensive programming library, and create additional vehicles on which to offer new products and services that deliver new revenue streams.

Recent Developments

In support of its strategy and priorities, in January 2007, Discovery re-evaluated its operations to identify and implement strategic initiatives designed to improve operational and financial performance and allocate capital in a more disciplined and efficient manner. The following actions are representative of these initiatives:

•	Business Restructuring: Improved margins through revenue growth and cost efficiencies across Discovery’s divisions. Management implemented a growth strategy to address underperforming assets, closed all of its 103 retail stores and shifted the focus of its commerce business to e-commerce and licensing in order to broaden the reach of Discovery-branded products. Discovery also streamlined its education business to focus on direct-to-school products including Discovery Education streaming and significantly reduced the investment in direct-to-consumer services. These actions, coupled with an overall focus on improved efficiency, resulted in an approximate 25% reduction in global personnel in 2007. As a result of these restructurings, Discovery improved the operating performance of the properties that it continues to use and operate.

•	Global Content Sharing: Strengthened development and promotional collaboration between U.S. and international networks to improve operating margins, promote content sharing and build global brand strength.

•	Television Network Rebrands: In January 2008, Discovery Times Channel was rebranded as Investigation Discovery as a means to exploit Discovery’s extensive library of fact-based investigation and current affairs programming. In June 2008, Discovery rebranded Discovery Home as Planet Green, the only 24-hour eco-lifestyle television network committed to documenting, preserving and celebrating the planet. In January

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2008, Discovery announced a 50-50 joint venture with Oprah Winfrey and Harpo, Inc. to rebrand Discovery Health as OWN: The Oprah Winfrey Network, a new multi-platform venture designed to entertain, inform and inspire people to live their best lives through the OWN Channel and the Oprah.com website. It is expected that Discovery Health Channel will be rebranded as OWN in the second half of 2009.

•	Digital Media Acquisitions and Website Relaunch: Expanded internal web operations while acquiring HowStuffWorks.com and TreeHugger.com, to create a portfolio of brand-aligned digital properties that expand Discovery’s cross-platform sales and promotional opportunities and realize economies through programs that can be produced once and used often in both long- and short-form across multiple platforms. In December 2007, Discovery completed the acquisition of HowStuffWorks.com, an award-winning online source of high-quality, unbiased and easy-to-understand explanations of how the world actually works, and in August 2007, Discovery acquired Treehugger.com, an eco-lifestyle website. Discovery relaunched its flagship website, Discovery.com, and is in the process of expanding and deepening the content of all of its channel websites (e.g., TLC.com, AnimalPlanet.com) to move beyond being television promotion vehicles and to focus on audience growth, engagement and improved monetization. Together with these recent acquisitions, Discovery now has approximately 33 million unique visitors per month to all of its wholly owned websites (source: Omniture, Inc.).

•	Dispositions - In May 2007, Discovery and Cox completed an exchange of Cox’s 25% interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Discovery’s entire interest in Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

Business Operations

Discovery operates through the three divisions discussed below. A discussion of the financial performance of each of these divisions can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Discovery Networks U.S.

Reaching approximately 680 million cumulative subscribers (as defined below) in the United States as of March 31, 2008 and having one of the industry’s most widely distributed portfolio of brands, Discovery networks U.S. delivers 11 cable and satellite television channels in the U.S. The portfolio includes three channels that each reach over 90 million U.S. subscribers (as defined below) and four channels that each reach over 50 million U.S. subscribers. Discovery networks U.S. also provides distribution and advertising sales services for Travel Channel and distribution services for BBC America and BBC World Service.

Domestic subscriber numbers set forth in this document are according to The Nielsen Company. As used herein, a “U.S. subscriber” is a single household that receives the applicable Discovery channel from its cable, satellite or other television provider, including those who receive Discovery networks from pay-television providers without charge pursuant to various pricing plans that include free periods and/or free carriage. The term “cumulative subscribers” in the U.S. refers to the collective sum of the total number of U.S. subscribers to each of Discovery’s U.S. channels. By way of example, two U.S. households that each receive five Discovery networks from their cable provider represent 10 cumulative subscribers in the U.S. The term cumulative subscribers in the U.S. also includes seven million cumulative subscribers in Canada who receive direct feeds of TLC and Military Channel from Discovery networks U.S.

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Discovery Channel

•  Launched in June 1985, Discovery Channel reached approximately 97 million U.S. subscribers as of March 31, 2008.

•  Discovery Channel brings viewers engaging stories and extraordinary experiences that share knowledge, satisfy curiosity and inspire the very joy of discovery.

•  Discovery’s flagship, Discovery Channel, was the second most widely distributed cable channel in the United States, according to The Nielsen Company as of March 31, 2008.

•  Some of the networks most popular returning and new series include Deadliest Catch, Mythbusters, Dirty Jobs, Man Vs Wild, Smash Lab, Some Assembly Required, and Bone Detectives. Discovery Channel is also home to high-profile specials and mini-series, including the critically acclaimed Planet Earth and When We Left Earth: The NASA Missions.

•  Target viewers are adults 25-54, particularly men.

•  Discovery Channel is simulcast in HD.

TLC

•  Acquired by Discovery in 1991, TLC reached approximately 96 million U.S. subscribers as of March 31, 2008.

•  TLC features educational programming that explores life’s key transitions and turning points, and presents high-quality, relatable and authentic personal stories.

•  Series highlights on TLC include L.A. Ink, Little People, Big World, Jon And Kate Plus 8, What Not To Wear, Flip That House, and the recently relaunched Trading Spaces.

•  Target viewers are adults 18-49, particularly women.

•  TLC is simulcast in HD.

Animal Planet

•  Launched in October 1996, Animal Planet reached approximately 94 million U.S. subscribers as of March 31, 2008.

•  With a new logo and on-air look, Animal Planet leads viewers to relate to animals as characters that inspire and engage, not merely creatures to observe. Animal Planet’s engaging, insightful and high-quality entertainment taps into the instincts that drive us all with compelling stories.

•  Programming highlights on Animal Planet include Meerkat Manor, Orangutan Island, Animal Precinct and Jeff Corwin specials.

•  Target viewers are adults 25-54, particularly women.

•  Animal Planet is simulcast in HD.

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Discovery Health
•  Launched in August 1999, Discovery Health reached approximately 68 million U.S. subscribers as of March 31, 2008.

•  Discovery Health takes viewers inside the fascinating and informative world of health and medicine to experience first-hand compelling, real-life stories of medical breakthroughs and human triumphs.

•  In January 2008, Discovery announced a joint venture with Oprah Winfrey and Harpo, Inc. to create OWN: The Oprah Winfrey Network, a new multi-platform venture designed to entertain, inform and inspire people to live their best lives. Oprah Winfrey will serve as Chairman of OWN, LLC and the venture will be 50-50 owned by Discovery and Harpo. Discovery will handle distribution, origination and other operational requirements and both organizations will contribute advertising sales services to the venture.

•  Discovery Health is expected to be rebranded as OWN in the second half of 2009.

•  OWN will build on Discovery Health’s target audience of women 25-54.

•  OWN will be simulcast in HD.

Discovery Kids

•  Launched in October 1996, Discovery Kids reached approximately 58 million U.S. subscribers as of March 31, 2008.

•  Discovery Kids lets kids of all ages (from preschoolers to ’tweens and teens) explore the world from their point of view. This network provides entertaining, engaging and high-quality programming that kids enjoy and parents trust. Kids can learn about science, adventure, exploration and natural history through documentaries, reality shows, scripted dramas and animated stories.

•  Series highlights on Discovery Kids include the animated Real Toon series Tutenstein and Saving A Species: The Great Penguin Rescue.

•  Target viewers are children and families.

Science Channel

•  Launched in October 1996, Science Channel reached approximately 52 million U.S. subscribers as of March 31, 2008.

•  Science Channel is devoted to science by celebrating the “why” in everything and providing context and understanding of the full spectrum of the wonders of science.

•  With a refreshed brand, Science Channel includes series such as Survivorman, How It’s Made, Patent Bending and Weird Connections.

•  Target viewers are men 25-54.

•  Science Channel is simulcast in HD.

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Planet Green

•  Planet Green was rebranded from Discovery Home in June 2008 with a reach of approximately 50 million U.S. subscribers as of March 31, 2008.

•  Committed to documenting, preserving and celebrating the planet, Planet Green is the only 24-hour eco-lifestyle television network.

•  Planet Green speaks to people who want to understand green living and to those who are excited to make a difference by providing tools and information to meet the critical challenge of protecting our environment.

•  Target viewers are adults 18-54 with a focus on late teens/college-aged viewers, new parents and young baby boomers.

•  Planet Green is simulcast in HD.

•  In August 2007, in support of the Planet Green initiative, Discovery purchased TreeHugger.com, an eco-lifestyle website with news, opinions and information spanning the green spectrum. Discovery has also launched companion website PlanetGreen.com with a focus on community and action oriented content.

Investigation Discovery

•  Launched in March 2003, Investigation Discovery (formerly Discovery Times Channel) reached approximately 50 million U.S. subscribers as of March 31, 2008.

•  In January 2008, Discovery Times Channel was rebranded as Investigation Discovery, exploiting Discovery’s extensive library of fact-based investigation and current affairs programming that sheds new light on our culture, history and the human condition.

•  Programming highlights include Dateline On ID, Fugitive Task Force, and Diamond Road.

•  Target viewers are adults 25-54.

Military Channel

•  Originally launched in 1996 as Discovery Wings and rebranded as Military Channel in January 2005, the network reached approximately 50 million U.S. subscribers as of March 31, 2008.

•  Military Channel salutes the sacrifices made by our men and women in uniform with real stories and access to a world of human drama, strategic innovation and long-held traditions.

•  Original programming includes Weaponology and Showdown: Air Combat.

•  Target viewers are men 35-64.

FitTV

•  Acquired by Discovery in June 2001, FitTV reached approximately 43 million U.S. subscribers as of March 31, 2008.

•  FitTV is designed to inspire viewers to improve their fitness and well-being on their terms.

•  Programming features experts and entertaining shows that help people learn how to incorporate fitness into their daily lives.

•  Target viewers are adults 25-54.

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HD Theater

•  Launched in June 2002, HD Theater reached approximately 14 million U.S. subscribers as of March 31, 2008.

•  HD Theater was one of the first nationwide 24-hour-a-day, 7-day-a-week high definition networks in the U.S. offering compelling, real-world content including adventure, nature, world culture, technology and engineering programming.

•  Programming highlights on HD Theater include Risk Takers, Equator and the critically acclaimed Sunrise Earth. In addition, HD Theater offers “motorized” HD content including upcoming live muscle car auctions with Mecum Auto Auctions.

•  Target viewers are adults 25-54, particularly men.

Discovery’s U.S. networks are wholly owned by Discovery except for (1) Animal Planet, which is co-owned with DHC (10%) and Advance/Newhouse (5%) and (2) OWN Network, which would be a 50-50 joint venture between Discovery and Harpo, Inc.

Discovery networks U.S. also includes Discovery’s digital media businesses in the United States, which feature three main components: (1) organic channel websites such as Discovery.com, TLC.com and AnimalPlanet.com and acquired assets including HowStuffWorks.com, TreeHugger.com and Petfinder.com; (2) Discovery Mobile, Discovery’s mobile video service; and (3) Discovery on-demand, a free on demand service featuring content from across Discovery’s stable of U.S. networks.

Discovery’s digital media business is an increasingly important part of Discovery’s business, given the broad cross-platform sales and promotional opportunities with Discovery’s television networks and the reach of the websites themselves, coupled with the economies realized through programs that can be produced once and used often in both long- and short-term formats across multiple platforms.

The U.S. Internet traffic data set forth herein is according to Omniture, Inc. Discovery’s digital assets include:

Discovery.com

•  This flagship website is the official website for Discovery Channel and was relaunched in 2007 to feature more robust content, including a new media player, increased video clips and new search tools.

•  Discovery.com attracted more than four million unique visitors in March 2008.

•  Discovery is enhancing its other vertical sites (e.g. TLC.com, AnimalPlanet.com) to feature more robust content, a new media player, increased video clips and new search tools in order to move beyond being promotional vehicles for Discovery’s television networks and focus on visitor growth, engagement and improved monetization.

•  Discovery’s vertical sites attracted approximately 11 million unique visitors in March 2008.

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HowStuffWorks.com

•  Acquired in December 2007, HowStuffWorks.com is an award-winning online source of high-quality, unbiased and easy-to-understand explanations of how the world actually works.

•  HowStuffWorks.com provides a high-profile platform for promoting and distributing Discovery’s extensive library of programming content and for developing advertising opportunities from the additional Discovery video content on this platform. Discovery believes that the mission alignment between Discovery and HowStuffWorks.com will allow for cross promotion and cross selling opportunities across multiple platforms.

•  HowStuffWorks.com attracted more than 15 million unique visitors in March 2008.

TreeHugger.com

•  Acquired by Discovery in August 2007, TreeHugger.com is an eco-lifestyle web site that complements the pending debut of the Planet Green television network. Together, TreeHugger.com and PlanetGreen.com will provide consumers with a multi-platform offering across topics and issues around the environment and sustainable development.

•  TreeHugger.com attracted more than two million unique visitors in March 2008.

•  Discovery has also launched companion website PlanetGreen.com with a focus on community action oriented content.

Petfinder.com

•  Acquired in November 2006, Petfinder.com provides an additional promotional platform for the Animal Planet brand.

•  Over 260,000 homeless pets in over 11,000 animal placement organizations across North America have their own homepages on Petfinder.com, the oldest and largest searchable directory of adoptable pets on the web.

•  Petfinder.com attracted more than 4.5 million unique visitors in March 2008.

Discovery networks U.S. also has distribution arrangements with the majority of mobile carriers in the U.S. to provide unique made-for-mobile short-form content and long-form episodes of popular titles on mobile devices. Discovery’s video-on-demand service is distributed across most major U.S. affiliates, offering a selection of full-length programming such as Discovery Channel’s Mythbusters and Deadliest Catch.

Discovery Networks International

Reaching approximately 859 million cumulative subscribers (as defined below) in over 170 countries outside the U.S as of March 31, 2008, Discovery networks international operates one of the most extensive international television businesses in the media industry and executes a localization strategy by offering customized programming and in-market schedules via more than 100 unique distribution feeds and 35 languages. Discovery networks international encompasses four regional operations covering all major foreign cable and satellite markets, including Asia-Pacific, Latin America, the UK and EMEA (Europe, the Middle East and Africa), and has more than 25 international offices with regional headquarters located in Singapore, New Delhi, Miami and London.

International subscriber statistics are derived from internal data review coupled with external sources when available. As used herein, an “international subscriber” is a single household that receives the applicable Discovery network or programming service from its cable, satellite or other television provider, including those who receive Discovery networks from pay-television providers without charge pursuant to various pricing plans that include free periods and/or free carriage. The term “cumulative subscribers” outside the U.S. refers to the collective sum of the total number of international subscribers to each of Discovery’s networks or programming services outside of the U.S. By way of example, two international households that each receive five Discovery networks from their cable

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provider represent 10 cumulative subscribers outside the U.S. Cumulative subscribers outside the U.S. include subscriptions for branded programming blocks in China, which are generally provided without charge to third-party channels and represented approximately 280 million cumulative subscribers outside the U.S. as of March 31, 2008.

Discovery’s international networks are wholly owned by Discovery except (1) the international Animal Planet channels which are generally 50-50 joint ventures with the BBC, (2) People+Arts which operates in Latin America and Iberia as a 50-50 joint venture with the BBC and (3) several channels in Japan, Canada and Poland which operate as joint ventures with strategic local partners and which are not consolidated in Discovery’s financial statements but whose subscribers are included in Discovery’s international cumulative subscribers. Pursuant to the terms of the Animal Planet international joint ventures, BBC has the right, subject to certain conditions, to cause Discovery to acquire BBC’s interest in these joint ventures. Pursuant to the terms of the People + Arts joint venture, BBC has the right, subject to certain conditions, to cause Discovery to either acquire BBC’s interest in, or sell to the BBC Discovery’s interest in, this joint venture. Certain preliminary steps have been taken with respect to the exercise by BBC of its rights; however, we cannot assure you whether BBC will exercise either or both of these rights.

Led by flagship brand Discovery Channel, Discovery networks international distributes 16 network entertainment brands, including:

Discovery Channel

•  Launched internationally in 1989, Discovery Channel reached approximately 248 million international subscribers in more than 170 countries as of March 31, 2008.

•  Discovery Channel’s international programming includes documentaries, docudramas and reality formats covering a wide range of topics and themes, including human adventure and exploration, engineering, science, history and world culture.

Animal Planet

•  Launched internationally in 1997, Animal Planet reached approximately 218 million international subscribers in over 160 countries as of March 31, 2008.

•  Animal Planet is dedicated to mankind’s fascination with the creatures that share our world, featuring programs such as Meerkat Manor, Unearthed and Lemur Street.

•  The international Animal Planet channels are generally a 50-50 joint venture with the BBC.

Discovery Lifestyle Networks • Launched beginning in 1998, Discovery Lifestyle Networks reached approximately 227 million international subscribers in over 90 countries as of March 31, 2008.

•  Discovery Lifestyle Networks is a global portfolio of three lifestyle brands offering inspirational content that encourages viewers to pursue unique interests and experiences: Discovery Travel & Living, Discovery Home & Health and Discovery Real Time.

•  Discovery Travel & Living provides a mix of lifestyle programming on travel, food, design and décor. Discovery Home & Health provides relevant and practical programming on relationships, babies, beauty and wellbeing. Discovery Real Time features practical and motivating programming on how to make the most of free time.

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Discovery Science

•  Launched internationally in 1998, Discovery Science reached approximately 31 million international subscribers in over 60 countries as of March 31, 2008.

•  Discovery Science uncovers fascinating clues to the questions that have eluded us for centuries and reveals life’s greatest mysteries and smallest wonders.

Discovery Kids

•  Launched internationally in 1997, Discovery Kids reached approximately 22 million international subscribers in over 25 countries across Latin America, the Carribean and Canada as of March 31, 2008.

•  Discovery Kids provides a unique environment that nurtures children’s curiosity using characters and stories, enabling them to relate to real-life experiences.

Discovery HD

•  Launched internationally in 2005, Discovery HD reached subscribers in 16 countries as of March 31, 2008.

•  Discovery HD showcases dynamic content from Discovery’s library of thousands of hours of visually compelling HD footage including Discovery Atlas.

People+Arts

•  Launched in 1997, People+Arts reached approximately 20 million international subscribers in Latin America, Spain and Portugal as of March 31, 2008.

•  People+Arts is the entertainment network from the BBC and Discovery that explores the complete range of human emotions, with engaging storytelling that is moving, unexpected and authentic.

•  People + Arts is a 50-50 joint venture with the BBC.

DMAX Germany

•  Launched in Germany in 2006, DMAX reached approximately 31 million homes in Germany as of March 31, 2008.

•  DMAX is a free-to-air service which has broad distribution. DMAX generates only advertising revenue, offering a broad range of original content from Germany and around the world including documentaries, talk shows and reality-based series.

Discovery networks international also includes the following television channels: Discovery Civilization, Discovery Geschichte, Discovery Historia, Discovery Knowledge, Discovery Turbo, and DMAX UK.

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The following Spanish-language networks are distributed to U.S. subscribers, but are operated by and included as part of Discovery networks international for financial reporting and management purposes:

Discovery en Español

•  Launched in the U.S. in June 1998, Discovery en Español reached approximately eight million U.S. subscribers as of March 31, 2008.

•  Discovery en Español is a non-fiction network delivering content that stimulates, informs and empowers, giving viewers a fascinating look at the incredible and often surprising world from an Hispanic perspective.

•  Discovery en Español is designed to give viewers more of the programming they enjoy including original programming developed specifically for Spanish-speaking audiences.

•  Target viewers are adults 18-49, particularly men.

Discovery Familia

•  Launched in the U.S. in August 2007, Discovery Familia reached approximately one million U.S. subscribers as of March 31, 2008.

•  Discovery Familia is Discovery’s Spanish-language network dedicated to bringing the best educational and entertaining, family-oriented programming to kids and families.

•  Target viewers are Hispanic children, women and families.

Discovery networks international also operates Antenna Audio which was acquired by Discovery in 2006, and is a leading provider of audio and multimedia tours to museums, exhibitions, historic sites and visitor attractions around the world. Each year, more than 20 million visitors purchase Antenna Audio’s tours in 12 languages across 20 countries at approximately 450 of the world’s most famous, fascinating and frequented locations, including museums such as the Metropolitan Museum of Art, the Musée du Louvre and Tate; historic and cultural sites including Graceland, Château de Versailles and Alcatraz; and popular destinations such as the Statue of Liberty and Yosemite National Park.

Discovery networks international’s digital business is in its early stages of development. Discovery’s international websites currently function as marketing vehicles for the network brands. Discovery networks international also operates a program sales business pursuant to which it sells programming internationally and a licensing business pursuant to which it licenses its brands for consumer products internationally.

Discovery Commerce and Education

Discovery Commerce

Discovery commerce represents an additional revenue stream for Discovery. It also plays an important role in support of Discovery’s overall strategic objectives by instilling viewer loyalty. In 2007, as part of a company-wide strategic review, Discovery made the decision to discontinue its brick-and-mortar retail stores and instead focus on exploiting its on-air brands and increasing the reach of its products through its e-commerce platform and licensing arrangements. In the third quarter of 2007, Discovery completed the closing of its 103 mall-based and stand-alone Discovery Channel stores.

The division’s platforms now include an e-commerce business, seasonal catalogs and domestic licensing business:

•	Discoverystore.com is an e-commerce site where customers can shop for a large assortment of proprietary Discovery merchandise and other products. Discoverystore.com logged more than 12 million unique visitors in 2007. Discoverystore.com also reaches consumers through relationships with leading e-commerce sites such as Amazon.com.

•	The Discovery Channel Store Catalog is distributed to over nine million consumers annually and highlights a selection of proprietary and other products for the whole family. The catalog is a highly

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targeted marketing and branding tool driving online and phone sales. It also adds value as a cross promotional vehicle for network and corporate initiatives.

•	Domestic Licensing has agreements with key manufacturers and retailers, including JAKKS, Activision, and others to develop long-term, strategic programs that translate Discovery’s network brands and signature properties into an array of merchandising opportunities. From Animal Planet toy and pet products, Mythbusters books, DVDs and calendars to Miami Ink apparel and accessories, domestic licensing develops products that capture the look and feel of Discovery’s core brands and programs.

Discovery Education

Discovery education provides video-based broadband educational content through subscription services to public and private K-12 schools serving over one million teachers nationwide. Discovery’s flagship educational service, Discovery Education streaming, is an online video-on-demand teaching service that features 4,000 digital videos and 40,000 content specific video clips correlated to state K-12 curriculum standards.

Discovery education also publishes and distributes content on DVD, VHS, and CD-ROM through catalogs, an online teacher store, and a network of distributors. Discovery education also participates in licensing and sponsorship programs with corporate partners and supports Discovery’s digital initiatives by providing educational content in multiple formats that meet the needs of teachers and students.

Content Development

Discovery’s content development strategy is designed to increase viewership, maintain innovation and quality leadership, and provide value for its distributors and advertising customers. Discovery’s production agreements fall into three categories: commissions, co-productions and acquisitions. Commissions refer to programming for which Discovery generally owns most or all rights for at least 10 years and, in exchange for paying for all production costs, retains all editorial control. Co-productions refer to programs where Discovery retains significant (but more limited) rights to exploit the programs. The rights package retained by Discovery is generally in proportion to the portion of the total project costs covered by Discovery, which generally ranges from 25-70% of the total project cost. Co-productions are typically high-cost projects for which neither Discovery nor its co-producers wish to bear the entire cost or productions in which the producer has already taken on an international broadcast partner. Acquisitions are license agreements for films or series that have already been produced.

As revenue and network distribution grows, Discovery’s program mix matures from acquired content to sharing in co-productions to full commissions. To minimize programming expense in the early stages, as an audience base begins to form, acquired programming is used to a greater extent and repeated frequently. The transition from acquired content provides for more customized use of programming for individual networks and broader rights for re-use on television networks and new platforms.

Discovery sources content from a wide range of producers, building long-standing relationships with some of the world’s leading non-fiction production companies as well as consistently developing and encouraging young independent producers. Discovery also has long-term relationships with some of the world’s most significant non-fiction program producers, including the British Broadcasting Corporation.

The programming schedule on Discovery’s most widely distributed networks is mostly a mix of high-cost “special event” programming combined with miniseries and regular series. Large-scale programming events such as Planet Earth, Nefertiti Resurrected, Walking With Cavemen and Blue Planet bring brand prestige, favorable media coverage and substantial cross-promotional opportunities for other content platforms. Given the success of these global programming “tent-poles,” Discovery will continue to invest in a mix of programs that have the potential to draw larger audiences while also increasing the investment in regularly scheduled series. Brand-defining series such as Mythbusters, Dirty Jobs, Deadliest Catch, What Not To Wear, Man Vs Wild, John And Kate Plus 8 and Little People, Big World bring predictability to the schedule, increase repeat viewership and channel loyalty, and create new sub-brands that can be exploited and monetized across other platforms and around the world.

Discovery has an extensive library of over 100,000 hours of programming and footage that provides a high-quality source of programming for debuting new services quickly without significant incremental spending. For

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example, Discovery was able to exploit the “long-tail” popularity of its extensive non-fiction library of forensics and investigation programming to debut the re-branded Investigation Discovery channel in January 2008. Programming can be re-edited and updated to provide topical versions of subject matter in a cost-effective manner. Library development also provides a mechanism to share program ideas around the world and repurpose for display on new digital and mobile platforms.

Sources of Revenue

Discovery earns revenue principally from (1) the receipt of affiliate fees from the global delivery of non-fiction programming pursuant to affiliation agreements with cable television operators, direct-to-home satellite operators and other distributors, (2) advertising sales on its television networks and websites and (3) product and subscription sales in the commerce and education businesses. No single customer represented more than 10% of Discovery’s consolidated revenue for the year ended December 31, 2007.

Distribution Revenue

Distribution revenue represented 47% of Discovery’s consolidated total revenue in 2007. Distribution revenue in the U.S. represented 44% of U.S. networks revenue, and international distribution fees represented 60% of international networks revenue in 2007. Distribution revenue is generated through affiliation agreements with cable, satellite and other television distributors, which have a typical term of 3-7 years. These affiliation agreements generally provide for the level of carriage Discovery’s networks will receive, such as channel placement and package inclusion (whether on more widely distributed, broader packages or lesser-distributed, specialized packages), and for payment of a fee to Discovery based on the numbers of subscribers that receive its networks. Upon the launch of a new channel, Discovery may initially pay distributors to carry such channel (such payments are referred to as “launch incentives”), or may provide the channel to the distributor for free for a predetermined length of time. Discovery has long-term contracts with distributors representing most cable and satellite operators around the world, including the largest operators in the U.S. and major international distributors. In the U.S., 90% of distribution revenue comes from the top eight distributors, with whom Discovery has agreements that expire at various times beginning in 2008 through 2014. Discovery is currently in negotiations to renew distribution agreements for carriage of its networks involving a substantial portion of its domestic subscribers. A failure to secure a renewal or a renewal on less favorable terms may have a material adverse effect on Discovery’s results of operations and financial position. Outside of the U.S., Discovery has agreements with numerous distributors with no individual agreement representing more than 10% of Discovery’s international distribution revenue.

Advertising Revenue

Advertising revenue comprised 43% of Discovery’s consolidated total revenue in 2007. Advertising revenue in the U.S. represented 51% of U.S. networks revenue, and international advertising revenue represented 32% of international networks revenue in 2007. Discovery typically builds network brands by securing as broad a subscriber base as possible. After obtaining sufficient distribution to provide an attractive platform for advertising, Discovery increases its investment in programming and marketing to build audience share and drive strong ratings performance in order to increase advertising sales opportunities. Advertising revenue generated by each program service depends on the number of subscribers receiving the service, viewership demographics, the brand appeal of the network and ratings as determined by third-party research companies such as The Nielsen Company. Revenue from advertising is subject to seasonality and market-based variations. Advertising revenue is typically highest in the second and fourth quarters. Revenue can also fluctuate due to the popularity of particular programs and viewership ratings. In some cases, advertising sales are subject to ratings guarantees that may require Discovery to provide additional advertising time or refunds if the guarantees are not met.

Discovery sells advertising time in both the upfront and scatter markets. In the upfront market, advertisers buy advertising time for the upcoming season, and by buying in advance, often receive discounted rates. In the scatter market, advertisers buy advertising time close to the time when the ads will be run, and often pay a premium. The mix between the upfront and scatter markets is based upon a number of factors such as pricing, demand for advertising time and economic conditions.

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The company’s two flagship networks, Discovery Channel and TLC, target key demographics that have historically been considered attractive to advertisers, notably viewers in the 18-54 age range who are viewed as having significant spending power. The Discovery Channel’s target audience skews toward male viewers, while TLC targets female viewers, providing a healthy gender balance in Discovery’s portfolio for distribution and advertising clients.

Discovery benefits by having a portfolio of networks appealing to a broad range of demographics. This allows Discovery to create advertising packages that exploit the strength of its large networks to benefit smaller niche or targeted networks and networks on digital tiers. Utilizing the strength of its diverse networks, coupled with its online and digital platforms, Discovery seeks to create innovative programming initiatives and multifaceted campaigns for the benefit of a wide variety of companies and organizations who desire to reach key audience demographics unique to each network. Discovery delivers customized, integrated marketing campaigns to clients worldwide by catering to the special needs of multi-regional advertisers who are looking for integrated campaigns that move beyond traditional spot advertising to include sponsorships, product placements and other opportunities.

Discovery also generates advertising revenue from its websites. Discovery sells advertising on its websites both on a stand-alone basis and as part of advertising packages with its television networks.

Commerce and Education Revenue

Discovery commerce and education derives revenue principally from the sale of products online and through its catalogs, licensing royalties and subscriptions to its educational streaming services. As part of its commerce business, Discovery has a domestic consumer products licensing business which licenses Discovery’s brands in connection with merchandise, videogames and publishing. Discovery is generally paid a royalty based upon a percentage of its licensees’ wholesale revenues, with an advance against future expected royalties. As part of its strategic reorganization described above, Discovery closed its 103 retail stores in 2007.

E-commerce and catalog sales are highly seasonal with a majority of the sales occurring in the fourth quarter due to the holiday season. Licensing revenue may vary from period to period depending upon the popularity of the properties available for license and the popularity of licensed products in a particular period. Subscription sales to Discovery’s educational streaming services are primarily sold at the beginning of each school year as school budgets are appropriated and approved. The revenue derived from the subscription agreements are generally recognized over the school year. Discovery education also provides products that are sold throughout the school year. In 2007, revenue from e-commerce and catalog sales (excluding sales from Discovery’s retail stores which were closed in 2007), licensing and education subscriptions was 54%, 5% and 27%, respectively, of total revenue for Discovery commerce and education.

Operating Expenditures

Discovery’s principal operating costs consist of programming expense, sales and marketing expense, personnel expense and general and administrative expenses. Content amortization expense is Discovery’s largest category, representing 35% of Discovery’s 2007 consolidated operating expenses, as investment in maintaining high-quality editorial and production values is a key differentiator for Discovery content. In connection with creating original content, Discovery incurs production costs associated with acquiring new show concepts and retaining creative talent, including actors, writers and producers. Discovery also incurs higher production costs when filming in HD versus standard definition. Discovery incurs sales and marketing expense to promote brand recognition and to secure quality distribution channels worldwide.

REGULATORY MATTERS

Discovery’s businesses are subject to and affected by regulations of U.S. federal, state and local government authorities, and Discovery’s international operations are subject to laws and regulations of local countries and international bodies such as the European Union. The rules, regulations, policies and procedures affecting Discovery’s businesses are constantly subject to change. These descriptions are summary in nature and do not purport to describe all present and proposed laws and regulations affecting Discovery’s businesses.

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MVPD Programming

The FCC’s Program Access Rules prevent a satellite cable programming vendor in which a cable operator has an “attributable” ownership interest under FCC rules from entering into exclusive contracts for programming with a cable operator and from discriminating among competing Multi-Channel Video Programming Distributors (“MVPDs”) in the price, terms and conditions for the sale or delivery of programming. These rules also permit MVPDs to initiate complaints to the FCC against program suppliers if an MVPD is unable to obtain rights to programming on nondiscriminatory terms. The FCC recently voted to extend the Program Access Rules’ exclusivity ban for an additional five years, and has proposed other changes that would increase the rights of MVPDs. Discovery is currently subject to the Program Access Rules because: (a) Advance/Newhouse, which operates cable systems, holds an attributable interest in Discovery under the FCC’s rules on ownership interests; (b) Mr. John Malone, who holds an attributable interest in Discovery through Discovery Holding Company, currently holds an attributable interest in a company whose subsidiary operates a cable television system; and (c) as part of the FCC’s approval of the application of Liberty, another company in which Mr. Malone holds an attributable interest and serves as Chairman of the Board, to acquire de facto control of DirecTV, a direct broadcast satellite provider, the FCC imposed program access conditions on Discovery’s networks for as long as Mr. Malone or any other officer or director of Liberty or DirecTV holds an attributable interest in Discovery and for as long as Liberty holds an attributable interest in DirecTV, provided the FCC’s program access rules are otherwise in effect.

À la Carte Programming and Unbundling Proposals

The FCC previously initiated proceedings inquiring about its authority to require MVPD programming to be provided to subscribers on an à la carte basis, which would require them to be sold as individual channels rather than as part of program tiers. It also has proposed that satellite cable program vendors and broadcasters be required to sell programming to MVPDs on an unbundled basis, so that programming vendors like Discovery would be precluded from requiring MVPDs to take a basket of program channels. Some members of Congress also have indicated an interest in enacting legislation to achieve these same goals.

Must Carry, Leased Access and Program Carriage

The Cable Act of 1992 imposed “must carry” regulations on cable systems, requiring them to carry the signals of local broadcast television stations. Direct broadcast satellite systems are also subject to their own must carry rules. The FCC recently adopted an order requiring cable systems, following the anticipated end of analog television broadcasting in February 2009, to carry the digital signals of local television stations that have must carry status and to carry the same signal in analog format, or to carry the signal in digital format alone, provided that all subscribers have the necessary equipment to view the broadcast content. The FCC in November 2007 announced that it will require cable operators to provide independent programmers with leased capacity at rates significantly below those now prevailing. In June 2007, the FCC released a notice of proposed rulemaking considering changes to its program carriage rules, which govern carriage disputes between programmers and distributors. Changes to any of these rules could affect the terms under which Discovery’s services are distributed

Children’s Programming

FCC rules limit the amount and content of commercial matter that may be shown on cable channels during programs designed for children 12 years of age or younger. Additionally, new rules, which became effective in 2007, restrict the ability of programmers to display website addresses during children’s programming unless those websites meet certain criteria designed to limit exposure to commercial matter. The FCC and other policymakers are examining other issues that could affect advertising during programming designed for children.

Regulation of the Internet

Discovery operates several internet websites which Discovery uses to distribute information about and supplement Discovery’s programs and to offer consumers the opportunity to purchase consumer products and services. Internet services are now subject to regulation in the United States relating to the privacy and security of personally identifiable user information and acquisition of personal information from children under 13, including

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the federal Child Online Protection Act (COPA) and the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM). In addition, a majority of states have enacted laws that impose data security and security breach obligations. Additional federal and state laws and regulations may be adopted with respect to the Internet or other online services, covering such issues as user privacy, child safety, data security, advertising, pricing, content, copyrights and trademarks, access by persons with disabilities, distribution, taxation and characteristics and quality of products and services. In addition, to the extent Discovery offers products and services to online consumers outside the United States, the laws and regulations of foreign jurisdictions, including, without limitation, consumer protection, privacy, advertising, data retention, intellectual property, and content limitations, may impose additional compliance obligations on Discovery.

COMPETITION

Cable and satellite network programming is a highly competitive business in the United States and worldwide. Discovery’s cable and satellite networks and websites generally compete for advertising revenue with other cable and broadcast television networks, online and mobile outlets, radio programming and print media. Discovery’s networks and websites also compete for their target audiences with all forms of programming and other media provided to viewers, including broadcast networks, local over-the-air television stations, competitors’ pay and basic cable television networks, pay-per-view and video-on-demand services, online activities and other forms of news, information and entertainment. Discovery’s networks also compete with other television networks for distribution and affiliate fees derived from distribution agreements with cable television operators, satellite operators and other distributors. The Discovery commerce and education division also operates in highly competitive industries with Discovery’s e-commerce and catalogue business competing with brick and mortar and online retailers and Discovery’s education business competing with other providers of educational products to schools, including providers with long-standing relationships, such as Scholastic.

INTELLECTUAL PROPERTY

Discovery’s intellectual property assets principally include copyrights in television programming, websites and other content, trademarks in brands, names and logos, domain names and licenses of intellectual property rights of various kinds.

Discovery is fundamentally a content company and the protection of its brands and content are of primary importance. To protect Discovery’s intellectual property assets, Discovery relies upon a combination of copyright, trademark, unfair competition, trade secret and Internet/domain name statutes and laws and contract provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. Policing unauthorized use of Discovery’s products and services and related intellectual property is often difficult and the steps taken may not always prevent the infringement by unauthorized third parties of Discovery’s intellectual property. Discovery seeks to limit that threat through a combination of approaches.

Third parties may challenge the validity or scope of Discovery’s intellectual property from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources which could have an adverse effect on Discovery’s operations. In addition, piracy, including in the digital environment, continues to present a threat to revenues from products and services based on intellectual property.

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Appendix A — Information Concerning Discovery Communications Holding, LLC Including Its Wholly Owned Subsidiary Discovery Communications, LLC

Part 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Part 2 of Appendix A discusses the financial condition and results of operations of Discovery Communications Holding, LLC including its wholly owned subsidiary Discovery Communications, LLC. Please note that references in this Part 2 to “Discovery” refer to the intermediary holding company Discovery Communications Holding, LLC, and references to “DCI” refer to Discovery Communications, Inc., which was converted into the operating company Discovery Communications, LLC.

Overview

Discovery is a leading global media and entertainment company that provides original and purchased programming across multiple distribution platforms in the United States and more than 170 other countries, including television networks offering customized programming in 35 languages. Discovery’s strategy is to optimize the distribution, ratings and profit potential of each of its branded channels. Discovery also develops and sells consumer and educational products and services in the United States and internationally, and owns and operates a diversified portfolio of website properties and other digital services. Discovery operates through three divisions: (1) Discovery networks U.S., or U.S. networks, (2) Discovery networks international, or international networks, and (3) Discovery commerce and education.

Discovery’s media content is designed to target key audience demographics and the popularity of its programming creates a reason for advertisers to purchase commercial time on Discovery’s channels. Audience ratings are a key driver in generating advertising revenue and create demand on the part of cable television operators, direct-to-home or “DTH” satellite operators and other content distributors to deliver Discovery’s programming to their customers.

In addition to growing distribution and advertising revenue for its branded channels, Discovery is focused on growing revenue across new distribution platforms, including brand-aligned web properties, mobile devices, video-on-demand and broadband channels, which serve as additional outlets for advertising and affiliate sales, and provide promotional platforms for its programming. Discovery also operates internet sites providing supplemental news, information and entertainment content that are aligned with its television programming. Discovery’s recent acquisition of HowStuffWorks.com creates a stronger platform for distributing Discovery’s extensive video library.

As a public company, Discovery will incur incremental legal, accounting and other expenses that the company did not incur as a private company. Discovery will incur costs associated with public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. Discovery has and will continue to hire additional accounting, financial, legal and compliance staff and consulting support with appropriate public company experience. In addition, Discovery will incur additional costs due to the new attestation requirements of the Act and the related attestation and assessment of the independent registered public accounting firm. Discovery expects that these reporting and other obligations will place significant demands on Discovery’s management, administrative, operational, internal audit and financial resources, increase its legal and financial compliance costs and will make some activities more time-consuming and costly. These additional activities are not expected to adversely impact significant business initiatives including Discovery’s negotiations to renew distribution agreements. Discovery is currently evaluating the impact these activities will have on its results of operations. Any of these expenses or failure to achieve and maintain effective internal controls could have a material adverse effect on Discovery’s results of operations.

U.S. Networks

U.S. networks is Discovery’s largest division, which owns and operates 11 cable and satellite channels, including Discovery Channel, TLC and Animal Planet, as well as a portfolio of website properties and other digital services. U.S. networks also provides distribution and advertising sales services for Travel Channel and distribution services for BBC America and BBC World News. U.S. networks derives revenue primarily from distribution fees and advertising sales, which comprised 46% and 49%, respectively, of revenue for this division for the three months

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ended March 31, 2008, and 44% and 51%, respectively, for the year ended December 31, 2007. During the three months ended March 31, 2008 and each of the years ended December 31, 2007, 2006 and 2005, Discovery Channel and TLC collectively generated more than 65% of U.S. networks total revenue. U.S. networks earns distribution fees under multi-year affiliation agreements with cable operators, DTH satellite operators and other distributors of television programming. Distribution fees are based on the number of subscribers receiving Discovery’s programming. Upon the launch of a new channel, Discovery may initially pay distributors to carry such channel (such payments are referred to as “launch incentives”), or may provide the channel to the distributor for free for a predetermined length of time. Launch incentives are amortized on a straight-line basis as a reduction of revenue over the term of the affiliation agreement. U.S. networks sells commercial time on its networks and websites. The number of subscribers to Discovery’s channels, the popularity of its programming and its ability to sell commercial time over a group of channels are key drivers of advertising revenue.

Several of Discovery’s domestic networks, including Discovery Channel, TLC and Animal Planet, are currently distributed to substantially all of the cable television and direct broadcast satellite homes in the U.S. Accordingly, the rate of growth in U.S. distribution revenue in future periods is expected to be less than historical rates. Discovery’s other U.S. networks are distributed primarily on the digital tier of cable systems and equivalent tiers on DTH platforms and have been successful in maximizing their distribution within this more limited universe. There is, however, no guarantee that these digital networks will ever be able to gain the distribution levels or advertising rates of Discovery’s major networks. Discovery’s contractual arrangements with U.S. distributors are renewed or renegotiated from time to time in the ordinary course of business. Although U.S. networks believes carriage and marketing of its networks by the larger affiliates will continue, the loss of one or more affiliate agreements could have a material adverse impact on U.S. networks results of operations. Discovery is currently in negotiations to renew distribution agreements for carriage of its networks involving a substantial portion of its domestic subscribers. A failure to secure a renewal or a renewal on less favorable terms may have a material adverse effect on Discovery’s results of operations and financial position.

U.S. networks largest single cost is the cost of programming, including production costs for original programming. U.S. networks amortizes the cost of original or purchased programming based on the expected realization of revenue resulting in an accelerated amortization for Discovery Channel, TLC and Animal Planet and straight-line amortization over three to five years for the remaining networks.

U.S. networks’ top strategic priorities are (1) maintaining the company’s focus on creative excellence in nonfiction programming and expanding the portfolio’s brand entitlement by developing compelling content that increases audience growth, builds advertising relationships and supports continued distribution revenue on all platforms, (2) leveraging Discovery’s distribution strength in the U.S. to build additional branded channels and businesses that can sustain long-term growth and profitability, and (3) developing and growing compelling and profitable content experiences on new platforms that are aligned with its core branded channels.

International Networks

International networks manages a portfolio of channels, led by the Discovery Channel and Animal Planet brands, that are distributed in virtually every pay-television market in the world through an infrastructure that includes major operational centers in London, Singapore, New Delhi and Miami. International networks regional operations cover most major markets including the U.K., Europe, Middle East and Africa (“EMEA”), Asia, Latin America and India. International networks currently operates over 100 unique distribution feeds in 35 languages with channel feeds customized according to language needs and advertising sales opportunities. Most of the division’s channels are wholly owned by Discovery with the exception of (1) the international Animal Planet channels, which are generally joint ventures in which the BBC owns 50%, (2) People + Arts, which operates in Latin America and Iberia as a 50-50 joint venture with the BBC and (3) several channels in Japan, Canada and Poland, which operate as joint ventures with strategically important local partners.

Similar to U.S. networks, the primary sources of revenue for international networks are distribution fees and advertising sales, and the primary cost is programming. International networks executes a localization strategy by offering customized content and localized schedules via its distribution feeds. Distribution revenue represents approximately 60% of the division’s operating revenue and continues to deliver growth in markets with the highest

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potential for pay television expansion. Advertising sales are increasingly important to the division’s financial success. International television markets vary in their stages of development. Some, notably the U.K., are among the more advanced digital multi-channel television markets in the world, while others remain in the analog environment with varying degrees of investment from operators in expanding channel capacity or converting to digital. Discovery believes there is future growth in many markets including Latin American and Central and Eastern Europe that are in the early stage of pay TV evolution. In developing pay TV markets, Discovery expects to see advertising revenue growth from its localization strategy and the shift of advertising spending from broadcast to pay TV. In relatively mature markets, such as the U.K., the growth dynamic is changing. Increased penetration and distribution are unlikely to drive rapid growth in those markets. Instead, growth is expected in advertising sales, which are driven by increased audience performance and viewing market share. To help further drive this focus, Discovery entered the global free-to-air television business with the acquisition of a free-to-air channel in Germany (“DMAX”) in early 2006.

Discovery’s international businesses are subject to a number of risks including fluctuations in currency exchange rates, regulatory issues, and political instability. The past few years have seen relative economic and political stability, but these trends may not be indicative of future events. Changes in any of these areas could adversely affect the performance of the international networks.

International networks’ priorities include maintaining a leadership position in nonfiction entertainment in international markets, and continuing to grow and improve the performance of the international operations. These priorities will be achieved through expanding local advertising sales capabilities, creating licensing and digital growth opportunities, and improving operating efficiencies by strengthening development and promotional collaboration between U.S. and international network groups.

Commerce and Education

During 2007, Discovery evaluated its commerce business and made the decision to transition from running brick-and-mortar retail locations to leveraging its products through retail arrangements and an e-commerce platform. In the third quarter, Discovery completed the closing of its 103 mall-based and stand-alone Discovery Channel stores. As a result of the store closures, Discovery’s results of operations have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective captions in Discovery financial statements and have been reported as discontinued operations.

Discovery commerce is now focused on its e-commerce, catalog, and domestic licensing businesses. Discovery commerce leverages its partnerships with leading e-commerce portals such as Amazon and QVC, to showcase key products, increase customer outreach, acquisition and conversion and maximize transaction opportunities. Discovery commerce adds value to Discovery’s television assets by reinforcing consumer loyalty and creating opportunities for Discovery’s advertising and distribution partners.

Discovery’s education business will continue to focus on its direct-to-school distribution platform and its other premium direct-to-school subscription services in addition to publishing and distributing content on DVD, VHS, online and through a network of distribution partners. Discovery education also participates in licensing and sponsorship programs with corporate partners.

Acquisitions

To complement its existing businesses, Discovery completed several acquisitions in 2006 and 2007. Among these acquisitions are (i) DMAX, a free-to-air network in Germany, which was acquired in February 2006, (ii) Antenna Audio, a provider of audio tours and multimedia at museums and cultural attractions around the globe, which was acquired in March 2006, (iii) PetFinder.com, a facilitator of pet adoptions and PetsIncredible, a producer of pet-training videos were acquired in November 2006, (iv) TreeHugger.com, an eco-lifestyle website to supplement the Planet Green initiative was acquired in August 2007 and (v) HowStuffWorks.com, an online source of easy-to-understand explanations of how the world works, which was acquired in December 2007. These entities have been included in Discovery’s results of operations since their respective dates of acquisition.

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Dispositions

On May 14, 2007 Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash (the “Cox Transaction”). Discovery raised the cash component through additional debt financing, and retired the membership interest previously owned by Cox.

DCI Restructuring

Discovery was formed in the second quarter of 2007 as part of a restructuring (the “DCI Restructuring”) completed by Discovery Communications, Inc. (“DCI”). In the DCI Restructuring, DCI became a wholly-owned subsidiary of Discovery, and the former shareholders of DCI, including DHC, became members of Discovery. Discovery is the successor reporting entity to DCI. In connection with the DCI Restructuring, Discovery applied “pushdown” accounting and each shareholder’s basis in DCI as of May 14, 2007 has been pushed down to Discovery resulting in $4.3 billion of goodwill being recorded by Discovery. Since goodwill is not amortizable, there is no current income statement impact for this change in basis.

Operational Restructuring

During 2007, Discovery undertook broad restructuring activities to better position its portfolio of assets and to facilitate growth and enhanced profitability. These activities resulted in additional operating expenses that impact the comparability of results from 2007 to 2008. The more significant cost of revenue items include fourth quarter 2007 content impairment charges of $129,091,000 at U.S. Networks and $9,976,000 at Education which both impacted content amortization expense when comparing expenses in the first quarter of 2008 to those in the corresponding prior year period. Additionally, a $10,999,000 restructuring charge as reflected in the financial statements was recorded in the first quarter of 2007, with no similar charge recorded in 2008.

Adjusted OIBDA

Discovery evaluates the performance of its operating segments based on financial measures such as revenue and adjusted operating income before depreciation and amortization (“Adjusted OIBDA”). Discovery defines Adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding long-term incentive compensation). Discovery management uses Adjusted OIBDA to assess the operational strength and performance of its operating segments. Management uses this measure to view operating results, perform analytical comparisons, identify strategies to improve performance and allocate resources to each operating segment. Discovery believes Adjusted OIBDA is an important measure to investors because it allows them to assess the performance of each business using the same metric that management uses and also provides investors a measure to analyze operating performance of each business division against historical data. This measure of performance excludes depreciation and amortization, long-term incentive compensation, and restructuring charges that are included in the measurement of operating income pursuant to GAAP. Discovery’s Long Term Incentive Plan (LTIP) tracks the performance of DHC Series A common stock, and compensation related to the LTIP is indexed to the value of such common stock. Stock-based compensation is included in the calculation of operating income. Discovery excludes these charges from its calculation of Adjusted OIBDA due to their significant volatility. Since Adjusted OIBDA is a non-GAAP measure, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

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Results of Operations — Three Months Ended March 31, 2008 and 2007

The following discussion of Discovery’s results of operations is presented in two parts to assist the reader in better understanding Discovery’s operations. The first section is an overall discussion of Discovery’s consolidated operating results. The second section includes a more detailed discussion of revenue and expense activity of Discovery’s three operating divisions: Discovery networks U.S., or U.S. networks, Discovery networks international, or international networks, and Discovery commerce and education.

Consolidated Results

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue:
Advertising	$304,129	289,769
Distribution	402,683	369,879
Other	87,766	50,550

Total revenue	794,578	710,198

Expenses:
Cost of revenue	(230,435)	(243,523)
Selling, general and administrative (“SG&A”) expense	(278,211)	(276,247)

Adjusted OIBDA	285,932	190,428
Restructuring charges	—	(10,999)
Benefit (expense) arising from long-term incentive plans	35,857	(11,721)
Depreciation and amortization	(37,720)	(32,433)

Operating income	284,069	135,275
Other income (expense):
Interest expense, net	(68,720)	(44,558)
Unrealized gains (losses) from derivative instruments, net	(16,095)	1,065
Minority interests in consolidated subsidiaries	(6,806)	(707)
Other	311	2,049

Income from continuing operations before income taxes	192,759	93,124
Income tax expense	(87,541)	(41,710)

Income from continuing operations	105,218	51,414
Loss from discontinued operations, net of income taxes	—	(8,300)

Net income	$105,218	43,114

Revenue.  Discovery’s consolidated revenue increased 12% for the three months ended March 31, 2008, as compared to the corresponding prior year period, due to increases of 74% in other revenue, 9% in distribution revenue, and 5% in advertising revenue. Other revenue primarily increased as a result of (i) a $16,435,000 increase in ancillary revenue from a joint venture primarily due to an unprecedented level of seasonal sales driven by the success of the Planet Earth programming in 2007, which is not expected to continue at the same level, (ii) $8,688,000 earned by U.S. networks’ representation of Travel Channel, and (iii) the impact of the acquisition of HowStuffWorks in December 2007. Increased distribution revenue is primarily due to international networks subscriber growth and favorable exchange rates, combined with annual contract increases for the fully distributed U.S. networks, offset by the disposition of Travel Channel. Increases in advertising revenue were primarily due to higher viewership in Europe and the impact of favorable exchange rates, higher cash sellouts and higher scatter rates across most networks at the U.S. networks, offset by the disposition of Travel Channel. Program ratings are an indication of consumer acceptance and directly affect Discovery’s ability to generate revenue during the airing of its programs. If programs do not achieve sufficient acceptance, the revenue from advertising sales may decline.

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Cost of revenue.  Cost of revenue, which includes content amortization and other production related expenses in addition to distribution and merchandising costs, decreased 5% for the three months ended March 31, 2008, as compared to the corresponding prior year period. The decrease is primarily a result of (i) an $18,319,000 decrease from the disposition of Travel Channel and (ii) the effect of the $129,091,000 content impairment charge recorded in 2007 at U.S. networks which decreased content amortization expense by $17,702,000 for the first quarter of 2008 compared to the corresponding prior year period. Partially offsetting the decrease is the impact of International networks’ continued investment to support additional local feeds for growth in local ad sales, and the unfavorable impact of foreign currency exchange rates. As a result of the foregoing fluctuations, cost of revenue as a percent of revenue decreased to 29% in 2008 from 34% in 2007.

SG&A expenses.  SG&A expenses, which include personnel, marketing and other general and administrative expenses, increased by 1% for the three months ended March 31, 2008, as compared to the corresponding prior year period. Such increase is primarily due to U.S. networks continued investment in digital media and an impact related to the expansion of network teams to support the re-branding strategies for Planet Green and Investigation Discovery, offset by the disposition of Travel Channel. Also contributing to the increase is the impact of unfavorable foreign currency exchange rates. As a percent of revenue, SG&A expense was 35% and 39% for the three months ended March 31, 2008 and 2007, respectively.

Expenses arising from long-term incentive plans.  Expenses arising from long-term incentive plans are related to Discovery’s unit-based, long-term incentive plan, or LTIP, for its employees who meet certain eligibility criteria. Units are awarded to eligible employees and generally vest at a rate of 25% per year. The value of units in the LTIP is indexed to the value of DHC Series A common stock and is calculated using the Black Scholes Model. The change in unit value of LTIP awards outstanding is recorded as compensation expense over the period outstanding. Upon redemption of the LTIP awards, participants receive a cash payment based on the value of the award as described in the terms of the LTIP. In the third quarter of 2007, Discovery amended the LTIP such that the redemption dates occur annually over a 4 year period instead of bi-annually over an 8 year period. Due to the decrease in the DHC Series A common stock price during the three months ended March 31, 2008, a benefit of $40,510,000 was recorded to compensation expense compared to compensation expense of $11,721,000 for the three months ended March 31, 2007. Partially offsetting the benefit for the three months ended March 31, 2008 is $4,653,000 of compensation expense arising from a long-term incentive plan related to one of Discovery’s subsidiaries, for which there was no expense in the corresponding prior year period. If the remaining vested LTIP awards at March 31, 2008 were redeemed, the aggregate cash payments by Discovery would be approximately $65,610,000.

Restructuring charges.  During the first quarter of 2007, Discovery recorded restructuring charges of $10,999,000 related to a number of organizational and strategic adjustments which consisted mainly of severance due to a reduction in headcount. The purpose of these adjustments was to better align Discovery’s organizational structure with the company’s new strategic priorities and to respond to continuing changes within the media industry. There was no similar restructuring charge in 2008.

Depreciation and amortization.  The increase in depreciation and amortization for the three months ended March 31, 2008 is due to an increase in intangible assets resulting from acquisitions combined with increases in Discovery’s depreciable asset base resulting from capital expenditures.

Other Income and Expense

Interest expense.  On May 14, 2007, Discovery entered into a new $1.5 billion term loan in connection with the Cox Transaction. The increase in interest expense for the three months ended March 31, 2008 as compared to the corresponding prior year period is primarily a result of the new term loan. The increase is also impacted by Discovery exercising its call rights in January 2007 to acquire mandatorily redeemable securities and reversing $4.5 million of accrued preferred returns. Preferred returns had been recorded as a component of interest expense based on a constant rate of return through the full term.

Unrealized gains from derivative instruments, net.  Unrealized gains from derivative transactions relate primarily to Discovery’s use of derivative instruments to modify its exposure to interest rate fluctuations on its debt. These instruments include a combination of swaps, caps, collars and other structured instruments. As a result of unrealized

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mark to market adjustments, Discovery recognized an unrealized loss of $16,095,000 during the three months ended March 31, 2008 and an unrealized gain of $1,065,000 for the three months ended March 31, 2007. The foreign exchange hedging instruments used by Discovery are spot, forward and option contracts. Additionally, Discovery enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances.

Minority interests in consolidated subsidiaries.  Minority interests primarily represent the portion of earnings of consolidated entities which are allocable to the minority partners as well as the increases and decreases in the estimated redemption value of mandatorily redeemable interests in subsidiaries which are initially recorded at fair value. The increase for the three months ended March 31, 2008 as compared to the corresponding prior year period is the result of increased profits earned by these consolidated subsidiaries, mainly driven by royalties on the Planet Earth DVD sales.

Other.  Other income in 2008 and 2007 relates primarily to Discovery’s equity share of earnings of its joint ventures.

Income taxes.  Discovery’s effective tax rate was 45% for each of the three months ended March 31, 2008 and 2007. Discovery’s effective tax rate differed from the federal income tax rate of 35% primarily due to foreign and state taxes.

Loss from discontinued operations.  Summarized financial information for the retail stores business included in discontinued operations is as follows (amounts in thousands):

Three Months Ended
March 31,
2007

Revenue	$17,628
Loss from discontinued operations before income taxes	$(13,384)
Loss from discontinued operations, net of tax	$(8,300)

Net earnings.  Discovery’s net earnings were $105,218,000 and $43,114,000 for the three months ended March 31, 2008 and 2007, respectively. The changes in net earnings are due to the aforementioned fluctuations in revenue and expense.

Operating Division Results

As noted above, Discovery’s operations are divided into three groups: U.S. networks, international networks and commerce and education. Corporate expenses primarily consist of corporate functions, executive management and administrative support services. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives. Certain prior period amounts have been reclassified between segments to conform to Discovery’s 2008 operating structure.

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Discovery Consolidated

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue
U.S. networks	$490,837	476,762
International networks	266,885	216,647
Commerce and education	24,510	23,131
Corporate and eliminations	12,346	(6,342)

Total revenue	$794,578	710,198

Adjusted OIBDA
U.S. networks	$247,492	209,914
International networks	69,307	27,415
Commerce and education	44	(3,485)

Total segment Adjusted OIBDA	$316,843	233,844

Corporate expenses and eliminations	(30,911)	(43,416)
Restructuring charges	—	(10,999)
Benefit (expense) arising from long-term incentive plans	35,857	(11,721)
Depreciation and amortization	(37,720)	(32,433)

Operating income	$284,069	135,275

U.S. Networks

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue
Advertising	$238,792	234,611
Distribution	223,996	225,905
Other	28,049	16,246

Total revenue	490,837	476,762
Cost of revenue	(124,965)	(152,843)
SG&A expenses	(118,380)	(114,005)

Adjusted OIBDA	$247,492	209,914

Adjusted OIBDA margin	50%	44%

As noted above, in May 2007, Discovery exchanged its subsidiary holding the Travel Channel, travelchannel.com and approximately $1.3 billion in cash for Cox’s interest in Discovery. Accordingly, Discovery’s 2008 results of operations do not include Travel Channel. The disposal of Travel Channel does not meet the requirements for discontinued operations presentation. The following table presents U.S. networks results of operations excluding Travel Channel for all periods. This presentation is not in accordance with GAAP. However, Discovery

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believes this presentation provides a more meaningful comparison of the U.S. networks results of operations and allows the reader to better understand the U.S. networks ongoing operations.

U.S. Networks without Travel Channel

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue
Advertising	$238,792	208,972
Distribution	223,996	211,338
Other	28,049	15,544

Total revenue	490,837	435,854
Cost of revenue	(124,965)	(134,524)
SG&A expenses	(118,380)	(101,079)

Adjusted OIBDA	$247,492	200,251

Adjusted OIBDA margin	50%	46%

The following discussion excludes the results of Travel Channel for all periods.

Revenue.  For the three months ended March 31, 2008, advertising revenue increased 14%, distribution revenue increased 6%, and other revenue increased 80%, as compared to the corresponding prior year period. The increase in advertising revenue at the U.S. networks was primarily due to higher cash sellouts and scatter market rate increases across most networks. Distribution revenue was driven by a 5% increase in average paying subscription units, principally from networks carried on the digital tier, combined with annual contractual rate increases for the fully distributed networks. Contra revenue items included in distribution revenue, such as launch amortization and marketing consideration, totaled $21,328,000 and $21,057,000 for the three months ended March 31, 2008 and 2007, respectively. U.S. networks is currently in negotiations to renew distribution agreements for carriage of its networks involving a substantial portion of its subscribers. A failure to secure a renewal or a renewal on less favorable terms may have a material adverse effect on U.S. networks results of operations and financial position. Other revenue increased primarily from Discovery’s representation of the Travel Channel and the acquisition of How Stuff Works in December 2007.

Cost of revenue.  For the three months ended March 31, 2008, cost of revenue decreased $9,559,000 or 7%, as compared to the corresponding prior year period, primarily due to a decrease in content amortization expense of $13,863,000. The decrease in content amortization expense was primarily a result of the effect of the $129,091,000 content impairment charge recorded in 2007 which drove a $17,702,000 decrease in content amortization expense for the three months ended March 31, 2008 as compared to the corresponding prior year period. Partially offsetting this reduction is new content amortization expense for programming that began to air during the three months ended March 31, 2008. Starting in the second quarter of 2008, additional content amortization expense is expected from the launch of new programming on most networks and the rebranding of certain networks.

SG&A expenses.  SG&A expenses increased $17,301,000 or 17% for the three months ended March 31, 2008, as compared to the corresponding prior year period. The increase is primarily driven by $10,812,000 of expenses related to the continued investment in digital media, including acquisitions from the third and fourth quarters of 2007, and a $3,690,000 impact related to the expansion of network teams to support the re-branding strategies for Planet Green and Investigation Discovery.

Digital Media Business.  U.S. networks digital media business revenue was $12,259,000 and $5,756,000 for the three months ended March 31, 2008 and 2007, respectively, and is included in total U.S. networks revenue. Operating expenses for these businesses were $22,241,000 and $8,926,000 for the three months ended March 31, 2008 and 2007, respectively. Discovery expects to continue to invest in digital media due to its recent acquisitions of

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PetFinder.com, TreeHugger.com and HowStuffWorks.com, as well as any future organic investments in this arena, with Adjusted OIBDA losses remaining below 5% of Discovery’s consolidated Adjusted OIBDA.

International Networks

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue
Advertising	$65,295	55,067
Distribution	178,687	143,974
Other	22,903	17,606

Total revenue	266,885	216,647
Cost of revenue	(102,049)	(95,345)
SG&A expenses	(95,529)	(93,887)

Adjusted OIBDA	$69,307	27,415

Adjusted OIBDA margin	26%	13%

Revenue.  Distribution revenue increased 24%, or $34,713,000, for the three months ended March 31, 2008, as compared to the corresponding prior year period, principally comprised of combined revenue growth in Europe, Latin America and Asia of $22,063,000 and a favorable foreign exchange impact of $10,765,000. The increase in revenue resulted from increases in average paying subscription units of 15% primarily due to pay TV subscriber growth in many markets in Europe, combined with contractual rate increases in certain markets. Advertising revenue increased 19%, or $10,228,000, for the three months ended March 31, 2008, primarily due to higher viewership in Europe combined with an increased subscriber base in most markets worldwide and favorable foreign exchange impacts of $3,564,000. Other revenue increased 30%, or $5,297,000, primarily due to growth at Antenna Audio.

Cost of revenue.  Cost of revenue increased 7%, or $6,704,000, for the three months ended March 31, 2008, as compared to the corresponding prior year period, driven by an $8,907,000 increase in content amortization expense due to continued investment in original productions and language customization to support additional local feeds for growth in local ad sales. In addition, transponder costs were $2,488,000 higher than the corresponding prior year period due to additional feeds in Europe. These increases were partially offset by reduced spending and efficiencies in production operations of $4,711,000.

SG&A expenses.  SG&A expenses increased 2%, or $1,642,000, for the three months ended March 31, 2008, as compared to the corresponding prior year period. The increase is primarily due to an increase in personnel costs of $5,013,000 which includes an unfavorable foreign exchange impact of $2,040,000, offset by decreases in marketing and other general expenses.

For the three months ended March 31, 2008 and 2007, the international networks revenue and Adjusted OIBDA were impacted favorably by changes in the exchange rates of various foreign currencies. In the event the U.S. dollar strengthens against certain foreign currencies in the future, the international networks group’s revenue and Adjusted OIBDA will be negatively impacted. Had there been no impact from changes in exchange rates, international networks would have increased revenue by 15% instead of 23% and operating expenses would have remained relatively flat during the three months ended March 31, 2008, as compared to 2007.

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Commerce and Education

	Three Months Ended
	March 31,
	2008	2007
	amounts in thousands

Revenue	$24,510	23,131
Cost of revenue	(12,336)	(12,560)
SG&A expenses	(12,130)	(14,056)

Adjusted OIBDA	$44	(3,485)

Adjusted OIBDA margin	0%	(15)%

Revenue.  Commerce and education revenue increased 6% for the three months ended March 31, 2008, as compared to the corresponding prior year period, primarily due to an increase in commerce revenue which was driven by continued DVD sales of Planet Earth, along with other popular series such as Human Body, Body Atlas and Dirty Jobs. Education revenue improved slightly as a result of increased streaming and other revenue driven by further penetration of core streaming businesses and new products offset by a decrease in other non-digital services.

Cost of revenue.  Cost of revenue was relatively flat for the three months ended March 31, 2008, as compared to the corresponding prior year period, but decreased slightly as a percentage of revenue due to lower content amortization.

SG&A expenses.  SG&A expenses decreased $1,926,000 or 14% for the three months ended March 31, 2008, as compared to the corresponding prior year period, primarily due to a legal settlement occurring in the first quarter of 2007.

Corporate

Corporate Adjusted OIBDA losses decreased $12,505,000 or 29% for the three months ended March 31, 2008, as compared to the corresponding prior year period, primarily due to increased ancillary revenue from a joint venture primarily due to an unprecedented level of seasonal sales driven by the success of the Planet Earth programming in 2007, which is not expected to continue at the same level. Corporate costs decreased 2% driven by a reduction in headcount from corporate restructurings which occurred throughout 2007.

Results of Operations — Years Ended December 31, 2007, 2006 and 2005

The following discussion of Discovery’s results of operations is presented in two parts to assist the reader in better understanding Discovery’s operations. The first section is an overall discussion of Discovery’s consolidated operating results. The second section includes a more detailed discussion of revenue and expense activity of Discovery’s three operating divisions: U.S. networks, international networks, and commerce and education.

Consolidated Results

The combining of predecessor and successor accounting periods is not permitted by GAAP. However, to provide a more meaningful basis for comparing 2007 to 2006 and 2005, Discovery’s operating results for the seven

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and one-half months ended December 31, 2007 have been combined with the four and one-half months ended May 14, 2007 in the following tables and discussion.

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue
Advertising	$1,345,033	1,243,500	1,187,823
Distribution	1,477,479	1,434,901	1,198,686
Other	304,821	205,270	157,849

Total revenue	3,127,333	2,883,671	2,544,358

Expenses
Cost of revenue	(1,172,907)	(1,032,789)	(907,664)
SG&A expenses	(1,148,246)	(1,104,116)	(928,950)

Adjusted OIBDA	806,180	746,766	707,744

Expenses arising from long-term incentive plans	(141,377)	(39,233)	(49,465)
Restructuring charges and asset impairments	(46,598)	—	—
Depreciation and amortization	(130,576)	(122,037)	(112,653)
Gain from disposition of business	134,671	—	—

Operating income	622,300	585,496	545,626

Other Income (Expense)
Interest expense, net	(248,757)	(194,255)	(184,585)
Unrealized gains (losses) from derivative instruments, net	(8,636)	22,558	22,499
Minority interests in consolidated subsidiaries	(8,266)	(2,451)	(43,696)
Other	7,839	8,527	13,771

Income from continuing operations before income taxes	364,480	419,875	353,615
Income tax expense	(77,466)	(190,381)	(173,427)

Income from continuing operations	287,014	229,494	180,188
Loss from discontinued operations, net of taxes	(65,023)	(22,318)	(20,568)

Net income	$221,991	207,176	159,620

Revenue.  Discovery’s consolidated revenue increased 8% for the year ended December 31, 2007, as compared to 2006, due to increases of 8% in advertising revenue, 48% in other revenue and 3% in distribution revenue. Increases in advertising revenue were primarily due to increased ratings and advertising rates at the U.S. networks, particularly at Discovery Channel and TLC, combined with increased growth in local ad sales in Europe and the impact of favorable exchange rates, partially offset by the disposition of Travel Channel. Program ratings are an indication of consumer acceptance and directly affect Discovery’s ability to generate revenue during the airing of its programs. If programs do not achieve sufficient acceptance, the revenue from advertising sales may decline. International networks advertising sales increased due to the continued growth in audience, driven by growth in subscription units. Increased distribution revenue is primarily due to international networks subscriber growth and favorable exchange rates, partially offset by the disposition of Travel Channel and an increase in contra revenue items. Launch incentives increased in 2007 due to the renewal of long-term distribution agreements for certain U.K. networks which resulted in a payment of $195.8 million, most of which is being amortized over a five-year period. Other revenue increased due to (i) the full year impact of the 2006 acquisition of Antenna Audio and (ii) Discovery’s new Travel Channel representation arrangement.

In 2006, consolidated revenue increased 13%, as compared to 2005, due to a 20% increase in distribution revenue, a 5% increase in advertising revenue and a 30% increase in other revenue. Increased distribution revenue is

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primarily due to contractual rate increases, subscriber growth at both U.S. networks and international networks and a reduction in launch support amortization as certain U.S. networks affiliation agreements were extended at no additional cost to Discovery. Distribution revenue also benefited from contractual arrangements in the U.S. networks whereby certain subscribers that were previously covered under free carriage periods with distributors were converted to paying subscribers. Increases in advertising revenue were primarily due to increased advertising rates at the U.S. networks combined with positive developments in international networks advertising sales resulting from continued growth in subscription units. Other revenue increased due to acquisitions in 2006.

Cost of revenue.  Cost of revenue, which includes content amortization and other production related expenses in addition to distribution and merchandising costs, increased 14% in 2007, as compared to 2006. Such increase is primarily a result of higher programming costs, including a fourth quarter 2007 impairment charge of $129,091,000 at U.S. networks where new channel leadership has implemented strategic plans to maximize viewership and ratings across most networks. In the fourth quarter of 2007 and in connection with these initiatives, Discovery evaluated its programming portfolio assets and determined that the carrying values of certain programming assets exceeded their estimated fair values which resulted in such impairment charge. Contributing to the increase in cost of revenue is also the impact of several new networks launched in Europe in 2006 and 2007, and the unfavorable impact of foreign currency exchange rates. Partially offsetting these increases is a decrease due to the disposition of Travel Channel. As a result of the foregoing fluctuations, cost of revenue as a percent of revenue increased to 38% in 2007 from 36% in 2006.

During 2006, cost of revenue increased 14%, as compared to 2005, which is consistent with the 2006 percentage increase in revenue. Such increase in cost of revenue is primarily a result of higher programming costs for Discovery’s U.S. networks due to continued investment in original productions and high profile specials, combined with increases in Europe associated with the launch of several networks including DMAX. Additionally, cost of revenue in 2005 was reduced by a net aggregate benefit of approximately $11 million related to reductions in estimates for music rights accruals.

SG&A expenses.  SG&A expenses, which include personnel, marketing and other general and administrative expenses, increased 4% in 2007, as compared to 2006. Such increase is due to higher personnel costs which resulted from merit, benefit and performance-based compensation increases in U.S. networks and international networks driven by expanding business activity through acquisition, increased international advertising sales coverage, expansion of network teams to support the new brand strategies and digital media. Also contributing to the increase is the impact of unfavorable foreign currency exchange rates. These increases were partially offset by lower marketing expenses at U.S. networks and lower marketing and personnel expenses in the education division as a result of cost cutting measures implemented in 2007. As a percent of revenue, SG&A expense was 37% in 2007, down from 38% in 2006. Although no assurance can be given, Discovery believes that as a result of its ongoing cost containment initiatives, SG&A expense as a percent of revenue will continue to decrease in 2008.

During 2006, SG&A expenses increased 19%, as compared to 2005, due primarily to international infrastructure expansions which increased headcount and office locations to support growth in local advertising sales operations driving increased revenue. Additionally, personnel and marketing costs increased at Discovery’s education division, particularly due to its investment in its Cosmeo homework help service. As a result, SG&A as a percent of revenue increased from 37% in 2005 to 38% in 2006.

Expenses arising from long-term incentive plans.  Expenses arising from long-term incentive plans are related to Discovery’s unit-based, long-term incentive plan, or LTIP, for its employees who meet certain eligibility criteria. Such plan was established in 2005 (the “2005 LTIP Plan”) and replaced the former LTIP Plan under which unit values were tied to Discovery’s equity value. Units are awarded to eligible employees and generally vest at a rate of 25% per year. The value of units in the 2005 LTIP Plan is indexed to the value of DHC Series A common stock and is calculated using the Black Scholes Model. The change in unit value of LTIP awards outstanding is recorded as compensation expense over the period outstanding. Upon redemption of the LTIP awards, participants receive a cash payment based on the value of the award as described in the terms of the 2005 LTIP Plan. In the third quarter of 2007, Discovery amended the 2005 LTIP such that the redemption dates occur annually over a 4 year period instead of bi-annually over an 8 year period. Compensation expense aggregated $141,377,000, $39,233,000, and $49,465,000 for the years ended December 31, 2007, 2006, and 2005, respectively. The increase in 2007 is

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primarily the result of increases in the DHC Series A common stock price offset by a decrease in expense related to the shortened redemption time period under the amended 2005 LTIP Plan. The decrease in 2006 is primarily the result of the change in unit value determination for the 2005 LTIP Plan units. If the remaining vested LTIP awards at December 31, 2007 were redeemed, the aggregate cash payments by Discovery would be approximately $94,190,000.

Restructuring charges.  During 2007, Discovery recorded restructuring charges of $20,424,000 related to a number of organizational and strategic adjustments which consisted mainly of severance due to a reduction in headcount. The purpose of these adjustments was to better align Discovery’s organizational structure with the company’s new strategic priorities and to respond to continuing changes within the media industry. There was no similar restructuring charge in 2006.

Asset impairment.  During the second quarter of 2007, Discovery recorded a $26,174,000 asset impairment charge which represents write-offs of education intangible assets related to its consumer business due to Discovery’s decision to decrease its investment in certain product offerings.

Depreciation and amortization.  The increase in depreciation and amortization in both 2007 and 2006 is due to an increase in intangible assets resulting from acquisitions combined with increases in Discovery’s depreciable asset base resulting from capital expenditures.

Gain from disposition of business.  Discovery recognized a gain from disposition of business of $134,671,000 during 2007 in connection with the Cox Transaction and the sale of the Travel Channel.

Other Income and Expense

Interest expense.  On May 14, 2007, Discovery entered into a new $1.5 billion term loan in connection with the Cox Transaction. The increase in interest expense for the twelve months ended December 31, 2007 is primarily a result of the new term loan. The increase in interest expense during the year ended December 31, 2006 is primarily due to higher levels of outstanding debt combined with increases in interest rates during the period.

Unrealized gains from derivative instruments, net.  Unrealized gains from derivative transactions relate, primarily, to Discovery’s use of derivative instruments to modify its exposure to interest rate fluctuations on its debt. These instruments include a combination of swaps, caps, collars and other structured instruments. As a result of unrealized mark to market adjustments, Discovery recognized an unrealized loss of $8,617,000 during the year ended December 31, 2007 and unrealized gains of $10,352,000 and $29,109,000 during the years ended December 31, 2006 and 2005, respectively. The foreign exchange hedging instruments used by Discovery are spot, forward and option contracts. Additionally, Discovery enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances.

Minority interests in consolidated subsidiaries.  Minority interests primarily represent increases and decreases in the estimated redemption value of mandatorily redeemable interests in subsidiaries which are initially recorded at fair value, as well as the portion of earnings of consolidated entities which are allocable to the minority partners.

Other.  Other income in 2007, 2006 and 2005 relates primarily to Discovery’s equity share of earnings of its joint ventures.

Income taxes.  Discovery’s effective tax rate was 21%, 45% and 49% for 2007, 2006 and 2005, respectively. Discovery’s effective tax rate differed from the federal income tax rate of 35% primarily due to the tax-free treatment of the disposition of the Travel Channel and the corresponding reversal of deferred tax liabilities in 2007 and due to foreign and state taxes in 2006 and 2005.

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Loss from discontinued operations.  Summarized financial information for the retail stores business included in discontinued operations is as follows:

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue	$57,853	129,317	127,396
Loss from discontinued operations before income taxes	$(99,427)	(35,911)	(31,652)
Loss from discontinued operations, net of tax	$(65,023)	(22,318)	(20,568)

The 2007 loss from discontinued operations includes $39,904,000 in restructuring costs and $28,264,000 in asset impairment charges, along with normal business operations.

Net earnings.  Discovery’s net earnings were $221,991,000, $207,176,000, and $159,620,000, for 2007, 2006 and 2005, respectively. The changes in net earnings are due to the aforementioned fluctuations in revenue and expense.

Operating Division Results

As noted above, Discovery’s operations are divided into three groups: U.S. networks, international networks and commerce and education. Corporate expenses primarily consist of corporate functions, executive management and administrative support services. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives. Certain prior period amounts have been reclassified between segments to conform to Discovery’s 2007 operating structure.

Discovery Consolidated

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue
U.S. networks	$1,972,321	1,893,808	1,743,358
International networks	1,033,449	911,445	738,094
Commerce and education	149,805	107,285	88,576
Corporate and eliminations	(28,242)	(28,867)	(25,670)

Total revenue	$3,127,333	2,883,671	2,544,358

Adjusted OIBDA
U.S. networks	$774,268	828,443	745,980
International networks	210,090	153,127	128,837
Commerce and education	1,676	(72,599)	(25,285)

Total segment Adjusted OIBDA	$986,034	908,971	849,532

Corporate expenses and eliminations	(179,854)	(162,205)	(141,788)
Restructuring charges and asset impairments	(46,598)	—	—
Expenses arising from long-term incentive plans	(141,377)	(39,233)	(49,465)
Depreciation and amortization	(130,576)	(122,037)	(112,653)
Gain from disposition of business	134,671	—	—

Operating income	$622,300	585,496	545,626

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U.S. Networks

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue
Advertising	$1,014,541	965,648	944,770
Distribution	862,542	865,613	736,713
Other	95,238	62,547	61,875

Total revenue	1,972,321	1,893,808	1,743,358
Cost of revenue	(737,892)	(635,874)	(587,370)
SG&A expenses	(460,161)	(429,491)	(410,008)

Adjusted OIBDA	$774,268	828,443	745,980

Adjusted OIBDA margin	39.3%	43.7%	42.8%

As noted above, in May 2007, Discovery exchanged its subsidiary holding the Travel Channel, travelchannel.com and approximately $1.3 billion in cash for Cox’s interest in Discovery. Accordingly, Discovery’s 2007 results of operations do not include Travel Channel for the full year. The disposal of Travel Channel does not meet the requirements for discontinued operations presentation. The following table presents U.S. networks results of operations excluding Travel Channel for all periods. This presentation is not in accordance with GAAP. However, Discovery believes this presentation provides a more meaningful comparison of the U.S. networks results of operations and allows the reader to better understand the U.S. networks ongoing operations.

U.S. Networks without Travel Channel

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue
Advertising	$974,552	863,690	852,075
Distribution	840,262	813,342	693,339
Other	94,010	58,876	58,197

Total revenue	1,908,824	1,735,908	1,603,611
Cost of revenue	(710,052)	(560,241)	(523,426)
SG&A expenses	(439,501)	(383,064)	(372,322)

Adjusted OIBDA	$759,271	792,603	707,863

Adjusted OIBDA margin	39.8%	45.7%	44.1%

The following discussion excludes the results of Travel Channel for all periods.

Revenue.  In 2007, advertising revenue increased 13%, distribution revenue increased 3%, and other revenue increased 60%, as compared to 2006. The increase in advertising revenue at the U.S. networks was primarily due to improved advertising sell-out rates, better unit pricing and higher audience delivery on most channels, notably the Discovery Channel and TLC. The advertising market was strong and scatter pricing was well above upfront pricing. Primetime sell-outs on the major networks increased by an average of seven percentage points. Primetime ratings increased on Discovery Channel due to original content such as Planet Earth, Deadliest Catch, Man vs. Wild, Dirty Jobs and Mythbusters. TLC Primetime ratings increased due to original content such as Little People Big World, What Not to Wear and L.A. Ink. Advertising revenue growth on certain networks carried on the digital tier was 36% led by The Science Channel and Discovery Times. Distribution revenue was driven by a 6% increase in average paying subscription units, principally from networks carried on the digital tier, partially offset by an increase in contra-revenue items. Contra-revenue items included in distribution revenue, such as launch amortization and

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marketing consideration, increased from $86,399,000 in 2006 to $95,213,000 in 2007. Other revenue primarily increased as a result of increased revenue from Discovery’s representation of the Travel Channel.

In 2006, distribution revenue increased 17% and advertising revenue increased 1%, as compared to 2005. Distribution revenue was driven by a 13% increase in average paying subscription units, principally from networks carried on the digital tier, combined with contractual rate increases, partially offset by an increase in contra-revenue items from $75,705,000 in 2005 to $86,399,000 in 2006. Advertising was flat although ratings were higher compared to 2005. During the fourth quarter of 2006, the advertising sales market began to reflect the ratings turnaround, and advertising revenue in the fourth quarter increased 14%, as compared to the fourth quarter of 2005.

Cost of revenue.  In 2007, cost of revenue increased 27%, as compared to 2006, primarily due to a $122,099,000 increase in content amortization expense, including an impairment charge of $129,091,000. In 2007, following several changes in channel leadership, Discovery undertook strategic reviews to maximize viewership and ratings across most networks. As a result, programming at the Discovery Channel, TLC and Animal Planet is being re-positioned to better align content with these channel brands. In addition, certain other networks are being re-branded, including the transition of the Discovery Times channel to Investigation Discovery, the Discovery Home channel to Planet Green, and the recently announced creation of OWN: The Oprah Winfrey Network, a joint venture between Discovery and Harpo Productions, Inc. on what is currently the Discovery Health channel. In the fourth quarter of 2007 and in connection with these initiatives, Discovery evaluated its programming portfolio assets and determined that the carrying values of certain programming assets exceeded their estimated fair values which resulted in the aforementioned impairment charge. The program impairment was primarily related to content that was capitalized in 2006 and 2007 and would have been amortized over the next 3 years. Excluding the 2007 impairment charge and accelerated amortization of certain programs in 2007 and 2006, content amortization increased due to continued investment in original programs that are aligned with the future strategy and from 2006 acquisitions.

Cost of revenue increased 7% in 2006, as compared to 2005, primarily as a result of a $51,222,000 increase in content amortization expense due to continued investment in original productions on the widely distributed channels and accelerated amortization on certain programs. These increases were partially offset by a decrease of $9,064,000 in transponder and uplink costs due to cost savings associated with Discovery’s launch of its broadcast facility in 2005.

SG&A expenses.  SG&A expenses increased 15% in 2007, as compared to 2006. The increase is due to personnel cost increases of $35,410,000 driven by merit, benefit and performance-based compensation increases, along with the impact of the expansion of its network teams to support the new brand strategies and continued investment in digital media. Also contributing to the increase were higher research expenses of $11,157,000 resulting from contractual increases for ratings research and additional fees associated with providing commercial minute ratings. These increases were partially offset by a decrease in marketing expense of $7,636,000 which coincided with a re-evaluation of the related programming strategies.

The 2006 3% increase in SG&A expenses is primarily due to a 12% or $13,581,000 increase in personnel expense resulting from compensation and benefit increases.

Digital Media Business.  Revenue for the U.S. networks digital media businesses totaled approximately $31 million in 2007 and $19 million in 2006. Operating expenses for these businesses were $43 million and $28 million for 2007 and 2006, respectively. Discovery expects these amounts to increase in the future due to its recent acquisitions of PetFinder.com, TreeHugger.com and HowStuffWorks.com, as well as any future organic investments in this arena, with Adjusted OIBDA losses remaining below 5% of Discovery’s consolidated Adjusted OIBDA.

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International Networks

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue
Advertising	$330,300	277,559	242,849
Distribution	614,937	569,288	462,049
Other	88,212	64,598	33,196

Total revenue	1,033,449	911,445	738,094
Cost of revenue	(408,957)	(390,783)	(315,539)
SG&A expenses	(414,402)	(367,535)	(293,718)

Adjusted OIBDA	$210,090	153,127	128,837

Adjusted OIBDA margin	20.3%	16.8%	17.5%

Revenue.  In 2007, advertising revenue increased 19%, as compared to 2006, due primarily to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide, favorable exchange rate impacts and a full year of activity related to DMAX. These increases were partially offset by a decline in advertising revenue in the U.K. which was driven by lower ratings for Discovery Channel resulting from increased competition and a continuing shift in viewing habits due to channel placement on the Electronic Programming Guide which lists scheduled programs on each channel. Distribution revenue increased 8% in 2007 principally comprised of combined revenue growth in Europe, Latin America and Asia of $71,927,000 and favorable foreign exchange impact of $29,402,000, primarily in the U.K. and Europe, partially offset by a $55,684,000 revenue decline in the U.K. The net increase in revenue resulted from an overall increase in average paying subscription units of 13% primarily due to pay TV subscriber growth in many markets in Europe and Latin America combined with contractual rate increases in certain markets, partially offset by an increase in launch amortization. In January 2007 and in connection with the settlement of terms under a pre-existing distribution agreement, Discovery completed negotiations for the renewal of long-term distribution agreements for certain U.K. networks and paid a distributor $195.8 million. Most of the payment was attributed to the renewal period and is being amortized over a five year term. As a result, launch amortization at the international networks increased from $6,474,000 in 2006 to $44,291,000 in 2007. Other revenue increased $23,614,000 primarily due to the full year impact of Antenna Audio, which was acquired in March 2006.

In 2006, distribution revenue increased 23%, as compared to 2005, primarily due to combined revenue growth in Europe and Latin America of $79,235,000 resulting from a 27% increase in average paying subscription units, primarily on networks with lower rates, in those markets. Subscriber growth in those markets was driven by increased penetration and distribution along with the full year impact of new channel launches in Italy, France and Germany. Favorable foreign exchange impacts of $6,533,000, primarily in Europe and Latin America, also contributed to the increase in distribution revenue. Advertising revenue increased 14% in 2006 primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide. Other revenue increased 95% due primarily to the inclusion of $32,371,000 in revenue from the acquisition of Antenna Audio in April 2006.

Cost of revenue.  In 2007, cost of revenue increased 5%, as compared to 2006, primarily due to the full year impact of $15,613,000 from DMAX and Antenna Audio, which were acquired in 2006.

In 2006, cost of revenue increased 24%, as compared to 2005, primarily from a $27,434,000 increase in content amortization expense. The amortization expense increase is associated with additional programming to support the launch of several lifestyle-focused networks including $10,142,000 related to DMAX and Antenna Audio. Other increases in cost of revenue related to DMAX and Antenna Audio aggregated $23,394,000.

SG&A expenses.  SG&A expenses increased 13% during 2007, as compared to 2006. The increase is primarily due to a $43,507,000 increase in personnel expense, of which $19,428,000 resulted from a full year of activity related to the DMAX and Antenna Audio acquisitions in 2006. Personnel costs in Europe increased $18,610,000 due to infrastructure expansions of sales personnel allowing for increased targeting of advertising consistent with geographic demand to support revenue growth.

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In 2006, SG&A expenses increased 25%, as compared to 2005, primarily due to a $46,568,000 or 44% increase in personnel expense, resulting from infrastructure expansions in Europe to support revenue growth combined with the acquisition of Antenna Audio. Marketing expense increased $6,087,000 or 7% due to marketing campaigns in Europe and Asia for the launch of new channels. General and administrative expenses increased $21,161,000 or 20% primarily due to the inclusion of Antenna Audio coupled with the unfavorable effect of foreign currency exchange rates.

During the years ended December 31, 2007 and 2006, the international networks revenue and Adjusted OIBDA were impacted favorably by changes in the exchange rates of various foreign currencies. In the event the U.S. dollar strengthens against certain foreign currencies in the future, the international networks group’s revenue and Adjusted OIBDA will be negatively impacted. Had there been no impact from changes in exchange rates, international networks would have increased revenue and operating expenses 8% and 4%, respectively, during the year ended December 31, 2007, as compared to 2006, and 22% and 23%, respectively, during the year ended December 31, 2006, as compared to 2005.

Commerce and Education

	Years Ended December 31,
	2007	2006	2005
	amounts in thousands

Revenue	$149,805	107,285	88,576
Cost of revenue	(90,976)	(79,460)	(59,567)
SG&A expenses	(57,153)	(100,424)	(54,294)

Adjusted OIBDA	$1,676	(72,599)	(25,285)

Adjusted OIBDA margin	1.1%	(67.7)%	(28.5)%

Revenue.  In 2007, commerce and education revenue increased 40%, as compared to 2006, due to a $17,595,000 increase in education revenue as a result of an increase in subscribers and improved pricing for Discovery’s direct-to-school education distribution platform, and a $24,925,000 increase in commerce revenue which was driven by an increase in sales of Planet Earth DVDs following the series premiere in March 2007.

In 2006, Commerce and education revenue increased 21%, as compared to 2005, due to a $10,578,000 increase in revenue related to the education business as a result of a 30% increase in average paying school subscribers and the impact of acquisitions in 2006. Also contributing to the increase was an $8,131,000 increase in revenue related to the commerce business mainly driven by increased ecommerce sales.

Cost of revenue.  During the fourth quarter of 2006, Discovery made a number of organizational and strategic adjustments to its education business to focus resources on the company’s direct-to-school distribution platform, unitedstreaming, as well as the division’s other premium direct-to-school subscription services. In 2007, cost of revenue increased 14%, or $11,516,000, as compared to 2006, primarily due to increased content amortization related to an impairment charge of $9,976,000 as a result of the re-focus of the education business.

In 2006, cost of revenue increased 33%, or $19,893,000, as compared to 2005, primarily as a result of a $14,127,000 investment in education content to accommodate the growth of the education business.

SG&A expenses.  In 2007, SG&A expenses decreased 43%, as compared to 2006, primarily due to a $10,671,000 reduction in personnel expense as a result of business restructuring in commerce and education, combined with a $26,649,000 reduction in marketing expense as Discovery re-focused the direction of the education business. Included in SG&A are approximately $5 million in costs incurred during the fourth quarter of 2007 to transition the back-office and distribution services of the remaining commerce business to Discovery’s headquarters and/or third-party service providers.

In 2006, SG&A expenses increased 85%, as compared to 2005. Expenses in the education division increased as a result of (i) a 91%, or $18,056,000, increase in personnel expense, resulting primarily from a full year of salary expense for employees hired in 2005 and (ii) a 174%, or $19,142,000, increase in marketing expense resulting primarily from Discovery’s investment in Cosmeo, a new consumer homework help service.

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Corporate

Corporate Adjusted OIBDA losses increased 11%, or $17,650,000, in 2007, as compared to 2006, primarily due to costs incurred as a result of supporting Discovery’s shareholder transactions combined with increases in performance-based compensation resulting from strong fiscal year financial performance and the impact of changes in executive management including related hiring costs. The 2006 increase of 14% or $20,418,000 was driven primarily by merit, benefit and performance-based compensation increases.

Liquidity and Capital Resources

Discovery’s principal sources of liquidity are cash flows from operations and borrowings under its credit facility, and its principal uses of cash are for capital expenditures, acquisitions, debt service requirements, and other obligations. Discovery anticipates that its cash flows from operations, existing cash, cash equivalents and borrowing capacity under its revolving credit facility are sufficient to meet its anticipated cash requirements for at least the next 12 months.

Discovery has over the years established relationships with U.S. and international commercial banks which continue to participate in syndicated revolving and term loan facilities. In addition, Discovery has established relationships with investors in the traditional private placement market, who provide long term loans, and with investors in the leveraged loan market. As a public company, Discovery should also have access to other capital sources, including the public bond and equity markets, which previously were not available to it. Discovery believes these markets will be available to it, in some combination, along with cash flows from operations, in amounts that will provide sufficient liquidity to fund future operating requirements, capital expenditures, new business development activities, and maturities of existing debt.

During the three months ended March 31, 2008, Discovery’s primary uses of cash were principal payments under its bank facilities and senior notes totaling $190,500,000, capital expenditures of $13,955,000, and payments under its LTIP of $12,411,000. Discovery funded these investing and financing activities with cash from operations of $68,951,000 and bank borrowings of $165,500,000.

During the year ended December 31, 2007, Discovery’s primary uses of cash were the redemption of Cox’s equity interests ($1,284,544,000), acquisitions ($306,094,000, net of cash acquired) and capital expenditures ($80,553,000). Discovery funded these investing and financing activities with cash from operations of $242,072,000 and bank borrowings of $1,497,639,000.

Discovery’s various debt facilities include two term loans, two revolving loan facilities and various senior notes payable. The second term loan was entered into on May 14, 2007 for $1.5 billion in connection with the Cox Transaction. Total commitments of these facilities were $5,445,000,000 at March 31, 2008. Debt outstanding on these facilities aggregated $4,078,501,000 at March 31, 2008, providing excess debt availability of $1,366,499,000. Discovery’s ability to borrow the unused capacity is dependent on its continuing compliance with its covenants at the time of, and after giving effect to, a requested borrowing.

Discovery’s $1.5 billion term loan is secured by the assets of Discovery, excluding assets held by its subsidiaries. The remaining term loan, revolving loans and senior notes are unsecured. The debt facilities contain covenants that require the respective borrowers to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, additional borrowings, mergers, and purchases of capital stock, assets and investments. Discovery has indicated that it was in compliance with all debt covenants as of March 31, 2008.

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Discovery’s outstanding notes payable and long-term debt at March 31, 2008 consists of the following (amounts in thousands):

Term Loan B, due quarterly through May 2014	$1,488,750
Term Loan A, due quarterly December 2008 to October 2010	1,000,000
£10,000 Uncommitted Facility, due August 2008	2,473
€260,000.0 Revolving Loan, due April 2009	94,278
7.45% Senior Notes, semi annual interest, due September 2009	55,000
Revolving Loan, due October 2010	503,000
8.37% Senior Notes, semi annual interest, due March 2011	220,000
8.13% Senior Notes, semi annual interest, due September 2012	235,000
Senior Notes, semi annual interest, due December 2012	90,000
6.01% Senior Notes, semi annual interest, due December 2015	390,000
Other	34,549

Total debt	$4,113,050

In 2008, including amounts discussed above, Discovery expects its uses of cash to be approximately $266,285,000 for debt repayments, $90,000,000 for capital expenditures and $260,000,000 for interest expense. Discovery will also be required to make payments under its LTIP Plan. However, amounts expensed and payable under the LTIP are dependent on future annual calculations of unit values which are affected primarily by changes in DHC’s stock price, annual grants of additional units, redemptions of existing units, and changes to the plan. If the remaining vested LTIP awards at March 31, 2008 were redeemed, the aggregate cash payments by Discovery would be approximately $65,610,000. Discovery believes that its cash flow from operations and borrowings available under its credit facilities will be sufficient to fund its cash requirements, including LTIP obligations.

The Company’s interest expense is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. The variable to fixed interest rate instruments have a notional principal amount of $2.27 billion and have a weighted average interest rate of 4.68% against 3 month LIBOR at December 31, 2007. The fixed to variable interest rate agreements have a notional principal amount of $225.0 million and have a weighted average interest rate of 9.65% against fixed rate private placement debt at December 31, 2007. At December 31, 2007, the Company held an unexercised interest rate swap put with a notional amount of $25.0 million at a fixed rate of 5.44%.

Discovery’s access to capital markets can be affected by factors outside of its control. In addition, its cost to borrow is impacted by market conditions and its financial performance as measured by certain credit metrics defined it its credit agreements, including interest coverage and leverage ratios.

Contractual obligations.  Discovery has agreements covering leases of satellite transponders, facilities and equipment. These agreements expire at various dates through 2020. Discovery is obligated to license programming under agreements with content suppliers that expire over various dates. Discovery also has other contractual commitments arising in the ordinary course of business.

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A summary of all of the expected payments for these commitments as well as future principal payments under the current debt arrangements and minimum payments under capital leases at December 31, 2007 is as follows:

	Payments Due by Period(3)
		Less than 1			After
	Total	year	1-3 years	3-5 years	5 years

Long-term debt	$4,102,959	266,285	1,454,174	575,000	1,807,500
Interest payments(1)	1,245,596	261,424	449,275	335,673	199,224
Capital leases	44,107	9,042	15,828	9,202	10,035
Operating leases	415,384	82,357	122,509	76,777	133,741
Program license fees	558,183	325,509	110,362	80,843	41,469
Launch incentives	12,572	4,492	8,080	—	—
Other(2)	292,339	106,320	157,619	28,000	400

Total	$6,671,140	1,055,429	2,317,847	1,105,495	2,192,369

(1)	Amounts (i) are based on our outstanding debt at December 31, 2007, (ii) assume the interest rates on our floating rate debt remain constant at the December 31, 2007 rates and (iii) assume that our existing debt is repaid at maturity.

(2)	Represents Discovery’s obligations to purchase goods and services whereby the underlying agreements are enforceable, legally binding and specify all significant terms. The more significant purchase obligations include: agreements related to audience ratings, market research, contracts for entertainment talent and other education and service project agreements.

(3)	Table does not include certain long-term obligations reflected in the Discovery consolidated balance sheet as the timing of the payments cannot be predicted or the amounts will not be settled in cash. The most significant of these obligations is the $141.7 million accrued under Discovery’s LTIP plans. In addition, amounts accrued in the Discovery consolidated balance sheet related to derivative financial instruments are not included in the table as such amounts may not be settled in cash or the timing of the payments cannot be predicted.

Discovery is subject to a contractual agreement that may require Discovery to acquire the minority interest of certain of its subsidiaries. The amount and timing of such payments are not currently known. Discovery has recorded an estimated liability as of December 31, 2007 for this redemption right.

Critical Accounting Policies and Estimates

The preparation of Discovery’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, Discovery evaluates estimates, which are based on historical experience and on various other assumptions believed reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. Critical accounting policies impact the presentation of Discovery’s financial condition and results of operations and require significant judgment and estimates. An appreciation of Discovery’s critical accounting policies facilitates an understanding of its financial results. Unless otherwise noted, Discovery applied critical accounting policies and estimates methods consistently in all material respects and for all periods presented. For further information regarding these critical accounting policies and estimates, please see the Notes to the Discovery consolidated financial statements.

Revenue

Discovery derives revenue from (1) advertising aired on Discovery’s networks and websites, (2) distribution revenue from cable system, satellite operators and other distributors, and (3) other, which is largely e-commerce and educational sales.

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Advertising.  Discovery records advertising revenue net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. A substantial portion of the advertising sold in the United States includes guaranteed levels of audience that either the program or the advertisement will reach. Deferred revenue is appropriately recorded and adjusted as the guaranteed audience levels are achieved. Audience guarantees are initially developed by Discovery’s internal research group and actual audience and delivery information is provided by third party ratings services. In certain instances, the third party ratings information is not received until after the close of the reporting period. In these cases, reported advertising revenue and related deferred revenue is based on Discovery’s estimates for any under-delivery of contracted advertising ratings based on the most current data available from the third party ratings service. Differences between the estimated under-delivery and the actual under-delivery have historically been insignificant.

Certain of Discovery’s advertising arrangements include deliverables in addition to commercial time, such as the advertiser’s product integration into the programming, customized vignettes, and billboards. These contracts that include other deliverables are evaluated as multiple element revenue arrangements under EITF 00-21, Revenue Arrangements with Multiple Deliverables. Discovery believes that these other deliverables do not have a material impact on the pattern of revenue recognition since they are not separately priced or sold on a stand-alone basis, there is no objective and reliable evidence of fair value of these other elements, there is no right of return associated with these other elements, and they are generally delivered over the same period as the commercials that have been purchased. However, should any of these factors change in the future, the value of these other deliverables could impact the timing of the revenue recognition.

Distribution.  Distributors generally pay a per-subscriber fee for the right to distribute Discovery programming under the terms of long-term distribution contracts (“distribution revenue”). Distribution revenue is reported net of incentive costs or other consideration, if any, offered to system operators in exchange for long-term distribution contracts. Discovery recognizes distribution revenue over the term of the contracts based on contracted monthly license fee provisions and reported subscriber levels. Network incentives have historically included upfront cash incentives referred to as “launch support” in connection with the launch of a network by the distributor within certain time frames. Any such amounts are capitalized as assets upon launch of Discovery programming by the distributor and are amortized on a straightline basis as a reduction of revenue over the terms of the contracts. In instances where the distribution agreement is extended prior to the expiration of the original term, Discovery evaluates the economics of the extended term and, if it is determined that the deferred launch asset continues to benefit Discovery over the extended term, then Discovery will adjust the launch amortization period accordingly. Other incentives are recognized as a reduction of revenue as incurred.

The amount of distribution revenue due to Discovery is reported by distributors based on actual subscriber levels. Such information is generally not received until after the close of the reporting period. Therefore, reported distribution revenue is based upon Discovery’s estimates of the number of subscribers receiving Discovery programming for the month, plus an adjustment for the prior month estimate. Discovery’s subscriber estimates are based on the most recent remittance or confirmation of subscribers received from the distributor. Adjustments between Discovery’s estimates and the actual amounts are generally positive and have not been material.

Commerce and Education.  Commerce revenue is recognized upon product shipment, net of estimated returns, which are not material to Discovery’s consolidated financial statements. Educational service sales are generally recognized ratably over the term of the agreement.

Content rights

Cost incurred in the direct production, co-production or licensing of content rights are capitalized and stated at the lower of unamortized cost, fair value, or net realizable value. In accordance with SOP 00-2, Accounting by Producers or Distributors of Films, Discovery amortizes its content assets based upon the ratio of current revenue to total estimated revenue (“ultimate revenue”). To determine this ratio, Discovery analyzes historical and projected usage for similar programming and applies such usage factors to projected revenue by network adjusted for any future significant programming strategy changes.

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For U.S. networks, the result of this policy is an accelerated amortization pattern for the established networks (Discovery Channel, TLC, and Animal Planet) over a period of no more than four years. The accelerated amortization pattern results in the amortization of approximately 50% of the program cost during the first year. Topical or current events programming is amortized over shorter periods based on the nature of the programming and may be expensed upon its initial airing. The less mature, domestic networks utilize a four year useful life and international networks utilize a three to four year useful life. For these networks, with programming investment levels lower than the established networks and higher reuse of programming, straight-line amortization is considered a reasonable estimate of the use of content consistent with the pace of earning ultimate revenue.

Ultimate revenue assessments include advertising and affiliate revenue streams. Ancillary revenue is considered immaterial to the assessment. Changes in management’s assumptions, such as changes in expected use, could significantly alter Discovery’s estimates for amortization. Amortization is approximately $814 million for the year ended December 31, 2007 and the unamortized programming balance at December 31, 2007 is $1,127 million.

Programming that Discovery expects to alter planned use by reduction or removal from a network because of changes in network strategy, is written down to its net realizable value based on adjusted ultimate revenues when identified. On a periodic basis, management evaluates the net realizable value of content in conjunction with its strategic review of the business. Changes in management’s assumptions, such as changes in expected use, could significantly alter Discovery’s estimates for write-offs. During the fourth quarter of 2007, Discovery implemented significant changes in brand strategies for several of the U.S. networks and the education division. The result was content impairment, a component of content amortization expense, of $129 million for U.S. networks and $10 million for the education division. Consolidated content impairment, including accelerated amortization of certain programs, for Discovery is $174 million, $40 million, and $17 million in 2007, 2006, and 2005, respectively.

Valuation of goodwill

Discovery assesses the impairment of goodwill annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For purposes of performing the impairment test for goodwill, reporting units are Discovery, TLC, Animal Planet, all other U.S. networks, each international region, Antenna Audio, the commerce division, and the education division. Factors which could trigger an impairment review include significant underperformance to historical or projected future operating results, substantial changes in strategy or the manner in which assets are used, and significant negative industry or economic trends. To determine the fair value of reporting units, Discovery generally uses market data, appraised values and discounted cash flow analyses. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flow derived from the asset or business and the period of time over which those cash flows will occur and to determine an appropriate discount rate. Changes in estimates and projections or changes in established reporting units could materially affect the determination of fair value for each reporting unit. Management utilized an 11% and 13% discount factor for the U.S. networks and international networks, respectively.

Expenses arising from long-term incentive plans

Expenses arising from long-term incentive plans are related to Discovery’s unit-based, long-term incentive plan, (LTIP), for its employees who meet certain eligibility criteria, which for 2007 were outstanding under the Discovery Appreciation Plan (DAP). Units are awarded to eligible employees and vest at a rate of 25% per year. Discovery accounts for the LTIP in accordance with FAS 133, Accounting for Derivative Financial Instruments and EITF 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity, as the value of units in the LTIP is indexed to the value of DHC Series A common stock. Upon redemption of the LTIP awards, participants receive a cash payment based on the difference between the market price of DHC Series A common stock on the vesting date and the market price on the date of grant.

The value of units in the LTIP is calculated using the Black-Scholes model each reporting period, and the change in unit value of LTIP awards outstanding is recorded as compensation expense over the period outstanding. Discovery has elected to attribute expense for the units in accordance with FAS 123R. Alternative attribution models could impact the timing of compensation expense. Discovery uses volatility of DHC common stock if available. However, if the term of the units is in excess of the period DHC common stock has been outstanding,

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Discovery uses a market proxy. Different assumptions regarding a reasonable market proxy could result in different market valuations. However the most significant factor in determining the unit value is the price of DHC common stock.

Mandatorily redeemable equity

Mandatorily redeemable interests in subsidiaries are initially recorded at fair value. For those instruments with an estimated redemption value, Discovery accretes or decretes to the estimated redemption value ratably over the period to the redemption date. Discovery determines fair values using discounted cash flow analyses against the related subsidiary’s estimated 5 year strategic plan performance. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the entity, the expected period of time over which those cash flows will occur and an appropriate discount rate. Changes in such estimates could affect the amounts estimated for fair value and resulting redemption values. While Discovery believes its assumptions are reasonable based on the best information available, if different assumptions, interpretations of contractual agreements, or negotiated settlements were made, the amount allocated to redeemable interests could differ substantially from the reported amounts. Cash receipts and payments for the sale or purchase of mandatorily redeemable interests in subsidiaries are included as a component of investing cash flows.

Income Taxes

Discovery is a Delaware limited liability company with two members, and has elected to be classified as a corporation for federal income tax purposes. Discovery accounts for income taxes using the asset and liability method in accordance with FAS 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Discovery provides a valuation allowance against deferred tax assets if, based upon the weight of available evidence, Discovery believes it is more likely than not that some or all of the deferred tax assets will not be realized. Discovery considers ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event Discovery determines the deferred tax asset realizable would be greater or less than the net amount recorded, an adjustment would be made to the tax provision in that period.

Discovery accounts for uncertain tax positions in accordance with FIN 48, An Interpretation for Uncertainty in Income Taxes — an interpretation of FASB Statement 109, Accounting for Income Taxes. FIN 48 requires the evaluation of using a two-step process. The first step is recognition: Discovery determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, Discovery assumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“Statement 141R”). Statement 141R replaces Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations. Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines the business combination disclosure information. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year.

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In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. Statement 160 is effective for fiscal years beginning after December 15, 2008. Statement 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. Discovery is currently evaluating the impact of Statement 160 on its financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Discovery’s earnings and cash flow are exposed to market risk and can be affected by, among other things, economic conditions, interest rate changes, and foreign currency fluctuations. Discovery has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks. Discovery uses derivative financial instruments to modify its exposure to market risks from changes in interest rates and foreign exchange rates. Discovery does not hold or enter into financial instruments for speculative trading purposes.

The nature and amount of Discovery’s long-term debt are expected to vary as a result of future requirements, market conditions and other factors. Discovery’s interest expense is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. These instruments include swaps and swaptions to modify interest rate exposure. The variable to fixed interest rate instruments had a notional principal amount of $2,270.0 million and $1,025.0 million and had a weighted average interest rate of 4.68% and 5.09% at December 31, 2007 and 2006, respectively. The fixed to variable interest rate agreements had a notional principal amount of $225.0 million and had a weighted average interest rate of 9.65% and 9.86% at December 31, 2007 and 2006, respectively. At December 31, 2007, the Company held an unexercised interest rate swap put with a notional amount of $25.0 million at a fixed rate of 5.44%. The fair value of these derivative instruments, which aggregate ($49.6) million and $8.5 million at December 31, 2007 and 2006, respectively, is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets.

Of the total of $2,270.0 million, a notional amount of $1,460.0 million of these derivative instruments are 100% effective cash flow hedges. The value of these hedges at December 31, 2007 was ($32.5) million with changes in the mark-to-market value recorded as a component of other comprehensive income (loss), net of taxes. Should any portion of these instruments become ineffective due to a restructuring in Discovery’s debt, the monthly changes in fair value would be reported as a component of other income on the Statement of Operations. Discovery does not expect any hedge ineffectiveness in the next twelve months. As of December 31, 2007, a parallel shift in the interest rate yield curve equal to one percentage point would change the fair value of the Discovery’s interest rate derivative portfolio by approximately $45 million. In addition, a change of one percentage point in interest rates on variable rate debt would impact interest expense by approximately $10 million on a yearly basis.

Discovery’s objective in managing exposure to foreign currency fluctuations is to reduce volatility of earnings and cash flow. Accordingly, Discovery may enter into foreign currency derivative instruments that change in value as foreign exchange rates change. The foreign exchange instruments used are spot, forward, and option contracts. Additionally, Discovery enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. At December 31, 2007 and 2006, the notional amount of foreign exchange derivative contracts was $174.2 million and $364.1 million, respectively. The fair value of these derivative instruments is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. These derivative instruments did not receive hedge accounting treatment. As of December 31, 2007, an estimated 10% adverse movement in exchange rates against the US dollar would change the fair value of Discovery’s portfolio by approximately $8.5 million.

Discovery continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments and does not anticipate nonperformance by the counterparties. In addition, Discovery limits the amount of investment credit exposure with any one institution.

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Appendix A — Information Concerning Discovery Communications Holding, LLC Including Its Wholly Owned Subsidiary Discovery Communications, LLC

Part 3 — Historical Consolidated Financial Statements

This Part 3 of Appendix A sets forth the historical consolidated financial statements of Discovery Communications Holding, LLC including its wholly owned subsidiary Discovery Communications, LLC. Please note that references in this Part 3 to “Discovery” and “the Company” refer to the intermediary holding company Discovery Communications Holding, LLC, and references to “DCI” and “the Predecessor Company” refer to Discovery Communications, Inc., which was converted into the operating company Discovery Communications, LLC (which is referred to as “DCL”).

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Discovery Communications Holding, LLC

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2008	2007
	in thousands, except unit data

ASSETS
Current assets
Cash and cash equivalents	$68,654	$44,951
Accounts receivable, less allowances of $23,833 and $22,419	743,495	741,745
Inventories	6,516	10,293
Deferred income taxes	92,297	103,723
Content rights, net	83,266	79,162
Other current assets	96,084	97,359

Total current assets	1,090,312	1,077,233

Property and equipment, net	379,125	397,430
Content rights, net, less current portion	1,045,593	1,048,193
Deferred launch incentives	223,285	242,655
Goodwill	4,873,518	4,870,187
Intangibles, net	168,036	181,656
Investments in and advances to unconsolidated affiliates	100,989	100,724
Other assets	40,479	42,352

TOTAL ASSETS	$7,921,337	$7,960,430

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$190,476	$267,818
Accrued payroll and employee benefits	113,919	183,823
Launch incentives payable	0	1,544
Content rights payable	54,201	56,334
Current portion of long-term incentive plan liabilities	91,539	141,562
Current portion of long-term debt	24,443	32,006
Income taxes payable	67,591	23,629
Unearned revenue	79,642	78,155
Other current liabilities	59,994	65,624

Total current liabilities	681,805	850,495

Long-term debt, less current portion	4,088,607	4,109,085
Derivative financial instruments, less current portion	100,996	49,110
Launch incentives payable, less current portion	4,735	6,114
Long-term incentive plan liabilities, less current portion	1,975	—
Content rights payable, less current portion	5,489	2,459
Deferred income taxes	16,454	10,619
Other liabilities	170,961	175,565

Total liabilities	5,071,022	5,203,447

Mandatorily redeemable interests in subsidiaries	48,721	48,721

Commitments and contingencies
Members’ Equity
Members’ equity (51,119 member units issued, less 13,319 repurchased and retired)	2,533,694	2,533,694
Retained earnings	289,930	184,712
Accumulated other comprehensive loss	(22,030)	(10,144)

Total members’ equity	2,801,594	2,708,262

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$7,921,337	$7,960,430

The accompanying notes are an integral part of these consolidated financial statements.

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Discovery Communications Holding, LLC

Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor
	Three Months Ended
	March 31,
	2008	2007
	in thousands
OPERATING REVENUE
Advertising	$304,129	$289,769
Distribution	402,683	369,879
Other	87,766	50,550

Total operating revenue	794,578	710,198

Cost of revenue, exclusive of depreciation and amortization shown below	230,435	243,523
Selling, general & administrative	242,354	298,967
Depreciation & amortization	37,720	32,433

Total operating expenses	510,509	574,923

INCOME FROM OPERATIONS	284,069	135,275

OTHER INCOME (EXPENSE)
Interest, net	(68,720)	(44,558)
Realized and unrealized (losses) gains from non-hedged derivative instruments, net	(16,095)	1,065
Minority interests in consolidated subsidiaries	(6,806)	(707)
Equity in earnings of unconsolidated affiliates	311	2,049

Total other expense, net	(91,310)	(42,151)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	192,759	93,124

Income tax expense	87,541	41,710

INCOME FROM CONTINUING OPERATIONS	105,218	51,414

Loss from discontinued operations, net of income tax benefit	—	(8,300)

NET INCOME	$105,218	$43,114

The accompanying notes are an integral part of these consolidated financial statements.

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Discovery Communications Holding, LLC

Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Three Months Ended
	March 31,
	2008	2007
	in thousands
OPERATING ACTIVITIES
Net income	$105,218	$43,114
Adjustments to reconcile net income to cash provided by operations
Depreciation and amortization	37,720	35,188
Amortization of deferred launch incentives and representation rights	19,889	24,712
Provision for losses on accounts receivable	2,212	1,778
Expenses (income) arising from long-term incentive plans	(35,857)	11,721
Equity in earnings of unconsolidated affiliates	(311)	(2,049)
Deferred income taxes	24,338	(27,419)
Realized and unrealized gains (losses) on derivative financial instruments, net	16,095	(1,065)
Non-cash minority interest charges	6,806	707
Other non-cash charges	(209)	(4,410)
Changes in assets and liabilities, net of business combinations
Accounts receivable	2,373	35,023
Inventories	3,777	5,541
Other assets	(1,257)	(18,806)
Content rights, net of payables	1,466	4,405
Accounts payable and accrued liabilities	(96,912)	(72,290)
Deferred launch incentives	(3,986)	(196,081)
Long-term incentive plan liabilities	(12,411)	(7,000)

Cash provided by (used in) operations	68,951	(166,931)

INVESTING ACTIVITIES
Acquisition of property and equipment	(13,955)	(13,407)
Business combinations, net of cash acquired	(2,773)	—
Redemption of interests in subsidiaries	—	(44,000)

Cash used in investing activities	(16,728)	(57,407)

FINANCING ACTIVITIES
Net borrowings on revolver loan	165,432	262,912
Principal payments of long-term debt	(190,431)	—
Payments of capital leases and affiliated debt	(2,068)	(1,518)
Other financing	(9,967)	(21,163)

Cash (used in) provided by financing activities	(37,034)	240,231

Effect of exchange rate changes on cash and cash equivalents	8,514	3,129
CHANGE IN CASH AND CASH EQUIVALENTS	23,703	19,022
Cash and cash equivalents, beginning of year	44,951	52,263
CASH AND CASH EQUIVALENTS, END OF PERIOD	$68,654	$71,285

The accompanying notes are an integral part of these consolidated financial statements.

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Discovery Communications Holding, LLC

Consolidated Statements of Comprehensive Income (Unaudited)

	Period Ended March 31,
	2008	2007
	in thousands

Net income	$105,218	$43,114

Other comprehensive income (loss)
Foreign currency translation adjustment	13,155	4,825
Change in unrealized gain on available-for-sale securities	855	2,501
Changes from hedging activities	(33,509)	(83)

	(19,499)	7,243
Income tax benefit related to other comprehensive income	7,613	(2,746)

	(11,886)	4,497

Total comprehensive income	$93,332	$47,611

The accompanying notes are an integral part of these consolidated financial statements.

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Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements

1.	Basis of Presentation and Description of Business

Basis of Presentation

Discovery Communications Holding, LLC (“Discovery” or “the Company”) was formed through a conversion completed by Discovery Communications, Inc. (“DCI” or “the Predecessor Company”) on May 14, 2007. As part of the conversion, DCI became Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery, and the former shareholders of DCI, including Cox Communications Holdings, Inc. (“Cox”), Advance/Newhouse Programming Partnerships, and Discovery Holding Company (“DHC”) became members of Discovery. Immediately after this conversion, each of the members of Discovery held the same ownership interests in Discovery as their previous capital stock ownership interest had been in DCI. Subsequently, Discovery repurchased Cox’s member’s equity for approximately $1.9 billion.

The formation of Discovery required “pushdown” accounting and each investor’s basis has been pushed down to Discovery. The pushdown of the investors’ bases resulted in the recording of approximately $4.6 billion of additional goodwill, which had been previously recorded on the investors’ books. The application of push down accounting represents the termination of the predecessor reporting entity, DCI, and the creation of the successor reporting entity, Discovery. Accordingly, the results for the period ended March 31, 2007 are presented as the “Predecessor” period, and the “Successor” period refers to all periods subsequent to May 15, 2007. Accordingly, a vertical black line is shown to separate the Company financial statements from those of the Predecessor Company for periods ended prior to May 15, 2007.

Interim Financial Statements

The accompanying interim unaudited consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, they contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, the results of operations and cash flows for the periods presented in conformity with applicable to interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Discovery Communications Holding, LLC for the year ended December 31, 2007.

Description of Business

Discovery is a global media and entertainment company that provides original and purchased cable and satellite television programming across multiple platforms in the United States and over 170 other countries. Discovery also develops and sells proprietary merchandise, other products and educational product lines in the United States and internationally.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” as revised in December 2003 (“FIN 46R”) and to assess whether it is the primary beneficiary of such entities. Variable Interest Entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders possess rights not proportionate to their ownership. The equity method of accounting is used for affiliates over which the Company exercises significant influence but does not control.

All inter-company accounts and transactions have been eliminated in consolidation.

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Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements — (Continued)

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates and could have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted certain provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. FAS 157 requires expanded disclosures about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. The provision of FAS 157 adopted on January 1, 2008 relates to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis and the adoption did not have a material impact on the Company’s consolidated financial statements. The provisions of FAS 157 related to other nonfinancial assets and liabilities will be effective for the Company January 1, 2009, and will be applied prospectively. The Company is currently evaluating the impact that these additional FAS 157 provisions will have on the Company’s consolidated financial statements. See Note 3 for further discussion.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 requires entities to provide enhanced disclosures related to how an entity uses derivative instruments, how derivatives are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and how derivative instruments and the related hedged items impact an entity’s financial statements. FAS 161 is effective for the Company beginning in 2009. The Company is currently assessing the effect of the disclosure requirements on the Company’s financial statements.

A-3-7

Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements — (Continued)

Cash and Cash Equivalents

Highly liquid investments with original maturities of ninety days or less are recorded as cash equivalents. Restricted cash of $1.3 million and $3.2 million is included in other current assets as of March 31, 2008 and December 31, 2007, respectively. Book overdrafts representing outstanding checks in excess of funds on deposit are a component of accounts payable and total $0.9 million and $10.9 million as of March 31, 2008 and December 31, 2007, respectively.

Inventories

Inventories are carried at the lower of cost or market. Cost is determined using the weighted average cost method.

3.	Fair Value Measurements

In accordance with FAS 157, a fair value measurement is determined based on the assumptions that a market participant would use in pricing an asset or liability. FAS 157 also established a three-tiered hierarchy that draws a distinction between market participant assumptions based on i) observable inputs such as quoted prices in active markets (Level 1), ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). We maintain policies and procedures to value instruments using the best and most relevant data available. The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2008:

		Fair Value Measurements as of
		March 31, 2008 Using
		Quoted Market	Significant
		Prices in Active	Other	Significant
	Fair Value	Markets for	Observable	Unobservable
	as of	Identical Assets	Inputs	Inputs
Description	3/31/08	(Level 1)	(Level 2)	(Level 3)
	in thousands

Assets
Available for sale securities	$19,798	$19,798
Deferred compensation plan assets	39,272	39,272
Liabilities
Derivatives	(100,996)		$(100,996)
Deferred compensation plan liability	(39,272)		(39,272)
HSW International, Inc. (HSWI) liability	(53,722)			$(53,722)
Long-term Incentive Plan liability	(93,514)		(93,514)
Mandatorily redeemable interests in subsidiaries	(48,721)			(48,721)

Total	$(277,155)	$59,070	$(233,782)	$(102,443)

For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs. Assets and liabilities that are measured using significant other observable inputs are primarily valued by reference to quoted prices of similar assets or liabilities in active markets, adjusted for any terms specific to that asset or liability.

The value of the HSWI liability is determined based on a discounted cash flow model using management’s best judgments with respect to discount rates and terminal values. The Company estimates the mandatorily redeemable interests in subsidiaries based on a contractual formula considering the projected results of applicable networks

A-3-8

Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements — (Continued)

(See Note 7). There was no material activity related to fair value measurements using significant unobservable inputs during the quarter ended March 31, 2008.

4.	Discontinued Operations

The Company decided to close its 103 mall based and stand alone Discovery Stores (Retail) in the third quarter of 2007. As there is no continuing involvement in the retail stores or significant migration of retail customers to e-commerce, the results of the Retail business are accounted for as discontinued operations in the consolidated financial statements for the periods presented herein as well as at year-end, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long-lived Assets” (“FAS 144”).

The following amounts related to Retail have been segregated from continuing operations and included in loss from discontinued operations in the consolidated statements of income:

	Successor	Predecessor
	Period Ended	Period Ended
	March 31,	March 31,
	2008	2007
	in thousands
Revenue	$—	$17,628
Loss from discontinued operations before income taxes	—	(13,384)
Loss from discontinued operations, net of tax	—	(8,300)

No interest expense was allocated to discontinued operations for the periods presented herein since there was no debt specifically attributable to discontinued operations or required to be repaid following the closure of the retail stores.

5.	Content Rights

	March 31,	December 31,
Content Rights	2008	2007
	in thousands

Produced content rights
Completed	$1,392,620	$1,346,985
In process	240,087	195,025
Co-produced content rights
Completed	461,364	499,127
In process	58,567	53,984
Licensed content rights
Acquired	208,211	209,082
Prepaid	25,834	21,690

Content rights, at cost	2,386,683	2,325,893
Accumulated amortization	(1,257,824)	(1,198,538)

Content rights, net	1,128,859	1,127,355
Current portion, licensed content rights	(83,266)	(79,162)

Non-current portion	$1,045,593	$1,048,193

Amortization of content rights is recorded as a component of cost of revenue and was $152.8 million and $169.4 million, for the period ended March 31, 2008 and 2007, respectively.

A-3-9

Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements — (Continued)

6.	Debt

	March 31,	December 31,
	2008	2007
	in thousands

$1,000,000.0 Term Loan A due quarterly December 2008 to October 2010	$1,000,000	$1,000,000
$1,555,000.0 Revolving Loan, due October 2010	503,000	337,500
€260,000.0 Revolving Loan, due April 2009	94,297	94,174
$1,500,000.0 Term Loan B due quarterly September 2007 to May 2014	1,488,750	1,492,500
8.06% Senior Notes, semi-annual interest, due March 2008	—	180,000
7.45% Senior Notes, semi-annual interest, due September 2009	55,000	55,000
8.37% Senior Notes, semi-annual interest, due March 2011	220,000	220,000
8.13% Senior Notes, semi-annual interest, due September 2012	235,000	235,000
Floating Rate Senior Notes, semi-annual interest, due December 2012	90,000	90,000
6.01% Senior Notes, semi-annual interest, due December 2015	390,000	390,000
£10,000.0 Uncommitted Facility, due August 2008	2,473	8,785
Obligations under capital leases	33,605	37,172
Other notes payable	944	960

Subtotal	4,113,050	4,141,091
Current portion	(24,443)	(32,006)

Total long-term debt	$4,088,607	$4,109,085

In March 2008 the Company borrowed additional funds under its Revolving Loan to redeem the maturing $180.0 million 8.06% Senior Notes.

7.	Mandatorily Redeemable Interests in Subsidiaries

The BBC has the right, upon a failure of the People & Arts Latin America or the Animal Planet Channel Group (comprised of Animal Planet Europe, Animal Planet Asia, and Animal Planet Latin America), the Channel Groups, to achieve certain financial performance benchmarks to put its interests back to the Company for a value determined by a specified formula. The redemption value estimate is based on a contractual formula considering the projected results of each network within the channel group. The Company has accreted to an estimated redemption value of $48.7 million as of March 31, 2008 and December 31, 2007, based on certain estimates and legal interpretations. Changes in contractual interpretations and assumptions used to estimate the redemption value could materially impact current estimates. The Company recorded no accretion to the redemption value during the period ended March 31, 2008. Accretion during the period ended March 31, 2007 was $0.7 million.

8.	Commitments and Contingencies

The Company is involved in litigation and similar claims incidental to the conduct of its business. In management’s opinion, none of the pending actions is likely to have a material adverse impact on the Company’s financial position or results of operations.

9.	Income Taxes

Discovery’s effective tax rate related to income from continuing operations was 45% for each of three-months ended March 31, 2008 and March 31, 2007. Discovery’s effective tax rate differed from the federal income tax rate of 35% primarily due to foreign and state taxes.

A-3-10

Discovery Communications Holding, LLC

Notes to Consolidated Financial Statements — (Continued)

As of January 1, 2008, the Company’s unrecognized tax benefit was $88.7 million. The balance decreased by $7.3 million during the three months ended March 31, 2008 mainly as a result of filing a non-US amended prior year income tax return. The reduction was partially offset by addition to tax positions for the current year. It is reasonably possible that the total amount of unrecognized tax benefits related to tax positions taken (or expected to be taken) on 2005, 2006, 2007 and 2008 non-U.S. tax returns could decrease by as much as $21.6 million within the current year as a result of settlement of audit issues and/or payment of uncertain tax liabilities, all of which could impact the effective tax rate.

10.	Related Party Transactions

The Company identifies related parties as investors in their consolidated subsidiaries, the Company’s joint venture partners and equity investments, and the Company’s executive management. Transactions with related parties typically result from distribution of networks, production of content, or media uplink services. Gross revenue earned from related parties was $7.2 million and $19.4 million for the period ended March 31, 2008 and 2007, respectively. Accounts receivable from these entities were $6.6 million and $6.5 million at March 31, 2008 and December 31, 2007, respectively. Purchases from related parties totaled $14.9 million and $15.7 million for the period ended March 31, 2008 and 2007, respectively; of these purchases, $1.7 million and $2.4 million related to capitalized assets for the period ended March 31, 2008 and 2007, respectively. Amounts payable to these parties totaled $10.9 million and $11.9 million at March 31, 2008 and December 31, 2007, respectively.

As of December 31, 2006, one of the DCI’s stockholders held 44,000 senior preferred partnership units of Animal Planet LP (“APLP”) that had a redemption value of $44.0 million and carried a rate of return ranging from 8.75% to 13%. APLP’s senior preferred partnership units were called by DCI in January 2007 for $44.0 million, plus accrued interest of $0.5 million.

11.	Members’ Equity Transaction

On June 4, 2008, our Members signed an agreement to contribute their interests in the Company to a newly formed public entity. When this transaction is consummated, it is expected that the Company will become a consolidated subsidiary of that newly formed public entity.

A-3-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Discovery Communications, Inc.:

In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in stockholders’ deficit, and of cash flows, present fairly, in all material respects, the financial position of Discovery Communications, Inc. and its subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the period from January 1, 2007 through May 14, 2007, and for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 16 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007.

/s/  PricewaterhouseCoopers LLP

McLean, Virginia
February 14, 2008

A-3-12

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of
Discovery Communications Holding, LLC:

In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in members’ equity, and of cash flows, present fairly, in all material respects, the financial position of Discovery Communications Holding, LLC and its subsidiaries at December 31, 2007 and the results of their operations and their cash flows for the period from May 15, 2007 through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

McLean, Virginia
February 14, 2008

A-3-13

DISCOVERY COMMUNICATIONS HOLDING, LLC

Consolidated Balance Sheets

	Successor	Predecessor
	Company	Company
	December 31, 2007	December 31, 2006
	in thousands, except share data
ASSETS
Current assets
Cash and cash equivalents	$44,951	$52,263
Accounts receivable, less allowances of $22,419 and $25,175	741,745	657,552
Inventories	10,293	35,716
Deferred income taxes	103,723	76,156
Content rights, net	79,162	64,395
Other current assets	97,359	84,554

Total current assets	1,077,233	970,636

Property and equipment, net	397,430	424,041
Content rights, net, less current portion	1,048,193	1,253,553
Deferred launch incentives	242,655	207,032
Goodwill	4,870,187	365,266
Intangibles, net	181,656	107,673
Investments in and advances to unconsolidated affiliates	100,724	15,564
Other assets	42,352	32,788

TOTAL ASSETS	$7,960,430	$3,376,553

LIABILITIES AND MEMBERS’ EQUITY/STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$267,818	$316,804
Accrued payroll and employee benefits	183,823	122,431
Launch incentives payable	1,544	17,978
Content rights payable	56,334	57,694
Current portion of long-term incentive plan liabilities	141,562	43,274
Current portion of long-term debt	32,006	7,546
Income taxes payable	23,629	55,264
Unearned revenue	78,155	68,339
Other current liabilities	65,624	45,194

Total current liabilities	850,495	734,524

Long-term debt, less current portion	4,109,085	2,633,237
Derivative financial instruments, less current portion	49,110	8,282
Launch incentives payable, less current portion	6,114	10,791
Long-term incentive plan liabilities, less current portion	—	41,186
Content rights payable, less current portion	2,459	3,846
Deferred income taxes	10,619	46,289
Other liabilities	175,565	64,861

Total liabilities	5,203,447	3,543,016

Mandatorily redeemable interests in subsidiaries	48,721	94,825

Commitments and contingencies
Members’ Equity/Stockholders’ deficit
Class A common stock; $.01 par value; zero shares authorized, issued or outstanding at December 31, 2007; 100,000 shares authorized, 51,119 shares issued, less 719 shares of treasury stock at December 31, 2006	—	1
Class B common stock; $.01 par value; zero shares authorized, issued or outstanding at December 31, 2007; 60,000 shares authorized, 50,615 shares issued and held in treasury stock at December 31, 2006	—	—
Additional paid-in capital	—	21,093
Members’ equity (51,119 member units issued, less 13,319 repurchased and retired)	2,533,694	—
Retained earnings (deficit)	184,712	(306,135)
Accumulated other comprehensive (loss) income	(10,144)	23,753

Total members’ equity/stockholders’ deficit	2,708,262	(261,288)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/STOCKHOLDERS’ DEFICIT	$7,960,430	$3,376,553

The accompanying notes are an integral part of these consolidated financial statements.

A-3-14

DISCOVERY COMMUNICATIONS HOLDING, LLC

Consolidated Statements of Operations

	Successor
	Company	Predecessor Company
	May 15, 2007	January 1, 2007	Year Ended	Year Ended
	through	through	December 31,	December 31,
	December 31, 2007	May 14, 2007	2006	2005
	in thousands
OPERATING REVENUE
Advertising	$874,894	$470,139	$1,243,500	$1,187,823
Distribution	930,386	547,093	1,434,901	1,198,686
Other	222,626	82,195	205,270	157,849

Total operating revenue	2,027,906	1,099,427	2,883,671	2,544,358

OPERATING EXPENSES
Cost of revenue, exclusive of depreciation and amortization shown below	799,716	373,191	1,032,789	907,664
Selling, general and administrative	823,918	486,129	1,143,349	978,415
Depreciation and amortization	82,807	73,943	122,037	112,653
Gain from disposition of business	(134,671)	—	—	—

Total operating expenses	1,571,770	933,263	2,298,175	1,998,732

INCOME FROM OPERATIONS	456,136	166,164	585,496	545,626

OTHER INCOME (EXPENSE)
Interest, net	(180,157)	(68,600)	(194,255)	(184,585)
Realized and unrealized (losses) gains from non-hedged derivative instruments, net	(10,986)	2,350	22,558	22,499
Minority interests in consolidated subsidiaries	(7,133)	(1,133)	(2,451)	(43,696)
Equity in earnings of unconsolidated affiliates	5,093	3,529	7,060	4,660
Other, net	(448)	(335)	1,467	9,111

Total other expense, net	(193,631)	(64,189)	(165,621)	(192,011)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	262,505	101,975	419,875	353,615

Income tax expense	25,303	52,163	190,381	173,427

INCOME FROM CONTINUING OPERATIONS	237,202	49,812	229,494	180,188

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of income tax benefit	(52,490)	(12,533)	(22,318)	(20,568)

LOSS FROM DISCONTINUED OPERATIONS	(52,490)	(12,533)	(22,318)	(20,568)

NET INCOME	$184,712	$37,279	$207,176	$159,620

The accompanying notes are an integral part of these consolidated financial statements.

A-3-15

DISCOVERY COMMUNICATIONS HOLDING, LLC

Consolidated Statements of Cash Flows

	Successor
	Company	Predecessor Company
	May 15, 2007	January 1, 2007	Year Ended	Year Ended
	through	through	December 31,	December 31,
	December 31, 2007	May 14, 2007	2006	2005
	in thousands
OPERATING ACTIVITIES
Net income	$184,712	$37,279	$207,176	$159,620
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	111,208	77,186	133,634	123,209
Amortization of deferred launch incentives and representation rights	58,425	37,158	77,778	83,411
Provision (reversal) for losses on accounts receivable	(2)	1,855	3,691	12,217
Expenses arising from long-term incentive plans	78,527	62,850	39,233	49,465
Equity in earnings of unconsolidated affiliates	(5,093)	(3,529)	(7,060)	(4,660)
Deferred income taxes	(70,978)	10,511	108,903	109,383
Realized and unrealized gains on derivative financial instruments, net	10,986	(2,350)	(22,558)	(22,499)
Gain from disposition of business	(134,671)	—	—	—
Non-cash minority interest charges	7,133	1,133	2,451	43,696
Gain on sale of investments	—	—	(1,467)	(12,793)
Other non-cash (income) charges	1,733	(4,263)	2,447	9,675
Changes in assets and liabilities, net of business combinations and dispositions:
Accounts receivable	(45,808)	(29,507)	(84,598)	(37,207)
Inventories	21,666	4,805	(4,560)	1,853
Other assets	27,682	(23,872)	(7,434)	(18,748)
Content rights, net of payables	110,811	(2,689)	(84,377)	(108,155)
Accounts payable and accrued liabilities	119,769	(93,260)	73,646	47,913
Representation rights	—	—	93,233	(6,000)
Deferred launch incentives	(25,623)	(197,624)	(49,386)	(35,731)
Long-term incentive plan liabilities	(76,315)	(7,773)	(841)	(325,756)

Cash provided by (used in) operations	374,162	(132,090)	479,911	68,893

INVESTING ACTIVITIES
Acquisition of property and equipment	(55,965)	(24,588)	(90,138)	(99,684)
Business combinations, net of cash acquired	(306,094)	—	(194,905)	(400)
Purchase of intangibles	—	—	—	(583)
Investments in and advances to unconsolidated affiliates	—	—	—	(363)
Redemption of interests in subsidiaries	—	(44,000)	(180,000)	(92,874)
Proceeds from sale of investments	—	—	1,467	14,664

Cash used in investing activities	(362,059)	(68,588)	(463,576)	(179,240)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,286,362	211,277	316,813	1,785,955
Principal payments of long-term debt	(11,742)	(2,356)	(307,030)	(1,697,068)
Deferred financing fees	(4,690)	(16)	(1,144)	(4,810)
Repurchase of member’s interest	(1,284,544)	—	—	—
Contributions from minority shareholders	—	—	—	603
Other financing	(17,590)	(2,473)	(9,963)	32,153

Cash (used in) provided by financing activities	(32,204)	206,432	(1,324)	116,833

Effect of exchange rate changes on cash and cash equivalents	2,658	4,377	2,761	3,723
CHANGE IN CASH AND CASH EQUIVALENTS	(17,443)	10,131	17,772	10,209
Cash and cash equivalents, beginning of period	62,394	52,263	34,491	24,282
CASH AND CASH EQUIVALENTS, END OF PERIOD	$44,951	$62,394	$52,263	$34,491

The accompanying notes are an integral part of these consolidated financial statements.

A-3-16

DISCOVERY COMMUNICATIONS HOLDING, LLC

Consolidated Statements of Changes in Member’s Equity and Stockholders’ Deficit

					Accumulated Other
					Comprehensive Income (Loss)
							Unrealized
			Additional				Gain
			Paid-in			Unrealized	(Loss)
	Class A		Capital/	Retained	Foreign	Gain	from
	Common Stock		Members’	Earnings	Currency	(Loss) on	Hedging
	At Par	Redeemable	Equity	(Deficit)	Translation	Investment	Activities	TOTAL
	in thousands

Predecessor Company:
Balance, December 31, 2004	$1	$—	$21,093	$(672,931)	$22,732	$1,179	$—	$(627,926)
Comprehensive income
Net income				159,620
Foreign currency translation, net of tax of $9.6 million					(16,017)
Unrealized loss on investments, net of tax of $0.1 million						(101)
Unamortized gain on cash flow hedge, net of tax of $1.3 million							2,066
Total comprehensive income								145,568

Balance, December 31, 2005	$1	$—	$21,093	$(513,311)	$6,715	$1,078	$2,066	$(482,358)

Comprehensive income
Net income				$207,176
Foreign currency translation, net of tax of $8.8 million					$14,458
Unrealized loss on investments, net of tax of $0.2 million						$(355)
Amortization of gain on cash flow hedge, net of tax of $0.1 million							$(209)
Total comprehensive income								$221,070

Balance, December 31, 2006	$1	$—	$21,093	$(306,135)	$21,173	$723	$1,857	$(261,288)

Comprehensive income
Net income for the period January 1, 2007 through May 14, 2007				37,279
Foreign currency translation, net of tax of $4.7 million					7,691
Unrealized gain on investments, net of tax of $0.9 million						1,552
Amortization of gain on cash flow hedge							(77)
Cumulative effect for the adoption of FIN 48				(5,011)
Total comprehensive income								41,434

Balance, May 14, 2007	$1	$—	$21,093	$(273,867)	$28,864	$2,275	$1,780	$(219,854)

Successor Company:
Formation of Successor Company
Pushdown of investor basis			4,392,804					4,392,804
Comprehensive income
Net income for the period May 15, 2007 through December 31, 2007				184,712
Foreign currency translation, net of tax of $4.4 million					7,354
Unrealized gain on investments, net of tax of $1.8 million						3,011
Changes from hedging activities, net of tax of $12.2 million							(20,509)
Total comprehensive income								174,568
Repurchase of members’ interest			(1,859,110)					(1,859,110)

Balance, December 31, 2007			$2,533,694	$184,712	$7,354	$3,011	$(20,509)	$2,708,262

The accompanying notes are an integral part of these consolidated financial statements.

A-3-17

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements

1.  Basis of Presentation and Description of Business

  Basis of Presentation

Discovery Communications Holding, LLC (“Discovery” or “the Company”) was formed through a conversion completed by Discovery Communications, Inc. (“DCI” or “the Predecessor Company”) on May 14, 2007. As part of the conversion, DCI became Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery, and the former shareholders of DCI, including Cox Communications Holdings, Inc. (“Cox”), Advance/Newhouse Programming Partnerships, and Discovery Holding Company (“DHC”) became members of Discovery. Subsequent to this conversion, each of the members of Discovery held the same ownership interests in Discovery as their previous capital stock ownership interest had been in DCI.

The formation of Discovery required “pushdown” accounting and each shareholder’s basis has been pushed down to Discovery. The pushdown of the investors’ bases resulted in the recording of approximately $4.6 billion of additional goodwill, which had been previously recorded on the investors’ books. No other basis differentials existed on the investors’ books; therefore, no other assets or liabilities were adjusted. The application of push down accounting represents the termination of the predecessor reporting entity, DCI, and the creation of the successor reporting entity, Discovery. Accordingly, the results for the year ended December 31, 2007 are required to be presented as two distinct periods. The “Predecessor” period refers to the period from January 1 through May 14, 2007, while the “Successor” period refers to the period from May 15 through December 31, 2007. Accordingly, a vertical black line is shown to separate the Company financial statements from those of the Predecessor Company for periods ended prior to May 15, 2007. As the entire pushdown was associated with non-amortizable goodwill, there was no adjustment to the income statement during the Successor period as a result of this transaction.

Subsequent to the formation of Discovery, Cox exchanged its 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held the Travel Channel and travelchannel.com (collectively, the “Travel Business”) and approximately $1.3 billion in cash. Discovery retired the membership interest previously owned by Cox. The distribution of the Travel Business, which was valued at $575.0 million, resulted in a $134.7 million tax-free gain included in continuing operations. The gain was net of $280.8 million in reporting unit goodwill and $159.5 million in net assets. The net impact to goodwill as a result of the pushdown of investor basis and disposition of the Travel Business was $4.3 billion.

  Description of Business

Discovery is a global media and entertainment company that provides original and purchased cable and satellite television programming across multiple platforms in the United States and over 170 other countries. Discovery also develops and sells proprietary merchandise, other products and educational product lines in the United States and internationally. Discovery operates through three divisions: (1) U.S. networks, (2) international networks, and (3) Discovery commerce and education.

2.  Summary of Significant Accounting Policies

  Principles of Consolidation

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” as revised in December 2003 (“FIN 46R”) and to assess whether it is the primary beneficiary of such entities. Variable Interest Entities (“VIEs”)are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders possess rights not proportionate to their ownership. The equity method of accounting is used for affiliates over which the Company exercises significant influence but does not control.

All inter-company accounts and transactions have been eliminated in consolidation.

A-3-18

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

  Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates and could have a material impact on the consolidated financial statements.

  Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 gives entities the irrevocable option to carry most financial assets and liabilities at fair value, with changes in fair value recognized in earnings. FAS 159 is effective for the Company as of the beginning of the Company’s 2008 fiscal year. The Company expects to adopt fair value accounting for its equity investment in HSWi (see Note 4). The impact could be material to the financial statements depending upon changes in fair value. The Company is currently assessing the potential effect of FAS 159 on its other assets and liabilities.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. FAS 157 requires expanded disclosures about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. FAS 157 will be effective for the Company’s 2008 fiscal year. The Company is currently assessing the potential effect of FAS 157 on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

  Revenue Recognition

The Company derives revenue from three primary sources: (1) advertising revenue for commercial spots aired on the Company’s networks and websites, (2) distribution revenue from cable system and satellite operators (distributors), and (3) Other, which is largely e-commerce and educational sales.

Advertising revenue is recorded net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. Distribution revenue is recognized over the service period, net of launch incentives and other vendor consideration. E-commerce and educational product revenues are recognized either at the

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DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

point-of-sale or upon product shipment. Educational service sales are generally recognized ratably over the term of the agreement.

  Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs of $107.7 million, $71.6 million, $207.7 million and $208.6 million were incurred from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively.

  Cash and Cash Equivalents

Highly liquid investments with original maturities of ninety days or less are recorded as cash equivalents. Restricted cash of $7.6 million and $7.1 million is included in other current assets as of December 31, 2007 and 2006, respectively. Book overdrafts representing outstanding checks in excess of funds on deposit are a component of accounts payable and total $10.9 million and $30.9 million in 2007 and 2006, respectively.

  Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), requires every derivative instrument to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. The Company uses financial instruments designated as cash flow hedges. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) as interest expense is recorded for debt. The Company uses the cumulative dollar offset method to assess effectiveness. To be highly effective, the ratio calculated by dividing the cumulative change in the value of the actual swap by the cumulative change in the hypothetical swap must be between 80% and 125%. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company uses derivatives instruments principally to manage the risk associated with the movements of foreign currency exchange rates and changes in interest rates that will affect the cash flows of its debt transactions. See Note 17 for additional information regarding derivative instruments held by the Company and risk management strategies.

  Inventories

Inventories are carried at the lower of cost or market. Cost is determined using the weighted average cost method.

  Content Rights

Costs incurred in the direct production, co-production or licensing of content rights are capitalized and stated at the lower of unamortized cost, fair value, or net realizable value. The Company evaluates the net realizable value of content by considering the fair value of the underlying produced and co-produced content and the net realizable values of the licensed content quarterly.

The costs of produced and co-produced content airing on the Company’s networks are capitalized and amortized based on the expected realization of revenues, resulting in an accelerated basis over four years for developed networks (Discovery Channel, TLC and Animal Planet) in the United States, and a straight-line basis over no longer than five years for developing networks (all other networks in the United States) and all networks in the International division. The cost of licensed content is capitalized and amortized over the term of the license period based on the expected realization of revenues, resulting in an accelerated basis for developed networks in the United States, and a straight-line basis for all International networks, developing networks in the United States and educational ventures. The costs of content for electronic, video and hardcopy educational supplements are amortized on a straight-line basis over a three to five year period.

All produced and co-produced content is classified as long-term. The portion of the unamortized licensed content balance that will be amortized within one year is classified as a current asset. The Company’s co-production

A-3-20

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

arrangements generally represent the sharing of production cost. The Company records its share of costs gross and records no amounts for the portion of costs borne by the other party as the Company does not share any associated economics of exploitation.

  Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated useful lives of three to seven years for equipment, furniture and fixtures, five to forty years for building structure and construction, and six to twelve years for satellite transponders. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases, beginning on the date the asset is put into use. Equipment under capital lease represents the present value of the minimum lease payments at the inception of the lease, net of accumulated depreciation.

  Capitalized Software Costs

All capitalized software costs are for internal use. Capitalization of costs occurs during the application development stage. Costs incurred during the pre and post implementation stages are expensed as incurred. Capitalized costs are amortized on a straight-line basis over their estimated useful lives of one to five years. Unamortized capitalized costs totaled $57.1 million and $61.4 million at December 31, 2007 and 2006 respectively. Software costs of $8.7 million, $7.2 million, $21.6 million and $23.2 million were capitalized from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Amortization of capitalized software costs totaled $12.7 million, $7.3 million, $18.3 million, and $19.3 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. There were no write-offs for capitalized software costs during 2007, 2006 and 2005.

  Recoverability of Long-Lived Assets, Goodwill, and Intangible Assets

The Company annually assesses the carrying value of its acquired intangible assets, including goodwill, and its other long-lived assets, including deferred launch incentives, to determine whether impairment may exist, unless indicators of impairment become evident requiring immediate assessment. Goodwill impairment is identified by comparing the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. Intangible assets and other long-lived assets are grouped for purposes of evaluating recoverability at the lowest level for which independent cash flows are identifiable. If the carrying amount of an intangible asset, long-lived asset, or asset grouping exceeds its fair value, an impairment loss is recognized. Fair values for reporting units, goodwill and other asset groups are determined based on discounted cash flows, market multiples, or comparable assets as appropriate. During the Predecessor period, DCI recorded an asset impairment of $26.2 million for education assets related to its consumer business, which is included as a component of depreciation and amortization. During the Successor period, the Company recorded a $28.3 million write-off of leasehold improvements related to store closures which is included in loss from discontinued operations.

The determination of recoverability of goodwill and other intangibles and long-lived assets requires significant judgment and estimates regarding future cash flows, fair values, and the appropriate grouping of assets. Such estimates are subject to change and could result in impairment losses being recognized in the future. If different reporting units, asset groupings, or different valuation methodologies had been used, the impairment test results could have differed.

  Deferred Launch Incentives

Consideration issued to cable and satellite distributors in connection with the execution of long-term network distribution agreements is deferred and amortized on a straight-line basis as a reduction to revenue over the terms of the agreements. Obligations for fixed launch incentives are recorded at the inception of the agreement. Following the renewal of a distribution agreement, the remaining deferred consideration is amortized over the extended period.

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DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Amortization of deferred launch incentives and interest on unpaid deferred launch incentives was $61.4 million, $39.0 million, $79.1 million and $74.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. During 2007, in connection with the settlement of terms under a pre-existing distribution agreement, Discovery completed negotiations for the renewal of long-term distribution agreements for certain of its U.K. networks and paid a distributor $195.8 million, most of which is being amortized over a 5 year period.

  Foreign Currency Translation

The Company’s foreign subsidiaries’ assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation adjustments are included as a separate component of members’ equity/stockholders’ deficit in accumulated other comprehensive income (loss). Intercompany accounts of a trading nature are revalued at exchange rates in effect at each month end and are included as part of operating income in the consolidated Statements of Operations.

  Long-term Incentive Plans

Prior to August 2005, DCI maintained two unit-based, cash settled, long-term incentive plans. Under these plans, unit awards, which vest over a period of years, were granted to eligible employees and increased or decreased in value based on a specified formula of DCI’s business metrics. DCI accounted for these units similar to stock appreciation rights and applied the guidance in FASB Interpretation Number 28, “Accounting for Stock Issued to Employees” (“FIN 28”). Accordingly, DCI adjusted compensation expense for changes in the accrued value of these awards over the period outstanding.

In August 2005, DCI discontinued one of its long-term incentive plans and settled all amounts with cash payments. In October 2005, DCI established a new long-term incentive plan for certain eligible employees. Substantially all participants in the remaining plan redeemed their vested units for cash payment and received units in the new plan.

Under the new plan, eligible employees receive cash settled unit awards indexed to the price of Class A DHC stock. As the units are indexed to the equity of another entity, the Company treats the units similar to a derivative, by determining their fair value each reporting period. The Company attributes compensation expense for the new awards on a straight-line basis; the Company attributes compensation expense for the initial grant of partially vested units by continuing to apply the FIN 28 model that was utilized over the awards’ original vesting periods. Once units are fully vested, the Company recognizes all mark-to-market adjustments to fair value in each period as compensation expense. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the classification of compensation expense associated with share-based payment awards. By applying the provisions of SAB 107, all long term incentive compensation expense is recorded as a component of selling, general and administrative expenses.

The Company classifies as a current liability the lesser of 100% of the intrinsic value of the units that are vested or will become vested within one year or the Black-Scholes value of units that have been attributed. Upon voluntary termination of employment, the Company distributes 100% of unit benefits if employees agree to certain provisions. Prior to a plan amendment in August 2007, the Company classified as a current liability 75% of the intrinsic value of vested units or units vesting within one year, as this amount corresponded to the value potentially payable should all participants separate from the Company. Upon voluntary termination of employment, the Company distributed 75% of unit benefits. The remainder was paid at the one-year anniversary of termination date. The August 2007 plan amendment eliminated the deferral of the final 25%. As such, employees are paid 100% of their vested amount upon separation from the Company.

A-3-22

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Mandatorily Redeemable Interest in Subsidiaries

For those instruments with an estimated redemption value, mandatorily redeemable interest in subsidiaries is accreted or decreted to an estimated redemption value ratably over the period to the redemption date. Accretion and decretion are recorded as a component of minority interest expense. For instruments with a specified rate of return, DCI records interest expense as incurred. Cash receipts and payments for the sale or purchase of mandatorily redeemable interests in subsidiaries are included as a component of investing cash flows.

Minority Interest

In addition to the accretion and decretion on redeemable minority interests, the Company records minority interest expense for the portion of the earnings of consolidated entities which are applicable to the minority interest partners.

Treasury Stock

Treasury stock is accounted for using the cost method by DCI, the Predecessor. The repurchased shares are held in treasury and are presented as if retired. There was no treasury stock activity from January 1, 2007 through May 14, 2007 or for the year ended December 31, 2006. Discovery, the Successor, purchased and retired the membership equity of Cox. (See Note 1 Basis of Presentation and Description of Business.)

Discontinued Operations

In determining whether a group of assets disposed of should be presented as a discontinued operation, the Company makes a determination as to whether the group of assets being disposed of comprises a component of the entity, which requires cash flows that can be clearly distinguished from the rest of the entity. The Company also determines whether the cash flows associated with the group of assets have been or will be significantly eliminated from the ongoing operations of the Company as a result of the disposal transaction and whether the Company has no significant continuing involvement in the operations of the group of assets after the disposal transaction. If these determinations can be made affirmatively, the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from continuing operating results of the Company in the consolidated financial statements. The Company has elected not to segregate the cash flows from discontinued operations in its presentation of the Statements of Cash Flows.

Income Taxes

Income taxes are recorded using the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not such assets will be unrealized.

Effective January 1, 2007, DCI adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority upon settlement, the Company may record the benefits of such tax position in its consolidated financial statements. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption of FIN 48, DCI recorded a $5.0 million net tax liability recorded directly to accumulated deficit.

A-3-23

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

3.	Supplemental Disclosures to Consolidated Statements of Cash Flows

	Successor	Predecessor
	May 15	January 1
	through	through
	December 31,	May 14,
	2007	2007	2006	2005
	in thousands
Cash paid for acquisitions:
Fair value of assets acquired	$419,154	$—	$223,293	$400
Fair value of liabilities Assumed	(113,060)	—	(28,388)	—

Cash paid for acquisitions, net of cash acquired	$306,094	$—	$194,905	$400

Cash paid for interest	$179,669	$77,849	$196,195	$171,151
Cash paid for income taxes	$58,323	$16,554	$70,215	$27,678

4.	Business Combinations

On December 17, 2007, Discovery completed its acquisition of HowStuffWorks.com (“HSW”), an on-line source of explanations of how the world actually works. This acquisition provides an additional platform for Discovery’s library of video content and positions its brands as a hub for satisfying curiosity on both television and on-line. The results of operations have been included in the consolidated financial statements since December 17, 2007. The aggregate purchase price was $264.9 million, including $14.9 million of transaction costs. The Company also assumed net working capital of $1.1 million, content of $9.0 million, and deferred tax liabilities of $44.6 million. As of December 31, 2007, $4.6 million of the purchase price has not yet been paid. Of the $269.6 million of acquired intangibles, $95.8 million was ascribed to intangibles subject to amortization with useful lives between two and five years and the balance of $173.8 million to non-tax deductible goodwill. Acquired intangibles include trademarks, customer lists, and other items with weighted average useful lives of 4 years. The Company funded the purchase through additional borrowings under its credit facilities. HSW’s content is highly ranked by the world’s leading search engines and provides a natural link to the Company’s video library. The purchase provides the Company with an expanded platform for content, additional ad sales outlet, and brand enhancement.

As part of the transaction, Discovery acquired approximately 49.5% of HSW International, Inc. (“HSWi”) outstanding shares, resulting in an investment balance of $79.4 million. Discovery has gained voting rights which are capped at 45% of the outstanding votes, three non-controlling board seats and certain other governance rights. As a result of its noncontrolling interest, the Company has recorded its investment in HSWi under the equity method. Discovery will hold approximately 77% of these shares over a period of at least 12-24 months. Per terms of the agreement, the Company may distribute the HSWi stock or sell and distribute substantially all of the proceeds to former HSW shareholders. The Company initially recorded a liability of $53.7 million at closing, which represents its estimated obligation to the HSW shareholders. The Company has estimated the fair value of its investment and associated liability based upon appraised values, market data and a discounted cash flow analysis using management’s best judgments with respect to discount rates and terminal values. The Company will adjust the liability each period to fair value through adjustments to earnings. The valuation considers forecasted operating results and market valuation factors. The estimated liability at December 31, 2007 is unchanged from December 17, 2007. HSWi has a perpetual royalty free license to exploit HSW content in certain foreign markets.

On July 31, 2007, the Company acquired Treehugger.com, an eco-lifestyle website for $10.0 million. As of December 31, 2007, $1.8 million of this purchase price has not yet been paid. The results of operations have been included in the consolidated financial statements since that date. The acquisition furthers the Company’s goal of developing original programming related to the environment, sustainable development, conservation and organic living. The Company also has

A-3-24

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

certain contingent considerations in connection with this acquisition payable in the event specific business metrics are achieved totaling up to $6.0 million over 2 years, which could result in the recording of additional goodwill.

Subsequent to the formation of Discovery, the Company acquired an additional 5% interest in Animal Planet L.P. (“APLP”) from Cox for $37.0 million. This transaction increased the Company’s ownership interest in APLP from 80% to 85% and has been recorded as a step acquisition. The $37.0 million has been recorded as brand intangibles of $7.0 million, affiliate relationships of $10.0 million, and goodwill of $17.0 million. The brand intangibles and affiliate relationships will be amortized over 10 years.

The following table summarizes the combined estimated fair values of the assets acquired and the liabilities assumed at the dates of acquisition in 2007 for HSW, Animal Planet additional 5% interest and Treehugger.com. The HSW fair value allocation of assets and liabilities is preliminary because the acquisition closed December 17, 2007 and the fair value determination of assets and liabilities are subject to finalization.

HSW, Animal Planet and
Asset (Liability)	Treehugger, Combined
in thousands

Current assets and content	$22,399
Investment in HSWi stock	79,375
Other tangible assets	1,313
Finite-lived intangibles (including brand names, customer lists and trademarks)	119,421
Goodwill	196,646
Liabilities assumed	(14,753)
Deferred taxes	(44,585)
Estimated redemption liability to HSW shareholders	(53,722)

Cash paid, net of cash acquired	$306,094

During February 2006, DCI acquired 98% of DMAX (formerly known as XXP), a free-to-air network in Germany. The results of operations have been included in the consolidated financial statements since that date. The acquisition of a free-to-air network is intended to support strengthening global presence. The aggregate purchase price was $60.2 million primarily in cash. Of the $54.3 million of acquired intangible assets, $23.0 million was assigned to contract-based distribution channels subject to amortization with a useful life of approximately 5 years and the remaining balance of $31.3 million to goodwill. During 2007, Discovery acquired the remaining 2% in conjunction with the return of purchase escrow balances, for a net cash return amount of $8.1 million.

In March 2006, DCI acquired all of the outstanding common shares of Antenna Audio Limited (“Antenna”), a provider of audio tours and multimedia at museums and cultural attractions around the globe. The results of Antenna’s operations have been included in the consolidated financial statements since that date. DCI acquired Antenna to facilitate the expansion of its Travel brand and media content to other platforms. The aggregate purchase price was $64.4 million, primarily in cash. Of the $49.1 million of acquired intangibles, $6.4 million was assigned to assets subject to amortization with useful lives between two and seven years and the balance of $42.7 million to goodwill. Antenna and the Travel Channel had been integrated within a single reporting.

In 2006, DCI also acquired the following four entities for a total cost of $70.4 million, which was paid primarily in cash:

•	Petfinder.com, a facilitator of pet adoptions and PetsIncredible, a producer and distributor of pet-training videos. During 2007, the former owners earned payment of certain contingent consideration in connection with this acquisition, resulting in the addition of $11.0 million in goodwill.

•	Clearvue and SVE, Inc., a provider of curriculum-oriented media educational products.

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DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

•	Academy123, Inc., a provider of on-line supplemental, educational content focusing largely on mathematics and sciences. In May 2007, Discovery recorded an asset impairment of $20.6 million, including $11.5 million of goodwill, for goodwill and intangible assets established during 2006 related to Academy 123, Inc. The business had not been integrated into the education reporting unit, and management decided to scale back its education business to consumers.

•	Thinklink, Inc., a provider of formative assessment testing services to schools servicing students in grades K through 12.

Goodwill recognized for these transactions amounted to $27.9 million in 2006. Purchased identifiable intangible assets for these acquisitions are being amortized on a straight-line basis over lives ranging from one to ten years (weighted-average life of 4.4 years).

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the dates of acquisition in 2006.

DMAX, Antenna and
Other Acquisitions,
Asset (Liability)	Combined
in thousands

Current assets and content	$40,365
Other tangible assets	7,765
Finite-lived intangible assets	73,378
Goodwill	101,785
Liabilities assumed	(28,388)

Cash paid, net of cash acquired	$194,905

5.	Discontinued Operations

Following a comprehensive strategic review of its businesses, the Company decided to close its 103 mall based and stand alone Discovery Stores (Retail) in the third quarter of 2007. The Company will continue to leverage its products through retail arrangements and its e-commerce platform. As there is no continuing involvement in the retail stores or significant migration of retail customers to e-commerce, the results of the Retail business are accounted for as discontinued operations in the consolidated financial statements for the periods presented herein, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long-lived Assets” (“FAS 144”).

The following amounts related to Retail have been segregated from continuing operations and included in loss from discontinued operations in the consolidated statements of income:

	Successor	Predecessor
	May 15 through	January 1 through
	December 31, 2007	May 14, 2007	2006	2005
		in thousands
Revenue	$30,491	$27,362	$129,317	$127,396
Loss from discontinued operations before income taxes	$(81,115)	$(18,312)	$(35,911)	$(31,652)
Loss from discontinued operations, net of tax	$(52,490)	$(12,533)	$(22,318)	$(20,568)

No interest expense was allocated to discontinued operations for the periods presented herein since there was no debt specifically attributable to discontinued operations or required to be repaid following the closure of the retail stores. For the Successor period, the loss from discontinued operations includes $31.1 million in lease terminations and other exit costs, $8.8 million for severance and other employee-related costs and $28.3 million in asset impairment charges, along with normal business operations.

A-3-26

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Summarized balance sheet information for discontinued operations for Retail is as follows:

	December 31,
	Successor	Predecessor
	2007	2006
	in thousands
Current assets	$—	$38,106
Total assets	$—	$67,707
Current liabilities	$(6,349)	$(29,961)
Total liabilities	$(6,349)	$(39,339)

6.	Content Rights

	December 31,
	Successor	Predecessor
Content Rights	2007	2006
	in thousands
Produced content rights
Completed	$1,346,985	$1,476,830
In process	195,025	161,942
Co-produced content rights
Completed	499,127	681,105
In process	53,984	86,359
Licensed content rights
Acquired	209,082	213,691
Prepaid	21,690	10,386

Content rights, at cost	2,325,893	2,630,313
Accumulated amortization	(1,198,538)	(1,312,365)

Content rights, net	1,127,355	1,317,948
Current portion, licensed content rights	(79,162)	(64,395)

Non-current portion	$1,048,193	$1,253,553

Amortization of content rights is recorded as a component of cost of revenue and was $558.0 million, $257.0 million, $696.0 million and $601.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Amortization of content rights includes incremental amortization for certain programs to net realizable value of $171.7 million, $1.9 million, $40.1 million and $16.6 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The $171.7 million of incremental amortization includes an impairment charge of $129.1 million at U.S. networks, where new programming leadership evaluated the networks’ programming portfolio assets and identified certain programming which no longer fit the go forward strategy of the networks. The Company wrote off those assets no longer intended for use.

The Company estimates that approximately 96% of unamortized costs of content rights at December 31, 2007 will be amortized within the next three years. The Company expects to amortize $434.3 million of unamortized content rights, not including in-process, not released, and prepaid productions, during the next twelve months.

A-3-27

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

7.	Property and Equipment

	December 31,
	Successor	Predecessor
Property and Equipment	2007	2006
	in thousands
Equipment and software	$478,616	$411,583
Land	28,781	28,781
Buildings	154,227	153,737
Furniture, fixtures, leasehold improvements and other	151,417	217,884
Assets in progress	14,471	11,833

Property and equipment, at cost	827,512	823,818
Accumulated depreciation and amortization	(430,082)	(399,777)

Property and equipment, net	$397,430	$424,041

The cost and accumulated depreciation of equipment under capital leases was $53.3 million and $19.8 million, respectively, at December 31, 2007, and $39.7 million and $13.2 million, respectively, at December 31, 2006 respectively. Depreciation and amortization of property and equipment, including equipment under capital lease, was $57.3 million, $40.4 million, $78.4 million and $74.5 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Depreciation and amortization of property and equipment for Retail discontinued operations was $0.1 million, $3.2 million, $10.2 million and $10.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively, exclusive of impairment write-downs.

8.	Sale of Equity Investments

In April 2006 and January 2005, DCI recorded gains of $1.5 million and $12.8 million, respectively, as a component of other non-operating expenses for the sale of certain investments accounted for under the cost method. The gains represent the difference between the proceeds received and the net book value of the investments.

9.  Goodwill and Intangible Assets

	December 31,
	Successor	Predecessor
Goodwill and Intangible Assets	2007	2006
	in thousands
Goodwill	$4,870,187	$365,266

Trademarks, net of accumulated amortization of $2,272 and $1,905	$62,193	$12,322
Customer lists, net of accumulated amortization of $76,919 and $136,049	67,282	26,500
Other, net of accumulated amortization of $77,026 and $55,355	52,181	68,851

Intangibles, net	$181,656	$107,673

A-3-28

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

During 2007, changes in the net carrying amount of goodwill were as follows:

Reconciliation of net carrying amount of goodwill	in thousands

Balance at January 1, 2007 (Predecessor)	$365,266
Impairment (Predecessor) (Note 4)	(11,478)
Translation (Predecessor)	2,047
Push down of investor basis (Successor) (Note 1)	4,591,581
Disposals (Successor) (Note 1)	(280,838)
Acquisitions (Successor) (Note 4)	198,109
Translation (Successor)	5,500

Balance at December 31, 2007 (Successor)	$4,870,187

In April 2007, DCI completed a strategic analysis of the Education business and does not expect to generate revenue from the assets acquired from the Academy 123, Inc. acquisition. Goodwill of $11.5 million and intangible assets of $9.1 million were written-off as a component of amortization expense.

Goodwill is not amortized. Trademarks are amortized on a straight-line basis over 3 to 10 years. Customer lists are amortized on a straight-line basis over the estimated useful lives of three to seven years. Non-compete assets are amortized on a straight-line basis over the contractual term of one to seven years. Other intangibles are amortized on a straight-line basis over the estimated useful lives of three to ten years. The weighted-average amortization period for intangible assets is 5.1 years.

Amortization of intangible assets, totaled $22.3 million, $36.7 million, $43.6 million and $38.2 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company estimates that unamortized costs of intangible assets at December 31, 2007 will be amortized over the next five years as follows: $52.5 million in 2008, $40.9 million in 2009, $37.2 million in 2010, $20.4 million in 2011, and $12.2 million in 2012.

A-3-29

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

10.  Investments

The following table outlines the Company’s less than wholly-owned ventures and the method of accounting during 2007:

Accounting
Affiliates:	Method

Joint Ventures with the BBC:
JV Programs LLC (“JVP”)	Consolidated
Joint Venture Network LLC (“JVN”)	Consolidated
Animal Planet Europe	Consolidated
Animal Planet Latin America	Consolidated
People & Arts Latin America	Consolidated
Animal Planet Asia	Consolidated
Animal Planet Japan	Consolidated
Animal Planet Canada	Equity
Other Ventures:
Animal Planet United States (see Note 12)	Consolidated
Discovery Canada	Equity
Discovery Japan	Equity
Discovery Health Canada	Equity
Discovery Kids Canada	Equity
Discovery Civilization Canada	Equity
HSWi (See Note 4)	Equity

Joint Ventures with the BBC

The Company and the BBC have formed several cable and satellite television network joint ventures, JVP, a venture to produce and acquire factual-based content, and JVN, a venture to provide debt funding to these joint ventures.

In addition to its own funding requirements, the Company has assumed the BBC funding requirements, giving the Company preferential cash distribution with these ventures. The Company controls substantially all of the BBC ventures and consolidates them accordingly. As the BBC does not have risk of loss, no BBC cumulative losses were allocated to minority interest for consolidated joint ventures with the BBC, and the Company recognizes both its and the BBC’s share of cumulative losses in the equity method venture with the BBC. After December 31, 2006, JVP obtained a level of cumulative profitability. Minority interest expense of $4.3 million and $1.1 million for the BBC’s share of earnings in JVP was recognized from May 15, 2007 through December 31, 2007 and from January 1, 2007 through May 14, 2007, respectively.

Other Ventures

The Company is a partner in international joint venture cable and satellite television networks. The Company also acquired an equity interest in HSWi stock as a result of its acquisition of HSW. DCI provided no funding to the equity ventures in 2007, 2006 or 2005. At December 31, 2007, the Company’s maximum exposure to loss as a result of its involvement with the equity joint ventures is the $47.0 million investment book value and future operating losses, should they occur, of the equity joint ventures that the Company is obligated to fund.

A-3-30

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

11.	Debt

	December 31,
	Successor	Predecessor
Debt	2007	2006
	in thousands
$1,000,000.0 Term Loan A due quarterly December 2008 to October 2010	$1,000,000	$1,000,000
$1,555,000.0 Revolving Loan, due October 2010	337,500	249,500
€260,000.0 Revolving Loan, due April 2009	94,174	187,828
$1,500,000.0 Term Loan B due quarterly September 2007 to May 2014	1,492,500	—
8.06% Senior Notes, semi-annual interest, due March 2008	180,000	180,000
7.45% Senior Notes, semi-annual interest, due September 2009	55,000	55,000
8.37% Senior Notes, semi-annual interest, due March 2011	220,000	220,000
8.13% Senior Notes, semi-annual interest, due September 2012	235,000	235,000
Floating Rate Senior Notes, semi-annual interest, due December 2012	90,000	90,000
6.01% Senior Notes, semi-annual interest, due December 2015	390,000	390,000
£10,000.0 Uncommitted Facility, due August 2008	8,785	—
Obligations under capital leases	37,172	32,355
Other notes payable	960	1,100

Subtotal	4,141,091	2,640,783
Current portion	(32,006)	(7,546)

Total long-term debt	$4,109,085	$2,633,237

In May 2007, Discovery entered into a $1,500.0 million, seven year term loan credit agreement. Borrowings under this agreement bear interest at London Interbank Offered Rate (“LIBOR”) plus an applicable margin of 2.0% or the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) “prime rate” set by Bank of America plus an applicable margin of 1.0%. The company capitalized $4.7 million of deferred financing costs as a result of this transaction. At the end of 2007 there was $1,492.5 million outstanding under the term loan agreement (net of mandatory principal repayments) with a weighted average interest rate of 6.83%. The average interest rate under this credit agreement was 7.44% for the period May 15, 2007 through December 31, 2007.

In September 2007, the Company’s United Kingdom subsidiary, Discovery Communications Europe Limited (“DCEL”) executed a £10 million uncommitted facility to supplement working capital requirements. The facility is available through August 1, 2008 and is guaranteed by Discovery. At December 31, 2007 there was £4.4 million (approximately $8.8 million) outstanding under this facility.

In March 2006, DCEL entered into a €70.0 million three year multicurrency revolving credit agreement (“UK credit agreement”) which enables the Company to draw Euros and British Pounds. In April 2006, the UK credit agreement was amended and restated to provide for syndication and to increase the revolving commitments to €260.0 million. The Company guarantees DCEL’s obligations under the UK credit agreement. Borrowings under this agreement bear interest at LIBOR plus an applicable margin based on the Company’s leverage ratios. The cost of the UK credit agreement also includes a fee on the revolving commitments (ranging from 0.1% to 0.3%) based on the Company’s leverage ratio. DCEL capitalized £0.7 million (approximately $1.4 million) of deferred financing costs as a result of this transaction. At the end of 2007 there was £47.5 million (approximately U.S. $94.2 million) outstanding under the multicurrency credit agreement with a weighted average interest rate of 6.75%. At the end of 2006 there was £95.9 million (approximately $187.8 million) outstanding under the multicurrency credit agreement with a weighted average interest rate of 5.91%. The interest rate averaged 7.05% and 6.42% from May 15, 2007

A-3-31

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

through December 31, 2007 and from January 1, 2007 through May 14, 2007, respectively. The UK credit agreement matures April 2009.

In March 2006 DCI borrowed additional funds under its US Credit Facility (Revolving Loan and Term A) to redeem the maturing $300.0 million Senior Notes. At the end of 2007 there was $1,337.5 million outstanding ($1,000 million Term A and $337.5 million Revolving Loan) under the facility with a weighted average interest rate of 5.61%. The amount available under the facility was $1,214.9 million, net of amounts committed for standby letters of credit of $2.6 million issued. At the end of 2006 there was $1,249.5 million outstanding under the facility with a weighted average interest rate of 6.35%. The amount available under the facility was $1,302.8 million, net of amounts committed for standby letters of credit of $2.7 million issued. The average interest rate under the U.S. Credit Facility was 6.11%, 6.22% and 6.01% from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 and 2006, respectively. The Company’s debt agreements have certain restrictions on the payment of dividends from subsidiaries.

The Company uses derivative instruments to modify its exposure to interest rate fluctuations on its debt. The Term Loans, Revolving Facility, and Senior Notes contain covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.

Future principal payments under the current debt arrangements, excluding obligations under capital leases and other notes payable, are as follows: $266.3 million in 2008, $539.2 million in 2009, $915.0 million in 2010, $235.0 million in 2011, $340.0 million in 2012 and $1,807.5 million thereafter. Of the $266.3 million of principal payments due in 2008, $242.5 million is excluded from the current portion of long-term debt as of December 31, 2007 because the Company has the intent and ability to refinance its obligations on a long-term basis.

Future minimum payments under capital leases are as follows: $9.0 million in 2008 and 2009, $6.8 million in 2010, $6.2 million in 2011, $3.0 million in 2012 and $10.0 million thereafter.

12.	Mandatorily Redeemable Interests in Subsidiaries

	December 31,
	Successor	Predecessor
Mandatorily Redeemable Interests in Subsidiaries	2007	2006
	in thousands
Animal Planet LP	$—	$48,950
People & Arts Latin America and Animal Planet Channel Group	48,721	45,875

Mandatorily redeemable interests in subsidiaries	$48,721	$94,825

Animal Planet LP

As of December 31, 2006, one of the DCI’s stockholders held 44,000 senior preferred partnership units of Animal Planet LP (“APLP”) that had a redemption value of $44.0 million and carried a rate of return ranging from 8.75% to 13%. Payments were made quarterly and totaled $4.6 million during 2006. APLP’s senior preferred partnership units were called by DCI in January 2007 for $44.0 million, plus accrued interest of $0.5 million. At December 31, 2006, DCI recorded this security at the redemption value of $44.0 million plus accrued returns of $5.0 million. Preferred returns were recorded as a component of interest expense based on a constant rate of return of 10.75% through the full term and aggregated $4.7 million in 2006 and 2005. DCI reversed $5.0 million of accrued interest upon exercise of the call.

People & Arts Latin America and Animal Planet Channel Group

The BBC has the right, upon a failure of the People & Arts Latin America or the Animal Planet Channel Group (comprised of Animal Planet Europe, Animal Planet Asia, and Animal Planet Latin America), the Channel Groups, to achieve certain financial performance benchmarks to put its interests back to the Company for a value determined by a specified formula every three years which commenced December 31, 2002. The Company accretes the

A-3-32

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

mandatorily redeemable equity in a subsidiary to its estimated redemption value through the applicable redemption date. The redemption value estimate is based on a contractual formula considering the projected results of each network within the channel group.

Based on the Company’s calculated performance benchmarks, the Company believes the BBC has the right to put their interests as of December 2005. The BBC has 90 days following an independent valuation of the Channel Groups to exercise their right. During 2006 DCI was notified that the BBC is evaluating whether to execute their rights under the agreement. As of December 31, 2007, the BBC and the Company have commenced to formally assess the performance benchmarks and the BBC’s right to put. The Company has accreted to an estimated redemption value of $48.7 million as of December 31, 2007, based on certain estimates and legal interpretations. Changes in these assumptions could materially impact current estimates. Accretion to the redemption value has been recorded as a component of minority interest expense of $1.7 million, $1.1 million, $9.1 million and $34.6 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and 2005, respectively.

13.	Commitments and Contingencies

	Year ending December 31,
Future Minimum Payments	Leases	Content	Other	Total
	in thousands

2008	$80,691	$269,175	$106,187	$456,053
2009	65,991	66,616	85,546	218,153
2010	56,518	41,287	71,246	169,051
2011	41,360	40,176	23,852	105,388
2012	35,417	40,667	4,148	80,232
Thereafter	133,741	41,469	400	175,610

Total	$413,718	$499,390	$291,379	$1,204,487

Expenses recorded in connection with operating leases, including rent expense, for continuing and discontinued operations were $91.2 million, $53.1 million, $142.5 million and $142.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Expenses recorded in connection with operating leases, including rent expense, for discontinued operations were $37.2 million, $8.8 million, $24.0 million and $25.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company receives contributions from certain landlords to fund leasehold improvements. Such contributions are recorded as deferred rent and amortized as reductions to lease expense over the lease term. Certain of the Company’s leases provide for rental rates that increase or decrease over time. The Company recognizes operating lease minimum rentals on a straight-line basis over the lease term. The Company’s deferred rent balance was $24.2 million at December 31, 2007 and $37.4 million at December 31, 2006. Approximately $7.0 million of Discovery’s deferred rent balance was written off and included in discontinued operations following the closure of the retail stores.

Discovery has certain contingent considerations in connection with the acquisition of Treehugger.com payable in the event specific business metrics are achieved totaling up to $6.0 million over 2 years (see Note 4).

The Company is involved in litigation incidental to the conduct of its business. In addition, the Company is involved in negotiations with organizations holding the rights to music used in the Company’s content. As global music rights societies evolve, the Company uses all information available to estimate appropriate obligations. During 2005, DCI analyzed its music rights reserves and recorded a net reduction to cost of revenue of approximately $11.0 million. The Company believes the reserves related to these music rights are adequate and does not expect the outcome of such litigation and negotiations to have a material adverse effect on the Company’s results of operations, cash flows, or financial position.

A-3-33

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

14.	Employee Savings Plans

The Company maintains employee savings plans, defined contribution savings plans and a supplemental deferred compensation plan for certain management employees, together the “Savings Plans.” The Company contributions to the Savings Plans were $6.2 million, $5.5 million, $9.9 million and $8.2 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 in 2006 and in 2005, respectively.

15.	Long-term Incentive Plans

In October 2005, DCI established a new long-term incentive plan. At inception of the plan, eligible participants in one of DCI’s previously established long-term incentive plans chose to either continue in that plan or to redeem their vested units at the December 31, 2004 valuation and receive partially vested units in the new plan. Substantially all participants in the previously established plan redeemed their vested units and received partially vested units in the new plan. Certain eligible employees were granted new units in the new plan.

Units partially vested in the new plan have vesting similar to units in the previously established plan. New units awarded vest 25% per year. The units in the new plan are indexed to the market price of Class A DHC stock. On August 17, 2007, the Company amended the plan so that each year 25% of the units awarded will expire and the employees will receive a cash payment for the increase in value. Prior to the amendment, units were paid out every two years over an eight year period. The Company has authorized the issuance of up to 31.9 million units under this plan.

Prior to October 2005, DCI maintained two unit-based, long-term incentive plans with substantially similar terms. Units were awarded to eligible employees following their one-year anniversary of hire and vested 25% per year thereafter. Upon exercise, participants received the increase in value from the date of issuance. The value of the units was based on changes in DCI’s value utilizing a specified formula of DCI business metrics. The valuation also included a business group specific discount rate and terminal value based on business risk. The intrinsic value for unit appreciation had been recorded as compensation expense over the period the units were outstanding. In August 2005, DCI discontinued one of these plans, which resulted in the full vesting and cash redemption of units at the December 31, 2004 valuation, including a 25% premium on appreciated value.

Upon voluntary termination of employment, the Company distributes the intrinsic value of the participant’s vested units, if participants agree to comply with post-employment obligations for one year in order to receive remaining benefits. The Company’s cash disbursements under the new plan aggregated $75.6 million, $7.8 million and $0.3 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 and in 2006, respectively. There were no payments during 2005 related to the new plan. DCI’s cash disbursements under the prior plans aggregated $325.8 million during 2005.

The fair value of the units issued under the new plan has been determined using the Black-Scholes option-pricing model. The expected volatility represents the calculated volatility of the DHC stock price over each of the various contractual terms. As a result of the limited trading history of the DHC stock, this amount for units paid out after two years is determined based on an analysis of DHC’s industry peer group over the corresponding periods. The weighted average assumptions used in this option-pricing model were as follows:

	Successor	Predecessor
	May 15 -	January 1 -
Weighted Average Assumptions	December 31, 2007	May 14, 2007	2006	2005
Risk-free interest rate	3.20%	4.72%	4.78%	4.36%
Expected term (years)	1.48	3.87	3.86	4.75
Expected volatility	27.93%	23.78%	27.06%	30.36%
Dividend yield	0%	0%	0%	0%

The weighted average grant date fair values of units granted was $29.65, $18.66, $16.51 and $15.81 from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The weighted average fair value of units outstanding was $11.68 and $6.71 as of December 31, 2007

A-3-34

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

and 2006, respectively. Compensation expense in connection with the new plan was $78.5 million, $62.9 million, $39.2 million and $29.1 million from May 15, 2007 through December 13, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Included in the 2005 expense is $12.8 million related to the exchange of the partially vested units which represents the difference between the fair value of the award and the intrinsic value of the award attributable to prior vesting. The accrued fair values of units outstanding under the new plan were $141.6 million and $84.5 million at December 31, 2007 and 2006.

The following table summarizes information about unit transactions (units in millions) for the new plan:

	Successor		Predecessor
	May 15 -		January 1 -
	December 31, 2007		May 14, 2007		2006		2005
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Units	Price	Units	Price	Units	Price	Units	Price
Outstanding at Beginning of period	26.7	$16.01	26.3	$15.00	24.2	$14.82	—	$—
Units exchanged	—	—	—	—	—	—	7.8	12.77
Units granted	6.4	29.65	7.8	18.66	3.5	16.36	16.4	15.81
Units exercised	(1.1)	15.69	(2.3)	14.01	(0.1)	13.12	—	—
Units redeemed/cancelled	(5.2)	15.29	(5.1)	15.82	(1.3)	15.43	—	—

Outstanding at end of period	26.8	19.42	26.7	16.01	26.3	15.00	24.2	14.82

Vested at Period-end	6.6	$13.97	6.5	$13.84	8.5	$13.78	1.6	$11.22

The Company classified as a current liability the entire long term incentive plan liability of $141.6 million. At December 31, 2007, there was $137.3 million of unrecognized compensation cost related to unvested units, which the Company expects to recognize over a weighted average period of 2.4 years. The weighted average remaining years of contractual life for outstanding and vested unit awards was 1.48 and 0.75, respectively, for unit awards outstanding as of December 31, 2007. The aggregate intrinsic value of units outstanding at December 31, 2007 and 2006 is $228.0 million and $82.0 million respectively. The vested intrinsic value of outstanding units was $94.2 million and $36.7 million at December 31, 2007 and 2006, respectively.

16.	Income Taxes

Domestic and foreign income (loss) before income taxes and discontinued operations is as follows:

	Successor	Predecessor
	May 15 -	January 1 -
Income From Continuing Operations	December 31,	May 14,
Before Taxes	2007	2007	2006	2005
Domestic	$254,772	$86,601	$444,504	$358,065
Foreign	7,733	15,374	(24,629)	(4,450)

Income from continuing operations before taxes	$262,505	$101,975	$419,875	$353,615

A-3-35

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Income tax expense from continuing operations for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Successor	Predecessor
	May 15 -	January 1 -
	December 31,	May 14,
Income Tax Expense	2007	2007	2006	2005
	in thousands
Current
Federal	$52,346	$20,526	$4,591	$(1,479)
State	7,079	5,064	5,695	(3,205)
Foreign	28,185	16,634	59,879	57,644

Total current income tax provision	87,610	42,224	70,165	52,960

Deferred
Federal	(65,091)	4,618	114,986	106,182
State	9,879	9,023	3,707	16,298
Foreign	1,989	3,395	(3,637)	(3,851)

Total deferred income tax (benefit) expense	(53,223)	17,036	115,056	118,629

Change in valuation allowance	(9,084)	(7,097)	5,160	1,838

Total income tax expense	$25,303	$52,163	$190,381	$173,427

A-3-36

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Components of deferred tax assets and liabilities as of December 31, 2007 and 2006 are as follows:

	December 31
	Successor		Predecessor
	2007		2006
Deferred Income Tax Assets and Liabilities	Current	Non-current	Current	Non-current
	in thousands
Assets
Loss carryforwards	$21,851	$21,145	$19,855	$27,712
Compensation	58,762	9,489	30,981	15,563
Accrued expenses	11,161	13,232	12,088	14,981
Reserves and allowances	8,613	—	10,938	—
Tax credits	—	—	—	8,574
Derivative financial instruments	—	6,992	—	3,141
Investments	—	13,337	—	10,445
Depreciation	—	16,169	—	—
Intangibles	—	68,293	—	104,078
Uncertain tax positions	—	28,089	—	—
Other	4,769	17,024	4,301	20,897

	105,156	193,770	78,163	205,391
Valuation allowance	—	(10,250)	—	(26,552)

Total deferred income tax assets	105,156	183,520	78,163	178,839

Liabilities
Depreciation	—	—	—	(6,164)
Content rights and deferred launch incentives	—	(156,654)	—	(200,732)
Foreign currency translation	—	(5,744)	—	(12,936)
Unrealized gains on investments	—	(24,970)	—	(861)
Other	(1,433)	(6,771)	(2,007)	(4,435)

Total deferred income tax liabilities	(1,433)	(194,139)	(2,007)	(225,128)

Deferred income tax assets (liabilities), net	$103,723	$(10,619)	$76,156	$(46,289)

A-3-37

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Income tax benefit (expense) from continuing operations differs from the amounts computed by applying the U.S. Federal income tax rate of 35.0% as a result of the following:

	Successor	Predecessor
	May 15 -	January 1 -	Year Ended December 31,
Reconciliation of Effective Tax Rate from Continuing Operations	December 31, 2007	May 14, 2007	2006	2005
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) in tax rate arising from:
State income taxes, net of Federal benefit	2.4	1.9	1.5	3.2
Foreign income taxes, net of Federal benefit	7.5	12.8	7.7	9.7
Non-taxable gain	(17.9)	—	—	—
Travel deferred tax liabilities	(20.4)	—	—	—
Change in US reserve	3.3	—	—	—
Non-deductible goodwill write-off	—	3.9	—	—
Domestic production deduction	(1.1)	(1.8)	—	—
Other	0.8	(0.6)	1.1	1.1
Effective income tax rate	9.6%	51.2%	45.3%	49.0%

The disposal of the Travel Business resulted in a gain of $134.7 million for book purposes, but the transaction was not recognized for tax purposes under Internal Revenue Code Sections 355 and 368. The transaction also resulted in a reduction of the Company’s deferred tax liabilities related to the Travel Channel of $54.0 million.

As of December 31, 2007, the Company has federal operating loss carryforwards of $93.3 million that begin to expire in 2021 and state operating loss carryforwards of $296.9 million in various state jurisdictions available to offset future taxable income that expire in various amounts through 2025. In 2007, the Company acquired federal operating loss carryforwards of $89.6 million. The state operating loss carryforwards are subject to a valuation allowance of $5.4 million. The change in the valuation allowance from prior year reflects the elimination of fully reserved state operating loss carryforwards upon disposal of the Retail business.

Deferred tax assets are reduced by a valuation allowance relating to the state tax benefits attributable to net operating losses in certain jurisdictions where realizability is not more likely than not.

The Company’s ability to utilize foreign tax credits is currently limited by its overall foreign loss under Section 904(f) of the Internal Revenue Code. The Company has no alternative minimum tax credits.

The Company files U.S. federal, state, and foreign income tax returns. With few exceptions, the Company is no longer subject to audit by the Internal Revenue Service (“IRS”), state tax authorities, or non-U.S. tax authorities for years prior to 2003.

It is reasonably possible that the total amount of unrecognized tax benefits related to tax positions taken (or expected to be taken) on 2005, 2006, and 2007 non-U.S. tax returns could decrease by as much as $32.8 million within the next twelve months as a result of settlement of audit issues and/or payment of uncertain tax liabilities, which could impact the effective tax rate.

The IRS is not currently examining the Company’s consolidated federal income tax return. However, some of the Company’s joint ventures are under examination for the 2004 tax year. The Company does not expect any significant adjustments.

As a result of the implementation of FIN 48, the Company recognized an increase of $36.3 million in its liability for unrecognized tax benefits, which was offset in part by a corresponding increase of $31.3 million in deferred tax assets. The remaining $5.0 million was accounted for as a reduction to the January 1, 2007 balance of

A-3-38

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits (without related interest amounts) is as follows:

Reconciliation of Unrecognized Tax Benefits

Balance at January 1, 2007 (Predecessor)	$91,375
Reductions for tax positions of prior years (Predecessor)	(412)
Additions based on tax positions related to the current year (Successor)	11,650
Additions for tax positions of prior years (Successor)	16,830
Reductions for tax positions of prior years (Successor)	(28,674)
Settlements (Successor)	(2,035)

Balance at December 31, 2007 (Successor)	$88,734

Included in the balance at December 31, 2007, are $9.5 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

FIN 48 requires uncertain tax positions to be recognized and presented on a gross basis (i.e., without regard to likely offsets for deferred tax assets, deductions, and/or credits that would result from payment of uncertain tax amounts). On a net basis, the balance at December 31, 2007 is $45.2 million (including related interest amounts) after offsetting deferred tax assets, deductions, and/or credits on the Company’s tax returns.

The Company’s policy is to classify tax interest and penalties related to unrecognized tax benefits as tax expense. Interest expense related to unrecognized tax benefits recognized was approximately $2.1 million, $1.3 million, $0.8 million, and $0.9 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company had accrued approximately $6.4 million and $2.3 million of total interest payable in the tax accounts as of December 31, 2007, and 2006, respectively. Additional interest of $0.7 million was accrued upon adoption of FIN 48 in the first quarter of its fiscal year 2007, with a corresponding reduction to retained earnings.

17.	Financial Instruments

The Company uses derivative financial instruments to modify its exposure to market risks from changes in interest rates and foreign exchange rates. The Company does not hold or enter into financial instruments for speculative trading purposes.

The Company’s interest expense is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. These instruments include swaps and swaptions to modify interest rate exposure. The variable to fixed interest rate instruments have a notional principal amount of $2,270.0 million and $1,025.0 million and have a weighted average interest rate of 4.68% and 5.09% at December 31, 2007 and 2006, respectively. The fixed to variable interest rate agreements have a notional principal amount of $225.0 million and have a weighted average interest rate of 9.65% and 9.86% at December 31, 2007 and 2006, respectively. At December 31, 2007, the Company held an unexercised interest rate swap put with a notional amount of $25.0 million at a fixed rate of 5.44%. As a result of unrealized mark-to-market adjustments, ($10.0) million, $1.4 million, $10.4 million and $29.1 million in gains (losses) on these instruments were recorded from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively.

The fair value of these derivative instruments, which aggregate ($49.6) million and $8.5 million at December 31, 2007 and 2006, respectively, is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. Changes in the fair value of these derivative instruments are recorded as a component of operating cash flows.

A-3-39

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

Of the total of $2,270.0 million, a notional amount of $1,460.0 million of these derivative instruments are 100% effective cash flow hedges. The value of these hedges at December 31, 2007 was ($32.5) million with changes in the mark-to-market value recorded as a component of other comprehensive income (loss), net of taxes. Should any portion of these instruments become ineffective due to a restructuring in the Company’s debt, the monthly changes in fair value would be reported as a component of other income on the Statement of Operations. The Company does not expect any hedge ineffectiveness in the next twelve months.

The foreign exchange instruments used are spot, forward, and option contracts. Additionally, the Company enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. At December 31, 2007 and 2006, the notional amount of foreign exchange derivative contracts was $174.2 million and $364.1 million, respectively. As a result of unrealized mark-to-market adjustments, ($3.3) million, ($0.9) million, $2.0 million and ($2.3) million in gains (losses) were recognized on these instruments from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The fair value of these derivative instruments is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. These derivative instruments did not receive hedge accounting treatment.

Fair Value of Financial Instruments

The fair values of cash and cash equivalents, receivables, and accounts payable approximate their carrying values. Marketable equity securities are carried at fair value and fluctuations in fair value are recorded through other comprehensive income (loss). Losses on investments that are other than temporary declines in value are recorded in the statement of operations.

The carrying amount of the Company’s borrowings was $4,141.1 million and the fair value was $4,186.7 million at December 31, 2007. The carrying amount of the Company’s borrowings was $2,641.0 million and the fair value was $2,702.0 million at December 31, 2006.

The carrying amount of all derivative instruments represents their fair value. The net fair value of the Company’s short and long-term derivative instruments is ($51.2) million at December 31, 2007; 4%, 11%, 61%, 23%, and 1% of these derivative instrument contracts will expire in 2008, 2009, 2010, 2011 and thereafter, respectively.

The fair value of derivative contracts was estimated by obtaining interest rate and volatility market data from brokers. As of December 31, 2007, an estimated 100 basis point parallel shift in the interest rate yield curve would change the fair value of the Company’s portfolio by approximately $45.2 million.

Credit Concentrations

The Company continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments and does not anticipate nonperformance by the counterparties. In addition, the Company limits the amount of investment credit exposure with any one institution.

The Company’s trade receivables and investments do not represent a significant concentration of credit risk at December 31, 2007 due to the wide variety of customers and markets in which the Company operates and their dispersion across many geographic areas.

A-3-40

DISCOVERY COMMUNICATIONS HOLDING, LLC

Notes to Consolidated Financial Statements — (Continued)

18.	Related Party Transactions

The Company identifies related parties as investors in their consolidated subsidiaries, the Company’s joint venture partners and equity investments, and the Company’s executive management. Transactions with related parties typically result from distribution of networks, production of content, or media uplink services. Gross revenue earned from related parties was $21.3 million, $46.9 million, $90.0 million and $73.7 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Accounts receivable from these entities were $6.5 million and $15.0 million at December 31, 2007 and 2006, respectively. Purchases from related parties totaled $54.8 million, $31.8 million, $83.3 million and $71.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively; of these purchases, $5.1 million, $3.0 million, $8.4 million and $23.1 million related to capitalized assets from January 1, 2007 through May 14, 2007, May 15, 2007 through December 31, 2007, in 2006 and in 2005 respectively. Amounts payable to these parties totaled $0.6 million and $2.4 million at December 31, 2007 and 2006, respectively.

A-3-41

Execution Copy

TRANSACTION AGREEMENT
by and among
DISCOVERY HOLDING COMPANY,
DISCOVERY COMMUNICATIONS, INC.,
DHC MERGER SUB, INC.,
ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP,
and with respect to Section 5.14 hereof only
ADVANCE PUBLICATIONS, INC., and
NEWHOUSE BROADCASTING CORPORATION
Dated as of June 4, 2008

B-i

B-ii

Exhibits

Form of Escrow Agreement	Exhibit A
Form of Registration Rights Agreement	Exhibit B
Form of Reorganization Agreement	Exhibit C
Form of Tax Sharing Agreement	Exhibit D
Restated Certificate of Incorporation	Exhibit 2.01(c)(i)
Restated Bylaws	Exhibit 2.01(c)(ii)
Form of Rights Agreement	Exhibit 2.01(c)(iii)
Merger Agreement	Exhibit 2.03(a)
ANPP Tax Opinion Representations	Exhibit E
DHC Tax Opinion Representations	Exhibit F

B-iii

TRANSACTION AGREEMENT (this “Agreement”), dated as of June 4, 2008, by and among Discovery Holding Company, a Delaware corporation (“DHC”), Discovery Communications, Inc. a Delaware corporation and Wholly-Owned Subsidiary of DHC (“New DHC”), DHC Merger Sub, Inc., a Delaware corporation and Wholly-Owned Subsidiary of New DHC (“Merger Sub”), Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”), and with respect to Section 5.14 hereof only, Advance Publications, Inc., a New York corporation (“API”), and Newhouse Broadcasting Corporation, a New York corporation (“NBCo” and together with API, the “ANPP Parents”).

Preliminary Statement

WHEREAS, DHC Beneficially Owns all of the membership interests of Ascent Media Group, LLC, a Delaware limited liability company (“AMG”), which, among other things, operates the Audio Business (as defined below);

WHEREAS, the board of directors of DHC (the “DHC Board”) has deemed it advisable and in the best interest of DHC and its stockholders to effect the AMG Spin-Off (as defined below) pursuant to this Agreement and the Reorganization Agreement (as defined below), and the completion of the AMG Spin-Off is a condition precedent to the transactions contemplated by this Agreement;

WHEREAS, DHC is the Beneficial Owner of 25,200 limited liability company interests (the “DHC Discovery Shares”) of Discovery Communications Holding, LLC, a Delaware limited liability company (“Discovery”), and ANPP is the owner of 12,600 limited liability company interests (the “ANPP Discovery Shares”) of Discovery;

WHEREAS, DHC is the Beneficial Owner of limited partnership interests of Animal Planet, L.P., a Delaware limited partnership (“Animal Planet”), representing 10% of the outstanding partnership interests of Animal Planet (the “DHC AP Interests”), and ANPP is the owner of limited partnership interests of Animal Planet, representing 5% of the outstanding ownership interest of Animal Planet (such interests, the “ANPP AP Interests” and, together with the ANPP Discovery Shares, the “ANPP Contributed Assets”);

WHEREAS, upon the terms and conditions set forth in this Agreement and the other Transaction Documents (as defined below), (i) each of DHC, New DHC and ANPP desire that, immediately following the AMG Spin-Off, ANPP contribute the ANPP Discovery Shares and the ANPP AP Interests to New DHC in exchange for shares of New DHC Preferred Stock (as defined below) as provided herein, and (ii) the DHC Board has deemed it advisable and in the best interest of DHC and its stockholders to, immediately following the contribution described in clause (i) of this recital, merge Merger Sub with and into DHC, which will result in New DHC becoming the new public parent company of Discovery and DHC (as the surviving corporation in the merger with Merger Sub) will become a Wholly-Owned Subsidiary of New DHC and shares of outstanding DHC Common Stock (as defined below) will be converted into shares of New DHC Common Stock (as defined below); and

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Usage

Section 1.01.  Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided, that, for purposes of the foregoing, neither DHC nor ANPP will be an Affiliate of Discovery or of each other.

“AMG Spin-Off” means the distribution to the holders of record of DHC Common Stock at the close of business on the record date set by the DHC Board, of all the issued and outstanding shares of capital stock of the Spin-Off Company on the terms and conditions described in the Reorganization Agreement.

“Animal Planet Limited Partnership Agreement” means the Limited Partnership Agreement of Animal Planet L.P., dated as of December 20, 1996, by and among Animal Planet, L.L.C., Liberty Animal Planet, Inc., NBCo and Cox Discovery, Inc., as amended from time to time.

“ANPP Tax Opinion Representations” means the representations set forth in a letter, which will be executed by ANPP on such date as the DHC Tax Counsel or the ANPP Tax Counsel issues its respective opinion and re-executed as of the Closing Date, to be made by ANPP to the ANPP Tax Counsel and DHC Tax Counsel as a condition to, and in connection with, the issuance of the respective opinions of the ANPP Tax Counsel and DHC Tax Counsel, including representations in form and substance as set forth in Exhibit E to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the execution or re-execution date, as applicable).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Audio Business” means the businesses operated in the United States by AMG and its subsidiaries under the brand names Soundelux, Todd-AO, Sound One, POP Sound, Modern Music, DMG and The Hollywood Edge, substantially all the assets and Liabilities of which as of the date hereof are reflected on the unaudited balance sheet of the Audio Company as of December 31, 2007, and the operating results of which are reflected on the unaudited Audio Business consolidated statement of operations (adjusted) for the period ended December 31, 2007, a copy of each of which is set forth as Schedule 1.01 hereto.

“Audio Company” means Ascent Media Creative Sound Services, Inc., which following the DHC Restructuring will own all of the businesses, assets, properties and Liabilities comprising the Audio Business.

“Beneficial Ownership” or “Beneficially Own” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining Beneficial Ownership, a Person will be deemed to be the Beneficial Owner of any securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants, options, rights or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which banks are required or permitted to close in Denver, Colorado or New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

“Contracts” means all contracts, agreements, commitments and other legally binding arrangements, whether oral or written.

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms “Controlling”, “Controlled by”, and “under common Control with” will have correlative meanings.

“Current Effective Tax Rate” means (i) 8.4%, in the case of amounts received as dividends from a domestic corporation for which the dividends received deduction is allowed under Section 243(a) of the Code, as modified by Section 243(c) of the Code (or any corresponding provision of any successor statute) and (ii) 42%, in all other cases, in each case, subject to adjustment for any calendar year in which the highest federal corporate Tax rate is other than the 35% Tax rate, or the percentage of the dividends received deduction under Section 243(a) of the Code (as modified by Section 243(c) of the Code) is other than the 80% deduction, included in the calculation of the applicable Tax rate above.

“Debt” means, with respect to any Person at any time, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except

(x) trade accounts payable that arise in the ordinary course of business and (y) obligations relating to employee benefits or any other compensatory arrangements in favor of any employee; (iv) all obligations of such Person as lessee under capital leases other than capital leases relating to equipment entered into in the ordinary course of business consistent with past practice; (v) all obligations of such Person, which such Person is required to, or may, at the option of any other Person, become obligated to, redeem, repurchase or retire; (vi) all Debt of others secured by a Lien on any asset of such Person; and (vii) all Debt of others guaranteed by such Person.

“DHC Common Stock” means the DHC Series A Common Stock, the DHC Series B Common Stock and the DHC Series C Common Stock.

“DHC Incentive Plans” means the Discovery Holding Company 2005 Incentive Plan (As Amended and Restated Effective August 15, 2007), the Discovery Holding Company 2005 Non-Employee Director Plan (As Amended and Restated Effective August 15, 2007) and the Discovery Holding Company Transitional Stock Adjustment Plan (As Amended and Restated Effective August 15, 2007).

“DHC Parties” means, collectively, DHC, New DHC and Merger Sub.

“DHC Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since March 9, 2005 by DHC or by any trade or business, whether or not incorporated (“DHC ERISA Affiliate”), that together with DHC would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any employee, director or former employee or director of DHC or any DHC ERISA Affiliate including any such type of plan established, maintained or contributed to under the laws of any foreign country; provided, however, that DHC Plan will not include any such plan or arrangement maintained by (i) Discovery or any Subsidiary of Discovery, (ii) the Spin-Off Company or any Subsidiary of the Spin-Off Company, or (iii) the Audio Company or any Subsidiary of the Audio Company.

“DHC Restructuring” means the restructuring effected by DHC and its Subsidiaries pursuant to the steps set forth on Schedule 1.02 hereto.

“DHC Rights Agreement” means the Rights Agreement, dated as of July 18, 2005, between DHC and Computershare Trust Company, N.A., as Rights Agent.

“DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of DHC (including the DHC Series A Right attached thereto).

“DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of DHC (including the DHC Series B Right attached thereto).

“DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of DHC (including the DHC Series C Right attached thereto).

“DHC Series A Right” has the meaning ascribed to it in the DHC Rights Agreement.

“DHC Series B Right” has the meaning ascribed to it in the DHC Rights Agreement.

“DHC Series C Right” has the meaning ascribed to it in the DHC Rights Agreement.

“DHC Tax Opinion Representations” means the representations set forth in a letter, which will be executed by DHC on such date as the DHC Tax Counsel or the ANPP Tax Counsel issues its respective opinion and re-executed as of the Closing Date, to be made by DHC to the DHC Tax Counsel and ANPP Tax Counsel as a condition to, and in connection with, the issuance of the respective opinions of the DHC Tax Counsel and the ANPP Tax Counsel, including representations in form and substance as set forth in Exhibit F to this Agreement (amended as necessary to reflect changes in relevant facts occurring after the date of this Agreement and on or before the execution or re-execution date, as applicable).

“Discovery Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Discovery Communications Holding, LLC, dated as of May 14, 2007, by and among ANPP, LMC Discovery, Inc. and John S. Hendricks.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Escrow” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means an entity mutually agreeable to New DHC and ANPP to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the agreement between New DHC and ANPP in substantially the form of Exhibit A (subject to any reasonable changes requested by the Escrow Agent), pursuant to which, among other matters, ANPP and New DHC will establish the Escrow pursuant to the terms and conditions set forth in Section 2.05.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means with respect to a share of any series of New DHC Common Stock on any day, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of the applicable series of New DHC Common Stock on such day (or if such day is not a trading day, the next trading day) as reported on the Nasdaq Stock Market, Inc. or if such shares are not then listed on the Nasdaq Stock Market, Inc., as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of the applicable series of New DHC Common Stock are listed on such day; provided, that, if for any day the Fair Market Value of a share of the applicable series of New DHC Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the board of directors of New DHC or any committee thereof on the basis of such quotations and other considerations as the board or its committee deems appropriate.

“FCC” means the United States Federal Communications Commission, including a bureau or subdivision thereof acting on delegated authority.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time, consistently applied.

“Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means all Taxes based on or measured by net income.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of a Governmental Authority, including any of the foregoing as they relate to Tax.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable.

“Loss” means any loss, liability, claim, damage or expense (including reasonable legal fees and expenses).

“New DHC Common Stock” means the New DHC Series A Common Stock, the New DHC Series B Common Stock and the New DHC Series C Common Stock.

“New DHC Preferred Stock” means the New DHC Series A Preferred Stock and the New DHC Series C Preferred Stock.

“New DHC Rights” means, collectively, the New DHC Series A Rights, the New DHC Series B Rights and the New DHC Series C Rights.

“New DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series B Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series A Preferred Stock” means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series C Preferred Stock” means the Series C Convertible Participating Preferred Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series A Right” means a Series A Right (as defined in the New DHC Rights Agreement).

“New DHC Series B Right” means a Series B Right (as defined in the New DHC Rights Agreement).

“New DHC Series C Right” means a Series C Right (as defined in the New DHC Rights Agreement).

“Permitted Liens” means, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) all mechanics’, material men’s, carriers’, workers’ and repairers’ liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings, and (iii) all other Liens which do not materially detract from or materially interfere with the marketability, value or present use of the asset subject thereto or affected thereby.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

“Registration Rights Agreement” means the agreement between New DHC and ANPP relating to the registration of shares of New DHC Common Stock issuable upon conversion of shares of New DHC Preferred Stock, in substantially the form of Exhibit B hereto.

“Related Party” means any Affiliate of a Person; provided, that, for the purposes of this definition only, without limiting the generality of the definition of Affiliate, any Person (“First Person”) that directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of another Person (“Other Person”) constituting 25% or more of the outstanding voting power of such Other Person will be deemed to Control such Other Person, so long as no other securityholder of such Other Person directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of such Other Person constituting a greater percentage of the outstanding voting power that is owned by such First Person in such Other Person.

“Retained Subsidiaries” means the Subsidiaries of DHC, after giving effect to the DHC Restructuring, other than the Spin-Off Company, the Audio Company and their respective Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Reorganization Agreement” means the agreement relating to the AMG Spin-Off by and among DHC, AMG and certain of their Subsidiaries, in substantially the form of Exhibit C hereto.

“Spin-Off Effective Time” has the meaning ascribed to such term in the Reorganization Agreement.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP; provided that, for purposes of this Agreement, unless otherwise specified, prior to the Closing neither Discovery nor any of its Subsidiaries will be deemed to be Subsidiaries of (x) DHC or any of DHC’s Subsidiaries or (y) ANPP or any of ANPP’s Subsidiaries, whether or not such entities would otherwise be Subsidiaries of DHC or any of DHC’s Subsidiaries or ANPP or any of ANPP’s Subsidiaries, as applicable, under the foregoing definition.

“Tax Return” means a report, return or other information required to be supplied to or filed with a Taxing Authority with respect to any Tax including an information return, claim for refund, amended Tax Return or declaration of estimated Tax.

“Taxes” means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, and all unclaimed property assessments, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Tax.

“Tax Sharing Agreement” means the agreement among DHC, New DHC, the Spin-Off Company and the other parties thereto, in substantially the form of Exhibit D hereto.

“Transaction Documents” means this Agreement, the Merger Agreement, the Reorganization Agreement, the Registration Rights Agreement and the Escrow Agreement, collectively.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Unconditional Time” means such time prior to the Spin-Off Effective Time as all conditions to each party’s obligation to consummate the Transactions have been satisfied or waived, other than the delivery of (v) the certificates specified in Sections 7.02(c) and 7.03(c), (w) the DHC Tax Opinion Representations and the ANPP Tax Opinion Representations, (x) the opinions of ANPP Tax Counsel and DHC Tax Counsel pursuant to Sections 7.02(d) and 7.03(d), respectively, (y) all documents and instruments necessary to effect the ANPP Contribution (including share, limited liability company interest or limited partnership interest certificates, if any, or other instruments evidencing the ANPP Contribution Shares and the ANPP Contributed Assets) and (z) all documents and instruments necessary to effect the Merger (including the Certificate of Merger), each of which have been validly executed by the applicable party.

“VWAP” means, (i) with respect to the DHC Series A Common Stock or DHC Series B Common Stock, the average of the daily volume weighted average prices of such security over the 5-trading days ending on the trading day immediately preceding the Closing Date or, if applicable, the trading day immediately preceding the first date on which the DHC Series A Common Stock or DHC Series B Common Stock, as applicable, trades regular way on the Nasdaq Global Select Market without the right to receive shares of common stock of the Spin-Off Company, and (ii) with respect to the New DHC Series A Common Stock, New DHC Series B Common Stock, New DHC Series C Common Stock, Series A common stock of the Spin-Off Company or Series B common stock of the Spin-Off Company, the average of the daily volume weighted average prices of such security over the 10-trading days beginning on the day immediately following the Closing.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is owned beneficially or of record, directly and/or indirectly, by such Person.

Section 1.02.  Additional Terms.  As used in this Agreement, the following terms will have the meanings set forth in the referenced sections of this Agreement:

Term	Section

Agreement	Preamble
AMG	Preliminary Statement
Animal Planet	Preliminary Statement
ANPP	Preamble
ANPP AP Interests	Preliminary Statement
ANPP Indemnified Parties	Section 9.01(a)(i)
ANPP Contribution	Section 2.02(a)
ANPP Contributed Assets	Preliminary Statement
ANPP Contribution Shares	Section 2.02(a)
ANPP Discovery Shares	Preliminary Statement
ANPP Escrow Shares	Section 2.02(a)
ANPP Parents	Preamble
ANPP Tax Counsel	Section 7.02(d)
Antitrust Laws	Section 5.05(b)(ii)
API	Preamble
Balance Sheet	Section 3.07(b)
Carryover Director	Section 2.03(d)(ii)
Certificate of Merger	Section 2.03(a)
Closing	Section 2.04
Closing Date	Section 2.04
Closing Documents	Section 5.12(b)
Contribution Effective Time	Section 2.02(a)
Converted Options	Section 2.03(d)(iv)
Converted Series A Option	Section 2.03(d)(i)
Converted Series B Option	Section 2.03(d)(iv)
DHC	Preamble
DHC AP Interests	Preliminary Statement
DHC Board	Preliminary Statement
DHC Bylaws	Section 2.03(e)
DHC Charter	Section 2.03(e)
DHC Discovery Shares	Preliminary Statement
DHC Group	Section 3.15(b)

Term	Section

DHC Indemnified Parties	Section 9.01(b)
DHC Preferred Stock	Section 3.05(a)(i)
DHC SEC Filings	Section 3.07(a)
DHC Stockholder Approval	Section 3.03
DHC Tax Counsel	Section 7.03(d)
Director Series A Option	Section 2.03(d)(ii)
Discovery	Preliminary Statement
Effective Time	Section 2.03(a)
Existing New DHC Common Stock	Section 3.05(c)(i)
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
LMC	Section 3.15(b)
LMC Group	Section 3.15(b)
Loss Percentage	Section 9.02
Material Contracts	Section 3.09
Merger	Section 2.03(a)
Merger Agreement	Section 2.03(a)
Merger Sub	Preamble
NBCo	Preamble
New DHC	Preamble
New DHC Bylaws	Section 2.01(c)(ii)
New DHC Charter	Section 2.01(c)(i)
New DHC Rights Agreement	Section 2.01(c)(iii)
Nondisclosure Agreement	Section 5.04
Proxy Statement/Prospectus	Section 5.08(b)
Registration Statement	Section 5.08(b)
Rights Dividend	Section 2.03(c)
Rollover SARs	Section 2.03(d)(iii)
Scheduled Series A Option	Section 2.03(d)(i)
Series A Option	Section 2.03(d)(iii)
Series B Option	Section 2.03(d)(iv)
Series C Option	Section 2.03(d)(i)
Series A SAR	Section 2.03(d)(iii)
Series C SAR	Section 2.03(d)(iii)
Special Meeting	Section 5.08(a)
Spin-Off Company	Section 2.01(a)(i)
Spin-Off Company Series A Option	Section 2.03(d)(i)
Spin-Off Company Series B Option	Section 2.03(d)(iv)
Submission	Section 5.05(b)
Surviving Entity	Section 2.03(a)
Transfer Taxes	Section 5.06(b)
Voting Subsidiary Debt	Section 3.06(a)

ARTICLE II

Transactions and Closing

Upon the terms and subject to the conditions set forth herein, the parties will consummate each of the following transactions.

Section 2.01.  Pre-Closing Restructuring Transactions and AMG Spin-Off.

(a) After the Unconditional Time, but prior to the Spin-Off Effective Time, DHC will complete the DHC Restructuring such that after the DHC Restructuring:

(i) DHC will be the sole shareholder of an entity (the “Spin-Off Company”) that owns (x) all of the businesses, assets, properties and Liabilities currently held by AMG, other than the businesses, assets, properties and Liabilities comprising the Audio Business and (y) all cash and cash equivalents held by DHC immediately prior to the Closing (other than, at the sole discretion of DHC, cash held in bank accounts in the name of Audio Company or any of its Subsidiaries); and

(ii) DHC, the Retained Subsidiaries and the Audio Company and its Subsidiaries will hold all of the businesses, assets, properties and Liabilities currently held by DHC, other than those businesses, assets (including all cash and cash equivalents held by DHC immediately prior to the Closing (other than, at the sole discretion of DHC, cash held in bank accounts in the name of Audio Company or any of its Subsidiaries)), properties and Liabilities transferred to the Spin-Off Company.

(b) Following the Unconditional Time and the completion of the DHC Restructuring, but prior to the Contribution Effective Time (as defined below), DHC will take all actions within its control legally required to effect the AMG Spin-Off. The parties agree that, notwithstanding any other provision of this Agreement, DHC and its Subsidiaries, and to the extent applicable, Discovery and its Subsidiaries, are expressly authorized and permitted to take the actions contemplated in Article II.

(c) Prior to the Contribution Effective Time, New DHC will:

(i) cause the Certificate of Incorporation of New DHC (“New DHC Charter”) to be restated as set forth in Exhibit 2.01(c)(i) and filed with the Delaware Secretary of State;

(ii) cause the Bylaws (“New DHC Bylaws”) of New DHC to be restated as set forth in Exhibit 2.01(c)(ii); and

(iii) execute and deliver to the Computershare Trust Company, N.A., the Rights Agreement between New DHC and the Computershare Trust Company, N.A., in substantially the form of Exhibit 2.01(c)(iii) hereof (the “New DHC Rights Agreement”).

Section 2.02.  Contributions and Merger.  At the Closing, immediately following the consummation of the AMG Spin-Off, upon the terms and subject to the conditions set forth in this Agreement and in the order set forth below (and otherwise substantially concurrently):

(a) ANPP will contribute, convey, transfer, assign and deliver to New DHC (the “ANPP Contribution”), free and clear of all Liens, the ANPP Contributed Assets, in exchange for (i) a number of shares of New DHC Series A Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series A Common Stock to be issued in the Merger and (y) the aggregate number of shares of New DHC Series B Common Stock to be issued in the Merger, (ii) a number of shares of New DHC Series C Preferred Stock equal to one-half of the aggregate number of shares of New DHC Series C Common Stock to be issued in the Merger, (iii) an additional number of shares of New DHC Series A Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series A Common Stock to which the Series A SARs (as defined below) relate, (y) the aggregate number of shares of New DHC Series A Common Stock issuable upon exercise of the Converted Series A Options (as defined below) and (z) the aggregate number of shares of New DHC Series B Common Stock issuable upon exercise of the Converted Series B Option (as defined below), and (iv) an additional number of shares of New DHC Series C Preferred Stock equal to one-half of the sum of (x) the aggregate number of shares of New DHC Series C Common Stock to which the Series C SARs

(as defined below) relate and (y) the aggregate number of shares of New DHC Series C Common Stock issuable upon exercise of the Series C Options (as defined below) (such additional shares of New DHC Preferred Stock referenced in (iii) and (iv) (including any shares of New DHC Common Stock issuable upon conversion of such shares of New DHC Preferred Stock) are referred to collectively as the “ANPP Escrow Shares”, and together with the other shares of New DHC Preferred Stock referenced in (i) and (ii) are referred to collectively as the “ANPP Contribution Shares”). The contribution, conveyance, transfer and assignment by ANPP of the ANPP Contributed Assets will be evidenced by duly endorsed in blank limited liability company interest or limited partnership interest certificates, if any, or by instruments of transfer reasonably satisfactory in form and substance to DHC, and the issuance of the ANPP Contribution Shares by New DHC to ANPP will be evidenced by share certificates or by instruments reasonably satisfactory in form and substance to ANPP. The time at which the ANPP Contribution is completed pursuant to this Section 2.02(a) is referred to as the “Contribution Effective Time”. The ANPP Escrow Shares will be issued by New DHC to ANPP no later than the second Business Day after the number of shares of New DHC Common Stock subject to the Series A SARs, the Converted Series A Options, Converted Series B Options, Series C SARs and Series C Options is determined as provided in Section 2.03(d) below.

(b) DHC, New DHC and Merger Sub will effect the Merger, as described in Section 2.03 below.

Section 2.03.  The Merger.

(a) Simultaneously with the execution and delivery of this Agreement, DHC, New DHC and Merger Sub have entered into an Agreement and Plan of Merger, dated the date hereof, a copy of which is attached hereto as Exhibit 2.03(a) (the “Merger Agreement”). As described in Section 2.02, upon the terms and conditions of the Merger Agreement and immediately following the Contribution Effective Time, Merger Sub will merge (the “Merger”) with and into DHC in accordance with the provisions of the DGCL, and upon the Effective Time, the separate corporate existence of Merger Sub will cease and DHC will continue as the surviving entity in the Merger (the “Surviving Entity”). The Effective Time of the Merger (the “Effective Time”) will be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with Section 251 of the DGCL (the “Certificate of Merger”), has been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Merger will have been properly executed and filed (or such later date and time as may be specified in the Certificate of Merger); provided that, under no circumstances, will the Effective Time of the Merger occur prior to the Spin-Off Effective Time or the Contribution Effective Time.

(b) From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof) and the Merger Agreement, the terms of which are incorporated into this Section 2.03. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of DHC and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and duties of DHC and Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity.

(c) By virtue of the Merger and as more fully described in the Merger Agreement, at the Effective Time of the Merger:

(i) each share of DHC Series A Common Stock outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series A Right attached thereto) will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series A Common Stock and 0.50 shares of New DHC Series C Common Stock;

(ii) each share of DHC Series B Common Stock outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series B Right attached thereto) will be converted into and represent the right to receive and will be exchangeable for, 0.50 shares of New DHC Series B Common Stock and 0.50 shares of New DHC Series C Common Stock;

(iii) each share of DHC Series A Common Stock and DHC Series B Common Stock held in treasury of DHC immediately prior to the Effective Time of the Merger will be canceled and retired without payment of any consideration therefor and without any conversion thereof; and

(iv) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion will constitute the only outstanding shares of capital stock of the Surviving Entity.

Immediately after the Effective Time of the Merger, the board of directors of New DHC will declare a dividend (the “Rights Dividend”) of preferred share purchase rights pursuant to the New DHC Rights Agreement to holders of New DHC Common Stock of record as of the Effective Time of the Merger and the holders of the New DHC Preferred Stock. The Rights Dividend will consist of one New DHC Series A Right for each share of New DHC Series A Common Stock issued in the Merger, one New DHC Series B Right for each share of New DHC Series B Common Stock issued in the Merger, one New DHC Series C Right for each share of New DHC Series C Common Stock issued in the Merger, one New DHC Series A Right for each share of New DHC Series A Preferred Stock outstanding immediately following the Merger, and one New DHC Series C Right for each share of New DHC Series C Preferred Stock outstanding immediately following the Merger. Notwithstanding anything to the contrary contained herein, in the New DHC Charter or any of the Transaction Documents, ANPP hereby acknowledges and agrees to, and ANPP will not object to, the adoption and entering into by New DHC of the New DHC Rights Agreement, the declaration and distribution of the Rights Dividend and the filing of the Certificates of Designation (in substantially the form attached to the New DHC Rights Agreement) establishing the rights, preferences and designations of the series of preferred stock issuable upon exercise of the applicable New DHC Rights.

(d) Treatment of Options.

(i) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock set forth on Schedule 2.03(d) hereto (each, a “Scheduled Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series A Option”) to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, (B) an option (a “Series C Option”) to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series A Option”) to purchase shares of Series A common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option, Series C Option and Spin-Off Company Series A Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Scheduled Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company subject to the Converted Series A Option, Series C Option and Spin-Off Company Series A Option, as applicable, will be determined so that the aggregate amount by which the Scheduled Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company). The terms and conditions of each Converted Series A Option, Series C Option and Spin-Off Company Series A Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Scheduled Series A Option converted into such Converted Series A Option, Series C Option and Spin-Off Company Series A Option. If the foregoing calculation results in a Converted Series A Option, Series C Option or Spin-Off Company Series A Option being exercisable for a fraction of a share of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(ii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock (excluding any Scheduled Series A Options and any such options that are, at the option of the holder, exercisable for shares of DHC Series A Common Stock or DHC Series B Common Stock) held by those members of the DHC Board (other than those directors that hold Scheduled Series A Options) as of the date of this Agreement who will be directors of New DHC immediately after the Effective Time of the Merger (each, a “Director Series A Option” any such director, and any director that holds a Scheduled Series A Option, a “Carryover Director”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a Converted Series A Option to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, and (B) a Series C Option to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option and Series C Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Director Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock subject to the Converted Series A Option and Series C Option, as applicable, will be determined so that the aggregate amount by which the Director Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Converted Series A Option and Series C Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Director Series A Option converted into such Converted Series A Option and Series C Option. If the foregoing calculation results in a Converted Series A Option or a Series C Option being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(iii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock other than the Director Series A Options and the Scheduled Series A Options (each, a “Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a stock appreciation right (a “Series A SAR”) with respect to that number of shares of New DHC Series A Common Stock and at such base price as determined below, and (B) a stock appreciation right (a “Series C SAR” and, together with the Series A SARs, the “Rollover SARs”) with respect to that number of shares of New DHC Series C Common Stock and at such base price as determined below. The base price of each Series A SAR and Series C SAR will be equal to the applicable VWAP for the series of common stock subject to such Rollover SAR, multiplied by a fraction, the numerator of which is the exercise price of such Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock to which the Series A SAR and Series C SAR, as applicable, relate will be determined so that the aggregate amount by which the Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Series A SAR and Series C SAR, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series A Option converted into such Series A SARs and Series C SARs, except, that, the spread between the Fair Market Value of the underlying shares and the base price of each Series A SAR and Series C SAR will be payable solely in shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable (with such shares of New DHC Common Stock valued at the Fair Market Value of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, on the date of exercise). If the foregoing calculation results in a Series A SAR or a Series C SAR being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such SAR will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(iv) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series B Common Stock (including any such options that are, at the option of the holder, exercisable for shares of DHC Series B Common Stock or DHC Series A Common Stock) held by any Carryover Director (each, a “Series B Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series B Option” and, together with the Converted Series A Options and Series C Options, the “Converted Options”) to purchase shares of New DHC Series B Common Stock in an amount and at an exercise price as determined below, (B) a Series C Option to purchase shares of New DHC Series C Common stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series B Option”) to purchase shares of Series B common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series B Option, Series C Option and Spin-Off Company Series B Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of the Series B Option and the denominator of which is the VWAP for the DHC Series B Common Stock. The number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company subject to the Converted Series B Option, Series C Option and Spin-Off Company Series B Option, as applicable, will be determined so that the aggregate amount by which the Series B Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series B Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company). The terms and conditions of each Converted Series B Option, Series C Option and Spin-Off Company Series B Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series B Option converted into such Converted Series B Option, Series C Option and Spin-Off Company Series B Option. If the foregoing calculation results in a Converted Series B Option, a Series C Option or a Spin-Off Company Series B Option being exercisable for a fraction of a share of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(v) Notwithstanding the foregoing, DHC may, in its sole discretion, cancel any or all outstanding Director Series A Options, Scheduled Series A Options, Series A Options or Series B Options prior to or as of the Effective Time of the Merger for such cash or other consideration as may be determined to be appropriate by the DHC Board.

(e) At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of DHC (the “DHC Charter”) will be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time of the Merger, except that Article FIRST thereof will read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Discovery Holding Company”. Such DHC Charter as so amended will be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Restated Bylaws of DHC (the “DHC Bylaws”) will be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, will be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

(f) As provided in the Merger Agreement, as of and following the Effective Time of the Merger, until their successors are duly elected or appointed in accordance with the New DHC Charter and the New DHC Bylaws, the directors, executive officers and certain other officers of New DHC will be as set forth on Schedule 2.03(f).

Section 2.04.  Closing Date.  Subject to the satisfaction of the conditions set forth in Article VII hereof and the Unconditional Time having occurred (or the waiver thereof by the party entitled to waive that condition), the closing of the AMG Spin-Off, the ANPP Contribution and the Merger (the “Closing”) will take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10012, immediately following the Unconditional Time in the order specified in Sections 2.01 and 2.02, which will be no later than on the second Business Day following the Unconditional Time, or at such other place, time and date as the parties hereto may agree. The date on which the Closing will occur is referred to in this Agreement as the “Closing Date”.

Section 2.05.  ANPP Escrow Shares.

(a) Immediately following the issuance by New DHC of the ANPP Escrow Shares to ANPP pursuant to Section 2.02 hereof, ANPP will deliver the ANPP Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement. The ANPP Escrow Shares, and, except as otherwise provided herein or in the Escrow Agreement, all dividends and distributions made or paid thereon and all income and property resulting therefrom, will be held by the Escrow Agent in Escrow and be subject to the terms of the Escrow Agreement and this Agreement, subject to release as described in the Escrow Agreement. Except as provided in the Escrow Agreement, all of the costs, fees and expenses of the Escrow Agent, and all other costs, fees and expenses arising under the Escrow Agreement, will be borne by New DHC.

(b) All voting rights with respect to any of the ANPP Escrow Shares may be exercised by ANPP, and the Escrow Agent will from time to time execute and deliver to ANPP such proxies, consents, or other documents as may be necessary to enable ANPP to exercise such rights.

ARTICLE III

Representations and Warranties of DHC

DHC hereby represents and warrants to ANPP as follows:

Section 3.01.  Organization and Standing.  Each DHC Party and Retained Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.

Section 3.02.  Power and Authority; Execution and Delivery; Enforceability.  Each DHC Party has all requisite corporate power and authority to enter into and deliver this Agreement, the other Transaction Documents to which it is a party and each other agreement, instrument or other document to be executed and delivered by it in connection with this Agreement and the Transactions, to consummate the Transactions and to perform and comply with all the terms and conditions of each Transaction Document to which it is a party. The execution, delivery and, subject to receipt of the DHC Stockholder Approval, performance of this Agreement by each DHC Party and the consummation by the DHC Parties of the Transactions, including the execution, delivery and performance of the other Transaction Documents to which it is a party and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by such DHC Party and the consummation of the Transactions, have been duly authorized by all necessary action on the part of each DHC Party. This Agreement has been duly executed and delivered by each DHC Party and constitutes the legal, valid and binding obligation of each DHC Party, enforceable against each DHC Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When executed and delivered in accordance with and pursuant to this Agreement, each other Transaction Document and the other agreements, documents, certificates and instruments to be executed and delivered by a DHC Party in connection with this Agreement and the Transactions will have been duly executed and delivered by such DHC Party thereto and will constitute the legal, valid and binding obligation of such DHC Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.03.  Board and Stockholder Approval.  The DHC Board, at a meeting duly called and held, has duly determined that the Transaction Documents and the Transactions are advisable, fair to and in the best interests of DHC and its stockholders. The only vote of stockholders of DHC required under the DGCL, the DHC Charter, DHC’s Bylaws and the rules and regulations of the Nasdaq Global Select Market in order for DHC to validly perform its obligations under this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of DHC Common Stock voting together as a single class, and no other vote or approval of or other action by the holders of any capital stock or other securities of DHC is required thereby (the “DHC Stockholder Approval”).

Section 3.04.  No Conflicts; Consents.  Except as set forth on Schedule 3.04, none of the execution, delivery and performance by each DHC Party of this Agreement, the execution, delivery and performance by each DHC Party of each other Transaction Document to which it is a party and the other agreements, documents and instruments to be executed and delivered by each of them in connection with the Transactions, nor the consummation of the Transactions, will:

(a) conflict with, or result in a breach of, the organizational documents of any DHC Party;

(b) conflict with, violate, result in a breach of, terminate, constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any Person pursuant to, or give others any rights to modify, amend, accelerate or cancel any term or provision of any material Contract to which DHC or any Retained Subsidiary is a party or pursuant to which any of their respective properties or assets are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of DHC or any Retained Subsidiary, except, in each case, for any such conflicts, violations, breaches, defaults or occurrences which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole;

(c) assuming the approvals required under Section 3.04(d) are obtained, violate any judgment, order, writ, or injunction, or any decree, or any material Law applicable to DHC or any Retained Subsidiary, or any of their respective properties or assets; or

(d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or “blue sky” Laws, (B) the pre-merger notification requirements of the HSR Act, (C) DHC Stockholder Approval and (D) approval of the Transactions under the Communications Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.

Section 3.05.  Capitalization and Continuation of Existence of DHC; New DHC and Merger Sub.

(a) Capitalization of DHC.

(i) The authorized capital stock of DHC consists of (i) 1,250,000,000 shares of common stock, par value $0.01 per share, of which 600,000,000 shares are designated DHC Series A Common Stock, 50,000,000 shares are designated DHC Series B Common Stock and 600,000,000 shares are designated DHC Series C Common Stock and (ii) 50,000,000 shares of preferred stock of DHC, par value $0.01 per share (“DHC Preferred Stock”), of which 600,000 shares are designated Series A Junior Participating Preferred Stock, 50,000 shares are designated Series B Junior Participating Preferred Stock and 600,000 share are designated Series C Junior Participating Preferred Stock.

(ii) As of April 30, 2008, (A) 268,091,082 shares of DHC Series A Common Stock, 13,138,236 shares of DHC Series B Common Stock and no shares of DHC Series C Common Stock (in each case net of shares held in treasury) were issued and outstanding, and (B) no shares of DHC Preferred Stock were issued and outstanding.

(iii) All outstanding shares of DHC Series A Common Stock and DHC Series B Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DHC Charter or DHC Bylaws or any Contract to which DHC is a party or otherwise bound.

(iv) Other than (i) options to purchase not more than an aggregate of 1,118,703 shares of DHC Series A Common Stock (which excludes options to acquire 1,727,985 shares of DHC Series B Common Stock that can be exercised for an equal number of shares of DHC Series A Common Stock, at the option of the holder) of which options to purchase an aggregate of 285,190 shares consist of Director Series A Options and Scheduled Series A Options held by Carryover Directors, issued pursuant to the DHC Incentive Plans as of April 30, 2008, and (ii) Series B Options to purchase not more than an aggregate of 1,727,985 shares of DHC Series B Common Stock (all of which options can be exercised for an equal number of shares of DHC Series A Common Stock, at the option of the holder) held by Carryover Directors issued pursuant to the DHC Incentive Plans as of April 30, 2008, except in connection with this Agreement and the Transactions and other than as set forth on Schedule 3.05(a), as of April 30, 2008, there were not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, redemption rights, repurchase rights, calls, commitments, Contracts or undertakings of any kind to which DHC is a party or by which DHC is bound (x) obligating DHC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, DHC, (y) obligating DHC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of DHC Common Stock.

(b) Continuation of Corporate Existence of DHC.  There is no plan or intention to liquidate, merge or dissolve DHC after the Merger.

(c) Capitalization of New DHC.

(i) As of the date hereof, the authorized capital stock of New DHC consists of 10,000 shares of Common Stock, par value US $0.01 per share (“Existing New DHC Common Stock”). As of the date hereof (A) there are no issued or outstanding shares of Existing New DHC Common Stock other than 1,000 shares of Existing New DHC Common Stock held, beneficially and of record, by DHC, (B) there are no securities of New DHC convertible into or exchangeable for shares of capital stock or voting securities of New DHC and (C) other than as set forth on Schedule 3.05(c), there are no options or other rights to acquire from New DHC, and no obligations of New DHC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of New DHC, other than, in the case of (B) and (C), as provided in this Agreement and the other Transaction Documents.

(ii) Immediately prior to the Closing, the total authorized shares of capital stock of New DHC will consist solely of the shares designated by the New DHC Charter and (A) there will be no issued or outstanding shares of capital stock or other securities or ownership interests of New DHC other than 1,000 shares of New DHC Series A Common Stock held, beneficially and of record, by DHC, (B) there will be no securities of New DHC convertible into or exchangeable for shares of capital stock or voting securities of New DHC and (C) there will be no options or other rights to acquire from New DHC, and no obligations of New DHC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of New DHC, other than, in the case of (B) and (C), as provided in this Agreement and the other Transaction Documents.

(iii) Prior to the Closing, the shares of New DHC Common Stock and New DHC Preferred Stock to be issued pursuant to this Agreement and the other Transaction Documents will have been duly authorized, and, when issued, will be validly issued, fully paid, nonassessable, free of preemptive rights and free of Liens, other than as a result of the Escrow Agreement, Liens created by the holder thereof and restrictions on transfer under securities Laws of general applicability.

(d) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, par value $0.01 per share, 1,000 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time of the Merger will be, owned by New DHC, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time of the Merger will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 3.06.  Subsidiaries.

(a) After giving effect to the DHC Restructuring, Schedule 3.06(a) sets forth, for each Retained Subsidiary, the amount of its authorized capital stock or other ownership interests, the amount of its outstanding capital stock or other ownership interests and the record owners of its outstanding capital stock or other ownership interests. Except as set forth on Schedule 3.06(a), there are no shares of capital stock or other ownership interests in any such Retained Subsidiary issued, reserved for issuance or outstanding. All the outstanding shares of capital stock or other ownership interests of each such Retained Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, if applicable, the certificate of incorporation, bylaws or other organizational documents of such Retained Subsidiary or any Contract to which such Retained Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of any such Retained Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock or other ownership interests of such Subsidiary may vote (“Voting Subsidiary Debt”).

(b) Except as set forth above and other than as set forth on Schedule 3.06(b), as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any such Retained Subsidiary is a party or by which any of them is bound (i) obligating such Retained Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other ownership interests in, any such Retained Subsidiary or Voting Subsidiary Debt, (ii) obligating such Retained Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other ownership interests of such Retained Subsidiary. As of the date hereof, except as otherwise provided by the DHC Restructuring, there are no outstanding contractual obligations of any such Retained Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of such Retained Subsidiary.

(c) DHC Beneficially Owns all of the DHC Discovery Shares and the DHC AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, any Transaction Document, the Discovery Limited Liability Company Agreement or the Animal Planet Limited Partnership Agreement, or Liens arising under securities Laws of general applicability.

(d) Except as otherwise provided herein, and for ownership interests in Discovery, Animal Planet, its Wholly Owned Subsidiaries and the ownership interests set forth on Schedule 3.06(d), as of the date hereof, no Retained Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.07.  DHC Reports and Financial Statements; Debt and No Undisclosed Material Liabilities.

(a) DHC has filed on a timely basis all forms, statements, certifications, reports and documents (including exhibits and in each case together with all amendments thereto) with the SEC required to be filed by it under the Securities Act or the Exchange Act since July 21, 2005 (collectively, together with the Form 10, dated July 15, 2005, filed by DHC and other than preliminary material, the “DHC SEC Filings”). As of their respective dates, each of the DHC SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the

Exchange Act and the rules and regulations thereunder, and none of the DHC SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the SEC, the financial statements of DHC and its consolidated Subsidiaries (including the related notes) included in the DHC SEC Filings complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the applicable rules and regulations thereunder and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the schedules thereto), and such financial statements fairly present, in all material respects, the consolidated financial position of DHC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Notwithstanding anything herein to the contrary, no DHC Party makes any representation or warranty with respect to information about Discovery or any of its Subsidiaries provided by Discovery for inclusion in the DHC SEC Filing to the extent such information is determined to be false or misleading and, in providing such information to DHC or any of its representatives, Discovery is determined to have been grossly negligent, or guilty of reckless conduct or willful misconduct in the provision of such information.

(b) Other than those Debt items listed on Schedule 3.07(b), as of the date hereof, there are no Debt obligations of DHC or any of the Retained Subsidiaries other than Debt disclosed and provided for in the balance sheet (the “Balance Sheet”) for DHC included with DHC’s Annual Report on Form 10-K for the year ending December 31, 2007, as filed with the SEC on February 15, 2008.

(c) Other than those Liabilities listed on Schedule 3.07(b) and/or Schedule 3.07(c), and except as disclosed in the DHC SEC Filings filed with the SEC, there are no Liabilities of DHC or any of the Retained Subsidiaries other than (i) Liabilities disclosed and provided for in the Balance Sheet, (ii) Liabilities for Income Taxes, (iii) Liabilities for the performance obligations of DHC or any Retained Subsidiary under a Material Contract, (iv) Liabilities incurred in the ordinary course of business consistent with past practice and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DHC and the Retained Subsidiaries taken as a whole.

Section 3.08.  Registration Statement; Proxy Statement/Prospectus.  None of the information with respect to DHC or its Subsidiaries which is included or incorporated by reference in, (a) the Registration Statement or any amendment or supplement thereto, will, at the respective times such documents are filed, and, when the same becomes effective, at the time of the Special Meeting or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus and any amendment or supplement thereto, at the time of mailing to stockholders of DHC and at the time of the Special Meeting, in light of the circumstances under which they were made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the Transactions which has become false or misleading. The Registration Statement and the Proxy Statement/Prospectus and the furnishing thereof by DHC will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.09.  Contracts.  DHC’s SEC Filings complied in all material respects with the disclosure requirements of Item 601 of Regulation S-K. Except as set forth on Schedule 3.09, all of the Contracts of DHC disclosed pursuant to Item 601 of Regulation S-K (the “Material Contracts”) are in full force and effect and are valid and binding agreements of DHC or its Subsidiaries and, to the knowledge of DHC, the other parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.09, to the knowledge of DHC, no party is in default in any material respect under any of the Material Contracts, nor does any condition exist that with notice or the lapse of time or both would constitute such a default. Except for the need to obtain the consents listed on Schedule 3.04 and except as would not have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole, the Transactions will not affect the validity or enforceability of any of the Material Contracts.

Section 3.10.  Absence of Changes or Events.  Since December 31, 2007 (a) there has not been any material adverse change in the business, properties, operations or financial condition of DHC and the Retained Subsidiaries, taken as a whole, and (b) no action has been taken by DHC that, if Section 5.01 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of ANPP, and no Contract to take any such action was entered into during such period.

Section 3.11.  Compliance with Laws.  Neither DHC nor any of the Retained Subsidiaries is in violation of, and DHC and the Retained Subsidiaries have not received any notices of violations with respect to, any material Laws of any Governmental Authority.

Section 3.12.  Litigation.  There are no material claims, actions, suits, investigations or proceedings pending, or, to the knowledge of DHC, threatened against DHC or any of the Retained Subsidiaries before any Governmental Authority.

Section 3.13.  Affiliate and Other Transactions.  Schedule 3.13 sets forth, as of the date hereof, all Contracts (other than any Transaction Documents) and all material allocations, obligations, transactions or other arrangements (oral or written) between (a) DHC or any Retained Subsidiary, on the one hand, and the Spin-Off Company or any of its Subsidiaries, on the other hand, and (b) between DHC or any Retained Subsidiary, on the one hand, and any Related Party of DHC, on the other hand, that, in any case, will be in effect immediately following the Closing.

Section 3.14.  Brokers or Finders.  No agent, broker, investment banker or other firm or person is or will be entitled to receive from DHC or New DHC any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 3.15.  Tax Matters.  Except as to amounts which, individually or in the aggregate, are not material to DHC and the Retained Subsidiaries, taken as a whole:

(a) Filing, Payment and Compliance.  (i) DHC has timely filed, or has caused to be timely filed (taking into account any extension of time within which to file), all Tax Returns that are required to have been filed by DHC and any of the Retained Subsidiaries, and all such filed Tax Returns are correct and complete in all material respects; (ii) DHC has paid timely, or has caused to be paid timely, all Taxes shown to be due and payable on such Tax Returns; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against DHC or any of the Retained Subsidiaries; (iv) no audit or other administrative or court proceedings are pending with any Taxing Authority with respect to Taxes of DHC or any of the Retained Subsidiaries, and no written notice thereof has been received; and (v) DHC has withheld and paid or caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employees of DHC or the Retained Subsidiaries.

(b) Consolidation and Similar Arrangements; Tax Sharing Agreements.  Except as set forth on Schedule 3.15(b), DHC (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than (A) an affiliated group the common parent of which is or was Liberty Media Corporation, a Delaware corporation (“LMC”), and (B) an affiliated group the common parent of which is DHC, (ii) has not been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than (x) a group (such group, together with the group referenced in (i)(A), collectively, a “LMC Group”) the common parent of which is or was a member of an affiliated group the common parent of which is or was LMC or (y) a group (such group, together with the group referenced in (i)(B), collectively, a “DHC Group”) the common parent of which is or was a member of an affiliated group the common parent of which is or was DHC, (iii) is not a party to, and does not have any liability for any Tax under, any Tax sharing agreement other than the Tax Sharing Agreement and the Tax Sharing Agreement between LMC and DHC, dated as of July 20, 2005, or (iv) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in the LMC Group or the DHC Group.

(c) The DHC Parties do not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with (i) the AMG Spin-Off qualifying as a reorganization under Sections 368(a) and 355 of the Code, (ii) the Merger (in conjunction with the ANPP Contribution) qualifying as a tax-free exchange within the meaning of Section 351 of the Code, or (iii) the ANPP Contribution (in conjunction with the Merger) qualifying as a tax-free exchange with the meaning of Section 351 of the Code.

(d) The DHC Parties do not know of any facts that would cause (i) the AMG Spin-Off to fail to qualify as a reorganization under Sections 368(a) and 355 of the Code, (ii) the Merger (in conjunction with the ANPP Contribution) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code or (iii) the ANPP Contribution (in conjunction with the Merger) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code.

Section 3.16.  Employee Matters.

(a) To the knowledge of DHC, each DHC Plan intended to be qualified under Section 401(a) of the Code continues to satisfy the requirements for such qualification.

(b) Each DHC Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance, which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of DHC and the Retained Subsidiaries, taken as a whole.

(c) Except with respect to Liabilities of AMG for which the Spin-Off Company is or will be responsible, there has been no event or circumstance that has resulted in any material Liability being asserted by any DHC Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or Section 412 of the Code against DHC or any DHC ERISA Affiliate.

(d) Except with respect to Liabilities of AMG for which the Spin-Off Company is solely responsible, there is no contract, agreement, plan or arrangement to which DHC or any of the Retained Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of DHC or any of the Retained Subsidiaries, which, individually or collectively, may reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code solely as a result of the Transactions.

Section 3.17.  Takeover Laws.  Prior to the date hereof, the DHC Board has taken all action, if any, necessary to exempt (a) the execution of the Transaction Documents and (b) the Transactions, or make the foregoing actions not subject to (i) any takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares and (ii) the DHC Rights Agreement or any other stockholder rights plan or any similar anti-takeover plan or device.

Section 3.18.  Limitation on Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO DHC PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANPP, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO DHC OR ANY SUBSIDIARY OF DHC, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND ANPP ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF DHC NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b) Except as expressly provided for in Section 3.06(c) and 3.07, which representations and warranties are made to insure ANPP against any third-party claims based on the material contained in the respective filings referred to in Section 3.07, no DHC Party makes any representation or warranty, express or implied, and under no circumstances will a DHC Party be deemed to have made any representation or warranty, regarding Discovery or any of its Subsidiaries, and, except as expressly provided in Article IX, no DHC Party will be liable to ANPP for any direct or indirect Losses as a result of the business, operations, results of operations, assets, liabilities or properties of Discovery or any of its Subsidiaries (including, with respect to information provided by Discovery regarding the business, operations, results of operations, assets, liabilities or properties of Discovery and its Subsidiaries, to the extent determinations of any DHC Party made pursuant to Section 3.04(d) are based upon such Discovery information).

ARTICLE IV

Representations and Warranties of ANPP

ANPP represents and warrants to the DHC Parties as follows:

Section 4.01.  Organization and Standing.  ANPP is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business and operations of ANPP.

Section 4.02.  Power and Authority; Execution and Delivery; Enforceability.  ANPP has all requisite partnership power and authority to enter into and deliver this Agreement and the other Transaction Documents to which it is a party and each other agreement, instrument or other document to be executed and delivered by it in connection with this Agreement or the Transactions, to consummate the Transactions and to perform and comply with all the terms and conditions of each Transaction Document to which it is a party. The execution, delivery and performance of this Agreement by ANPP and the consummation by ANPP of the Transactions, including the execution, delivery and performance of the other Transaction Documents to which it is a party and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by ANPP and the consummation of the Transactions, have been duly authorized by all necessary action on the part of ANPP. This Agreement has been duly executed and delivered by ANPP and constitutes the legal, valid and binding obligation of ANPP, enforceable against ANPP in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). When executed and delivered in accordance with and pursuant to this Agreement, each other Transaction Document to which ANPP is a party and the other agreements, documents, certificates and instruments to be executed and delivered by ANPP in connection with this Agreement and the Transactions will have been duly executed and delivered by ANPP and will constitute the legal, valid and binding obligations of ANPP, enforceable against ANPP in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03.  No Conflicts; Consents.  Except as set forth on Schedule 4.03, none of the execution, delivery and performance by ANPP of this Agreement, the execution, delivery and performance by ANPP of each other Transaction Document to which it is a party and the other agreements, documents and instruments to be executed and delivered by it in connection with the Transactions, nor the consummation of the Transactions, will:

(a) conflict with, or result in a breach of, the organizational documents of ANPP;

(b) conflict with, violate, result in a breach of, terminate, constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any Person pursuant to, or give others any rights to modify, amend, accelerate or cancel any term or provision of any material Contract to which ANPP is a party or pursuant to which any of its assets are bound, or result in the creation of any Lien upon any of the ANPP Contributed Assets, except, in each case, for any such conflicts, violations, breaches, defaults or occurrences which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of ANPP to consummate the Transactions;

(c) assuming the approvals required under Section 4.03(d) are obtained, violate any judgment, order, writ, or injunction, or any decree, or any material Law applicable to ANPP, or any of its properties or assets, except as would not prevent or materially delay the performance of any Transaction Document by ANPP; or

(d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) (A) applicable requirements of the Exchange Act, the Securities Act, and state securities or “blue sky” Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) approval of the Transactions under the Communications Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of ANPP to consummate the Transactions.

Section 4.04.  Ownership of ANPP Contributed Assets; DHC Shares.

(a) ANPP owns all of the ANPP Discovery Shares and the ANPP AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, any Transaction Document, the Discovery Limited Liability Company Agreement or the Animal Planet Limited Partnership Agreement, or arising under securities Laws of general applicability. Immediately after the ANPP Contribution, New DHC will have good and valid title to all of the ANPP Discovery Shares and the ANPP AP Interests, free and clear of all Liens, other than Liens arising under this Agreement, or any Transaction Document or arising under securities Laws of general applicability or created by New DHC.

(b) None of ANPP, any of its Affiliates or any Related Party of API or NBCo Beneficially Owns, or has any economic interest in, any shares of DHC Common Stock, or has the right to acquire any shares of DHC Common Stock pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, other rights, warrants or options.

Section 4.05.  Registration Statement; Proxy Statement/Prospectus.  None of the information supplied or to be supplied by ANPP, any of its Affiliates or their respective representatives in writing specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the Registration Statement or any amendment or supplement thereto will, at the respective times such documents are filed, and, when the same becomes effective, at the time of the Special Meeting or at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement/Prospectus and any other documents filed or to be filed with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of mailing to stockholders of DHC and at the time of the Special Meeting, in light of the circumstances under which they were made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the Transactions which has become false or misleading.

Section 4.06.  Litigation.  There are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of ANPP, threatened against ANPP or any of its Affiliates before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would, or would reasonably be expected to, have a material adverse effect on the ability of ANPP to consummate the Transactions.

Section 4.07.  Brokers or Finders.  Except as set forth on Schedule 4.07, no agent, broker, investment banker or other firm or person is or will be entitled to receive from any DHC Party or any of their respective Affiliates any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 4.08.  Private Placement and Certain Tax Representations.

(a) ANPP understands that the issuance of the ANPP Contribution Shares by New DHC pursuant to this Agreement is intended to be exempt from registration under the Securities Act.

(b) ANPP (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the ANPP Contribution Shares and is capable of bearing the economic risks of such investment.

(c) ANPP is acquiring the ANPP Contribution Shares to be acquired hereunder for its own account, for investment and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities Law.

(d) ANPP understands that the ANPP Contribution Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities Laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such Laws or is exempt from such registration or qualification.

(e) ANPP can bear the economic risk of (i) an investment in the ANPP Contribution Shares indefinitely and (ii) a total loss in respect of such investment.

(f) ANPP does not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with (i) the ANPP Contribution (in conjunction with the Merger) qualifying as a tax-free exchange within the meaning of Section 351 of the Code or (ii) the Merger (in conjunction with the ANPP Contribution) qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

(g) ANPP does not know of any facts that would cause (i) the ANPP Contribution (in conjunction with the Merger) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code or (ii) the Merger (in conjunction with the ANPP Contribution) to fail to qualify as a tax-free exchange within the meaning of Section 351 of the Code.

Section 4.09.  Limitation on Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANPP MAKES NO REPRESENTATION OR WARRANTY TO ANY DHC PARTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE ANPP DISCOVERY SHARES, THE ANPP AP INTERESTS, OR ANPP, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND EACH DHC PARTY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF ANPP NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b) Except as expressly provided for in Section 4.04, ANPP makes no representation or warranty, express or implied, and under no circumstances will ANPP be deemed to have made any representation or warranty, regarding Discovery or any of its Subsidiaries, and ANPP will not be liable to any DHC Party for any direct or indirect Losses as a result of the business, operations, results of operations, assets, liabilities or properties of Discovery or any of its Subsidiaries (including, with respect to information provided by Discovery regarding the business, operations, results of operations, assets, liabilities or properties of Discovery and its Subsidiaries, to the extent determinations of ANPP made pursuant to Section 4.03(d) are based upon such Discovery information).

ARTICLE V

Agreements and Covenants

Section 5.01.  Covenants Relating to Conduct of Business.  From the date hereof to the Closing, except for matters (i) set forth in Schedule 5.01, (ii) otherwise expressly permitted by the terms of this Agreement or a Transaction Document or (iii) in connection with the DHC Restructuring:

(a) each DHC Party will, and will cause the Audio Company and its Subsidiaries and each Retained Subsidiary to (i) conduct its business as currently conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted; (ii) not take any action that would reasonably be expected to result in any of the conditions to the Merger and the ANPP Contribution set forth in Article VII not being fulfilled; and (iii) not authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

(b) no DHC Party will take any action or fail to take any action, and no DHC Party will permit the Spin-Off Company, the Audio Company or their respective Subsidiaries or the Retained Subsidiaries to take any action or fail to take any action in any case that would reasonably be expected to result in the creation or incurrence of any Liability for which New DHC, DHC, the Audio Company or its Subsidiaries or the Retained Subsidiaries would be liable or otherwise obligated following the Closing which is material to New DHC and its Subsidiaries taken as a whole following the Closing.

Section 5.02.  Access to Information.  Following the date hereof and prior to the Closing, DHC will permit (and will cause the Audio Company and its Subsidiaries and the Retained Subsidiaries to permit) representatives of ANPP to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to DHC, the Audio Company or its Subsidiaries or the Retained Subsidiaries as may be reasonably necessary to permit ANPP to, at its sole expense, make, or cause to be made, such investigations thereof as ANPP may reasonably determine necessary in connection with the consummation of the Transactions, and DHC will (and will cause the Audio Company and its Subsidiaries and the Retained Subsidiaries to) reasonably cooperate in good faith with any such investigations; provided, however, that (A) such access does not unreasonably disrupt the normal operations of DHC, any DHC Party, the Audio Company or its Subsidiaries or any of the Retained Subsidiaries; (B) none of the DHC Parties will be under any obligation to disclose to ANPP any information, the disclosure of which is restricted by Contract or Law, except in strict compliance with the applicable Contract or Law; and (C) none of the DHC Parties are under any obligation to disclose to ANPP any information as to which the attorney-client privilege may be available and where such disclosure would reasonably be expected to cause the loss of such privilege. No information or knowledge obtained in any investigation pursuant to this Section 5.02 or otherwise will affect or be deemed to modify any representation or warranty contained herein or to modify the conditions to the obligations of the parties hereto to consummate the Transactions.

Section 5.03.  No Additional Options.  Following the date hereof and prior to the Closing, without the consent of ANPP, DHC will not issue any additional Series A Options or Series B Options to any Carryover Director.

Section 5.04.  Confidentiality.  ANPP acknowledges that the information regarding DHC and its Subsidiaries being provided to it in connection with the consummation of the Transactions, is intended to be kept confidential, and ANPP will hold such information furnished by the DHC Parties pursuant to Section 5.02 in confidence in accordance with the provisions of the Confidentiality and Nondisclosure Agreement, dated July 9, 2007 (the “Nondisclosure Agreement”), between AMG and ANPP.

Section 5.05.  Reasonable Best Efforts.  (a) On the terms and subject to the conditions of this Agreement, each party hereto will use reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to satisfy the conditions set forth in Article VII and to consummate the Transactions as promptly as reasonably possible. Each party will cooperate in all reasonable respects with the other parties hereto in assisting such party to comply with this Section 5.05. In the event that after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement will use their reasonable best efforts to take such action and will reasonably cooperate in good faith with the other parties hereto in respect of any such action.

(a) Promptly following the date hereof (and in any event within ten (10) Business Days hereof), (i) ANPP will file with the FTC and the Antitrust Division the notification and report form required pursuant to the HSR Act in connection with the Transactions and a request for early termination of the waiting periods applicable thereto, and (ii) ANPP will make the required filings pursuant to the antitrust laws of any other Governmental Authority that may be applicable (the HSR Act and any applicable antitrust laws of any other Governmental Authority being referred to herein as the “Antitrust Laws”). ANPP will use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under, or obtain any clearance required by, the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable. ANPP will keep DHC apprised of any communications with, and inquiries or requests for additional information from, the FTC and the Antitrust Division, or under any other Antitrust Law, ANPP will comply promptly with any such inquiry or request and DHC will provide ANPP with any necessary information and reasonable assistance to comply with any such inquiry or request. Each of DHC and ANPP will use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act, the other Antitrust Laws, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; provided, however, that in order to resolve any such objection or to obtain the consent, approval, waiver or permission of any Governmental Authority in connection with the Transactions, neither DHC nor ANPP nor any of their respective Affiliates or stockholders will be required to (A) divest itself of any part of its Beneficial Ownership of DHC, New DHC, Discovery, Animal Planet or AMG, or interests therein, or any other material assets of such Person; (B) agree to any condition or requirement that would render such Person’s ownership of such securities, shares, interests or assets illegal or subject to the imposition of a fine or penalty; (C) agree to any condition or requirement that would impose material restrictions or limitations on such Person’s full rights of ownership (including, without limitation, voting) of such securities, shares, interests or assets, or (D) agree to any condition or requirement that would materially restrict its business or operations as currently conducted.

Section 5.06.  Expenses; Transfer Taxes.

(a) Whether or not the Closing takes place, and except as set forth in Article IX, all costs and expenses incurred in connection with the preparation of the Transaction Documents and the consummation of the Transactions will be paid by the party incurring such costs and expenses, including all costs and expenses incurred pursuant to Section 5.05; provided that, after the Closing, New DHC will reimburse ANPP for any filing fees relating to the notification and report form filed pursuant to the HSR Act.

(b) All sales, transfer, filing, recordation, registration and similar Taxes and fees (“Transfer Taxes”) arising from or associated with the Transactions (including, the DHC Restructuring, the Spin-Off, the Merger and the ANPP Contribution), whether levied on DHC, ANPP or their respective Affiliates, will be paid by New DHC. The DHC Parties, on the one hand, or ANPP, on the other hand, whichever is required under applicable Law, will file all necessary documentation with respect to such Transfer Taxes on a timely basis.

Section 5.07.  Publicity.  From the date hereof through the Closing Date, no public release or announcement concerning the Transactions will be issued by DHC or its Affiliates or ANPP or its Affiliates without the prior consent of the other party (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange on which such party’s securities are listed or traded (in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance); provided, however, that a party may make internal announcements to its and its Affiliates’ employees that are consistent with the parties’ prior public disclosures regarding the Transactions, and AMG and DHC may make announcements and public filings in connection with the AMG Spin-Off.

Section 5.08.  Stockholder Meeting; Registration Statement and Other SEC Filings.

(a) DHC will, in accordance with applicable Law, the DHC Charter and DHC Bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of DHC’s stockholders for the purpose of considering and voting upon this Agreement (the “Special Meeting”).

(b) Proxy Statement/Prospectus and Registration Statement.  As soon as reasonably practicable after the execution of this Agreement, (i) DHC will prepare and file with the SEC a preliminary proxy statement relating to the Special Meeting, and (ii) New DHC will prepare and file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the New DHC Common Stock issuable in the Merger and of the New DHC Common Stock issuable upon exercise of the Rollover SARs and the Converted Options. The proxy statement furnished to DHC’s stockholders in connection with the

Special Meeting will be included as part of the prospectus (the “Proxy Statement/Prospectus”) forming part of the Registration Statement. Each DHC Party will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement. The DHC Parties will notify ANPP promptly of the receipt of any comments of the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the preliminary proxy statement, the Proxy Statement/Prospectus, or the Registration Statement, will supply ANPP with copies of all correspondence between any DHC Party and any of their respective representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement, and will consult with ANPP prior to responding to any such comments or request or filing any amendment or supplement of the preliminary proxy statement, the Proxy Statement/Prospectus or the Registration Statement. Each DHC Party will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time of the Merger and to cause the Proxy Statement/Prospectus approved by the SEC to be mailed to DHC’s stockholders at the earliest practicable time.

(c) DHC, New DHC and ANPP will cooperate with each other in connection with the preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus, the Registration Statement and any other documents to be disseminated to holders of DHC Common Stock, which cooperation will include causing Discovery and its Subsidiaries to provide information to the DHC Parties and any of their respective representatives with respect to Discovery and its Subsidiaries as may be reasonably requested in connection with the preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus, the Registration Statement, and the execution and delivery by each of ANPP and DHC, on such date as the ANPP Tax Counsel or the DHC Tax Counsel issues its respective opinion, of the ANPP Tax Opinion Representations or the DHC Tax Opinion Representations, as applicable. Without limiting the generality of the foregoing, ANPP will use its reasonable best efforts to provide information to the DHC Parties and any of their respective representatives with respect to itself as may be reasonably requested in connection with preparation and filing of the preliminary proxy statement, the Proxy Statement/Prospectus and the Registration Statement.

(d) Nasdaq Listing.  DHC will use its reasonable best efforts to cause the shares of New DHC Common Stock issuable in the Merger (including the shares of New DHC Common Stock reserved for issuance with respect to Rollover SARs and the Converted Options) to be eligible for listing on the Nasdaq Global Select Market prior to the Effective Time of the Merger.

Section 5.09.  Notification of Certain Matters.  Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other party of: (a) any breach of its representations or warranties contained herein, (b) the occurrence or non-occurrence of any event which will result, or is reasonably likely to result, in the failure of any condition set forth in Article VII, any covenant or agreement contained in this Agreement to be complied with or satisfied, (c) any failure of DHC or ANPP, as the case may be, to satisfy any condition or comply with any covenant or agreement to be satisfied or complied with by it hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions otherwise may violate the rights of or confer remedies upon such Person and (e) any notice of, or other communication relating to, any litigation referred to in Section 5.10 or any order or judgment entered or rendered therein; provided, however, that the delivery of any notice pursuant to this Section 5.09 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.10.  Defense of Litigation.  Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the Transactions or any part thereof or seek damages with respect to any such transactions. No party will settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the written consent of the other parties (which consent will not be unreasonably withheld or delayed). Each of the parties further agrees to use reasonable best efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

Section 5.11.  Section 16 Matters.  Prior to the Closing, the DHC Board or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) and/or the board of directors of New DHC, or a committee of Non-Employee Directors thereof, will adopt a resolution providing that the receipt by each officer or director of DHC or New DHC of New DHC Common Stock in exchange for shares of DHC Common Stock, or shares of New DHC Common Stock upon exercise of Rollover SARs and Convertible Options, in each case pursuant to the Transactions, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt will be so exempt.

Section 5.12.  Transaction Documents.

(a) Each party hereto agrees to execute or cause the applicable of their respective Subsidiaries to execute, concurrently with the Closing, each of the Transaction Documents, to which it is a party, that has not been executed by such party or its applicable Subsidiaries as of the date of this Agreement.

(b) At such time prior to the Spin-Off Effective Time as all conditions to each party’s obligation to consummate the Transactions have been satisfied or waived, other than the delivery of (v) the certificates specified in Sections 7.02(c) and 7.03(c), (w) the DHC Tax Opinion Representations and the ANPP Tax Opinion Representations, (x) the opinions of ANPP Tax Counsel and DHC Tax Counsel pursuant to Sections 7.02(d) and 7.03(d), respectively, (y) all documents and instruments necessary to effect the ANPP Contribution (including share certificates or other instruments evidencing the ANPP Contribution Shares and the ANPP Contributed Assets) and (z) all documents and instruments necessary to effect the Merger (including the Certificate of Merger) (the certificates, opinions, documents, instruments described in clauses (v), (w), (x), (y) and (z) of this Section 5.12(b), the “Closing Documents”), (i) the applicable parties will execute the Closing Documents, which are to be held in escrow by such applicable parties and released from escrow and delivered to the other parties immediately following the Spin-Off Effective Time, and (ii) each of the parties will execute an instrument acknowledging that all such conditions to each party’s obligation to consummate the Transactions have been satisfied or waived.

Section 5.13.  Discovery Matters.  Prior to the Spin-Off Effective Time, ANPP will exercise the “Call” with respect to the Hendricks Share (as defined in the Discovery Limited Liability Company Agreement) pursuant to the Stock Purchase Agreement, dated as of June 23, 2003, among John S. Hendricks and ANPP, among others, and acquire record ownership of the Hendricks Share pursuant to the terms of such agreement. Prior to the Closing, DHC and ANPP will enter into an agreement terminating the Indemnification Agreement, dated as of June 24, 2005, between DHC and ANPP.

Section 5.14.  ANPP Parents Undertaking.  Each of API and NBCo covenants and agrees (i) to cause ANPP to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions in accordance with the terms and subject to the conditions hereof and thereof, and (ii) that it will not take any action, or fail to take any action, that would result in the ANPP Parents not being the Beneficial Owner of the ANPP Contribution Interests as of the Contribution Effective Time. In respect of this Section 5.14 only, each ANPP Parent makes the representations set forth in Section 4.02 as to itself.

Section 5.15.  Tax Covenants.

(a) Each of ANPP and DHC shall provide the other with a copy of the legal opinion received by each of them from their respective tax counsel in accordance with Sections 7.02(d) and 7.03(d), respectively.

(b) None of the DHC Parties, ANPP or their respective Affiliates will take or permit to be taken any action at any time that is reasonably likely, directly or indirectly, in whole or in part, to (i) jeopardize the receipt of any of the tax opinions contemplated by Sections 7.02(d) and 7.03(d) hereof, or (ii) adversely affect the qualification of (w) the ANPP Contribution (in conjunction with the Merger) as a tax-free exchange within the meaning of Section 351 of the Code, (x) the AMG Spin-Off as a reorganization under Sections 368(a) and 355 of the Code or (y) the Merger (in conjunction with the ANPP Contribution) as a tax-free exchange within the meaning of Section 351 of the Code.

(c) The DHC Parties, ANPP, and their respective Affiliates will use reasonable best efforts to take or cause to be taken any action reasonably necessary (i) to ensure the receipt of, as well as the continued validity and applicability of, the tax opinions contemplated by Sections 7.02(d) and 7.03(d) hereof and (ii) to preserve the qualification of (w) the ANPP Contribution (in conjunction with the Merger) as a tax-free exchange within the meaning of Section 351 of the Code, (x) the AMG Spin-Off as a reorganization under Sections 368(a) and 355 of the Code and (y) the Merger (in conjunction with the ANPP Contribution) as a tax-free exchange within the meaning of Section 351 of the Code.

(d) The DHC Parties will not adopt any plan to liquidate, merge or dissolve DHC within two years after the Merger.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to consummate the Transactions is subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing:

(a) No Law, and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition will be in effect, in each case that would prevent the consummation of the Transactions.

(b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods under the HSR Act or under the laws of any of the jurisdictions listed on Schedule 7.01(b) hereto, necessary for the consummation of the Transactions will have been filed, expired or been obtained.

(c) The DHC Stockholder Approval has been obtained.

(d) The New DHC Charter has been filed with the Secretary of State of the State of Delaware, and has become effective, in accordance with the DGCL.

(e) The Registration Statement (as amended or supplemented) has been declared effective and will be effective under the Securities Act at the Unconditional Time, and no stop order suspending effectiveness has been issued, and no action, suit, proceeding or, to the knowledge of DHC, investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.

(f) Each of the Transaction Documents has been executed and delivered and is in full force and effect.

(g) The shares of New DHC Common Stock to be issued pursuant to the Merger have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(h) The registration statement on Form 10 (as amended or supplemented) of the Spin-Off Company has been declared effective and will be effective under the Exchange Act at the Unconditional Time, and no stop order suspending effectiveness has been issued, and no action, suit, proceeding or, to the knowledge of DHC, investigation seeking a stop order or to suspend the effectiveness of such registration statement will be pending before or threatened by the SEC.

(i) The shares of Series A common stock of the Spin-Off Company to be issued in the AMG Spin-Off to holders of DHC Common Stock have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(j) All other conditions and steps to completing the AMG Spin-Off have been satisfied, completed or waived, as applicable, except those documents and instruments necessary to complete the AMG Spin-Off that can only be delivered at or immediately prior to the Spin-Off Effective Time.

Section 7.02.  Additional Conditions to ANPP’s Obligations.  The obligations of ANPP to consummate the ANPP Contribution are also subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, unless waived by ANPP (to the extent such condition may be waived by ANPP) in writing:

(a) Except as set forth in the following sentence, the representations and warranties of DHC contained in this Agreement and in any certificate or other writing delivered by DHC pursuant hereto will be true and correct (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date, in which case, as of such earlier date) as of the Unconditional Time as though made as of the Unconditional Time, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality set forth therein) would not, individually or in the aggregate, have a material adverse effect on the business and operations of New DHC and its Subsidiaries, taken as a whole, or on the ability of DHC to consummate the Transactions. The representations and warranties of the DHC Parties contained in Section 3.06(c) will be true and correct in all respects at and as of the Unconditional Time as if made at and as of such time.

(b) Each DHC Party has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Unconditional Time.

(c) ANPP has received such certificates of DHC, effective as of the Unconditional Time, in each case signed by an executive officer of DHC (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 7.01(c), 7.02(a) and 7.02(b), as may be reasonably requested by ANPP.

(d) ANPP has received the opinion of Ernst & Young LLP or another nationally recognized accounting firm or law firm (“ANPP Tax Counsel”), in form and substance reasonably satisfactory to ANPP and dated as of the Closing Date, to the effect that, for United States federal income tax purposes, the ANPP Contribution (in conjunction with the Merger) will qualify as a tax-free exchange within the meaning of Section 351 of the Code. In rendering such opinion, ANPP Tax Counsel may rely upon (and may incorporate by reference) representations and covenants contained in the ANPP Tax Opinion Representations.

Section 7.03.  Additional Conditions to the DHC Parties’ Obligations.  The obligations of the DHC Parties to consummate the Transactions are also subject to the satisfaction at or prior to the Unconditional Time of each of the following conditions, unless irrevocably waived by DHC, on behalf of the DHC Parties (to the extent such condition may be waived by the DHC Parties) in writing:

(a) Except as set forth in the following sentence, the representations and warranties of ANPP contained in this Agreement and in any certificate or other writing delivered by ANPP pursuant hereto will be true and correct (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date, in which case, as of such earlier date) as of the Unconditional Time as though made as of the Unconditional Time, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality set forth therein) would not, individually or in the aggregate, have a material adverse effect on ANPP’s ability to consummate the Transactions. The representations and warranties of ANPP contained in Section 4.04 will be true and correct in all respects at and as of the Unconditional Time as if made at and as of such time.

(b) ANPP has performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Unconditional Time.

(c) DHC has received such certificates of ANPP, effective as of the Unconditional Time, in each case signed by an executive officer of ANPP (but without personal liability thereto), to evidence satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b), as may be reasonably requested by DHC.

(d) DHC has received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP or another nationally recognized law firm (“DHC Tax Counsel”), in form and substance reasonably satisfactory to DHC and dated as of the Closing Date, to the effect that, for United States federal income tax purposes, (i) the AMG Spin-Off should qualify as a reorganization under Sections 368(a) and 355 of the Code to DHC and the holders of DHC Common Stock, and (ii) the Merger (in conjunction with the ANPP Contribution) will qualify as a tax-free exchange within the meaning of Section 351 of the Code. In rendering such opinion, DHC Tax Counsel may rely upon (and may incorporate by reference) representations and covenants contained in the DHC Tax Opinion Representations.

(e) The New DHC Rights Agreement has been executed and delivered and is in full force and effect and no investigation, action, suit or proceeding has been commenced, brought, taken or, to the knowledge of any DHC Party, threatened, seeking to invalidate the New DHC Rights Agreement (or any provision or term thereof), any of the New DHC Rights, the Rights Dividend or any of the transactions contemplated by the New DHC Rights Agreement.

Section 7.04.  Frustration of Closing Conditions.  None of the DHC Parties or ANPP may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 5.05.

ARTICLE VIII

Termination

Section 8.01.  Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Unconditional Time, whether before or after the DHC Stockholder Approval is obtained:

(i) by mutual written agreement of DHC and ANPP;

(ii) by either DHC or ANPP, if the DHC Stockholder Approval is not obtained at the DHC Stockholder Meeting (as such meeting may be adjourned from time to time);

(iii) by either DHC or ANPP, if any of the conditions to such party’s obligations set forth in Article VII has become incapable of fulfillment, and has not been waived by such party;

(iv) by either DHC or ANPP, if any court of competent jurisdiction or other Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action has become final and nonappealable; or

(v) by either DHC or ANPP, if the Unconditional Time does not occur on or prior to December 31, 2008;

provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.

(b) Notwithstanding anything to the contrary in this Agreement, if the Closing has not occurred by the close of business on the 2nd Business Day after the Unconditional Time has occurred, then this Agreement may be terminated and the Transactions abandoned at any time after the close of business on the 2nd Business Day after the Unconditional Time has occurred by either DHC or ANPP; provided, however, that the party seeking termination pursuant to this Section 8.01(b) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.

(c) In the event of termination by a party pursuant to this Section 8.01, written notice thereof will forthwith be given to the other parties, and the Transactions will be terminated without further action by any party. If this Agreement is terminated as provided herein, each party will return all documents and other material received from any other party relating to the Transactions, whether so obtained before or after the execution hereof.

Section 8.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of Section 5.04, Article X and this Section 8.02, will become void and will be of no further effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Nothing in this Section 8.02 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

ARTICLE IX

Indemnification

Section 9.01.  Indemnification.  (a)(i) The DHC Parties, jointly and severally, covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing to indemnify and hold harmless ANPP, its Affiliates and their respective officers, directors, shareholders, employees, representatives, agents and trustees (the “ANPP Indemnified Parties”), from and against any actual and direct Losses incurred by such ANPP Indemnified Party, to the extent arising out of or resulting from:

(x) the representations and warranties of the DHC Parties contained in Section 3.06(c) not being true and correct when made or deemed made;

(y) any failure by any DHC Party to perform or fulfill any of its covenants or agreements contained in this Agreement to be performed in all material respects at or prior to the Closing Date; and

(z) (1) any Liability for Taxes, if any, incurred by ANPP (as determined below) as a consequence of the release of any of the ANPP Escrow Shares from the Escrow to the extent that the ANPP Contribution (in conjunction with the Merger) otherwise qualified as a tax-free exchange within the meaning of Section 351 of the Code, or (2) a claim made by a third party against an ANPP Indemnified Party that arises (A) solely out of the ownership or operation of the business, assets or liabilities of the Spin-Off Company after the Closing Date or (B) out of any Liability of any of the DHC Parties or of the Spin-Off Company (but not including any Liability of Discovery and its Subsidiaries or the Audio Company and its Subsidiaries) to the extent existing at, or arising out of a state of facts existing at or prior to, the Closing Date.

The Liability for Taxes incurred by ANPP pursuant to subparagraph (a)(i)(z)(1) shall be based upon the Tax that ANPP would incur if it were subject to Tax as a corporation using the Current Effective Tax Rate, plus the Liability for Taxes that would be incurred by ANPP as a result of the receipt of any payment made pursuant to subparagraph (a)(i)(z)(1).

(ii) Without any duplication of the foregoing indemnity in Section 9.01(a)(i) above, the DHC Parties, jointly and severally, covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify and hold harmless ANPP from and against its Loss Percentage of any Losses incurred by New DHC calculated in the manner provided in Section 9.02 below, to the extent arising out of or resulting from:

(x) any failure by any DHC Party to perform or fulfill any of its covenants or agreements contained in this Agreement to be performed in all material respects at or prior to the Closing Date;

(y) any Liability of any of the DHC Parties or of the Spin-Off Company (but not including any Liability of Discovery and its Subsidiaries or the Audio Company and its Subsidiaries) to the extent existing at, or arising out of a state of facts existing at or prior to, the Closing Date; and

(z) any Liabilities or other obligations incurred, created or assumed by the Audio Company or its Subsidiaries prior to the Closing for which New DHC or its Subsidiaries (other than the Audio Company or its Subsidiaries) become obligated after the Closing.

(iii) No indemnification by the DHC Parties under Section 9.01(a)(ii) above will be due and payable to the ANPP Indemnified Parties, to the extent of any Losses arising from Liabilities that are subject to indemnification by the Spin-Off Company pursuant to the Reorganization Agreement or Tax Sharing Agreement to the extent New DHC has been indemnified by the Spin-Off Company for such Losses.

(b) ANPP covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing to indemnify and hold harmless the DHC Parties, their respective Affiliates and their respective officers, directors, shareholders, employees, representatives, agents and trustees (the “DHC Indemnified Parties”), from and against any Losses incurred by such DHC Indemnified Party, to the extent arising out of or resulting from:

(i) any representation or warranty of ANPP contained in this Agreement and in any certificate or other writing delivered by ANPP or its Affiliates pursuant hereto, in each case, that survives the Closing not being true and correct when made or deemed made; and

(ii) any failure by ANPP or its Affiliates to perform or fulfill any of its covenants or agreements contained in this Agreement.

Section 9.02.  Calculation of Losses.  This Section 9.02 provides the calculation of the amount of indemnity to which ANPP will be entitled in respect of actual and direct Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(i) and for indirect Losses in the form of a diminution in value of ANPP’s interest in New DHC for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(ii). With respect to the calculation of Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(i), the amount which the DHC Parties shall pay ANPP in respect of such Losses shall be computed by multiplying such Losses by one plus a fraction, (y) the numerator of which is the Loss Percentage (expressed as a decimal) and (z) the denominator of which is one minus the Loss Percentage (expressed as a decimal). With respect to the calculation of Losses for which ANPP may be entitled to indemnification pursuant to Section 9.01(a)(ii), ANPP’s Losses for which the DHC Parties would be obligated to indemnify ANPP pursuant to Section 9.01(a)(ii) will be deemed to equal the product of (x) a fraction, (1) the numerator of which is the Loss Percentage (expressed as a decimal) and (2) the denominator of which is one minus the Loss Percentage (expressed as a decimal), and (y) the difference, if positive, between the fair market value of New DHC and its Subsidiaries (other than, prior to the AMG Spin-Off, AMG and its Subsidiaries), taken as a whole, determined as if such covenant or agreement had been performed in all respects or such Liability of DHC, the Spin-Off Company or the Audio Company and its Subsidiaries did not exist, and the fair market value of New DHC and its Subsidiaries (other than, prior to the AMG Spin-Off, AMG and its Subsidiaries), taken as a whole, determined after giving effect to the breach, nonperformance or violation of such covenant or agreement or the existence of such Liability at DHC, the Spin-Off Company or the Audio Company and its Subsidiaries. (but without giving effect to any indemnification obligation of the DHC Parties pursuant to this Agreement). The fair market value of New DHC for purposes of the immediately preceding sentence, will be determined after giving effect to, among other considerations and effects, the stock price of shares of New DHC Common Stock, the equity value of New DHC, any amounts recovered by New DHC under insurance policies or indemnities from third parties or from the Spin-Off Company pursuant to the Reorganization Agreement or the Tax Sharing Agreement, and any Tax effects relating to or resulting from the Loss. For purposes of this Agreement, the term “Loss Percentage” means the lesser of (1) 33 1/3% and (2) the percentage obtained by dividing (A) the total number of shares of New DHC Common Stock Beneficially Owned by ANPP after giving effect to conversion of all shares of New DHC Preferred Stock (other than any ANPP Escrow Shares) held by the ANPP Stockholder Group (as defined in the New DHC Charter), including any Released Series A Preferred Shares (as defined in the Escrow Agreement) and Released Series C Preferred Shares (as defined in the Escrow Agreement), on the date the indemnification payment is made by (B) the sum of the total number of shares of New DHC Common Stock issued and outstanding after giving effect to conversion of all shares of New DHC Preferred Stock held by the ANPP Stockholder Group (other than the ANPP Escrow Shares) on the date the indemnification payment is made, including any Released Series A Preferred Shares and Released Series C Preferred Shares.

Section 9.03.  Defense of Claims.

(a) Any Party seeking indemnification under Section 9.01 hereof (the “Indemnified Party”) will give the party from whom such indemnification is sought (the “Indemnifying Party”) prompt (which, in the case of any claim, investigation, action, suit or proceeding made or commenced by a third party for which indemnity is being sought, will be no later than ten Business Days following receipt by the Indemnified Party of written notice of such third party claim, investigation, action, suit or proceeding) notice of any claim, investigation, action, suit or proceeding with respect to which such indemnification is sought; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five Business Days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim, investigation, action, suit or proceeding. In the case of any such third party claim, investigation, action, suit or proceeding (other than as provided below), the Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense of, and subject to the other provisions of this Article IX, to the compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party: (i) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.01 are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, investigation, action, suit or proceeding pursuant to the terms of Section 9.01, (ii) notifies such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof, and (iii) retains legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding, in which case the Indemnifying Party will be entitled to exercise full control of the defense, compromise or settlement of such third party claim, investigation, action, suit or proceeding, except to the extent otherwise expressly provided herein. Notwithstanding anything herein to the contrary, in the case of any third party claim, investigation, action, suit or proceeding against DHC, New DHC or any of their respective Subsidiaries, DHC, New DHC or such Subsidiary, as applicable, will be entitled to exercise full control of the defense, compromise or settlement thereof.

(b) If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party will cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel will be the expense of such Indemnified Party unless such Indemnified Party is a party to such claim, action, suit or proceeding, or a subject of such investigation, as applicable, and (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party has been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim, investigation, action, suit or proceeding (in either of which cases the Indemnifying Party will not have the right to control the defense, compromise or settlement of such claim, investigation, action, suit or proceeding on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii) or (iii) the reasonable fees and expenses of such separate counsel will be borne by the Indemnifying Party. No Indemnified Party will settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, unless the Indemnifying Party had the right under this Section 9.03 to undertake control of the defense of such claim, investigation, action, suit or proceeding and, after reasonable notice, failed to do so. The Indemnifying Party will not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (y) in which the amount of money damages contemplated to be paid in connection with such settlement, compromise or judgment, exceeds any dollar limitations on the Indemnifying Party’s obligations hereunder pursuant to Section 9.01 or (z) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, investigation, action, suit or proceeding.

Section 9.04.  Survival.  The representations and warranties of ANPP contained herein will survive the Closing and continue in full force and effect (1) until the expiration of the applicable statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby or related thereto, in the case of the representations and warranties set forth in Sections 4.01, 4.02, 4.04, 4.07 and 4.08, and (2) until the 12-month anniversary of the Closing Date, in the case of all other representations and warranties. The representations and warranties of the DHC Parties contained in Section 3.06(c) will survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations applicable to claims that may be asserted in respect of the matters covered thereby or related thereto. The covenants and agreements made by each Party in this Agreement will survive the Closing without limitation unless otherwise contemplated by their terms. Any representation, warranty or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable above-stated periods will survive with respect to such claim or dispute until the final resolution thereof.

Section 9.05.  Tax Treatment.  For all Tax purposes and to the extent permitted by applicable Tax law, the Parties will treat any payment made pursuant to this Article IX to (1) ANPP as an adjustment of the original consideration occurring in connection with the Transactions and (2) to the DHC Parties as a capital contribution by ANPP to New DHC occurring in connection with the Transactions.

Section 9.06.  Exclusive Remedy.  Following the Closing, except in the case of common law fraud, the sole and exclusive monetary remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Section 9.01 will be pursuant to the indemnification provisions set forth in this Article IX.

ARTICLE X

Miscellaneous

Section 10.01.  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed facsimile, as follows:

(a)	if to New DHC, DHC, or Merger Sub, to:

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe, Esq.
Facsimile: (720) 875-5858

and with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attn: Frederick McGrath, Esq.
Facsimile: (212) 259-2530

(b)	if to ANPP or ANPP Parent, to:

Advance/Newhouse Programming Partnership
5000 Campuswood Drive
E. Syracuse, NY 13057
Attn: Robert J. Miron
Facsimile: (315) 463-4127

and with a copy to:

Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attn: Craig D. Holleman, Esq.
Facsimile: (212) 381-7226

or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.

Section 10.02.  No Third Party Beneficiaries.  The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any Person other than the parties hereto, other than with respect to the provisions of Article IX hereof, each indemnified person.

Section 10.03.  Waiver.  No failure by any party to this Agreement to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party to this Agreement, by notice given in accordance with Section 10.01, may, but will not be under any obligation to, waive any of its rights or conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party hereto. No waiver will affect or alter the remainder of this Agreement and each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party will not preclude or waive its right to exercise any or all other rights or remedies.

Section 10.04.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned prior to the Closing (including by operation of law, in a merger or other business combination) by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.05.  Integration.  This Agreement and the other Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and, except for the Nondisclosure Agreement, supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in such Transaction Documents will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

Section 10.06.  Captions.  The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

Section 10.07.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 10.08.  Severability.  Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

Section 10.09.  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 10.10.  Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 10.01 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.12.  Specific Performance.  Each of the parties to this Agreement agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties may be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 10.13.  Amendments.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the DHC Stockholder Approval, provided, however, that after the DHC Stockholder Approval and prior to the Closing, there will be made no amendment that by Law requires further approval by the DHC stockholders without the further approval of such stockholders.

Section 10.14.  Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference will be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “close of business” will be deemed to mean 5:00 PM, New York City time, on the date specified. The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used will dictate otherwise. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other such thing extends, and such phrase will not mean simply “if” unless the context in which such phrase is used dictates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person will be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

Section 10.15.  Rules of Construction.  Each of the parties to this Agreement agrees that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties, and is effective as of the day and year first above written.

DISCOVERY HOLDING COMPANY

By:	/s/ Charles Y. Tanabe
Name:     Charles Y. Tanabe

Title:	Senior Vice President

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Charles Y. Tanabe
Name:     Charles Y. Tanabe

Title:	Senior Vice President

DHC MERGER SUB, INC.

By:	/s/ Charles Y. Tanabe
Name:     Charles Y. Tanabe

Title:	Senior Vice President

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	Newhouse Programming Holdings Corp., its Managing Partner

By:	/s/ Donald E. Newhouse
Name:     Donald E. Newhouse

Title:	President

[Signature Page to Transaction Agreement]

For purposes of Section 5.14 hereof only:

ADVANCE PUBLICATIONS, INC.

By:	/s/ Donald E. Newhouse
Name:     Donald E. Newhouse
Title: President

NEWHOUSE BROADCASTING CORPORATION

By:	/s/ Donald E. Newhouse
Name:     Donald E. Newhouse

Title:	President

[Signature Page to Transaction Agreement]

Appendix C

Execution Copy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 4th day of June, 2008, by and among Discovery Holding Company, a Delaware corporation (“DHC”), Discovery Communications, Inc., a Delaware corporation (“New DHC”), and DHC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, each of New DHC and Merger Sub is a direct or indirect subsidiary of DHC;

WHEREAS, the parties desire to effect the transactions set forth in this Agreement in connection with (i) the creation of a new holding company structure by merging Merger Sub with and into DHC with DHC surviving, pursuant to which merger New DHC will become the new, public, parent company and DHC will become a wholly-owned subsidiary of New DHC, and (ii) the conversion of outstanding DHC Common Stock (as defined below) into New DHC Common Stock (as defined below);

WHEREAS, this Agreement has been approved and declared advisable by the board of directors of each party hereto, and has been adopted by the sole stockholders of each of Merger Sub and New DHC; and

WHEREAS, the transactions contemplated by this Agreement are intended to qualify as a tax-free exchange (in conjunction with the ANPP Contribution (as defined in the Transaction Agreement)) within the meaning of Section 351 of the Code (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in the Agreement, the following terms will have the following meanings unless the context otherwise requires:

“ANPP” means Advance/Newhouse Programming Partnership, a New York general partnership.

“Book-Entry Shares” means shares of DHC Common Stock held in the Direct Registration System.

“Code” means U.S. Internal Revenue Code of 1986, as amended.

“Certificates” means certificates that immediately prior to the Effective Time of the Merger represented shares of DHC Common Stock.

“DHC Board” means the Board of Directors of DHC.

“DHC Common Stock” means the DHC Series A Common Stock, the DHC Series B Common Stock and DHC Series C Common Stock.

“DHC Incentive Plans” means the Discovery Holding Company 2005 Incentive Plan (As Amended and Restated Effective August 15, 2007), the Discovery Holding Company 2005 Non-Employee Director Plan (As Amended and Restated Effective August 15, 2007) and the Discovery Holding Company Transitional Stock Adjustment Plan (As Amended and Restated Effective August 15, 2007).

“DHC Rights Agreement” means the Rights Agreement, dated as of July 18, 2005, between DHC and Computershare Trust Company, N.A., as Rights Agent.

“DHC Series A Common Stock” means the “Series A Common Stock”, par value $.01 per share, of DHC (including the DHC Series A Right attached thereto).

“DHC Series B Common Stock” means the “Series B Common Stock”, par value $.01 per share, of DHC (including the DHC Series B Right attached thereto).

“DHC Series C Common Stock” means the “Series C Common Stock”, par value $.01 per share, of DHC (including the DHC Series C Right attached thereto).

“DHC Series A Right” has the meaning ascribed to it in the DHC Rights Agreement.

“DHC Series B Right” has the meaning ascribed to it in the DHC Rights Agreement.

“DHC Series C Right” has the meaning ascribed to it in the DHC Rights Agreement.

“Direct Registration System” means the service of the Exchange Agent that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Effective Time of the Merger” means the time when the Merger becomes effective under applicable law as provided in Section 3.01(a).

“Exchange Agent” means Computershare Trust Company, N.A., which is the transfer agent for DHC Common Stock, is expected to be the transfer agent for New DHC Common Stock and is expected to be designated to act as exchange agent for the purpose of exchanging Certificates and Book-Entry Shares in the Merger.

“Fair Market Value” means with respect to a share of any series of New DHC Common Stock on any day, the last sale price (or, if no last sale price is reported, the average of the high bid and low asked prices) for a share of the applicable series of New DHC Common Stock on such day (or if such day is not a trading day, the next trading day) as reported on the Nasdaq Stock Market, Inc. or if such shares are not then listed on the Nasdaq Stock Market, Inc., as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of the applicable series of New DHC Common Stock are listed on such day; provided, that, if for any day the Fair Market Value of a share of the applicable series of New DHC Common Stock is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the board of directors of New DHC or any committee thereof on the basis of such quotations and other considerations as the board or its committee deems appropriate.

“Merger” means the merger of Merger Sub with and into DHC with DHC surviving the merger.

“New DHC Common Stock” means, collectively, the New DHC Series A Common Stock, New DHC Series B Common Stock and New DHC Series C Common Stock.

“New DHC Rights” means, collectively, the New DHC Series A Rights, the New DHC Series B Rights and the New DHC Series C Rights.

“New DHC Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series A Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series B Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of New DHC (including, after the Effective Time of the Merger, the New DHC Series C Right attached thereto pursuant to the New DHC Rights Agreement).

“New DHC Series A Right” means a Series A Right (as defined in the New DHC Rights Agreement).

“New DHC Series B Right” means a Series B Right (as defined in the New DHC Rights Agreement).

“New DHC Series C Right” means a Series C Right (as defined in the New DHC Rights Agreement).

“Person” means an individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.

“Record Date” means the date and time as of which holders of DHC Common Stock must own shares of DHC Common Stock to be eligible to vote such shares at the Special Meeting.

“SEC” means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Special Meeting” has the meaning ascribed to it in the Transaction Agreement.

“Transactions” has the meaning ascribed to it in the Transaction Agreement.

“Transaction Agreement” means the agreement, dated as of June 4, 2008, by and among DHC, New DHC, Merger Sub, ANPP and, with respect to Section 5.14 thereof only, Advance Publications, Inc., a New York corporation, and Newhouse Broadcasting Corporation, a New York corporation.

“VWAP” means, (i) with respect to the DHC Series A Common Stock or DHC Series B Common Stock, the average of the daily volume weighted average prices of such security over the 5-trading days ending on the trading day immediately preceding the Closing Date (as defined in the Transaction Agreement) or, if applicable, the trading day immediately preceding the first date on which the DHC Series A Common Stock or DHC Series B Common Stock, as applicable, trades regular way on the Nasdaq Global Select Market without the right to receive shares of common stock of the Spin-Off Company (as defined in the Transaction Agreement), and (ii) with respect to the New DHC Series A Common Stock, New DHC Series B Common Stock, New DHC Series C Common Stock, Series A common stock of the Spin-Off Company or Series B common stock of the Spin-Off Company, the average of the daily volume weighted average prices of such security over the 10-trading days beginning on the day immediately following the Closing (as defined in the Transaction Agreement).

The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section

Agreement	Preamble
Awards	3.04(a)
Carryover Director	3.04(b)(ii)
Certificate of Merger	3.01(a)
Consideration	3.02(a)(ii)
Converted Options	3.04(b)(iv)
Converted Series A Option	3.04(b)(i)
Converted Series B Option	3.04(b)(iv)
DGCL	3.01(a)
DHC	Preamble
DHC Awards	3.04(a)
DHC Charter	3.01(c)
Director Series A Option	3.04(b)(ii)
Former Book-Entry Holders	3.03(b)
Former Book-Entry Shares	3.03(b)
Former Certificate Holders	3.03(a)(i)
Former Certificated Shares	3.03(a)(i)
Former DHC Holders	3.03(b)
Former DHC Shares	3.03(b)
Merger Sub	Preamble
New DHC	Preamble
New DHC Bylaws	2.01
New DHC Charter	2.01
New DHC Original Stock	2.01
Rollover SARs	3.04(b)(iii)
Scheduled Series A Option	3.04(b)(i)
Series A Consideration	3.02(a)(i)
Series B Consideration	3.02(a)(ii)
Series A Option	3.04(b)(iii)
Series B Option	3.04(b)(iv)
Series C Option	3.04(b)(i)
Series A SAR	3.04(b)(iii)
Series C SAR	3.04(b)(iii)
Spin-Off Company Series A Option	3.04(b)(i)
Spin-Off Company Series B Option	3.04(b)(iv)
Surviving Entity	3.01(a)

ARTICLE II

NEW DHC

Section 2.01  Organization of New DHC.  DHC has caused New DHC to be organized under the laws of the State of Delaware. The authorized capital stock of New DHC on the date hereof consists of 10,000 shares of common stock, par value $0.01 per share (the “New DHC Original Stock”), of which 1,000 shares has been issued to DHC and no other shares are issued and outstanding. Prior to the Contribution Effective Time (as defined in the Transaction Agreement), New DHC will (i) cause the Certificate of Incorporation of New DHC (“New DHC Charter”) to be restated as set forth in Exhibit 2.01(c)(i) to the Transaction Agreement and filed with the Delaware Secretary of State, and such New DHC Charter will be in effect as of the Effective Time of the Merger, (ii) cause the

Bylaws (“New DHC Bylaws”) of New DHC to be restated as set forth in Exhibit 2.01(c)(ii) to the Transaction Agreement, and such New DHC Bylaws will be in effect as of the Effective Time of the Merger, and (iii) execute and deliver to Computershare Trust Company, N.A., the Rights Agreement between New DHC and the Computershare Trust Company, N.A., in substantially the form of Exhibit 2.01(c)(iii) to the Transaction Agreement (the “New DHC Rights Agreement”). The authorized capital stock of New DHC at the Effective Time of the Merger will be as provided for in the New DHC Charter.

Section 2.02  Directors and Officers of New DHC.

As of and following the Effective Time of the Merger, until their successors are duly elected or appointed in accordance with the New DHC Charter and the New DHC Bylaws, the directors, executive officers and certain other officers of New DHC will be as set forth on Schedule 2.03(f) to the Transaction Agreement.

ARTICLE III

THE MERGER AND RELATED MATTERS

Section 3.01  The Merger.

(a) Merger; Effective Time of the Merger.  At the Effective Time of the Merger and subject to and upon the terms and conditions of this Agreement, Merger Sub will merge with and into DHC in accordance with the provisions of the General Corporation Law of the State of Delaware (“DGCL”), the separate corporate existence of Merger Sub will cease and DHC will continue as the surviving entity (the “Surviving Entity”). The Effective Time of the Merger will be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by and executed in accordance with Section 251 of the DGCL (the “Certificate of Merger”), has been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Merger will have been properly executed and filed (or such later date and time as may be specified in the Certificate of Merger).

(b) Effects of the Merger.  From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of DHC and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and duties of DHC and Merger Sub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity.

(c) Certificate of Incorporation of the Surviving Entity.  At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of DHC (the “DHC Charter”) will be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time of the Merger, except that Article FIRST thereof will read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Discovery Holding Company”. Such DHC Charter as so amended will be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL.

(d) Bylaws of the Surviving Entity.  At the Effective Time of the Merger, the Restated Bylaws of DHC (the “DHC Bylaws”) will be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time of the Merger and, in such amended form, will be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

Section 3.02  Conversion of Securities.

(a) Conversion of DHC Securities.  At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of DHC Common Stock:

(i) each share of DHC Series A Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (together with the DHC Series A Right attached thereto) will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series A Common Stock and 0.50 shares of New DHC Series C Common Stock (the “Series A Consideration”);

(ii) each share of DHC Series B Common Stock (together with the DHC Series B Right attached thereto) issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, 0.50 shares of New DHC Series B Common Stock and 0.50 shares of New DHC Series C Stock (the “Series B Consideration”, which, together with the Series A Consideration, is the “Consideration”); and

(iii) each share of DHC Common Stock held in treasury of DHC immediately prior to the Effective Time of the Merger will be cancelled and retired without payment of any consideration therefor and without any conversion thereof.

At the Effective Time, all shares of DHC Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Certificate or Book-Entry Share will have no further rights with respect thereto, except as set forth in Section 3.03.

(b) Conversion of Merger Sub Stock.  At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of stock of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity. Such shares will constitute the only outstanding shares of capital stock of the Surviving Entity.

(c) Treatment of New DHC Securities.  At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto, each share of New DHC Original Stock held by DHC will be cancelled and retired and will cease to exist.

Section 3.03  Exchange Procedures.

(a) Exchange of Certificates.

(i) As soon as reasonably practicable after the Effective Time of the Merger, New DHC will cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Certificates (such holders, “Former Certificate Holders” and such shares, “Former Certificated Shares”): (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates held by such holder representing such Former Certificated Shares will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates for the Consideration. Such letter of transmittal will be in such form and have such other reasonable provisions as New DHC may specify.

(ii) Upon surrender by a Former Certificate Holder to the Exchange Agent of a Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Certificate Holder will be entitled to receive in exchange therefor: (A) the number of whole shares of New DHC Common Stock into which such holder’s shares of DHC Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered will be forthwith cancelled, (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration in lieu of fractional shares to which such holder is entitled pursuant to Section 3.03(d), and (C) any unpaid dividends or distributions which such holder is entitled to receive.

(iii) If issuance of the Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment or issuance that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment or issuance will have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate will have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable

Consideration payable in respect of the shares of DHC Common Stock represented by the Certificate pursuant to this Article III, together with any cash or other consideration to which such holder is entitled.

(iv) Until surrendered as contemplated hereby, each Certificate will, after the Effective Time of the Merger, represent for all purposes only the right to receive upon such surrender the applicable Consideration as contemplated by this Article III, together with any cash or other consideration to which such holder is entitled.

(v) At the Effective Time of the Merger, the stock transfer books of DHC will be closed, and thereafter there will be no further registration of transfers of shares of DHC Common Stock, that were outstanding prior to the Effective Time of the Merger. After the Effective Time of the Merger, Certificates presented to DHC for transfer will be canceled and exchanged for the applicable Consideration in accordance with the procedures set forth in this Article III, together with any cash or other consideration to which such holder is entitled.

(b) Treatment of Book-Entry Shares.  As soon as reasonably practicable after the Effective Time of the Merger, New DHC will cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Book-Entry Shares (such holders, “Former Book-Entry Holders” and together with Former Certificate Holders, “Former DHC Holders,” and such shares, “Former Book-Entry Shares” and together with Former Certificated Shares, “Former DHC Shares”): (A) a statement of holdings which will state the number of whole shares of New DHC Common Stock into which such Former Book Entry Holder’s shares of DHC Common Stock were converted in accordance with this Article III, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder.

(c) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of New DHC Common Stock issuable with respect to Former Certificated Shares will be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article III. Upon surrender, there will be issued and/or paid to the holder of the shares of New DHC Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of New DHC Common Stock with a record date on or after the date of the Effective Time of the Merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of New DHC Common Stock with a record date on or after the date of the Effective Time of the Merger but with a payment date subsequent to surrender.

(d) No Fractional Shares.  No certificates or scrip representing fractional shares of New DHC Common Stock will be issued with respect to Book-Entry Shares evidencing DHC Common Stock or upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New DHC. In lieu thereof, upon surrender of the applicable Certificates or upon conversion of Book-Entry Shares, New DHC will pay each holder of DHC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of the series of New DHC Common Stock to which such holder would otherwise be entitled, by (ii) the closing price for a share of such stock on the first trading day on which shares of New DHC Common Stock trade in the regular way market.

(e) Withholding.  New DHC and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DHC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New DHC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DHC Common Stock in respect of which such deduction and withholding was made by New DHC or the Exchange Agent.

Section 3.04  Stock Incentive Plans; Treatment of Outstanding DHC Common Stock Options.

(a) Assumption of Plans and Awards.  As of the Effective Time of the Merger, New DHC will assume (i) the DHC Incentive Plans and (ii) each of the then outstanding options, stock appreciation rights and other incentive awards representing a right with respect to shares of DHC Series A Common Stock or DHC Series B Common Stock, as applicable (collectively, “Awards”), issued or assumed by DHC pursuant to the DHC Incentive Plans

(collectively, “DHC Awards”). As of the Effective Time of the Merger, each DHC Award will be assumed (as assumed, a “Replacement Award”) by New DHC and will thereafter be exercisable for or relate to shares of New DHC Common Stock, as more particularly described in Section 3.04(b).

(b) DHC Common Stock Options.

(i) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock set forth on Schedule 3.04(b) hereto (each, a “Scheduled Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off (as defined in the Transaction Agreement) and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series A Option”) to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, (B) an option (a “Series C Option”) to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series A Option”) to purchase shares of Series A common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option, Series C Option and Spin-Off Company Series A Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Scheduled Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company subject to the Converted Series A Option, Series C Option and Spin-Off Company Series A Option, as applicable, will be determined so that the aggregate amount by which the Scheduled Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock, New DHC Series C Common Stock and Series A common stock of the Spin-Off Company). The terms and conditions of each Converted Series A Option, Series C Option and Spin-Off Company Series A Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Scheduled Series A Option converted into such Converted Series A Option, Series C Option and Spin-Off Company Series A Option. If the foregoing calculation results in a Converted Series A Option, Series C Option or Spin-Off Company Series A Option being exercisable for a fraction of a share of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series A Common Stock, New DHC Series C Common Stock or Series A common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(ii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock (excluding any Scheduled Series A Options and any such options that are, at the option of the holder, exercisable for shares of DHC Series A Common Stock or DHC Series B Common Stock) held by those members of the DHC Board (other than those directors that hold Scheduled Series A Options) as of the date of this Agreement who will be directors of New DHC immediately after the Effective Time of the Merger (each, a “Director Series A Option,” any such director, and any director that holds a Scheduled Series A Option, a “Carryover Director”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a Converted Series A Option to purchase shares of New DHC Series A Common Stock in an amount and at an exercise price as determined below, and (B) a Series C Option to purchase shares of New DHC Series C Common Stock in an amount and at an exercise price as determined below. The exercise price of such Converted Series A Option and Series C Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of such Director Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock subject to the Converted Series A Option and Series C Option, as applicable, will be determined so that the aggregate amount by which the Director Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions

(allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Converted Series A Option and Series C Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Director Series A Option converted into such Converted Series A Option and Series C Option. If the foregoing calculation results in a Converted Series A Option or a Series C Option being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(iii) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series A Common Stock other than the Director Series A Options and the Scheduled Series A Options (each, a “Series A Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) a stock appreciation right (a “Series A SAR”) with respect to that number of shares of New DHC Series A Common Stock and at such base price as determined below, and (B) a stock appreciation right (a “Series C SAR” and, together with the Series A SARs, the “Rollover SARs”) with respect to that number of shares of New DHC Series C Common Stock and at such base price as determined below. The base price of each Series A SAR and Series C SAR will be equal to the applicable VWAP for the series of common stock subject to such Rollover SAR, multiplied by a fraction, the numerator of which is the exercise price of such Series A Option and the denominator of which is the VWAP for the DHC Series A Common Stock. The number of shares of New DHC Series A Common Stock and New DHC Series C Common Stock to which the Series A SAR and Series C SAR, as applicable, relate will be determined so that the aggregate amount by which the Series A Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series A Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series A Common Stock and New DHC Series C Common Stock). The terms and conditions of each Series A SAR and Series C SAR, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series A Option converted into such Series A SARs and Series C SARs, except that, the spread between the Fair Market Value of the underlying shares and the base price of each Series A SAR and Series C SAR will be payable solely in shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable (with such shares of New DHC Common Stock valued at the Fair Market Value of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, on the date of exercise). If the foregoing calculation results in a Series A SAR or a Series C SAR being exercisable for a fraction of a share of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, then the number of shares of New DHC Series A Common Stock or New DHC Series C Common Stock, as applicable, subject to such SAR will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(iv) At the Effective Time of the Merger, each of the then outstanding stock options, if any, to purchase shares of DHC Series B Common Stock (including any such options that are, at the option of the holder, exercisable for shares of DHC Series B Common Stock or DHC Series A Common Stock) held by any Carryover Director (each, a “Series B Option”) issued by DHC pursuant to the DHC Incentive Plans, will, by virtue of the AMG Spin-Off and the Merger, and without any further action on the part of any holder thereof, be converted into (A) an option (a “Converted Series B Option” and, together with the Converted Series A Options and Series C Options, the “Converted Options”) to purchase shares of New DHC Series B Common Stock in an amount and at an exercise price as determined below, (B) a Series C Option to purchase shares of New DHC Series C Common stock in an amount and at an exercise price as determined below, and (C) an option (a “Spin-Off Company Series B Option”) to purchase shares of Series B common stock of the Spin-Off Company in an amount and at an exercise price as determined below. The exercise price of such Converted Series B Option, Series C Option and Spin-Off Company Series B Option will be equal to the applicable VWAP for the series of common stock subject to such option, multiplied by a fraction, the numerator of which is the exercise price of the Series B Option and the denominator of which is the VWAP for the DHC Series B Common Stock. The number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company subject to the

Converted Series B Option, Series C Option and Spin-Off Company Series B Option, as applicable, will be determined so that the aggregate amount by which the Series B Option was “in-the-money” or “out-of-the-money”, as applicable, immediately prior to the Transactions (determined according to the VWAP for the DHC Series B Common Stock) is preserved immediately following the Transactions (allocating such aggregate “in-the-money” or “out-of-the-money” amounts according to the applicable VWAP for the New DHC Series B Common Stock, New DHC Series C Common Stock and Series B common stock of the Spin-Off Company). The terms and conditions of each Converted Series B Option, Series C Option and Spin-Off Company Series B Option, including vesting conditions (which will not be accelerated by the Transactions) and the scheduled expiration date, will otherwise remain as set forth in the Series B Option converted into such Converted Series B Option, Series C Option and Spin-Off Company Series B Option. If the foregoing calculation results in a Converted Series B Option, a Series C Option or a Spin-Off Company Series B Option being exercisable for a fraction of a share of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, then the number of shares of New DHC Series B Common Stock, New DHC Series C Common Stock or Series B common stock of the Spin-Off Company, as applicable, subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such fractional share.

(v) Notwithstanding the foregoing, DHC may, in its sole discretion, cancel any or all outstanding Director Series A Options, Scheduled Series A Options, Series A Options or Series B Options prior to or as of the Effective Time of the Merger for such cash or other consideration as may be determined to be appropriate by the DHC Board.

ARTICLE IV

CONDITIONS PRECEDENT

The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the completion of the ANPP Contribution (as defined in the Transaction Agreement) and the satisfaction, at or prior to the Effective Time of the Merger, of the conditions set forth in Article VII of the Transaction Agreement.

ARTICLE V

TERMINATION

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time of the Merger by action of the Board of Directors of DHC, New DHC and Merger Sub for any reason, notwithstanding the adoption of this Agreement by the respective stockholders of DHC, New DHC or Merger Sub. Notwithstanding the foregoing, this Agreement will automatically terminate upon termination of the Transaction Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram, overnight courier or confirmed facsimile, as follows:

Discovery Holding Company
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe, Esq.
Facsimile: (720) 875-5858

or to such other Person or address as any party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address will be effective only upon actual receipt thereof.

Section 6.02  No Third Party Beneficiaries.  The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any Person (including any holder of a DHC Award) other than the parties hereto.

Section 6.03  Waiver.  No failure by any party to this Agreement to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition will operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party to this Agreement, by notice given in accordance with Section 6.01, may, but will not be under any obligation to, waive any of its rights or conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party hereto. No waiver will affect or alter the remainder of this Agreement and each and every covenant, agreement, term and condition hereof will continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party will not preclude or waive its right to exercise any or all other rights or remedies.

Section 6.04  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned prior to the Closing (including by operation of law, in a merger or other business combination) by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 6.05  Integration.  This Agreement and the Transaction Agreement (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed herein or therein will affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

Section 6.06  Captions.  The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

Section 6.07  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.08  Severability.  Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

Section 6.09  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 6.10  Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address in accordance with Section 6.01 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 6.10. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.11  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 6.12  Specific Performance.  Each of the parties to this Agreement agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties may be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 6.13  Amendments.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the adoption of this Agreement by their respective stockholders; provided, however, that after any such adoption, there will be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders.

Section 6.14  Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference will be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used will dictate otherwise. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other such thing extends, and such phrase will not mean simply “if” unless the context in which such phrase is used dictates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to a Person will be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

Section 6.15  Rules of Construction.  Each of the parties to this Agreement agrees that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

DISCOVERY HOLDING COMPANY

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe
Title:   Senior Vice President

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe

Title:	Senior Vice President

DHC MERGER SUB, INC.

By:	/s/ Charles Y. Tanabe
Name: Charles Y. Tanabe

Title:	Senior Vice President

[Signature Page to Merger Agreement]

Appendix D

FORM OF
CERTIFICATE OF INCORPORATION
OF
DISCOVERY COMMUNICATIONS, INC.

ARTICLE I

NAME

The name of the corporation is Discovery Communications, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (as the same may be amended from time to time, “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is four billion three hundred ten million (4,310,000,000) shares, of which three billion eight hundred million (3,800,000,000) shares shall be of a class designated as Common Stock, par value $0.01 per share (“Common Stock”), such class to be issuable in series as follows:

a. One billion seven hundred million (1,700,000,000) shares of Common Stock shall be of a series designated as “Series A Common Stock” (the “Series A Common Stock”);

b. One hundred million (100,000,000) shares of Common Stock shall be of a series designated as “Series B Common Stock” (the “Series B Common Stock”);

c. Two billion (2,000,000,000) shares of Common Stock shall be of a series designated as “Series C Common Stock” (the “Series C Common Stock”);

and five hundred ten million (510,000,000) shares shall be of a class designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”), such class to be issuable in series as follows:

d. Seventy five million (75,000,000) shares of Preferred Stock shall be of a series designated as “Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”);

e. Seventy five million (75,000,000) shares of Preferred Stock shall be of a series designated as “Series C Convertible Participating Preferred Stock” (the “Series C Preferred Stock” and, together with the Series A Preferred Stock, the “Convertible Preferred Stock”); and

f. Three hundred sixty million (360,000,000) shares of Preferred Stock which are undesignated as to series and are issuable in accordance with the provisions of Article IV, Section D (the “Series Preferred Stock”).

Other than shares issued in connection with (x) the Merger (as defined in the Merger Agreement), (y) the exercise of any stock options or stock appreciation rights of the Corporation outstanding immediately following the effectiveness of the Merger, or (z) a Share Distribution in accordance with Article IV, Section B.4(a) below (such issuance pursuant to clause (x), (y) or (z) above, a “Permitted Series B Share Issuance”), so long as any shares of Series B Common Stock are issued and outstanding, the Corporation shall not issue, or enter into any agreement to issue, any shares of Series B Common Stock without the prior consent of the holders of at least 75% of the outstanding shares of Series B Common Stock, voting as a separate class (such consent of the holders of Series B Common Stock, a “Series B Consent”). The Series B Consent may be obtained at a meeting of stockholders of the Corporation or by written consent pursuant to Article VI, Section B of this Certificate.

The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Certificate of Incorporation (as it may from time to time hereafter be amended or restated, the “Certificate”), the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“ANPP” means Advance/Newhouse Programming Partnership, a New York general partnership.

“ANPP Permitted Transferee” means a Person that acquires record and Beneficial Ownership of shares of Series A Preferred Stock from a member of the ANPP Stockholder Group or an ANPP Permitted Transferee, in each case, in a Permitted Transfer.

“ANPP Stockholder Group” means Advance Publications, Inc., Newhouse Broadcasting Corporation and, as of the date of determination, any direct or indirect Subsidiary of Advance Publications, Inc. or Newhouse Broadcasting Corporation.

“Annual Business Plan” means for any fiscal year of the Corporation, a comprehensive statement of the objectives and projections of the Corporation (including its Subsidiaries) with respect to the operations of its business, including objectives and projections concerning capital expenditures, cable television programming developments, license fees, subscriber discounts, revenues and expenses.

“Base Amount” means the sum of (x) the number of shares of Series A Preferred Stock issued to the members of the ANPP Stockholder Group as of the Issue Date (other than any such shares of Series A Preferred Stock that are Escrow Shares as of the Issue Date) and (y) as of the date of determination, the number of Released Series A Shares.

“Beneficial Ownership” or “Beneficially Own” has the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that for purposes of determining Beneficial Ownership, (i) a Person shall be deemed to be the Beneficial Owner of any securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants, options, rights or otherwise, and (ii) a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities that such Person has a right to acquire upon the exercise of Rights.

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are required or permitted to close in New York, New York.

“capital stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock (however designated).

“Capitalized Lease Obligations” of any Person means any obligations to pay rent or other amounts under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Flow” means for any Person, for any period, gross operating revenues of such Person and any entities required to be consolidated with such Person on a financial statement in accordance with GAAP (the “Consolidated Group”) for such period derived in the ordinary course of business from continuing operations minus all operating expenses from continuing operations of such Consolidated Group for such period, including, without limitation, technical, programming, selling, advertising, general and administrative expenses and corporate overhead incurred to the extent deducted in calculating operating income by such Consolidated Group during such period and all income taxes paid, but excluding depreciation, amortization, deferred taxes and other non-cash charges and interest expense, all the foregoing otherwise being determined in accordance with GAAP. Interest income, extraordinary items and gains or losses on sales or dispositions of property will be excluded from the calculation of Cash Flow. In the event of a sale, transfer or other disposition of any asset by any member of the Consolidated Group during any period, Cash Flow will be adjusted (x) to give effect to such sale, transfer or other disposition by excluding from Cash Flow the actual cash flow derived from such asset as if such sale, transfer or other disposition occurred on the first day of such period, and (y) by adding to Cash Flow all sale, transfer and other disposition-related operating expenses incurred by such member in connection with the sale, transfer or other disposition of such asset. In the event of an acquisition of any asset by any member of the Consolidated Group during any period, Cash Flow will be adjusted (x) to give effect to such acquisition by including in Cash Flow the actual cash flow derived from such asset as if such acquisition occurred on the first day of such period, and (y) by adding to Cash Flow all acquisition-related operating expenses incurred by such member in connection with the acquisition of such asset.

“Cause” means (1) commission of an act of fraud, misappropriation, embezzlement or similar conduct against the Corporation, (2) conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Corporation) constituting a felony, or (3) the willful engaging by the director in misconduct that is materially injurious to the Corporation or its Subsidiaries, monetarily or otherwise; provided that, for purposes of this subclause (3), no action or failure to act on a director’s part shall be considered “willful” unless done, or omitted to be done, by the director in bad faith and without reasonable belief that such action or omission was in the best interests of the Corporation.

“Commission” means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

“Company Rights Plan” means the Rights Agreement, dated as of [          ], 2008, between the Corporation and Computershare Trust Company, N.A., as Rights Agent (and any successor or substitute shareholder rights plan).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Conversion Shares” means the Series A Conversion Shares and shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series C Preferred Stock.

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Debt Service” means for any period, the sum of (x) all principal due and payable with respect to any item of Indebtedness during such period and (y) all interest, premium, commitment, and other recurring or nonrecurring charges that are payable and should be accrued in accordance with GAAP with respect to any item of Indebtedness during such period.

“Discovery” means Discovery Communications Holding, LLC, a Delaware limited liability company.

“Escrow Shares” means any shares of Series A Preferred Stock or shares of Series C Preferred Stock that, on any date of determination, are held by [          ], as Escrow Agent, pursuant to the Escrow Agreement, dated as of [          ], 2008 (the “Escrow Agreement”), by and among ANPP, the Corporation and the Escrow Agent.

“GAAP” means generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Indebtedness” means with respect to any Person, any indebtedness or obligations, direct or indirect, secured or unsecured, contingent or otherwise (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) for borrowed money, and any deposits or advances of any kind held by such Person, and all obligations with respect to which interest charges are customarily paid, and all obligations evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or payment for any services (other than accounts payable to suppliers incurred in the ordinary course of business and paid in the ordinary course of business), if and to the extent any of the foregoing obligations or indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included (but without duplication), (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person are subject, whether or not the obligation or obligations secured thereby will have been assumed, (iii) any obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any debt or obligation of any other Person, (iv) the face value of any letters of credit and bankers acceptances less amounts drawn thereunder and for which reimbursement has been made, (v) the amount of any obligations of such Person under conditional sales and title retention agreements and (vi) obligations of any such Person under any interest rate agreement applicable to any of the foregoing.

“Independent Director” means a director who satisfies the independence requirements set forth in the Corporate Governance Rules of NASDAQ (or the rules and regulations of the principal securities exchange on which the Corporation’s equity securities are then listed) in effect from time to time; provided, however, that if, at any particular time, NASDAQ (or the principal securities exchange on which the Corporation’s equity securities are then listed) has not then adopted a definition of “independent director”, “Independent Director” means a director who, as determined in good faith by the Board (other than the “Independent Director” in question), has no relationship to the Corporation that may interfere with the exercise of his or her independence in carrying on his or her duties to the Corporation under the DGCL or any other applicable laws.

“Issue Date” means the date on which shares of Convertible Preferred Stock are first issued.

“Junior Stock” means, as the context requires, (i) the Common Stock, (ii) any other class or series of capital stock, whether now existing or hereafter created, of the Corporation, other than (A) the Convertible Preferred Stock, (B) any class or series of Parity Stock (except to the extent provided under clause (iii) hereof) and (C) any Senior Stock, and (iii) any class or series of Parity Stock to the extent that it ranks junior to the Convertible Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. For purposes of clause (iii) above, a class or series of Parity Stock shall rank junior to the Convertible Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation if the holders of shares of Convertible Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series.

“Liquidation Preference” measured per share of the Convertible Preferred Stock as of the date in question (the “Determination Date”), means an amount equal to $0.01 (as appropriately adjusted to take into account any stock splits, reverse splits and the like affecting the Convertible Preferred Stock occurring after the Issue Date). In connection with the determination of the Liquidation Preference of a share of Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the record date for the distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

“Maximum Amount” means a number of shares of Common Stock equal to (i) 7.5% of the sum of (A) the number of shares of Common Stock of the Corporation outstanding (with Conversion Shares (other than Conversion Shares issuable in respect of Escrow Shares) deemed outstanding for this purpose) immediately following the effectiveness of the Merger, (B) the number of Conversion Shares issued or issuable in respect of Released Shares as of the date of determination, and (C) the number of shares of Common Stock issuable upon exercise of the Converted Options (as defined in the Merger Agreement); plus (ii) the number of Conversion Shares issuable upon conversion of shares of Convertible Preferred Stock issued to the members of the ANPP Stockholder Group upon the effectiveness of the Merger (other than any such Conversion Shares issuable in respect of Escrow Shares); plus (iii) the number of Conversion Shares issued or issuable in respect of Released Shares as of the date of determination; provided, that, in the event any member of the ANPP Stockholder Group or any ANPP Permitted Transferee Transfers shares of Convertible Preferred Stock or Conversion Shares following the effectiveness of the Merger (other than (1) in a Transfer that constitutes a Permitted Transfer or (2) in a Transfer to the Corporation as a result of the retirement or cancellation of any Escrow Shares pursuant to the terms of the Escrow Agreement) then the amount of shares calculated above will be reduced by such number of shares of Conversion Shares issuable upon conversion of shares of Convertible Preferred Stock, or Conversion Shares, so Transferred. Notwithstanding the foregoing, in the event any member of the ANPP Stockholder Group or any of its Affiliates, or any ANPP Permitted Transferee or any of its Affiliates (x) acquires, or enters into any agreement, arrangement or understanding to acquire, Beneficial Ownership of shares of Common Stock following the effectiveness of the Merger, or (y) Transfers or enters into any agreement, arrangement or understanding to Transfer, Beneficial Ownership of shares of Convertible Preferred Stock to any third party, then such acquisition or Transfer, as the case may be, will be deemed, upon the execution or entry of any such agreement, arrangement or understanding or the consummation of any such acquisition or Transfer, to result in the Maximum Amount being exceeded to the extent that after giving effect to such acquisition of Beneficial Ownership of shares of Common Stock or such Transfer of Beneficial Ownership of shares of Convertible Preferred Stock (other than the Transfer of any Escrow Shares to the Corporation as a result of the retirement or cancellation of any Escrow Shares pursuant to the terms of the Escrow Agreement), the aggregate voting power (stated as a percentage) of all shares of Common Stock Beneficially Owned by the members of the ANPP Stockholder Group and its Affiliates, the ANPP Permitted Transferee and its Affiliates, or such third-party Transferee and its Affiliates (including for these purposes Conversion Shares, other than Conversion Shares issued or issuable in respect of any Escrow Shares), as applicable, would exceed by more than one percentage point the aggregate voting power of the ANPP Stockholder Group to vote with the holders of the Common Stock, voting together as a single class, on matters that may be submitted to a vote of stockholders of the Corporation (other than the election of directors) immediately following the effectiveness of the Merger; provided, that Escrow Shares will be excluded for purposes of calculating whether the one percentage point voting power threshold has been exceeded, and (x) any Released Series A Shares or Series A Conversion Shares and (y) any shares of Common Stock issuable upon exercise of the Converted Options, will, in each case, be deemed to have been outstanding immediately following the effectiveness of the Merger for purposes of calculating whether the one percentage point voting power threshold has been exceeded.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 4, 2008, by and among the Corporation, Discovery Holding Company and DHC Merger Sub, Inc.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“Parity Stock” means, as the context requires, any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Convertible Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank on a parity basis as to dividend rights, rights of redemption or rights on liquidation with the Convertible Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Convertible Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Convertible Preferred Stock. No class or series of capital stock that ranks junior to the Convertible Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Convertible Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. The Series A Preferred Stock and the Series C Preferred Stock shall each be deemed to be Parity Stock as to each of the other such series.

“Permitted Transfer” means the Transfer of (i) all shares of Series A Preferred Stock then outstanding, (ii) all shares of Series A Conversion Shares held by such Person Transferring shares of Series A Preferred Stock and its Affiliates, and (iii) all shares of Series A Preferred Stock and Series A Conversion Shares that are Escrow Shares, to any Transferee so long as after giving effect to such Transfer to it, the shares of Convertible Preferred Stock and Common Stock Beneficially Owned by such Transferee and its Affiliates (including any Conversion Shares) immediately following such Transfer do not result in such Transferee and its Affiliates collectively Beneficially Owning a number of shares that is in excess of the Maximum Amount.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Related Party” means any Affiliate of a Person; provided, that, for the purposes of this definition only, without limiting the generality of the definition of Affiliate, any Person (“First Person”) that directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of another Person (“Other Person”) constituting 25% or more of the outstanding voting power of such Other Person will be deemed to Control such Other Person, so long as no other securityholder of such Other Person directly or indirectly owns and has the right to vote or direct the vote (in the election of directors) of securities of such Other Person constituting a greater percentage of the outstanding voting power that is owned by such First Person in such Other Person.

“Released Series A Shares” means any issued and outstanding shares of Series A Preferred Stock that were Escrow Shares, which, as of the date of determination, are no longer subject to the Escrow Agreement.

“Released Series C Shares” means any issued and outstanding shares of Series C Preferred Stock that were Escrow Shares, which, as of the date of determination, are no longer subject to the Escrow Agreement.

“Released Shares” means, as of the date of determination, Released Series A Shares and Released Series C Shares.

“Rights” has the meaning ascribed thereto in the Company Rights Plan (or the comparable right under any successor or substitute shareholder rights plan).

“Series A Conversion Shares” shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series A Preferred Stock.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Senior Stock” means, as the context requires, (i) any class or series of Series Preferred Stock hereafter created, or (ii) any class or series of capital stock, whether now existing or hereafter created, of the Corporation, in each case, ranking prior to the Convertible Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank prior to the Convertible Preferred

Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Convertible Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Convertible Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Convertible Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or redemption provisions thereof are different from those of the Convertible Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. Notwithstanding the foregoing, any class or series of capital stock which requires the Corporation to cumulate or accrue dividends on such shares, or to pay such dividends in shares of capital stock in the event such dividends are not declared and paid during any dividend period applicable to such class or series, or to add any such unpaid dividends to the liquidation or redemption price of any such class or series of capital stock, shall constitute Senior Stock.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

“Transaction Agreement” means the Transaction Agreement, dated as of June 4, 2008, by and among Discovery Holding Company, the Corporation, DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and, with respect to Section 5.14 thereof only, Advance Publications, Inc. and Newhouse Broadcasting Corporation.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any capital stock Beneficially Owned by a stockholder or any interest in any capital stock Beneficially Owned by a stockholder and “Transferee” means any Person to whom such a Transfer is made.

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is owned beneficially or of record, directly and/or indirectly, by such Person.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

If, after the effectiveness of the Merger, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any shares of the capital stock of the Corporation, then, in any such event, the numbers and types of shares of such capital stock referred to in this Certificate shall be appropriately adjusted.

SECTION B

SERIES A COMMON STOCK, SERIES B COMMON STOCK AND SERIES C COMMON STOCK

Each share of Series A Common Stock, each share of Series B Common Stock and each share of Series C Common Stock shall, except as otherwise provided in this Article IV, Section B, be identical in all respects and shall have equal rights, powers and privileges.

1.  Voting Rights.

Holders of Series A Common Stock shall be entitled to one vote for each share of such stock held, and holders of Series B Common Stock shall be entitled to ten votes for each share of such stock held, on all matters that may be submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities (as defined below), or as a separate class with the holders of one or more series of Common Stock, or as a separate series of Common Stock, or otherwise). Holders of Series C Common Stock shall not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock shall be entitled to 1/100th of a vote on such matter for each share of Series C Common Stock held. Except as may otherwise be required by the laws of the State of Delaware or as may otherwise be provided in this Certificate, or, with respect to any series of Series Preferred Stock, in any resolution or resolutions establishing such series pursuant to authority vested in the Board of Directors by Article IV of this Certificate, the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock, the holders of outstanding shares of Series A Preferred Stock, and the holders of outstanding shares of each series of Series Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by stockholders of the Corporation (excluding, with respect to the Series A Preferred Stock, the election of directors and any matter provided by Section 242 of the DGCL, but including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Certificate that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but not below the number of shares of such class or series of capital stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation shall be required for the approval of any such matter. As provided for in Article V of this Certificate, the Series A Preferred Stock Directors shall be elected by the holders of the Series A Preferred Stock (and holders of Series A Common Stock or Series B Common Stock shall have no right to vote or participate in the election of the Series A Preferred Stock Directors), and the Common Stock Directors (as defined in Article V, Section A.2) shall be elected by the holders of the Series A Common Stock, Series B Common Stock and any series of Series Preferred Stock authorized to vote thereon (and the holders of the Series A Preferred Stock shall have no right to vote or participate in the election of the Common Stock Directors). The term “Voting Securities” means the shares of Series A Common Stock, Series B Common Stock, and, subject to Article IV, Section C.5, shares of Series A Preferred Stock, on an as converted basis, and any series of Series Preferred Stock and any other class or series of securities of the Corporation hereafter established the holders of which are entitled to vote with the holders of the Series A Common Stock and the Series B Common Stock generally upon all matters that may be submitted to a vote of stockholders.

2.  Conversion Rights.

(a) Each share of Series B Common Stock shall be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock. Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder’s certificate or certificates for the Series B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Common Stock to be issued and, if less than all of the shares of Series B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Series B Common Stock to be issued. If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Section shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and shall, if required by the last sentence of Article IV, Section B.2(b), be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Series A Common Stock to which such holder shall be entitled as herein provided. If less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation shall issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Series B Common Stock not converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Series A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Series A Common Stock on that date. A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Series B Common Stock. Shares of Series B Common Stock that have been converted hereunder shall become treasury shares that may be issued or retired by resolution of the Board of Directors. Shares of Series A Common Stock and shares of Series C Common Stock shall not be convertible into shares of any other series of Common Stock.

(b) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Common Stock on conversion of shares of Series B Common Stock pursuant to this Article IV, Section B.2. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.  Dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation shall also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends shall be payable only as and when declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation shall also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below. For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

4.  Share Distributions.

If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

(a) a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common

Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

(b) subject to Section B.4(c) below, a Share Distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

(c) So long as any shares of Series B Common Stock are issued and outstanding, unless a Series B Consent has been received approving the terms of such Share Distribution, (i) no Share Distribution may be declared or paid if the securities to be received by the holders of the Series C Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) are entitled to vote with respect to matters upon which security holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Series C Common Stock are entitled to vote upon matters as provided in this Certificate); and (ii) no Share Distribution of securities entitled to vote generally upon matters that may be submitted to a vote of security holders of the issuer thereof, whether consisting of any class or series of securities of the Corporation or any other Person (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase such securities), may be declared or paid unless the securities to be received by the holders of Series B Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) at all times have voting power with respect to matters upon which security holders of the issuer thereof are generally entitled to vote per share or other unit (“Per Share Voting Power”) of not less than ten times the Per Share Voting Power of the securities (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) to be received in such Share Distribution by the holders of each other series of Common Stock receiving securities entitled to such voting power, if any.

5.  Reclassification.

The Corporation shall not reclassify, subdivide or combine one series of Common Stock without reclassifying, subdividing or combining each other series of Common Stock, on an equal per share basis. Any such reclassification, subdivision or combination must also satisfy the requirements set forth in Article VII of this Certificate.

6.  Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Series Preferred Stock and the Convertible Preferred Stock are entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock, the holders of shares of Series C Common Stock and the holders of shares of Convertible Preferred Stock shall share equally, on a share for share basis (and, in the case of the Convertible Preferred Stock, on an as converted into Common Stock basis), in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

SECTION C

SERIES A PREFERRED STOCK AND SERIES C PREFERRED STOCK

The Convertible Preferred Stock shall have the following preferences, limitations and relative rights.

1.  Dividends.

(a) Cash Dividend Rights.  Subject to the prior preferences and other rights of any Senior Stock and the provisions of Article IV, Section C.3 hereof, the holders of shares of Convertible Preferred Stock shall be entitled to receive cash dividends per share in an amount (the “Participating Dividend”) equal to the product of (x) the amount of the cash dividend declared and to be paid on a single share of Common Stock and (y) the number of shares of Common Stock into which a share of Convertible Preferred Stock may be converted as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Except for a dividend of the Rights pursuant to the Company Rights Plan (a “Rights Dividend”), the Participating Dividends shall be the only dividends payable to holders of Convertible Preferred Stock and such Participating Dividends shall be declared and paid only when, as and if a cash dividend is declared and paid upon the outstanding shares of Common Stock. Dividends or distributions on the Common Stock which are paid or made in Common Stock or other securities, properties or other assets of the Corporation or any other Person other than cash shall not constitute Participating Dividends and holders of Convertible Preferred Stock shall have no rights with respect thereto, other than as may be provided in Article IV, Section C.4. Participating Dividends shall be payable to holders of record of shares of Convertible Preferred Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividend and shall be payable on the payment date established by the Corporation for the payment of such cash dividend to holders of Common Stock. To the extent that the Convertible Preferred Stock is, at the time of the declaration of any such cash dividend, convertible into any other securities of the Corporation in addition to or in lieu of being convertible into Common Stock, then the Corporation shall pay to the holders of Convertible Preferred Stock, in addition to the amount of the dividend calculated above in respect of the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible, if any, an amount equal to the amount of the dividend payable per share or other unit of securities into which the Convertible Preferred Stock is then convertible multiplied by the number of shares or other units issuable to such holder upon conversion of a share of Convertible Preferred Stock.

(b) Method of Payment.  All dividends (other than a Rights Dividend) payable with respect to the shares of Convertible Preferred Stock pursuant to Article IV, Section C.1(a) shall be declared and paid in cash. All cash dividends paid with respect to the shares of Convertible Preferred Stock pursuant to Article IV, Section C.1(a) shall be paid pro rata to all the holders of shares of Convertible Preferred Stock outstanding on the applicable record date, on an as converted basis.

2.  Distribution Upon Liquidation, Dissolution or Winding Up.  Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Convertible Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Convertible Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. Following the payment of all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of the Convertible Preferred Stock shall be entitled to participate, with the holders of the Common Stock and with the holders of any other securities of the Corporation entitled to participate, pro rata, based upon the number of shares of Common Stock into which the shares of Convertible Preferred Stock are then convertible, as to any amounts remaining for distribution to the holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Convertible Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Convertible Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Convertible Preferred Stock and such Parity Stock shall be distributed to such holders based upon and in proportion to the full preferential amounts to which the shares of Convertible Preferred Stock and such Parity Stock would otherwise be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section C.2. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Convertible Preferred Stock.

3.  Limitations on Dividends.  If at any time the Corporation shall have declared a dividend on the Convertible Preferred Stock and failed to pay or set aside consideration sufficient to pay such dividend, or if the Corporation declares a cash dividend on the shares of Common Stock and fails to pay or set aside the Participating Dividend required to be paid to the holders of the Convertible Preferred Stock, then (i) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Parity Stock or Junior Stock or set aside any money or assets for any such purpose until such dividend payable to the holders of Convertible Preferred Stock has been paid or consideration sufficient to pay such dividend has been set aside for such purpose, and (ii) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Convertible Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, a sinking fund or otherwise, unless all then outstanding shares of any class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Convertible Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Convertible Preferred Stock then outstanding.

Nothing contained in this Article IV, Section C.3 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of Junior Stock, or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

All provisions of this Article IV, Section C.3 are for the sole benefit of the holders of Convertible Preferred Stock and accordingly, if the holders of shares of Convertible Preferred Stock shall have waived (as provided in Article IV, Section C.6) in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Convertible Preferred Stock, any Parity Stock or any Junior Stock.

4.  Conversion.

(a) Series A Preferred Stock Optional and Mandatory Conversion.  Each outstanding share of Series A Preferred Stock is convertible at the option of the holder at any time into fully paid and non-assessable full share(s) of Series A Common Stock at the then effective Series A Conversion Rate (as defined below). In addition, (i) the holder of each outstanding share of Series A Preferred Stock shall be deemed to have automatically converted such share into fully paid and non-assessable share(s) of Series A Common Stock at the then effective Series A Conversion Rate immediately upon the Transfer (other than a Transfer that is a Permitted Transfer or a Transfer from one member of the ANPP Stockholder Group to another member of the ANPP Stockholder Group) of such share to any Person, and (ii) the holders of all outstanding shares of Series A Preferred Stock shall be deemed to have automatically converted all such shares of Series A Preferred Stock into fully paid and non-assessable share(s) of Series A Common Stock at such time as the number of issued and outstanding shares of Series A Preferred Stock (other than any such shares that are Escrow Shares as of the date of determination) is less than 80% of the Base Amount. Such conversion pursuant to clauses (i) or (ii) above is referred to herein as the “Series A Mandatory Conversion”. In the event of a Series A Mandatory Conversion, the share(s) of Series A Preferred Stock subject to such Series A Mandatory Conversion shall be automatically converted into fully paid and non-assessable share(s) of Series A Common Stock at the then effective Series A Conversion Rate without any further action by the Corporation or holders of Series A Preferred Stock and whether or not the certificate(s) representing such share(s) of Series A Preferred Stock are surrendered to the Corporation; and the Corporation shall not be obligated to issue certificate(s) evidencing the share(s) of Series A Common Stock issuable upon such Series A Mandatory Conversion unless the certificate(s) evidencing such share(s) of Series A Preferred Stock are delivered to the Corporation, or the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate(s). In case cash, securities or property other than Series A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A Common Stock in this Article IV, Section C.4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Subject to the provisions for adjustment hereinafter set forth in this Article IV, Section C.4, the Series A Preferred Stock may be converted into Series A Common Stock at the initial conversion rate of one fully paid and non-assessable share of Series A Common Stock for each share of Series A Preferred Stock so converted (this conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the “Series A Conversion Rate”).

(b) Series C Preferred Stock Optional and Mandatory Conversion.  Each outstanding share of Series C Preferred Stock is convertible at the option of the holder at any time into fully paid and non-assessable full share(s) of Series C Common Stock at the then effective Series C Conversion Rate. In addition, (i) the holder of each outstanding share of Series C Preferred Stock shall be deemed to have automatically converted such share into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C Conversion Rate immediately upon the Transfer of such share to any Person that is not a member of the ANPP Stockholder Group, and (ii) the holders of all outstanding shares of Series C Preferred Stock shall be deemed to have automatically converted all such shares of Series C Preferred Stock into fully paid and non-assessable share(s) of Series C Common Stock at such time as a Series A Mandatory Conversion shall be deemed to have occurred pursuant to Article IV, Section C.4(a)(ii). Such conversion pursuant to (i) or (ii) referred to above is referred to herein as the

“Series C Mandatory Conversion” and, together with any Series A Mandatory Conversion, the “Mandatory Conversion”. In the event of a Series C Mandatory Conversion, the share(s) of Series C Preferred Stock subject to such Series C Mandatory Conversion shall be automatically converted into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C Conversion Rate without any further action by the Corporation or holders of Series C Preferred Stock and whether or not the certificate(s) representing such share(s) of Series C Preferred Stock are surrendered to the Corporation; and the Corporation shall not be obligated to issue certificate(s) evidencing the share(s) of Series C Common Stock issuable upon such Series C Mandatory Conversion unless the certificate(s) evidencing such share(s) of Series C Preferred Stock are delivered to the Corporation, or the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate(s). In case cash, securities or property other than Series C Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series C Common Stock in this Article IV, Section C.4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Subject to the provisions for adjustment hereinafter set forth in this Article IV, Section C.4, the Series C Preferred Stock may be converted into Series C Common Stock at the initial conversion rate of one fully paid and non-assessable share of Series C Common Stock for each share of Series C Preferred Stock so converted (this conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the “Series C Conversion Rate” and, together with the Series A Conversion Rate, the “Conversion Rate”).

Notwithstanding anything to the contrary in this Article IV, subject to the provisions for adjustment hereinafter set forth in this Article IV, Section C.4, any provisions in this Article that refers to a conversion of the Convertible Preferred Stock shall mean, (x) in the case of the Series A Preferred Stock, the conversion of the Series A Preferred Stock into the Series A Common Stock and (y) in the case of the Series C Preferred Stock, the conversion of the Series C Preferred Stock into the Series C Common Stock.

(c) Adjustments for Stock Splits, Stock Dividends, Etc.

(i) In case after the Issue Date the Corporation shall (1) pay a dividend or make a distribution on its outstanding shares of Series A Common Stock in shares of its Common Stock, (2) subdivide the then outstanding shares of Series A Common Stock into a greater number of shares of Series A Common Stock, (3) combine the then outstanding shares of Series A Common Stock into a smaller number of shares of Series A Common Stock, or (4) issue by reclassification of its shares of Series A Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Series A Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A Preferred Stock been converted immediately prior to such time.

(ii) In case after the Issue Date the Corporation shall (1) pay a dividend or make a distribution on its outstanding shares of Series C Common Stock in shares of its Common Stock, (2) subdivide the then outstanding shares of Series C Common Stock into a greater number of shares of Series C Common Stock, (3) combine the then outstanding shares of Series C Common Stock into a smaller number of shares of Series C Common Stock, or (4) issue by reclassification of its shares of Series C Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Series C Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series C Preferred Stock been converted immediately prior to such time.

(iii) An adjustment made pursuant to this Article IV, Section C.4(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Article IV, Section C.4(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

(d) Adjustments for Rights, Warrants, etc.

(i) In case the Corporation shall after the Issue Date issue any rights or warrants to all holders of shares of Series A Common Stock entitling them (for a period of not more than 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series A Common Stock (or Series A Convertible Securities) at a price per share of the Series A Common Stock (or having an initial exercise price or conversion price per share of Series A Common Stock) less than the then current market price per share of such Series A Common Stock on such record date, the number of shares of Series A Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such share of Series A Preferred Stock was theretofore convertible immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series A Common Stock outstanding on such record date plus the number of additional shares of Series A Common Stock offered for subscription or purchase (or into which the Series A Convertible Securities so offered are initially convertible) and the denominator of which shall be the number of shares of Series A Common Stock outstanding on such record date plus the number of shares of Series A Common Stock, which the aggregate offering price of the total number of shares of Series A Common Stock so offered (or the aggregate initial conversion or exercise price of the Series A Convertible Securities so offered) would purchase at the then current market price per share of Series A Common Stock on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series A Common Stock (or all of the Series A Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Series A Convertible Securities which have been exercised, all of the shares of Series A Common Stock issuable upon conversion of such Series A Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Series A Conversion Rate shall be readjusted retroactively to be the Series A Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series A Common Stock (or Series A Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Series A Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series A Common Stock issued upon the conversion of any share of Series A Preferred Stock prior to the date such subsequent adjustment is made. Any determination of the current market price per share of Series A Common Stock under this Section shall be in accordance with Article IV, Section C.4(n).

(ii) In case the Corporation shall after the Issue Date issue any rights or warrants to all holders of shares of Series C Common Stock entitling them (for a period expiring not more than 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series C Common Stock (or Series C Convertible Securities) at a price per share of Series C Common Stock (or having an initial exercise price or conversion price per share of Series C Common Stock) less than the then current market price per share of Series C Common Stock on such record date, the number of shares of Series C Common Stock into which each share of Series C Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share of Series C Preferred Stock was theretofore convertible immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of additional shares of Series C Common Stock offered for subscription or purchase (or into which the Series C Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of shares of Series C Common Stock, which the aggregate offering price of the total number of shares of Series C Common Stock so offered (or the aggregate initial conversion or exercise price of the Series C Convertible Securities so offered) would purchase at the then current market price per share of Series C Common Stock on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series C Common Stock (or all of the Series C Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Series C Convertible Securities which have been exercised, all of the shares of Series C Common Stock issuable upon conversion of such Series C Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Series C Conversion Rate shall be readjusted retroactively to be the Series C Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series C Common Stock (or Series C Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Series C Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series C Common Stock issued upon the conversion of any share of Series C Preferred Stock prior to the date such subsequent adjustment is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Article IV, Section C.4(n).

(e) Adjustments for Other Distributions and Dividends.

(i) In case the Corporation shall distribute after the Issue Date to all holders of shares of Series A Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which Article IV, Section C.4(f) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends or with respect to stock dividends, subdivisions, combinations or reclassifications on the Series A Common Stock in respect of which an adjustment is made pursuant to Article IV, Section C.4(c)(i) hereof) or rights or warrants to purchase shares of Series A Common Stock or securities convertible into shares of Series A Common Stock (excluding a Rights Dividend and those referred to in Article IV, Section C.4(d)(i) above), then in each such case the number of shares of Series A Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction, the numerator of which shall be the then current market price per share of Series A Common Stock on such record date and the denominator of which shall be such current market price per share of Series A Common Stock less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, whose good faith determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution is made. Any determination of the current market price per share of Series A Common Stock under this Section shall be in accordance with Article IV, Section C.4(n).

(ii) In case the Corporation shall distribute after the Issue Date to all holders of shares of Series C Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which Article IV, Section C.4(f) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends or with respect to stock dividends, subdivisions, combinations or reclassifications on the Series C Common Stock in respect of which an adjustment is made pursuant to Article IV, Section C.4(c)(ii) hereof) or rights or warrants to purchase shares of Series C Common Stock or securities convertible into shares of Series C Common Stock (excluding a Rights Dividend and those referred to in Article IV, Section C.4(d)(ii) above), then in each such case the number of shares of Series C Common Stock into which each share of Series C Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction, the numerator of which shall be the then current market price per share of Series C Common Stock on such record date and the denominator of which shall be such current market price per share of Series C Common Stock less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, whose good faith determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series C Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Article IV, Section C.4(n).

(f) Adjustments for Reclassification, Merger, Etc.  In case of any reclassification or change in the Series A Common Stock, Series B Common Stock or Series C Common Stock (other than any reclassification or change referred to in Article IV, Section C.4(c) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Article IV, Section C.4(c) is applicable) in the outstanding Series A Common Stock, Series B Common Stock or Series C Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a share of the Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such share immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Convertible Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other Convertible Preferred Stock or other Convertible Securities received by the holders of Convertible Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other Convertible Preferred Stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

(g) Notice of Adjustments in Conversion Rates.

(i) Whenever the Series A Conversion Rate or the conversion privilege shall be adjusted as provided in Article IV, Sections C.4(c)(i), (d)(i), (e)(i) or (f), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series A Preferred Stock describing the nature of the event requiring such adjustment and the Series A Conversion Rate in effect immediately thereafter, the kind and amount of stock or other securities or property into which the Series A Preferred Stock shall be convertible after such event. In case of an adjustment pursuant to Article IV, Section C.4(e)(i), such notice shall enclose the resolution of the Board of Directors of the Corporation making the fair market value determination of the Series A Common Stock for the purpose of calculating the Series A Conversion Rate. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Article IV, Section C.4(i).

(ii) Whenever the Series C Conversion Rate or the conversion privilege shall be adjusted as provided in Article IV, Sections C.4(c)(ii), (d)(ii), (e)(ii) or (f), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series C Preferred Stock describing the nature of the event requiring such adjustment, the Series C Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Series C Preferred Stock shall be convertible after such event. In case of an adjustment pursuant to Article IV, Section C.4(e)(ii), such notice shall enclose the resolution of the Board of Directors of the Corporation making the fair market value determination of the Series C Common Stock for the purpose of calculating the Series C Conversion Rate. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Article IV, Section C.4(i).

(h) Calculation and Timing of Adjustments.  The Corporation may, but shall not be required to, (i) make any adjustment of the Series A Conversion Rate if such adjustment would require an increase or decrease of less than 1% in the Series A Conversion Rate, or (ii) make any adjustment of the Series C Conversion Rate if such adjustment would require an increase or decrease of less than 1% in the Series C Conversion Rate; provided, however, that, in each case, any adjustments which by reason of this Article IV, Section C.4(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article IV, Section C.4(h) shall be made to the nearest 1/100th of a share. In any case in which this Article IV, Section C.4(h) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A Common Stock or Series C Common Stock, as applicable, or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A Common Stock or Series C Common Stock, as applicable, or other capital stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Article IV, Section C.4(n); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Series A Common Stock or Series C Common Stock, as applicable, or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment.

(i) Notice of Certain Events. In case at any time:

(i) the Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to Article IV, Section C.4;

(ii) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Common Stock; or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice to the holders of the Convertible Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up, during which period such holders may exercise their conversion rights; provided, however, that any notice required by any event described in clause (ii) of this Article IV, Section C.4(i) shall be given in the manner and at the time that such notice is given to the holders of Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Article IV, Section C.4(i) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

(j) Procedures for Conversion.  Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Series A Common Stock or Series C Common Stock, as applicable (or, in the case of the Mandatory Conversion, before any holder of Convertible Preferred Stock so converted shall be entitled to receive certificate(s) evidencing the shares of Series A Common Stock, Series C Common Stock or other securities or property, as applicable, issuable upon such conversion), such holder shall surrender the certificate(s) for such Convertible Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Convertible Preferred Stock, which certificate(s), if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the shares represented by said certificate(s) (or, in the case of the Mandatory Conversion, that such holder is surrendering the same) in accordance with the terms of this Article IV, Section C.4(j), and shall state in writing therein the name or names in which such holder wishes the certificate(s) for Series A Common Stock, Series C Common Stock or other securities or property, as applicable, to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Convertible Preferred Stock and the Corporation, whereby the holder of such Convertible Preferred Stock shall be deemed to subscribe for the amount of Series A Common Stock, Series C Common Stock or other securities or property, as applicable, which such holder shall be entitled to receive upon conversion of the number of share(s) of Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the share(s) of Convertible Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Series A Common Stock or Series C Common Stock, as applicable, to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of the certificate(s) for Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the Person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), certificate(s) for the number of full share(s) of Series A Common Stock or Series C Common Stock, as applicable, to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided together with an amount in cash equal to the full amount of any cash dividend declared (or required to be declared) on the Convertible Preferred Stock which, as of the date of such conversion, remains unpaid (provided, that the Corporation will use commercially reasonable efforts to make such delivery within two Business Days after such deposit and such notice and statement). If surrendered certificate(s) for Convertible Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, new certificate(s) representing the aggregate of the unconverted shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted or date of the event that gives rise to the Mandatory Conversion; and the Person(s) entitled to receive the Series A Common Stock or Series C Common Stock, as applicable, issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A Common Stock or Series C Common Stock, as applicable, on such date.

(k) Transfer Taxes.  The issuance of certificate(s) for share(s) of Series A Common Stock or Series C Common Stock, as applicable, upon conversion of share(s) of Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share(s) of Convertible Preferred Stock converted, the Person(s) requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(l) Reservation of Shares.  The Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Convertible Preferred Stock, such number of shares of Series A Common Stock and Series C Common Stock as shall be issuable upon the conversion of all outstanding shares of Convertible Preferred Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Convertible Preferred Stock by delivery of shares of Series A Common Stock or Series C Common Stock, as applicable, which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A Common Stock and Series C Common Stock issuable upon conversion of shares of Convertible Preferred Stock at the applicable Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

(m) Retirement of Convertible Preferred Stock.  All shares of Convertible Preferred Stock received by the Corporation upon conversion thereof shall be retired and shall not be reissued

(n) Payment in Lieu of Fractional Shares.  The Corporation shall not be required to issue fractional shares of Series A Common Stock or Series C Common Stock, as applicable, or scrip upon conversion of the Convertible Preferred Stock. As to any final fraction of a share of Series A Common Stock or Series C Common Stock, as applicable, which a holder of one or more shares of Convertible Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall make a cash payment in respect of such final fraction in an amount equal to the same fraction of the current market price of a full share of Series A Common Stock or Series C Common Stock as applicable, as determined in good faith by the Board of Directors. For the purpose of any computation of current market price under this Certificate, current market price of any security on any date shall be deemed to be the average of the daily closing prices per share of such security for the 20 consecutive Trading Days immediately prior to such date or, with respect to any adjustment in conversion rights as set forth herein, the earlier of the date in question and the date immediately prior to the Ex Date; provided, however, that if any other transaction occurs requiring an adjustment in the conversion rights as set forth herein, and the Ex Date for such other transaction falls during such 20 consecutive Trading Day period, then, and in each such case, the current per share market price shall be appropriately adjusted. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected by the Board of Directors of the Corporation. “Trading Day” means a day on which the principal national securities exchange on which the security is listed or admitted to trading is open for the transaction of business or, if the security is not listed or admitted to trading on any national securities exchange, a Business Day. “Ex Date” means (i) when used with respect to any dividend, distribution or issuance, the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the closing price is obtained without the right to receive such dividend, distribution or issuance, (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, (iii) when used with respect to any tender or exchange offer, the first date on which the Common Stock trades regular way on such exchange or in such market after such tender or exchange offer expires and (iv) when used with respect to any other transaction, the date of consummation of such transaction.

(o) Regulatory Matters.  If any shares of Series A Common Stock or Series C Common Stock, which would be issuable upon conversion of shares of Convertible Preferred Stock require the approval of any governmental authority before such shares may be issued upon conversion, the Corporation, at the request and expense of the holder(s) of such Convertible Preferred Stock, will use its reasonable best efforts to cooperate with the holder(s) of such Convertible Preferred Stock to obtain such approvals.

5.  Voting Rights.

(a) General Voting Rights.  In connection with any matter as to which the holders of Series A Common Stock and Series B Common Stock are entitled to vote other than the election of Common Stock Directors, each share of Series A Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series A Preferred Stock into shares of Series A Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matter. In connection with any matter as to which the holders of Series C Common Stock are entitled to vote pursuant to this Certificate, each share of Series C Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series C Preferred Stock into shares of Series C Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matter. Except as provided in this Article IV, Section C.5 and Article IV, Section B.1 and except as otherwise may be required by law or Series Preferred Stock Designation (as defined below) of any series of Series Preferred Stock, the holders of Common Stock, the holders of Convertible Preferred Stock and the holders of any other series of Series Preferred Stock shall be entitled to notice of and to attend any, meeting of stockholders and to vote together as a single class.

(b) Election of Series A Preferred Stock Directors.

(i) Until such time as a Series A Mandatory Conversion shall be deemed to have occurred pursuant to Article IV, Section C.4(a)(ii), the holders of the Series A Preferred Stock shall have the exclusive right to elect three members of the Board of Directors (each such director elected by the holders of the Series A Preferred Stock is hereinafter referred to as a “Series A Preferred Stock Director”). Notwithstanding the foregoing provisions of this Section, so long as the applicable rules and regulations of the NASDAQ or the Commission (in each case, as may be amended from time to time) require that the Board of Directors or any committee thereof, include as members thereof, directors who qualify as Independent Directors, then two of the persons proposed, designated or nominated in writing or otherwise by the holders of the Series A Preferred Stock to serve as a Series A Preferred Stock Director will, in addition to any other qualifications as a director imposed by the DGCL, qualify as Independent Directors, as determined by the then current Board, acting in good faith.

(ii) Each Series A Preferred Stock Director will be that person elected, by the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock given in accordance with Article IV, Section C.5(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting called for that purpose.

(iii) A Series A Preferred Stock Director may be removed from office (x) without Cause upon the affirmative vote of the holders of at least a majority of the outstanding voting shares of the Series A Preferred Stock entitled to vote upon the election of directors, voting together as a separate class and (y) may be removed with Cause as provided in Article V, Section C below. Any vacancy in the office of a Series A Preferred Stock Director occurring during the effectiveness of the applicable provisions of Article IV, Section C.5(b)(i) shall be filled solely by the written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock given in accordance with Article IV, Section C.5(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting called for that purpose. Any director elected to fill a vacancy shall and serve the same remaining term as that of his or her predecessor and until his or her successor has been chosen and has qualified.

(c) Special Class Vote Matters.  Until such time as a Series A Mandatory Conversion shall be deemed to have occurred pursuant to Article IV, Section C.4(a)(ii), neither the Corporation nor any of its Subsidiaries will take any of the following actions (any such action, a “Special Class Vote Matter”) following the Issue Date without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock given in accordance with Article IV, Section C.5(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock at a meeting called for that purpose:

(i) any increase in the number of members of the Board of Directors to a number of directors in excess of 11;

(ii) any fundamental change in the business of the Corporation and its Subsidiaries from the business of the Corporation and its Subsidiaries as conducted as of the Issue Date or the making of any investment, establishment of joint venture, or any acquisition, in each case, constituting a material departure from the current lines of business of the Corporation and its Subsidiaries (other than any such change, investment, joint venture or acquisition that has been approved in accordance with Article IV, Section C.5(c)(vi) below);

(iii) the material amendment, alteration or repeal of any provision of this Certificate or the Bylaws (as defined in Article V, Section F) (or the organizational documents of any Subsidiary of the Corporation) or the addition or insertion of other provisions therein, other than (i) any amendments to the articles or certificate of incorporation, bylaws or organizational documents of any Wholly-Owned Subsidiary or (ii) an amendment to or modification of this Certificate that is necessary in order to implement any action that has been otherwise approved by the holders of a majority of the outstanding shares of the Series A Preferred Stock;

(iv) any transaction (a “Related Party Transaction”) between (x) the Corporation or any of its Subsidiaries, on the one hand, and (y) any Related Party of the Corporation, on the other hand, including the amendment of any agreement between the Corporation or any of its Subsidiaries and any Related Party of the Corporation as in effect on the Issue Date; provided, however, that any transaction between the Corporation or any of its Subsidiaries and a Related Party of the Corporation will not constitute a Related Party Transaction if the terms and conditions of such transaction, taken as a whole, are no more favorable to such Related Party than the terms and conditions made available to similarly situated third parties, or, if there are no such similarly situated third parties, such transaction is otherwise on arm’s length terms;

(v) the merger, consolidation or other business combination by the Corporation into or with any other entity, other than any transaction involving only the Corporation and/or one or more direct or indirect Wholly-Owned Subsidiaries of the Corporation; provided, however, that the provisions of this Section will not apply to the Merger or apply to transactions that have been approved in accordance with Article IV, Sections C.5(c)(vi) and (vii) below;

(vi) the acquisition by the Corporation or any of its Subsidiaries of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate value or funding commitment by the Corporation in excess of $250 million;

(vii) the disposition (by way of sale, distribution to stockholders of the Corporation of any securities or assets, or any other means) by the Corporation or any of its Subsidiaries of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate value in excess of $250 million;

(viii) the authorization, issuance, reclassification, redemption, exchange, subdivision or recombination of any equity securities of the Corporation or its material Subsidiaries, other than: (1) any issuance of equity securities to the Corporation or its Subsidiaries of any entity if subsequent to such issuance, such entity would be a direct or indirect Wholly-Owned Subsidiary of the Corporation, provided, that such Wholly-Owned Subsidiary may not Transfer such equity securities to any Person other than the Corporation or another Wholly-Owned Subsidiary; (2) any issuance of equity securities in connection with a transaction that has been approved in accordance with Article IV, Sections C.5(c)(v) or (vi) above or in connection with an acquisition (or series of related acquisitions) with respect to which the approval of the holders of the Series A Preferred Stock is not otherwise required, provided, that none of the Corporation or any of its Subsidiaries pays consideration consisting of or including capital stock of the Corporation or any of its material Subsidiaries in any such transaction that provides (other than as required by the DGCL) the holders of such security with voting rights superior in any respect to the voting rights of the holders of the Series A Common Stock, on a per share basis; (3) pursuant to the terms of the Company Rights Plan or the Rights distributed pursuant thereto; (4) in connection with the exercise of any stock options or stock appreciation rights of the Corporation or any of its Subsidiaries outstanding immediately following the effectiveness of the Merger; or (5) pursuant to any equity compensation plan of the Corporation approved by the holders of the Series A Preferred Stock;

(ix) any action resulting in the voluntary liquidation, dissolution or winding up of the Corporation or any material Subsidiary of the Corporation;

(x) any substantial change in Discovery’s service distribution policy and practices from the service distribution policy and practices of Discovery and its Subsidiaries as of the Issue Date;

(xi) the declaration or payment of any dividend on, or the making of any distribution to holders of equity securities of the Corporation or any Subsidiary of the Corporation, other than (1) cash dividends payable out of current year earnings; (2) dividends or distributions payable or made in shares of Common Stock or other securities of the Corporation, subject to the limitations otherwise provided for herein; (3) dividends or distributions to the Corporation or any Wholly-Owned Subsidiary of the Corporation that are declared and paid by a Wholly-Owned Subsidiary of the Corporation; and (4) the Rights Dividend;

(xii) the incurrence of Indebtedness after the Issue Date, by or on behalf of the Corporation or any of its Subsidiaries, if (1) such Indebtedness, together with all other Indebtedness of the Corporation and its Consolidated Group, would exceed four (4) times the Cash Flow of the Corporation and its Consolidated Group for the last four (4) consecutive calendar quarters (the “Annualized Cash Flow”) or (2) the Debt Service for the next twelve (12) calendar months related to such Indebtedness, together with the Debt Service for the next twelve (12) calendar months for all other Indebtedness of the Corporation and its Consolidated Group, would exceed sixty-six percent (66%) of the Annualized Cash Flow of the Corporation and its Consolidated Group;

(xiii) the appointment or removal of the Chairman of the Board of Directors of the Corporation and the appointment or removal of the Chief Executive Officer of the Corporation;

(xiv) any offering of any security of the Corporation or any of its Subsidiaries that would constitute a “public offering” within the meaning of the Securities Act of 1933, other than, (1) in connection with an acquisition (or series of related acquisitions) with respect to which the approval of the holders of the Series A Preferred Stock is not otherwise required; (2) an offering of securities pursuant to the Company Rights Plan; or (3) in connection with any equity compensation plan of the Corporation or any of its Subsidiaries in effect as of the Issue Date or approved by the holders of the Series A Preferred Stock; provided, that, in the case of (1) of this subsection, none of the Corporation or any of its Subsidiaries pays consideration consisting of capital stock of the Corporation or any of its Subsidiaries in any such transaction that provides (other than as required by the DGCL) the holders of such security with voting rights superior in any respect to the voting rights of the holders of the Series A Common Stock, on a per share basis; and

(xv) the adoption of the Annual Business Plan of the Corporation and any material deviation therefrom.

(d) Action By Written Consent.  With respect to actions by the holders of the Series A Preferred Stock upon those matters on which such holders are entitled to vote as a separate class (including but not limited to the Special Class Vote Matters), such actions may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by at least a majority of the outstanding shares of Series A Preferred Stock, and shall be delivered to the Corporation as provided in the DGCL. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent.

6.  Waiver.  Unless otherwise provided in this Certificate, any provision which, for the benefit of the holders of the Convertible Preferred Stock or any series thereof, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case only pursuant to the consent of the holders of a majority (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange) of the outstanding shares of Convertible Preferred Stock, or the series thereof so affected, consenting together as a single class. Any such waiver shall be binding on all holders, including any subsequent holders, of the Convertible Preferred Stock.

7.  Method of Giving Notices.  Any notice required or permitted hereby to be given to the holders of shares of Convertible Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation or supplied by the holder in writing to the Corporation for the purpose of such notice.

8.  Exclusion of Other Rights.  Except as provided in the Bylaws of the Corporation or as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

9.  Heading of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

SECTION D

SERIES PREFERRED STOCK

1. The Series Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a “Series Preferred Stock Designation”).

2. The Board of Directors, in the Series Preferred Stock Designation with respect to a series of Series Preferred Stock (a copy of which shall be filed as required by law), shall, without limitation of the foregoing, be authorized to fix the following with respect to such series of Series Preferred Stock:

(a) the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased from time to time, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Series Preferred Stock Designation);

(b) the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series shall be cumulative, if dividends on shares of such series shall be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(c) the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(d) the right, if any, of the holders of such series to convert or exchange such shares into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(e) the voting powers, if any, of the holders of such series;

(f) the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(g) any other relative rights, powers, preferences and limitations, if any, of such series.

3. The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing and designating various series of the Series Preferred Stock and determining the relative rights, powers and preferences, if any, thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Certificate. All shares of any one series of the Series Preferred Stock shall be alike in every particular. Except to the extent otherwise expressly provided in the Series Preferred Stock Designation for a series of Series Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Series Preferred Stock Designation for a series of Series Preferred Stock, no consent or vote of the holders of shares of Series Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Series Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Series Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Series Preferred Stock or such series, as the case may be, then outstanding).

4. Except as may be provided by the Board of Directors in a Series Preferred Stock Designation or by law, shares of any series of Series Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Series Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Series Preferred Stock to be created by a Series Preferred Stock Designation or as part of any other series of Series Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

The governing body of the Corporation shall be a Board of Directors and the number of directors of the Corporation shall be determined in accordance with the Bylaws of the Corporation. The Board of Directors immediately following the effectiveness of the Merger shall be comprised of the persons listed on Schedule 2.03(f) to the Transaction Agreement. Election of directors need not be by written ballot.

1.  Series A Preferred Stock Directors.  The Series A Preferred Stock Directors shall be elected by the holders of the Series A Preferred Stock, subject to, and in the manner provided in, Article IV, Section C.5(b) of this Certificate. In the event the holders of Series A Preferred Stock cease to have the right to elect Series A Preferred Stock Directors in accordance with Article IV, Section C.5(b), any Series A Preferred Stock Director in office at such time shall automatically be removed as a member of the Board of Directors and the number of directors constituting the Board of Directors at such time shall automatically be reduced by the number of Series A Preferred Stock Directors immediately prior to such removal. For the avoidance of doubt, the provisions relating to classification and appointment of directors set forth in Article V, Sections B and D below shall apply only to the Common Stock Directors and not the Series A Preferred Stock Directors. The Series A Preferred Stock Directors immediately after the effectiveness of the Merger shall be as provided in Schedule 2.03(f) to the Transaction Agreement.

2.  Common Stock Directors.  Directors of the Corporation, other than (i) the Series A Preferred Stock Directors, and (ii) directors elected by the holders of any series of Series Preferred Stock entitled to elect a separate class of directors pursuant to the applicable Series Preferred Stock Designation, shall be elected, by the holders of the Common Stock, subject to, and in the manner provided in, this Article V, and shall be designated as “Common Stock Directors.”

SECTION B

CLASSIFICATION OF THE BOARD

Except as otherwise fixed by or pursuant to the provisions of (i) Article IV, Section C hereof relating to the rights of the holders of Series A Preferred Stock to elect the Series A Preferred Stock Directors who are not required to be classified, and (ii) the Series Preferred Stock Designation in respect of any series of Series Preferred Stock the holders of which are entitled to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Series Preferred Stock, the Common Stock Directors shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of Common Stock Directors. The Common Stock Directors as of immediately following the effectiveness of the Merger shall be designated into classes as set forth on Schedule 2.03(f) to the Transaction Agreement. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 2009; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 2010; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 2011. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Series Preferred Stock, Common Stock Directors may be removed from office only for Cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares of Series A Common Stock, Series B Common Stock and any series of Series Preferred Stock entitled to vote upon the election of Common Stock Directors, and the Series A Preferred Stock Directors may be removed from office (x) for Cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and any series of Series Preferred Stock entitled to vote upon the election of Common Stock Directors voting together as a single class, and (y) without Cause by the holders of a majority of the shares of Series A Preferred Stock outstanding, voting together as a separate class, subject, in the case of the removal of a Series A Preferred Stock Director, to the right of the holders of Series A Preferred Stock to elect or appoint a replacement to fill such vacancy.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Series Preferred Stock and except as otherwise provided in the Bylaws, any vacancy in the office of a Common Stock Director resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled only by the affirmative vote of a majority of Common Stock Directors then in office (even though less than a quorum) or by the sole remaining Common Stock Director. Any Common Stock Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as provided by Article V, Section A or as may be provided in a Series Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Series Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.  Limitation On Liability.  To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of this Article V, Section E.1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

2.  Indemnification.

(a) Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters that antedate the adoption of this Article V, Section E. The Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(b) Prepayment of Expenses.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Section or otherwise.

(c) Claims.  If a claim for indemnification or payment of expenses under this Section is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, to the extent permitted by law, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights.  The rights conferred on any person by this Section shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article V, Section E; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article V, Section E.

(f) Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity.

3.  Amendment or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Article V, Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL and subject to the rights of the holders of Series A Preferred Stock as set forth in Article IV, Section C.5(c)(iii), the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation (“Bylaws”).

ARTICLE VI

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

Subject to the rights of the holders of any series of Series Preferred Stock and the rights of the holders of Series A Preferred Stock and except as provided in Article VI, Section B, stockholder action may be taken only at an annual or special meeting. Except as otherwise provided in a Series Preferred Stock Designation with respect to any series of Series Preferred Stock or unless otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, (i) the holders of the Series B Common Stock may take action by written consent for purposes of consenting to (x) any Share Distribution pursuant to Article IV, Section B.4(c) of this Certificate, (y) the issuance of shares of Series B Common Stock other than in a Permitted Series B Issuance, and/or (z) any amendment, alteration, repeal, addition or insertion of any provision of this Certificate for which a Series B Consent is required in accordance with Article VII of this Certificate, (ii) holders of Convertible Preferred Stock may take action by written consent as set forth in Article IV, Section C.5(d), and (iii) holders of any series of Series Preferred Stock may take action by written consent to the extent provided in a Series Preferred Stock Designation with respect to such series.

ARTICLE VII

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

Subject to the rights of the holders of any series of Series Preferred Stock and the rights of the holders of Series A Preferred Stock as set forth in Article IV, Section C.5(c), the affirmative vote of the holders of at least 80% of the total voting power of the then outstanding Voting Securities, voting together as a single class at a meeting specifically called for such purpose, shall be required in order for the Corporation to take any action to authorize:

(a) the amendment, alteration or repeal of any provision of this Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (a) shall not apply to any such amendment, alteration, repeal, addition or insertion (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation’s stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved; provided, further that, notwithstanding the foregoing, so long as any shares of Series B Common Stock are issued and outstanding, unless the Corporation shall have obtained the Series B Consent with respect to such amendment, alteration, repeal, addition or insertion, (x) the Corporation will not amend, alter or repeal the provisions of this clause (a), the second full paragraph of Article IV or any provisions of Article IV, Section B of this Certificate and (y) the Corporation will not amend, alter or repeal any provision of this Certificate or add to or insert any provision in this Certificate if (1) such amendment, alteration, repeal, addition or insertion would result, directly or indirectly, in the reclassification or recapitalization of the then outstanding shares of Common Stock into securities of the Corporation or any other Person (or securities convertible into or exchangeable for, or which evidence the right to purchase, securities of the Corporation or any other Person) and (2) the securities to be held or received by the holders of Series B Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would have no voting power, or would have Per Share Voting Power of less than ten times the Per Share Voting Power of the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received as a result of such reclassification or recapitalization by the holders of shares of Series A Common Stock, (or, if there are two or more other series of Common Stock then outstanding, that series of Common Stock holding or receiving, as a result of such reclassification or recapitalization, securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) having the next highest Per Share Voting Power relative to the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received by the holders of Series B Common Stock), or (3) the securities to be held or received by the holders of Series C Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would be entitled to vote with respect to matters upon which securities holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Series C Common Stock are entitled to vote upon matters as provided in this Certificate);

(b) the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Article V, Section F of this Certificate;

(c) the merger or consolidation of this Corporation with or into any other Person or any other business combination involving the Corporation; provided, however, that this clause (c) shall not apply to any such merger or consolidation (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation’s stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved;

(d) the sale, lease or exchange of all, or substantially all, of the assets of the Corporation; provided, however, that this clause (d) shall not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

(e) the dissolution of the Corporation; provided, however, that this clause (e) shall not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article VII, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

CERTAIN BUSINESS OPPORTUNITIES

1.  Certain Acknowledgements; Definitions.  In recognition and anticipation that (a) directors and officers of the Corporation and its Subsidiaries may serve as directors, officers and employees of any other corporation, company, partnership, association, firm or other entity (“Other Entity”), (b) the Corporation and its Affiliates, directly or indirectly, may engage and are expected to continue to engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation and its Affiliates may have an interest in the same areas of business opportunity as any Other Entity, (d) the Corporation and its Affiliates may engage in material business transactions with any Other Entity and its Affiliates, including (without limitation) receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Affiliates may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation and its Subsidiaries, and the duties of any directors or officers of the Corporation or any of its Subsidiaries (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated in respect of (x) any transactions between the Corporation and its Affiliates, on the one hand, and such Other Entity and its Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers and directors or the Corporation and its Subsidiaries, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Affiliates, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers and employees of such Other Entity, the provisions of this Article IX shall, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its Subsidiaries in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article IX. References in this Article IX to “directors,” “officers” or “employees” of any Person shall be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2.  Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.  If a director or officer of the Corporation or any Subsidiary of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Affiliates (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), such director or officer shall, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), and such director or officer will not be liable to the Corporation or any of its Subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto, unless both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any Subsidiary of the Corporation is then directly engaged.

3.  Amendment of Article IX.  No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article IX shall have any effect upon (a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before such time or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after such time, (b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before such time, (c) the allocation of any business opportunity between the Corporation or an Affiliate thereof and any Other Entity before such time, or (d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before such time.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this [     ] day of [          ], 2008.

DISCOVERY COMMUNICATIONS, INC.

By:
Name:
Title:

Appendix E

FORM OF
BY-LAWS
OF
DISCOVERY COMMUNICATIONS, INC.

A Delaware Corporation
(the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.1  Annual Meeting.

An annual meeting of stockholders for the purpose of electing directors and of transacting any other business properly brought before the meeting pursuant to these Bylaws shall be held each year at such date, time and place, either within or without the State of Delaware or, if so determined by the Board of Directors in its sole discretion, at no place (but rather by means of remote communication), as may be specified by the Board of Directors in the notice of meeting.

Section 1.2  Special Meetings.

Except as otherwise provided in the terms of any series of preferred stock or unless otherwise provided by law or by the Corporation’s Certificate of Incorporation, special meetings of stockholders of the Corporation, for the transaction of such business as may properly come before the meeting, may be called by the Secretary of the Corporation only at the request of not less than 75% of the members of the Board of Directors then in office. Only such business may be transacted as is specified in the notice of the special meeting. The Board of Directors shall have the sole power to determine the time, date and place, either within or without the State of Delaware, for any special meeting of stockholders. Following such determination, it shall be the duty of the Secretary to cause notice to be given to the stockholders entitled to vote at such meeting that a meeting will be held at the time, date and place and in accordance with the record date determined by the Board of Directors.

Section 1.3  Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by the laws of the State of Delaware, not be more than sixty (60) nor less than ten (10) days before the date of such meeting, and (ii) in the case of any other lawful action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed by the Board of Directors: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.4  Notice of Meetings.

Notice of all stockholders meetings, stating the place, if any, date and hour thereof; the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the place within the city, other municipality or community or electronic network at which the list of stockholders may be examined; and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered in accordance with applicable law and applicable stock exchange rules and regulations by the Chairman of the Board, the President, any Vice President, the Secretary or an Assistant Secretary, to each stockholder entitled to vote thereat at least ten (10) days but not more than sixty (60) days before the date of the meeting, unless a different period is prescribed by law, or the lapse of the prescribed period of time shall have been waived. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to such stockholder’s address as it appears on the records of the Corporation.

Section 1.5  Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.  (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.5 is delivered to the Secretary of the Corporation, who (x) in the case of nominations of persons for election to the Board of Directors, was a holder of record as of such date of shares of the class or series of capital stock of the Corporation entitled to vote upon such election, and (y) in the case of all other matters, was a holder of record as of such date of shares of the class or series of capital stock of the Corporation entitled to vote on such matter, and, in each case, who complies with the notice procedures set forth in this Section 1.5.

(2) In addition to any other requirements under applicable law and the Corporation’s Certificate of Incorporation, no nomination by any stockholder or stockholders of a person or persons for election to the Board of Directors, and no other proposal by any stockholder or stockholders, shall be considered properly brought before an annual meeting unless the stockholder shall have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business, other than the nominations of persons for election to the Board of Directors, constitutes a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting (or, in the case of the Corporation’s first annual meeting, the preceding year’s annual meeting for Discovery Holding Company (“DHC”)); provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundredth (100th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (x) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (v) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (w) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (x) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote on the matter to which its proposal relates at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (y) a representation (A) whether any such person or such stockholder has received any financial assistance, funding or other consideration from any other person in respect of the nomination (and the details thereof) (a “Stockholder Associated Person”) and (B) whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to the Corporation within the past six months by, or is in effect with respect to, such stockholder, any person to be nominated by such stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder, nominee or any such Stockholder Associated Person, and (z) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the class or series of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements of clauses (a)(2)(ii) and (iii) of this Section 1.5 shall not apply to any proposal made pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act. A proposal to be made pursuant to Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act shall be deemed satisfied if the stockholder making such proposal complies with the provisions of Rule 14a-8 and has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (x) the eligibility of such proposed nominee to serve as a director of the Corporation and (y) whether the nominee would be considered “independent” under the independence requirements set forth in the Corporate Governance Rules of NASDAQ (or the rules and regulations of the principal securities exchange on which the Corporation’s equity securities are then listed) in effect from time to time.

(3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 1.5 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting (or, in the case of the Corporation’s first annual meeting, the preceding year’s annual meeting for DHC), a stockholder’s notice required by this Section 1.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Subject to the rights of the holders of any series of preferred stock, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a holder of record of the class or series of capital stock of the Corporation entitled to vote upon such election at the time the notice provided for in this Section 1.5 is delivered to the Secretary of the Corporation, and who complies with the notice procedures set forth in this Section 1.5. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 1.5 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.5 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.5. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.5 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(iii)(z) of this Section 1.5) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 1.5, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.5, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 1.5, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 1.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5. Nothing in this Section 1.5 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Corporation’s Certificate of Incorporation.

Section 1.6  Quorum.

Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law or in the Corporation’s Certificate of Incorporation or these Bylaws, at any meeting of stockholders, the holders of a majority in total voting power of the outstanding shares of stock entitled to vote at the meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business. Where a separate vote by one or more classes or series of capital stock is required by law or by the Certificate of Incorporation with respect to a particular matter to be presented at any such meeting, a majority in total voting power of the outstanding shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The chairman of the meeting shall have the power and duty to determine whether a quorum is present at any meeting of the stockholders or for any matter to be voted on. Shares of its own stock belonging to the Corporation or to another corporation, if a majority in total voting power of the outstanding shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity. In the absence of a quorum, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 1.7 hereof until a quorum shall be present.

Section 1.7  Adjournment.

Any meeting of stockholders, annual or special, may be adjourned from time to time solely by the chairman of the meeting because of the absence of a quorum or for any other reason and to reconvene at the same or some other time, date and place, if any. Notice need not be given of any such adjourned meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. The chairman of the meeting shall have full power and authority to adjourn a stockholder meeting in his sole discretion even over stockholder opposition to such adjournment. The stockholders present at a meeting shall not have the authority to adjourn the meeting. If the time, date and place, if any, thereof, and the means of remote communication, if any, by which the stockholders and the proxy holders may be deemed to be present and in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken and the adjournment is for less than thirty (30) days, no notice need be given of any such adjourned meeting. If the adjournment is for more than thirty (30) days and the time, date and place, if any, and the means of remote communication, if any, by which the stockholders and the proxy holders may be deemed to be present and in person and vote are not announced at the meeting at which the adjournment is taken, or if after the adjournment a new record date is fixed for the adjourned meeting, then notice shall be given by the Secretary as required for the original meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.8  Organization.

The Chairman of the Board, or in his absence the President, or in their absence any Vice President, shall call to order meetings of stockholders and preside over and act as chairman of such meetings. The Board of Directors or, if the Board fails to act, the stockholders, may appoint any stockholder, director or officer of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board, the President and all Vice Presidents. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board of Directors, the chairman of the meeting shall have the exclusive right to determine the order of business and to prescribe other such rules, regulations and procedures and shall have the authority in his discretion to regulate the conduct of any such meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) rules and procedures for maintaining order at the meeting and the safety of those present; (ii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (iv) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

The Secretary shall act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

Section 1.9  Postponement or Cancellation of Meeting.

Any previously scheduled annual or special meeting of the stockholders may be postponed or canceled by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 1.10  Voting.

Subject to the rights of the holders of any series of preferred stock and except as otherwise provided by law, the Corporation’s Certificate of Incorporation or these Bylaws and except for the election of directors, at any meeting duly called and held at which a quorum is present, the affirmative vote of a majority of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Subject to the rights of the holders of any series of preferred stock to elect a specified number of directors in certain circumstances, at any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors as provided in the Corporation’s Certificate of Incorporation.

Section 1.11  Consent of Stockholders in Lieu of Meeting.  If the Corporation’s Certificate of Incorporation permits the holders of any series of capital stock of the Corporation to act by written consent, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and delivered to the Corporation in the manner set forth in the Certificate of Incorporation.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1  Number and Term of Office.

(a) The governing body of this Corporation shall be a Board of Directors. Subject to any rights of the holders of any series of preferred stock to elect additional directors, the Board of Directors shall be comprised of not less than three (3) members nor more than fifteen (15) members. The Board of Directors of the Corporation as of the Effective Time of the Merger (as defined in the Transaction Agreement (as defined below)) shall be comprised of eleven (11) members, 3 of which are designated Series A Preferred Stock Directors (as defined in the Corporation’s Certificate of Incorporation) and 8 of which are designated Common Stock Directors (as defined in the Corporation’s Certificate of Incorporation), and the members of the Board of Directors as of such time shall be the persons listed on Schedule 2.03(f) to the Transaction Agreement. For purposes of these Bylaws, “Transaction Agreement” means the Transaction Agreement, dated as of June 4, 2008, by and among Discovery Holding Company, the Corporation, DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and, with respect to Section 5.14 thereof only, Advance Publications, Inc. and Newhouse Broadcasting Corporation. Subject to the rights of the holders of any series of preferred stock, the Board of Directors can be increased or decreased by resolution adopted by the affirmative vote of 75% of the members of the Board of Directors then in office; provided that the size of the Board of Directors shall automatically be reduced by one (1) member upon the death, resignation, removal or disqualification of the person who first serves as Chairman of the Board immediately after the Effective Time of the Merger; provided, further that, if the holders of the Series A Preferred Stock (as defined in the Corporation’s Certificate of Incorporation) cease to have the right to elect Series A Preferred Stock Directors, then the number of directors constituting the Board of Directors at such time shall automatically be reduced by the number of Series A Preferred Stock Directors in office immediately prior to such removal. Directors need not be stockholders of the Corporation. The Corporation shall nominate the person(s) holding the offices of Chairman of the Board and President for election as directors at any meeting at which such person(s) are subject to election as directors.

(b) Except as otherwise fixed by the Corporation’s Certificate of Incorporation relating to the rights of the holders of any series of preferred stock to separately elect additional directors, which directors are not required to be classified pursuant to the terms of such series of preferred stock, the Board of Directors immediately after the Effective Time shall be comprised of the Common Stock Directors and the Series A Preferred Stock Directors. The Common Stock Directors shall be divided into three classes: Class I, Class II and Class III. The Series A Preferred Stock Directors shall not be classified pursuant to the terms of such series of preferred stock. Each class of Common Stock Directors shall consist, as nearly as possible, of a number of directors equal to one-third (33 1/3%) of the then authorized number of Common Stock Directors. The Common Stock Directors immediately following the Effective Time of the Merger shall be assigned to the specific classes as provided in Schedule 2.03(f) to the Transaction Agreement. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 2009; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 2010; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders in 2011. At each annual meeting of stockholders of the Corporation the successors of that class of Common Stock Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Common Stock Directors of each class will serve until the earliest to occur of their death, resignation, removal or disqualification or the election and qualification of their respective successors.

Section 2.2  Resignations.

Any director of the Corporation, or any member of any committee, may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board or the President or Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time be not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective unless otherwise stated therein.

Section 2.3  Removal of Directors.

Subject to the rights of the holders of any series of preferred stock, Common Stock Directors may be removed from office only for Cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares entitled to elect the Common Stock Directors, and the Series A Preferred Stock Directors may be removed from office (x) for Cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding shares entitled to vote upon the election of Preferred Stock Directors and Common Stock Directors, voting together as a single class, and (y) without Cause by the holders of a majority of the shares of Series A Preferred Stock outstanding, voting together as a separate class. For the purposes of these Bylaws, “Cause” means (1) commission of an act of fraud, misappropriation, embezzlement or similar conduct against the Corporation, (2) conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Corporation) constituting a felony, or (3) the willful engaging by the director in misconduct that is materially injurious to the Corporation or its subsidiaries, monetarily or otherwise; provided that, for purposes of this subclause (3), no action or failure to act on a director’s part shall be considered “willful” unless done, or omitted to be done, by the director in bad faith and without reasonable belief that such action or omission was in the best interests of the Corporation.

Section 2.4  Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock, any vacancy in the office of a Common Stock Director resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, shall be filled only by the affirmative vote of a majority of Common Stock Directors then in office (even though less than a quorum) or by the sole remaining Common Stock Director. Any Common Stock Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. Any vacancy in the office of a Series A Preferred Stock Director occurring during the period that the Series A Preferred Stock is outstanding shall be filled solely by the written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock below or by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. Except as otherwise provided by the Corporation’s Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding Article I of these Bylaws, in case the entire Board of Directors shall die or resign, the President or Secretary of the Corporation, or any ten (10) stockholders may call and cause notice to be given for a special meeting of stockholders in the same manner that the Chairman of the Board may call such a meeting, and directors for the unexpired terms may be elected at such special meeting.

Section 2.5  Meetings.

The annual meeting of the Board of Directors may be held on such date and at such time and place as the Board of Directors determines. The annual meeting of the Board of Directors may be held immediately following the annual meeting of stockholders, and if so held, no notice of such meeting shall be necessary to the directors in order to hold the meeting legally, provided that a quorum shall be present thereat.

Notice of each regular meeting shall be furnished in writing to each member of the Board of Directors not less than five (5) days in advance of said meeting, unless such notice requirement is waived in writing by each member. No notice need be given of the meeting immediately following an annual meeting of stockholders.

Special meetings of the Board of Directors shall be held at such time and place as shall be designated in the notice of the meeting. Special meetings of the Board of Directors may be called by the Chairman of the Board, and shall be called by the President or Secretary of the Corporation upon the written request of not less than 75% of the members of the Board of Directors then in office.

Section 2.6  Notice of Special Meetings.

The Secretary, or in his absence any other officer of the Corporation, shall give each director notice of the time and place of holding of special meetings of the Board of Directors by mail at least ten (10) days before the meeting, or by facsimile transmission, electronic mail or personal service at least twenty-four (24) hours before the meeting unless such notice requirement is waived in writing by each member. Unless otherwise stated in the notice thereof, any and all business may be transacted at any meeting without specification of such business in the notice.

Section 2.7  Conference Telephone Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of telephone conference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and communicate with each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 2.8  Quorum and Organization of Meetings.

A majority of the total number of members of the Board of Directors as constituted from time to time shall constitute a quorum for the transaction of business, but, if at any meeting of the Board of Directors (whether or not adjourned from a previous meeting) there shall be less than a quorum present, a majority of those present may adjourn the meeting to another time, date and place, and the meeting may be held as adjourned without further notice or waiver. Except as otherwise provided by law, the Corporation’s Certificate of Incorporation or these Bylaws, a majority of the directors present at any meeting at which a quorum is present may decide any question brought before such meeting. Meetings shall be presided over by the Chairman of the Board or in his absence by such other person as the directors may select. The Board of Directors shall keep written minutes of its meetings. The Secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9  Indemnification.

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless any person who is or was made, or threatened to be made, a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprises including non-profit enterprises (an “Other Entity”), against all liabilities and losses, judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Section 2.9. Except as otherwise provided in Section 2.11 hereof, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 2.10  Advancement of Expenses.

The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that, if required by the laws of the State of Delaware, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses. Except as otherwise provided in Section 2.11 hereof, the Corporation shall be required to reimburse or advance expenses incurred by a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized by the Board of Directors.

Section 2.11  Claims.

If a claim for indemnification or advancement of expenses under this Article II is not paid in full within thirty (30) days after a written claim therefor by the person seeking indemnification or reimbursement or advancement of expenses has been received by the Corporation, the person may file suit to recover the unpaid amount of such claim and, if successful, in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the person seeking indemnification or reimbursement or advancement of expenses is not entitled to the requested indemnification, reimbursement or advancement of expenses under applicable law.

Section 2.12  Amendment, Modification or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Article II shall not adversely affect any right or protection hereunder of any person entitled to indemnification under Section 2.9 hereof in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 2.13  Nonexclusivity of Rights.

The rights conferred on any person by this Article II shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 2.14  Other Sources.

The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such Other Entity.

Section 2.15  Other Indemnification and Prepayment of Expenses.

This Article II shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to additional persons when and as authorized by appropriate corporate action.

Section 2.16  Committees of the Board of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee to replace absent or disqualified members at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors passed as aforesaid, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be impressed on all papers that may require it, but no such committee shall have the power or authority of the Board of Directors in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the laws of the State of Delaware to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless otherwise specified in the resolution of the Board of Directors designating a committee, at all meetings of such committee a majority of the total number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

Section 2.17  Directors’ Compensation.

Directors shall receive such compensation for attendance at any meetings of the Board and any expenses incidental to the performance of their duties as the Board of Directors shall determine by resolution. Such compensation may be in addition to any compensation received by the members of the Board of Directors in any other capacity.

Section 2.18  Action Without Meeting.

Nothing contained in these Bylaws shall be deemed to restrict the power of members of the Board of Directors or any committee designated by the Board of Directors to take any action required or permitted to be taken by them at any meeting of the Board of Directors or of any committee thereof, without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the applicable committee.

ARTICLE III

OFFICERS

Section 3.1  Executive Officers.

The Board of Directors shall elect from its own members, at its first meeting after each annual meeting of stockholders, a Chairman of the Board and a President. The Chairman of the Board of Directors and the President of the Corporation immediately following the consummation of the transactions contemplated by the Transaction Agreement shall be the persons specified in Schedule 2.03(f) of the Transaction Agreement. The Board of Directors may also elect such Vice Presidents as in the opinion of the Board of Directors the business of the Corporation requires, a Treasurer and a Secretary, any of whom may or may not be directors. The Board of Directors may also elect, from time to time, such other or additional officers as in its opinion are desirable for the conduct of business of the Corporation. Any person may hold at one time two or more offices; provided, however, that the President shall not hold any other office except that of Chairman of the Board.

Unless otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board at any regular or special meeting.

Section 3.2  Powers and Duties of Officers.

The Chairman will preside over all meetings of the stockholders and the Board of Directors, at which he is present, and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

The President shall have overall responsibility for the management and direction of the business and affairs of the Corporation and shall exercise such powers and duties as customarily pertain to a chief executive officer and the office of the president and such other duties as may be prescribed from time to time by the Board of Directors. He shall be the senior officer of the Corporation and in the absence or disability of the Chairman of the Board, the President shall perform the duties and exercise the powers of the office of Chairman of the Board. The President may sign, execute and deliver, in the name of the Corporation, powers of attorney, contracts, bonds and other obligations.

Vice Presidents shall have such powers and perform such duties as may be assigned to them by the Chairman of the Board, the President, the executive committee, if any, or the Board of Directors. A Vice President may sign and execute contracts and other obligations pertaining to the regular course of his duties which implement policies established by the Board of Directors.

The Treasurer shall be the chief financial officer of the Corporation. Unless the Board of Directors otherwise declares by resolution, the Treasurer shall have general custody of all the funds and securities of the Corporation and general supervision of the collection and disbursement of funds of the Corporation. He shall endorse for collection on behalf of the Corporation checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depository as the Board of Directors may designate. He may sign, with the Chairman of the Board, President or such other person or persons as may be designated for the purpose by the Board of Directors, all bills of exchange or promissory notes of the Corporation. He shall enter or cause to be entered regularly in the books of the Corporation a full and accurate account of all moneys received and paid by him on account of the Corporation, shall at all reasonable times exhibit his books and accounts to any director of the Corporation upon application at the office of the Corporation during business hours and, whenever required by the Board of Directors or the President, shall render a statement of his accounts. He shall perform such other duties as may be prescribed from time to time by the Board of Directors or by these Bylaws. He may be required to give bond for the faithful performance of his duties in such sum and with such surety as shall be approved by the Board of Directors. Any Assistant Treasurer shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors. The Secretary shall cause notice to be given of meetings of stockholders, of the Board of Directors, and of any committee appointed by the Board of Directors. He or she shall have custody of the corporate seal, minutes and records relating to the conduct and acts of the stockholders and Board of Directors, which shall, at all reasonable times, be open to the examination of any director. The Secretary or any Assistant Secretary may certify the record of proceedings of the meetings of the stockholders or of the Board of Directors or resolutions adopted at such meetings, may sign or attest certificates, statements or reports required to be filed with governmental bodies or officials, may sign acknowledgments of instruments, may give notices of meetings and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 3.3  Bank Accounts.

In addition to such bank accounts as may be authorized in the usual manner by resolution of the Board of Directors, the Treasurer, with approval of the Chairman of the Board or the President, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, provided payments from such bank accounts are to be made upon and according to the check of the Corporation, which may be signed jointly or singularly by either the manual or facsimile signature or signatures of such officers or bonded employees of the Corporation as shall be specified in the written instructions of the Treasurer or Assistant Treasurer of the Corporation with the approval of the Chairman of the Board or the President of the Corporation.

Section 3.4  Proxies; Stock Transfers.

Unless otherwise provided in the Corporation’s Certificate of Incorporation or directed by the Board of Directors, the Chairman of the Board or the President or any Vice President or their designees shall have full power and authority on behalf of the Corporation to attend and to vote upon all matters and resolutions at any meeting of stockholders of any corporation in which this Corporation may hold stock, and may exercise on behalf of this Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, whether regular or special, and at all adjournments thereof, and shall have power and authority to execute and deliver proxies and consents on behalf of this Corporation in connection with the exercise by this Corporation of the rights and powers incident to the ownership of such stock, with full power of substitution or revocation.

ARTICLE IV

CAPITAL STOCK

Section 4.1  Shares.

The shares of the Corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by the Chairman of the Board of Directors or the President and by the Secretary or the Treasurer, and sealed with the seal of the Corporation. Such seal may be a facsimile, engraved or printed. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the Delaware General Corporation Law or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights.

Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar had not ceased to hold such position at the time of its issuance.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 4.2  Transfer of Shares.

(a) Upon surrender to the Corporation or the transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled, and the issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

(b) The person in whose name shares of stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.3  Lost Certificates.

The Board of Directors or any transfer agent of the Corporation may direct a new certificate or certificates or uncertificated shares representing stock of the Corporation to be issued in place of any certificate or certificates theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors (or any transfer agent of the Corporation authorized to do so by a resolution of the Board of Directors) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as the Board of Directors (or any transfer agent so authorized) shall direct to indemnify the Corporation and the transfer agent against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificates or uncertificated shares, and such requirement may be general or confined to specific instances.

Section 4.4  Transfer Agent and Registrar.

The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates for shares to bear the manual or facsimile signature or signatures of any of them.

Section 4.5  Regulations.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation and replacement of certificates representing stock of the Corporation or uncertificated shares, which rules and regulations shall comply in all respects with the rules and regulations of the transfer agent.

ARTICLE V

GENERAL PROVISIONS

Section 5.1  Offices.

The Corporation shall maintain a registered office in the State of Delaware as required by the laws of the State of Delaware. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Corporation may require.

Section 5.2  Corporate Seal.

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the words “Corporate Seal” and “Delaware.”

Section 5.3  Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 5.4  Notices and Waivers Thereof.

Whenever any notice is required by the laws of the State of Delaware, the Corporation’s Certificate of Incorporation or these Bylaws to be given to any stockholder, director or officer, such notice, except as otherwise provided by law, may be given personally, or by mail, or, in the case of directors or officers, by electronic mail or facsimile transmission, addressed to such address as appears on the books of the Corporation. Any notice given by electronic mail or facsimile transmission shall be deemed to have been given when it shall have been transmitted and any notice given by mail shall be deemed to have been given three (3) business days after it shall have been deposited in the United States mail with postage thereon prepaid.

Whenever any notice is required to be given by law, the Corporation’s Certificate of Incorporation, or these Bylaws, a written waiver thereof, signed by the person entitled to such notice, whether before or after the meeting or the time stated therein, shall be deemed equivalent in all respects to such notice to the full extent permitted by law.

Section 5.5  Saving Clause.

These Bylaws are subject to the provisions of the Corporation’s Certificate of Incorporation and applicable law. In the event any provision of these Bylaws is inconsistent with the Corporation’s Certificate of Incorporation or the corporate laws of the State of Delaware, such provision shall be invalid to the extent only of such conflict, and such conflict shall not affect the validity of any other provision of these Bylaws.

Section 5.6  Amendments.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to the rights of the holders of any series of preferred stock, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation.

Subject to the rights of the holders of any series of preferred stock, these Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of not less than 80% of the total voting power of the then outstanding capital stock of the Corporation entitled to vote thereon; provided, however, that this paragraph shall not apply to, and no vote of the stockholders of the Corporation shall be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws by the Board of Directors in accordance with the preceding paragraph.

Appendix F

AUDITED FINANCIAL STATEMENTS
OF
ASCENT MEDIA CORPORATION

[TO COME]